As filed with the Securities and Exchange Commission on April 25, 2023

No. 333-265748

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Global Business Travel Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4700 (Primary Standard Industrial Classification Code Number) 666 3rd Avenue, 4th Floor New York, NY 10017 Telephone: (480) 909-1740	98-0598290 (I.R.S. Employer Identification No.)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Eric J. Bock, Esq.

Chief Legal Officer

Global Business Travel Group, Inc.

666 3rd Avenue, 4th Floor

New York, NY 10017

Telephone: (480) 909-1740

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Gregory A Fernicola, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001-8602

Telephone: (212) 735-3000

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the SEC acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On June 21, 2022, the registrant filed a Registration Statement on Form S-1 (Registration No. 333-265748), which was subsequently declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on August 5, 2022 (such registration statement, as amended and/or supplemented, the “Existing Registration Statement”).

This Post-Effective Amendment No. 1 to the Existing Registration Statement is being filed to update the Existing Registration Statement to include information contained in the registrant’s Annual Report on Form 10-K and certain other information in the Existing Registration Statement. No additional securities are being registered under this post-effective amendment. All applicable registration fees were paid at the time of the original filing of the Existing Registration Statement.

On October 12, 2022, we completed an exchange offer and consent solicitation (the “Exchange Offer and Consent Solicitation”) relating to all of our outstanding warrants, consisting of (i) the warrants sold as part of the units issued in Apollo Strategic Growth Capital’s initial public offering (“APSG IPO”) on October 6, 2020 (the “Public Warrants”) and (ii) the warrants sold as part of the units issued in a private placement that occurred simultaneously with the APSG IPO (together with the Public Warrants, the “Warrants”), each whole Warrant exercisable for one share of our Class A common stock, $0.0001 par value per share (“Class A Common Stock”), at an exercise price of $11.50 per share. We issued 10,444,363 shares of Class A Common Stock in exchange for the Warrants tendered in the Exchange Offer and Consent Solicitation.

On October 12, 2022, we entered into an amendment to the warrant agreement governing the Warrants related to the previously completed Exchange Offer and Consent Solicitation (the “Warrant Amendment”). We exercised our right under the Warrant Amendment to acquire and retire all remaining untendered Warrants in exchange for 364,147 shares of Class A Common Stock (the “Warrant Amendment Exchange”) and we settled the Warrant Amendment Exchange on October 31, 2022. As a result of the Exchange Offer and Consent Solicitation and the Warrant Amendment Exchange, no Warrants remain outstanding.

On January 26, 2023, we completed an exchange offer (the “MIP Option Exchange”) relating to certain of our outstanding stock options (the “GBTG MIP Options”). As a result of the MIP Option Exchange, 12,788,639 GBTG MIP Options were either cancelled or exercised.

STATEMENT PURSUANT TO RULE 429

The registrant is filing a single prospectus in this registration statement pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”). The prospectus is a combined prospectus relating to (i) the resale by certain of the selling securityholders of up to 466,649,054 shares of Class A Common Stock, all of which are being registered hereunder and (ii) the issuance by us of 21,402,684 shares of Class A Common Stock underlying GBTG MIP Options, registered under Form S-4 (File No. 333-261820), originally filed with the Securities and Exchange Commission (the “SEC”) on December 21, 2021 and subsequently declared effective (the registration statement referenced in the preceding clause (ii), as amended and/or supplemented, the “Prior Registration Statement”). Pursuant to Rule 429 under the Securities Act, this registration statement on Form S-1 upon effectiveness will serve as a post-effective amendment to the Prior Registration Statement. Such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of, and Rule 429 under, the Securities Act.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 25, 2023

PRELIMINARY PROSPECTUS

GLOBAL BUSINESS TRAVEL GROUP, INC.

ISSUANCE OF UP TO 21,402,684 SHARES OF CLASS A COMMON STOCK

AND

RESALE OF UP TO 466,649,054 SHARES OF CLASS A COMMON STOCK

BY THE SELLING SECURITYHOLDERS

This prospectus relates to the issuance by us of up to 21,402,684 shares of Class A Common Stock issuable upon the exercise of GBTG MIP Options with an exercise price ranging from $5.74 to $14.58, with each GBTG MIP Option exercisable for one share of Class A Common Stock.

This prospectus also relates to the resale by the selling securityholders named in this prospectus, or the Selling Securityholders, of up to 466,649,054 shares of Class A Common Stock, which consists of (i) 394,448,481 shares of Class A Common Stock issuable upon the exchange of GBT JerseyCo B Ordinary Shares (with automatic surrender for cancellation of an equal number of shares of Class B Common Stock) held by the Continuing JerseyCo Owners originally, which they received in exchange for their GBT JerseyCo shares pursuant to the Business Combination Agreement, with each GBT JerseyCo B Ordinary Share exchangeable for one share of Class A Common Stock; (ii) 14,435,817 shares of Class A Common Stock issuable upon the conversion of “earnout” shares held by the Continuing JerseyCo Owners and certain of our officers and directors (and, in the case of the Continuing JerseyCo Owners, upon the subsequent exchange of GBT JerseyCo B Ordinary Shares (with automatic surrender for cancellation of an equal number of shares of Class B Common Stock) into which such “earnout” shares will convert) issued pursuant to the Business Combination Agreement, to such holders, as holders of GBT JerseyCo shares, without the payment of any additional purchase price, with each “earnout” share convertible into one share of Class A Common Stock; (iii) 5,644,506 shares of Class A Common Stock issuable upon the exercise of GBTG MIP Options held by certain of our officers and directors with an exercise price ranging from $5.74 to $14.58, with each GBTG MIP Option exercisable for one share of Class A Common Stock; (iv) 31,700,000 shares of Class A Common Stock issued in the PIPE Investment originally issued at a price of $10.00 per share; and (v) 20,420,250 converted Founder Shares originally issued at a price of $0.00087 per share.

We believe the likelihood that GBTG MIP Option holders will exercise their GBTG MIP Options, and therefore the amount of cash proceeds that we would receive is, among other things, dependent upon the market price of our Class A Common Stock. If the market price for our Class A Common Stock is less than the applicable exercise price ($5.74 to $14.58 for the GBTG MIP Options), we believe such holders will be unlikely to exercise their GBTG MIP Options. For additional information, see “Risk Factors —Risks Relating to Ownership of the Class A Common Stock.”

See “Selected Definitions” below for certain defined terms used in this prospectus.

We are registering the resale of the shares of Class A Common Stock pursuant to the Registration Rights Agreement and the PIPE Subscription Agreements. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Class A Common Stock. Subject to the terms of the applicable agreements, the Selling Securityholders may offer, sell or distribute all or a portion of their shares of Class A Common Stock publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholders may sell the shares of Class A Common Stock in the section entitled “Plan of Distribution.”

We will receive the proceeds from any exercise of GBTG MIP Options for cash, but not from the resale of the shares of Class A Common Stock by the Selling Securityholders. To the extent that the GBTG MIP Options are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the GBTG MIP Options will decrease.

We will bear all costs, expenses and fees in connection with the registration of the shares of Class A Common Stock. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of Class A Common Stock.

Our Class A Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “GBTG”. On April 21, 2023, the last reported sale price for our Class A Common Stock as reported on the NYSE was $6.63 per share.

The shares of Class A Common Stock being registered for resale in this prospectus represent a substantial percentage of our public float and of our outstanding shares of Class A Common Stock. The shares being registered in this prospectus (which include shares issuable upon exercise, conversion or exchange of other securities) exceed the total number of outstanding shares of Class A Common Stock (69,912,660 shares of Class A Common Stock outstanding as of April 21, 2023). In addition, the securities beneficially owned by Continuing JerseyCo Owners, holders of GBTG MIP Options and holders of GBT MIP Shares represent over 80% of the total outstanding shares of Class A Common Stock, and these holders will have the ability to sell all of their shares pursuant to the registration statement of which this prospectus forms a part so long as it is available for use. The sale of the securities being registered in this prospectus therefore could result in a significant decline in the public trading price of Class A Common Stock.

In addition, some of the shares being registered for resale were or may be acquired by the Selling Securityholders for no consideration or purchased for prices considerably below the current market price of the Class A Common Stock. Even though the current market price is significantly below the price at the time of the APSG IPO, certain Selling Securityholders have an incentive to sell because they will still profit on sales due to the lower price at which they acquired their shares as compared to the public investors. In particular, the Sponsor, the Continuing JerseyCo Owners and certain of our officers and directors may experience a positive rate of return on the securities they purchased due to the differences in the purchase prices described above, to the extent they acquired such securities for less than the relevant trading price, and the public securityholders may not experience a similar rate of return on the securities they purchased due to the differences in the purchase prices described above. Based on the last reported sale price of Class A Common Stock referenced above, shares acquired for less than such last reported sale price (including (i) shares issuable upon the exchange of GBT JerseyCo B Ordinary Shares, (ii) shares issuable upon the conversion of “earnout” shares, and (iii) the converted Founder Shares) the Selling Securityholders may experience potential profit up to $6.63 per share.

Investing in our securities involves a high degree of risk. You should carefully read the discussion in “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated , 2023

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or in any applicable prospectus supplement prepared by us or on our behalf. Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders hereunder may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described in the section entitled under “Where You Can Find More Information.”

Unless the context otherwise requires, the “Company,” “GBT,” “our,” “we” or “us” refers to GBTG and its consolidated subsidiaries following the consummation of the Business Combination, other than certain historical information which refers to the business of GBT JerseyCo and its consolidated subsidiaries prior to the consummation of the Business Combination. Unless the context otherwise requires, references to “APSG” refers to Apollo Strategic Growth Capital, a blank check company incorporated as a Cayman Islands exempted company, prior to the Closing, references to “GBT JerseyCo” refers to GBT JerseyCo Limited, a company limited by shares incorporated under the laws of Jersey, prior to the Closing, and references to “GBTG” refers to Global Business Travel Group, Inc., a Delaware corporation.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This prospectus contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or ℠ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks, trade names and service marks. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

MARKET, INDUSTRY AND OTHER DATA

Market, industry and other data used in this prospectus have been obtained from independent industry sources and publications, including the following:

●	Global Business Travel Association (“GBTA BTI Outlook Annual Global Report & Forecast: Prospects for Global Business Travel 2020-2024,” January 2021, Global Business Travel Association);
●	World Travel & Tourism Council (“Travel & Tourism: Economic Impact 2021,” April 2021, World Travel & Tourism Council);
●	Travel Weekly (“2022 Power List,” June 2022, Travel Weekly);
●	Business Travel News (“2022 Corporate Travel 100,” September 2022, Business Travel News);
●	Skift Research (“The Travel Industry Turned Upside Down,” September 2020, Skift Research in Partnership With McKinsey & Company);
●	The American Lawyer (“The 2021 Am Law 100: Ranked by Gross Revenue,” April 2021, The American Lawyer); and
●	Fortune 500® (“Fortune 500,” 2022, FORTUNE and “100 Best Companies to Work For,” 2022, FORTUNE).

Market and industry data, statistics and forecasts used throughout this prospectus are based on publicly available information, industry publications and surveys, reports by market research firms and our estimates based on our management’s knowledge of, and experience in, the travel industry and customer segments in which we compete. Third-party industry publications and forecasts generally state that the information contained therein has been obtained from sources generally believed to be reliable. In addition, certain information contained in this prospectus, including information relating to the proportion of new opportunities we pursue, represents our management’s estimates. While we believe our internal estimates to be reasonable, and we are not aware of any misstatements regarding the industry data presented herein, they have not been verified by any independent sources. Such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the captions “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

SELECTED DEFINITIONS

When used in this prospectus, unless otherwise stated or the context otherwise requires:

●	“2020 Executive LTIP” refers to the 2020 Executive Long-Term Cash Incentive Award Plan.
●	“2021 Executive LTIP” refers to the 2021 Executive Long-Term Cash Incentive Award Plan.
●	“2022 Plan” refers to the Global Business Travel Group, Inc. 2022 Equity Incentive Plan.
●	“Adjusted EBITDA” refers to net income (loss) before interest income, interest expense, gain (loss) on early extinguishment of debt, benefit from (provision for) income taxes, depreciation and amortization and as further adjusted to exclude costs that our management believes are non-core to our underlying business, consisting of restructuring costs, integration costs, costs related to mergers and acquisitions, non-cash equity-based compensation, long-term incentive plan costs, certain corporate costs, fair value movements on earnouts and warrants derivative liabilities, foreign currency gains (losses), non-service components of net periodic pension benefit (costs) and gains (losses) on disposal of businesses.
●	“Adjusted EBITDA Margin” refers to Adjusted EBITDA divided by revenue.
●	“Adjusted Operating Expenses” refers to total operating expenses excluding depreciation and amortization and costs that our management believes are non-core to our underlying business, consisting of restructuring costs, integration costs, costs related to mergers and acquisitions, non-cash equity-based compensation, long-term incentive plan costs and certain corporate costs.
●	“Amended & Restated GBT MIP” refers to the GBT JerseyCo Limited Amended and Restated Management Incentive Plan, effective as of December 2, 2021.
●	“American Express” refers to American Express Company and its consolidated subsidiaries.
●	“Amex HoldCo.” refers to American Express Travel Holdings Netherlands Coöperatief U.A.
●	“Apollo” refers to Apollo Global Management, Inc., together with its consolidated subsidiaries.
●	“APSG” refers, prior to the Domestication and the Closing, to Apollo Strategic Growth Capital, a blank check company incorporated as a Cayman Islands exempted company.
●	“APSG Class A Ordinary Shares” refers to Class A ordinary shares, par value $0.00005 per share, of APSG prior to the Domestication and the Closing.
●	“APSG Class B Ordinary Shares” refers to the Class B ordinary shares, par value $0.00005 per share, of APSG prior to the Domestication and the Closing.
●	“APSG IPO” refers to APSG’s initial public offering on October 6, 2020.
●	“APSG Shareholders” refers to the holders of APSG Class A Ordinary Shares and holders of APSG Class B Ordinary Shares prior to Domestication and the Closing.
●	“B2B” refers to business-to-business.
●	“B2B travel” refers to travel for business purposes that is purchased and fulfilled through a company-sponsored and managed channel.
●	“B2C” refers to channels or platforms used by consumers to book and fulfill travel, including directly with suppliers or through intermediaries such as online travel agencies. B2C may include business travelers who purchase travel outside of a company-sponsored and managed channel, or whose companies does not have such a channel.
●	“BHC Act” refers to the Bank Holding Company Act of 1956, as amended.
●	“Board” refers to the board of directors of GBTG.
●	“Business Combination” refers to the transactions contemplated by the Business Combination Agreement.
●	“Business Combination Agreement” refers to the Business Combination Agreement, dated as of December 2, 2021 (as the same has been amended, modified, supplemented or waived from time to time in accordance with its terms), by and between GBTG (formerly known as Apollo Strategic Growth Capital) and GBT JerseyCo.

●	“Bylaws” refers to the Bylaws of GBTG.
●	“CAGR” refers to a compound annual growth rate.
●	“Certares” refers to Certares Management LLC.
●	“Certificate of Incorporation” refers, collectively, to the Certificate of Incorporation of GBTG, the Certificate of Designations for the Class A-1 Preferred Stock and the Certificate of Designations for the Class B-1 Preferred Stock.
●	“Class A Common Stock” refers to the Class A common stock, par value $0.0001 per share, of GBTG.
●	“Class A Stock” refers to (a) if no shares of Class A-1 Preferred Stock or Class B-1 Preferred Stock have been issued pursuant to and in accordance with the Shareholders Agreement, Class A Common Stock, and (b) if any shares of Class A-1 Preferred Stock or Class B-1 Preferred Stock have been so issued, (i) Class A Common Stock or Class A-1 Preferred Stock and (ii) where the context requires, Class A Common Stock and Class A-1 Preferred Stock, collectively.
●	“Class B Common Stock” refers to the Class B common stock, par value $0.0001 per share, of GBTG.
●	“Class B Stock” refers to (a) if no shares of Class A-1 Preferred Stock or Class B-1 Preferred Stock have been issued pursuant to and in accordance with the Shareholders Agreement, Class B Common Stock, and (b) if any shares of Class A-1 Preferred Stock or Class B-1 Preferred Stock have been so issued, (i) Class B Common Stock or Class B-1 Preferred Stock and (ii) where the context requires, Class B Common Stock and Class B-1 Preferred Stock, collectively.
●	“Closing” refers to the consummation of the transactions contemplated by the Business Combination.
●	“Closing Date” refers to May 27, 2022, the date of the closing of the Business Combination.
●	“Code” refers to the U.S. Internal Revenue Code of 1986, as amended.
●	“Common Stock” refers to Class A Common Stock and Class B Common Stock.
●	“Company,” “GBT,” “our,” “we” or “us” refers to GBTG and its consolidated subsidiaries following the consummation of the Business Combination, other than certain historical information which refers to the business of GBT JerseyCo Limited and its consolidated subsidiaries prior to the consummation of the Business Combination.
●	“Continuing JerseyCo Owners” refers to Amex HoldCo., Juweel and Expedia, which hold GBT JerseyCo B Ordinary Shares, shares of Class B Common Stock and “earnout” shares following the Closing.
●	“DGCL” refers to the Delaware General Corporation Law, as amended.
●	“dollars” or “$” refers to U.S. dollars.
●	“Domestication” refers to the domestication of APSG as a Delaware corporation, with the APSG shares becoming shares of Common Stock of GBTG under the applicable provisions of the Cayman Islands Companies Act (2021 Revision) of the Cayman Islands as the same may be amended from time to time and the DGCL.
●	“EBITDA” refers to net income (loss) before interest income, interest expense, gain (loss) on early extinguishment of debt, benefit from (provision for) income taxes and depreciation and amortization.
●	“Egencia” refers to the business acquired in the Egencia Acquisition.
●	“Egencia Acquisition” refers to GBT JerseyCo’s acquisition of the Egencia business from Expedia pursuant to the Egencia Equity Contribution Agreement.

v

●	“Egencia Equity Contribution Agreement” refers to the Equity Contribution Agreement, dated as of August 11, 2021, by and among Expedia, Inc., GBT JerseyCo and Juweel, in connection with the Egencia Acquisition.
●	“Equity Commitment Letters” refers to the equity commitment letters entered into by Juweel and Amex HoldCo. with GBT JerseyCo, each dated as of August 25, 2020, and each as amended on January 20, 2021. Such equity commitment letters, and the then-remaining commitments thereunder, were terminated at Closing.
●	“ESPP” refers to the Global Business Travel Group, Inc. Employee Stock Purchase Plan.
●	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.
●	“Exchange Agreement” refers to the Exchange Agreement, dated May 27, 2022, by and among GBTG, GBT JerseyCo and each holder of GBT JerseyCo B Ordinary Shares from time to time party thereto.
●	“Exchange Committee” refers to a committee of the Board comprising solely of independent directors not nominated by a Continuing JerseyCo Owner who are disinterested with respect to any particular exchange under the Exchange Agreement. The Exchange Committee may be (and the term “Exchange Committee” shall be construed to include) either (a) a standalone committee of the Board or (b) the Audit and Finance Committee of the Board or another committee of the Board that meets the requirements specified in this definition, for so long as the Board has delegated the functions of the Exchange Committee to the Audit and Finance Committee or such other committee, as applicable; provided that, if (i) the Exchange Committee is a standalone committee of the Board, no nominee of a Continuing JerseyCo Owner may be a member of the Exchange Committee, and (ii) the Board has delegated the functions of the Exchange Committee to the Audit and Finance Committee and the members of the Audit and Finance Committee include one or more nominees of a Continuing JerseyCo Owner, then each such nominee of must recuse himself or herself from any and all business of such committee concerning an exchange.
●	“Expedia” refers to EG Corporate Travel Holdings LLC, a Delaware limited liability company.
●	“Founder Shares” refers to the 20,420,250 APSG Class B Ordinary Shares held in the aggregate by the Sponsor and the Insiders, which were converted into shares of our Class A Common Stock at the Closing.
●	“Free Cash Flow” refers to net cash from (used in) operating activities, less cash used for additions to property and equipment.
●	“GAAP” refers to United States generally accepted accounting principles, consistently applied.
●	“GBTG” refers to Global Business Travel Group, Inc., a Delaware corporation.
●	“GBT JerseyCo” refers to GBT JerseyCo Limited, a company limited by shares incorporated under the laws of Jersey, prior to the Closing.
●	“GBT JerseyCo A Ordinary Shares” refers to voting redeemable shares of GBT JerseyCo, designated as “A Ordinary Shares” in the GBT JerseyCo Amended and Restated M&A with a nominal value of €0.00001.
●	“GBT JerseyCo Amended and Restated M&A” refers to the Fourth Amended & Restated Memorandum of Association of GBT JerseyCo and the Third Amended & Restated GBT JerseyCo Articles of Association.
●	“GBT JerseyCo B Ordinary Shares” refers to non-voting redeemable shares of GBT JerseyCo, designated as “B Ordinary Shares” in the GBT JerseyCo Amended and Restated M&A with a nominal value of €0.00001.
●	“GBT JerseyCo C Ordinary Shares” or “earnout shares” refers to non-voting redeemable shares of GBT JerseyCo, designated as “C Ordinary Shares” in the GBT JerseyCo Amended and Restated M&A with a nominal value of €0.00001.
●	“GBT JerseyCo Capital Stock” refers to the GBT JerseyCo A Ordinary Shares, GBT JerseyCo B Ordinary Shares, GBT JerseyCo C Ordinary Shares and the GBT JerseyCo Z Ordinary Share.

●	“GBT JerseyCo Z Ordinary Share” refers to non-voting non-redeemable shares of GBT JerseyCo, designated as the “Z Ordinary Share” in the GBT JerseyCo Amended and Restated M&A with a nominal value of €0.00001.
●	“GBT Legacy MIP Option” refers to an option to purchase GBT MIP Shares that were granted prior to 2021.
●	“GBT MIP Option” refers to an option to purchase GBT MIP Shares granted under the Amended & Restated GBT MIP (or any predecessor plan), including GBT Legacy MIP Options.
●	“GBT MIP Shares” refers to the MIP Shares (as such term is defined in GBT JerseyCo’s memorandum of association and articles of association) of €0.00001 each of GBT JerseyCo, issuable in respect of GBT MIP Options.
●	“GBT Partner Solutions” refers to GBT’s program, whereby participating travel agencies can benefit from, among other things, GBT’s global supplier network, long-standing relationships with suppliers and access to GBT’s products, services, and technology.
●	“GBT Supply MarketPlace” refers to our proprietary capability to source, distribute and manage travel and travel-related content to travelers, clients and Network Partners, through both GBT and third-party technology, as well as GBT’s supplier content and management processes and expertise.
●	“GBT UK” refers to GBT Travel Services UK Limited, our wholly owned indirect subsidiary.
●	“GBTG MIP” refers to the Global Business Travel Group Management Incentive Plan.
●	“GBTG MIP Option” or “Options” refers to an option relating to shares of Class A Common Stock upon substantially the same terms and conditions as are in effect with respect to the GBT MIP Option immediately prior to the Closing from which such GBTG MIP Option was converted in connection with the Business Combination.
●	“GDPR” refers to the European General Data Protection Regulation, which took effect on May 25, 2018.
●	“GDS” refers to the three major global distribution systems (Amadeus, Sabre and Travelport, inclusive of their constituent GDS) used by GBT as a source for air and other travel content. Global Distribution Systems are common technology infrastructure used by airlines and some other travel suppliers to distribute their content to Points of Sale (“POS”).
●	“HRG Pension Scheme” refers to the defined benefit scheme for certain of associates and retirees of GBT and its affiliates in the United Kingdom (“UK”).
●	“Insiders” refers to Jennifer Fleiss, Mitch Garber and James H. Simmons III.
●	“Juweel” refers to Juweel Investors (SPC) Limited, an exempted segregated portfolio company with limited liability incorporated under the laws of the Cayman Islands, successor-in-interest to Juweel Investors Limited, a company incorporated as an exempted company with limited liability under the laws of the Cayman Islands.
●	“Net Debt” refers to total debt outstanding consisting of current and non-current portion of long-term debt (defined as debt (excluding lease liabilities) with original contractual maturity dates of one year or greater), net of unamortized debt discount and unamortized debt issuance costs, minus cash and cash equivalents.
●	“Network Partners” refers to third-party travel management companies (“TMCs”) and independent advisors that are clients of GBT Partner Solutions who, through GBT Partner Solutions, can access GBT’s technology platform and content or, in the case of our TPN, benefit from our client referrals and management network.
●	“NYSE” refers to the New York Stock Exchange.
●	“Ovation” refers to Ovation Travel, LLC, GBT’s subsidiary, and includes the Ovation, Ovation Vacations and Lawyers Travel brands.

●	“PIPE Investment” refers to the private placement pursuant to which PIPE Investors subscribed for an aggregate of 32,350,000 newly-issued shares of Class A Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of $323.5 million pursuant to the PIPE Subscription Agreements, which was completed at the Closing.
●	“PIPE Investors” refers to the investors that signed PIPE Subscription Agreements and funded their committed amounts.
●	“PIPE Securities” refers to the shares of Class A Common Stock sold to the PIPE Investors pursuant to the PIPE Subscription Agreements.
●	“PIPE Subscription Agreements” refers to the subscription agreements, dated as of December 2, 2021, by and between APSG and the PIPE Investors, pursuant to which the PIPE Investment was consummated.
●	“Private Placement Warrants” refers to the warrants that were initially issued to the Sponsor in a private placement simultaneously with the closing of the APSG IPO.
●	“Public Warrants” refers to the redeemable warrants underlying the units that were initially offered and sold by APSG as part of the APSG IPO.
●	“Registration Rights Agreement” refers to the Amended and Restated Registration Rights Agreement, dated as of May 27, 2022, between GBTG, the Sponsor, the Insiders and the Continuing JerseyCo Owners, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.
●	“Rule 144” refers to Rule 144 under the Securities Act.
●	“S&P” refers to the rating agency, Standard & Poor’s.
●	“SEC” refers to the U.S. Securities and Exchange Commission.
●	“Securities Act” refers to the Securities Act of 1933, as amended.
●	“Senior Secured Credit Agreement” refers to that certain senior secured credit agreement, dated as of August 13, 2018, by and among GBT Group Services B.V., as borrower, GBT III B.V., as the original parent guarantor, the other loan parties from time to time party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent and as collateral agent, and the lenders and letter of credit issuers from time to time party thereto, as amended from time to time.
●	“Senior Secured Initial Term Loans” refers to the $250 million initial senior secured term loan facility that was obtained under the Senior Secured Credit Agreement on August 13, 2018.
●	“Senior Secured New Tranche B-3 Term Loan Facilities” refers to the $1,000 million new tranche B-3 senior secured term loan facilities that were established under the Senior Secured Credit Agreement on December 16, 2021.
●	“Senior Secured New Tranche B-4 Term Loan Facility” refers to the $135 million new tranche B-4 senior secured term loan facility that was established under the Senior Secured Credit Agreement on January 25, 2023.
●	“Senior Secured Prior Tranche B-1 Term Loans” refers to the $400 million tranche B-1 senior secured incremental term loan facility that was obtained under the Senior Secured Credit Agreement on September 4, 2020, which facility was subsequently refinanced and repaid in full on December 16, 2021
●	“Senior Secured Prior Tranche B-2 Term Loan Facility” refers to the $200 million tranche B-2 senior secured delayed draw incremental term loan facility that was established under the Senior Secured Credit Agreement on January 20, 2021, which facility was subsequently refinanced and repaid in full, and the remaining unused commitments thereunder terminated, on December 16, 2021.
●	“Senior Secured Revolving Credit Facility” refers to the $50 million senior secured revolving credit facility under the Senior Secured Credit Agreement.

●	“Shareholders Agreement” refers to the Shareholders Agreement, dated May 27, 2022, between GBTG, GBT JerseyCo, Amex HoldCo., Juweel and Expedia, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.
●	“SME” or “SME clients” refer to clients GBT considers small-to-medium-sized enterprises, which GBT generally defines as having an expected annual spend on air travel of less than $20 million. This criterion can vary by country and client needs.
●	“Sponsor” refers to APSG Sponsor, L.P., a Cayman Islands exempted limited partnership.
●	“Sponsor Side Letter” refers to the letter agreement, dated as of December 2, 2021, by and among the Sponsor, the Insiders, APSG and GBT JerseyCo, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.
●	“Sponsor Side Letter Vesting Period” refers to the five years following the Closing.
●	“Total New Wins Value” is calculated using expected annual average Total Transaction Value over the contract term from all new client wins over the last twelve months, based on current recovery levels.
●	“Total Transaction Value” or “TTV” refers to the sum of the total price paid by travelers for air, hotel, rail, car rental and cruise bookings, including taxes and other charges applied by suppliers at point of sale, less cancellations and refunds.
●	“TPN” refers to GBT’s Travel Partner Network, consisting of third-party travel management companies, through which GBT services clients globally. All TPNs are Network Partners.
●	“Transaction Growth (Decline)” refers to year-over-year growth (or decline) as a percentage of the total transactions, including air, hotel, car rental, rail or other travel-related transactions, recorded at the time of booking, and is calculated on a gross basis to include cancellations, refunds and exchanges.
●	“Transactions” refers the completion of the Business Combination and the other transactions contemplated by the Business Combination Agreement.
●	“Transfer Agent” refers to Continental Stock Transfer & Trust Company.
●	“Treasury Regulations” refers to the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.
●	“Trust Account” refers to the trust account of APSG, which held the net proceeds from the APSG IPO and certain of the proceeds from the sale of the Private Placement Warrants, together with interest earned thereon, less amounts released to pay taxes.
●	“UK Data Protection Act” refers to the Data Protection Act the UK implemented, effective in May 2018 and statutorily amended in 2019.
●	“UK GDPR” refers to the UK-only adaption of the GDPR, which took effect on January 1, 2021.
●	“VWAP” refers to dollar volume-weighted average price.
●	“Warrants” refers to the Public Warrants and the Private Placement Warrants.

All financial statements presented in this prospectus have been prepared in accordance with GAAP and, unless otherwise noted, are presented in U.S. dollars.

Certain monetary amounts, percentages and other figures included elsewhere in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

This prospectus contains “non-GAAP financial measures” that are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with GAAP. Specifically, we use “EBITDA,” “Adjusted EBITDA,” “Adjusted EBITDA Margin,” “Adjusted Operating Expenses,” “Free Cash Flow” and “Net Debt (Cash)” as non-GAAP financial measures. For a discussion on our use of non-GAAP financial measures and a reconciliation to the most directly comparable GAAP measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Operating and Financial Metrics — Non-GAAP Financial Measures.”

The COVID-19 pandemic severely restricted the level of economic activity around the world and has continued to have an unprecedented effect on the global travel industry, decreasing business travel significantly below 2019 levels. Accordingly, our last year of normalized operations before the COVID-19 pandemic was the year ended December 31, 2019. In various discussions of our business trends and performance, we have excluded a discussion of our performance for the years ended December 31, 2022, 2021 and 2020 in this prospectus because we do not believe those results are indicative of our normal operations and the travel industry more generally due to the unprecedented impact of the COVID-19 pandemic. We believe the historical track record of growth and the emergent recovery of business travel as travel restrictions have been relaxed supports the fundamental growth drivers and long-term growth potential of business travel worldwide in the future. However, the profile, extent and timing of economic and travel recovery and the pace of future growth remains inherently uncertain given the nature of the COVID-19 pandemic and changes to business practices that may become permanent and reduce the need for business travel. There can be no assurance that any emerging growth patterns will continue or that we will replicate our historical growth in the future. For information on the impact of the COVID-19 pandemic on business travel, see “Business — Key Factors Affecting Our Results of Operations — Impact of the COVID-19 Pandemic,” “Business — Recent Performance and COVID-19 Update,” “Management’s Discussion and Analysis of Financial Condition and Result of Operations — Overview — Impact of the COVID-19 Pandemic” and “Risk Factors — Risks Relating to Our Business and Industry.”

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this prospectus are “forward looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and are subject to the safe harbor created thereby under the Private Securities Litigation Reform Act of 1995. Words such as “estimates,” “projected,” “expects,” “estimated,” “anticipates,” “projects,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “would,” “should,” “could,” “future,” “propose,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of the parties, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include:

●	changes to projected financial information or our ability to achieve our anticipated growth rate and execute on industry opportunities;
●	our ability to maintain our existing relationships with customers and suppliers and to compete with existing and new competitors;
●	various conflicts of interest that could arise among us, affiliates and investors;
●	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;
●	factors relating to our business, operations and financial performance, including market conditions and global and economic factors beyond our control;
●	the impact of the COVID-19 pandemic, geopolitical conflicts and related changes in base interest rates, inflation and significant market volatility on our business, the travel industry, travel trends and the global economy generally;
●	the sufficiency of our cash, cash equivalents and investments to meet our liquidity needs;
●	the effect of a prolonged or substantial decrease in global travel on the global travel industry;
●	political, social and macroeconomic conditions (including the widespread adoption of teleconference and virtual meeting technologies which could reduce the number of in-person business meetings and demand for travel and our services);
●	the effect of legal, tax and regulatory changes; and
●	other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in this prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

PROSPECTUS SUMMARY

This summary highlights selected information contained in this prospectus. This summary is not complete and does not contain all of the information that you should consider before making an investment decision. You should carefully read this entire prospectus, including the information presented under the sections titled “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus before making an investment decision. The definition of some of the terms used in this prospectus are set forth under the section “Selected Definitions.”

Company Overview

GBTG operates American Express Global Business Travel, the world’s leading B2B travel platform, measured by 2021 TTV, according to Travel Weekly (“2022 Power List,” June 2022, Travel Weekly). We provide a full suite of differentiated, technology-enabled solutions to business travelers and business clients, suppliers of travel content (such as airlines, hotels, ground transportation and aggregators) and third-party travel agencies. We differentiate our value proposition through our commitment to deliver to our customers unrivaled choice, value and experience, with the powerful backing of American Express GBT.

We are at the center of the global B2B travel ecosystem, managing the end-to-end logistics of business travel and providing an important link between businesses, their employees, travel suppliers and other industry participants. We service our clients in the following ways:

●	Our portfolio of travel management solutions, built around and targeting the needs of key client segments we serve, provide extensive access to flights, hotel rooms, car rentals and other travel services as well as meeting and events solutions, including exclusive negotiated content, supported by a full suite of services that allows our clients to design and operate an efficient travel program and solve complex travel requirements across all stages of the business process from planning, booking, on trip, and post trip activities.
●	Our award-winning client facing proprietary platforms are built to deliver business value through optimized user experiences across the act of business travel. These platforms, accessible over web and mobile interfaces and powered by our data management infrastructure and built by one of the world’s largest product engineering teams dedicated to driving technical innovation across the business travel industry. These client facing platforms are known to the market as:
●	Egencia primarily focuses on digital-first clients (more than 90% of transactions were served through digital channels in 2022) who value a simple, easy to use and standardized end-to-end solution.
●	The GBT platform is a modular solution primarily focused on flexibility of service offerings; seamlessly integrating a wide range of third-party and proprietary software and services in to one complete travel solution designed and built around the needs of each customer.
●	GBT Partner Solutions extends our platform to our Network Partners, TMCs and independent advisors, by offering them access to our differentiated content and technology. Through GBT Partner Solutions, we aggregate business travel demand serviced by our Network Partners at low incremental cost, which we believe enhances the economics of our platform, generates increased return on investment and expands our geographic and segment footprint.
●	GBT Supply MarketPlace provides travel suppliers with efficient access to business travel clients serviced by our diverse portfolio of leading travel management solutions and Network Partners. We believe this access allows travel suppliers to benefit from premium demand (which we generally view as demand that is differentially valuable and profitable to suppliers) without incurring the costs associated with directly marketing to, and servicing the complex needs of, our business clients. Our travel supplier relationships generate efficiencies and cost savings that can be passed on to our business clients.

In June 2014, American Express established the joint venture (“JV”) comprising the GBT JerseyCo operations with a predecessor of Juweel held by a group of institutional investors led by an affiliate of Certares. Since the formation of the JV in 2014, we have evolved from a leading TMC into a complete B2B travel platform, becoming one of the leading marketplaces in travel for business clients and travel suppliers according to Travel Weekly (“2022 Power List,” June 2022, Travel Weekly). Before June 2014, our operations were owned by American Express and primarily consisted of providing business travel solutions for business clients.

In May 2022, we executed long-term commercial agreements with American Express, including an amended and restated trademark license agreement (the “A&R Trademark License Agreement”), pursuant to which we continue to license the American Express trademarks used in the American Express Global Business Travel brand, and we license the American Express trademarks used in the American Express GBT Meetings & Events brand for business travel, meetings and events, business consulting and other services related to business travel, in each case on an exclusive and worldwide basis. The term of the A&R Trademark License Agreement is for 11 years from the Closing Date, unless earlier terminated or extended.

The Business Combination

On May 25, 2022, APSG held an extraordinary general meeting of its shareholders at which the APSG Shareholders considered and adopted, among other matters, a proposal to approve the Business Combination pursuant to the terms of the Business Combination Agreement. Upon the completion of the Business Combination and the other transactions contemplated by the Business Combination Agreement on May 27, 2022, GBT JerseyCo became a direct subsidiary of APSG, with APSG being re-domesticated as a Delaware corporation and renamed “Global Business Travel Group, Inc.” and conducting its business through GBT JerseyCo in an umbrella partnership-C corporation structure.

As a result of the Business Combination, we raised gross proceeds of approximately $365 million, comprising (i) the contribution of approximately $42 million of cash held in the Trust Account from the APSG IPO, net of the redemption of APSG Class A Ordinary Shares held by APSG Shareholders of approximately $776 million and (ii) $323.5 million PIPE Investment at $10.00 per share of our Class A Common Stock. As a result of the Business Combination, we received net proceeds of approximately $128 million, net of transaction costs related to the Business Combination of approximately $69 million and redemption of approximately $168 million of GBT JerseyCo’s preferred shares (including dividend accrued thereon). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” elsewhere in this prospectus for more information.

There is no assurance whether or when the GBTG MIP Options may be exercised, which could impact our liquidity position. To the extent that the GBTG MIP Options are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the GBTG MIP Options will decrease. We believe the likelihood that GBTG MIP Option holders will exercise their GBTG MIP Options, and therefore the amount of cash proceeds that we would receive is, among other things, dependent upon the market price of our Class A Common Stock. If the market price for our Class A Common Stock is less than the applicable exercise price ($5.74 to $14.58 for the GBTG MIP Options), we believe such holders will be unlikely to exercise their GBTG MIP Options. We believe, based on our current operating plan, that our existing cash and cash equivalents, together with the Senior Secured Revolving Credit Facility, and cash flows from operating activities, will be sufficient to meet our anticipated cash needs for working capital, financial liabilities, capital expenditures and business expansion for at least the next 12 months.

The shares of Class A Common Stock being registered for resale in this prospectus represent a substantial percentage of our public float and of our outstanding shares of Class A Common Stock. The shares being registered in this prospectus (which include shares issuable upon exercise, conversion or exchange of other securities) exceed the total number of outstanding shares of Class A Common Stock (69,912,660 shares of Class A Common Stock outstanding as of April 21, 2023). In addition, the securities beneficially owned by Continuing JerseyCo Owners, holders of GBTG MIP Options and holders of GBT MIP Shares represent over 80% of the total outstanding shares of Class A Common Stock, and these holders will have the ability to sell all of their shares pursuant to the registration statement of which this prospectus forms a part so long as it is available for use. The sale of the securities being registered in this prospectus therefore could result in a significant decline in the public trading price of Class A Common Stock.

The PIPE Investment

Pursuant to subscription agreements entered into in connection with the Business Combination Agreement and funded at the Closing, certain investors subscribed for an aggregate of 32,350,000 newly-issued shares of Class A Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of $323.5 million. At the Closing, the Company consummated the PIPE Investment.

As of the date of this prospectus, we have 69,912,660 shares of Class A Common Stock issued and outstanding, 394,448,481 shares of Class B Common Stock issued and outstanding, 21,402,684 GBTG MIP Options to purchase Class A Common Stock issued and outstanding.

Earnout

In connection with the Closing, 15 million “earnout” shares were issued to the holders of GBT JerseyCo Capital Stock and GBT Legacy MIP Options. Each earnout share is in the form of GBT JerseyCo C Ordinary Share. The earnout shares are subject to earnout achievement milestones based on the dollar VWAP of the Class A Common Stock.

Summary of Risk Factors

In addition to the other information contained in this prospectus, the following risks have the potential to impact our business and operations. An investment in our securities involves a high degree of risk. You should consider carefully all of the risks described in this prospectus, together with the other information contained in this prospectus. These risk factors are not exhaustive and all investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe are immaterial could have a material adverse effect on our business, financial condition, results of operations and prospects. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. Such risks include, but are not limited to, the following:

Risks Relating to Our Business and Industry

●	The COVID-19 pandemic has had, and may continue to have, an adverse impact on our business, including our financial results and prospects, and the travel suppliers on which our business relies.
●	The ongoing impact of the COVID-19 pandemic on our business and the impact on our results of operations is uncertain.
●	Our revenue is derived from the global travel industry, and a prolonged or substantial decrease in global travel, particularly air travel, could adversely affect us.
●	The widespread adoption of teleconference and virtual meeting technologies could reduce the number of in-person business meetings and demand for travel and our services, which could adversely affect our business, financial condition and results of operations.
●	The travel industry is highly competitive.
●	Consolidation in the travel industry may result in lost bookings and reduced revenue.
●	Our business and results of operations may be adversely affected by macroeconomic conditions.
●	Downturns in domestic or global economic conditions, or other macroeconomic factors more generally, could have adverse effects on our results of operations.
●	Our international business exposes us to geopolitical and economic risks associated with doing business in foreign countries.

Risks Relating to Our Indebtedness

●	Our indebtedness could adversely affect our business and growth prospects.
●	The terms of the Senior Secured Credit Agreement restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

Risks Relating to Our Dependence on Third Parties

●	If we are unable to maintain existing, and establish new, arrangements with travel suppliers, or if our travel suppliers and partners reduce or eliminate the commission and other compensation they pay us, our business and results of operations would be negatively impacted.
●	Our business and results of operations could be adversely affected if one or more of our major travel suppliers suffers a deterioration in its financial condition or restructures its operations or, as a result of consolidation in the travel industry, loses bookings and revenue.

Risks Relating to Employee Matters, Managing Our Growth and Other Risks Relating to Our Business

●	Our ability to identify, hire and retain senior management and other qualified personnel is critical to our results of operations and future growth.

Risks Relating to Intellectual Property, Information Technology, Data Security and Privacy

●	Any termination of the A&R Trademark License Agreement for rights to the American Express trademarks used in our business, including failure to renew the license upon expiration, could adversely affect our business and results of operations.
●	Any failure to maintain or enhance the reputation of our brands, including brands in which we use the licensed American Express trademarks, could adversely affect our business and results of operations.
●	We rely on information technology to operate our business. System interruptions, defects and slowdowns, including with respect to information technology provided by third parties, may cause us to lose travelers or business opportunities or to incur liabilities.
●	Our processing, storage, use and disclosure of personal data, including of travelers and our employees, exposes us to risks stemming from possible failure to comply with governmental law and regulation and other legal obligations.
●	Cybersecurity attacks or security breaches could adversely affect our ability to operate, could result in personal information and our proprietary information being lost, stolen, made inaccessible, improperly disclosed or misappropriated and may cause us to be held liable or subject to regulatory penalties and sanctions and to litigation (including class action litigation), which could have a material adverse effect on our reputation and business.

Risks Relating to Regulatory, Tax and Litigation Matters

●	We are subject to taxes in many jurisdictions globally.

Risks Relating to Our Organization and Structure

●	We conduct certain of our operations through joint ventures where we are generally the majority owner, but in some cases, we have only a minority interest. Disagreements with our partners could adversely affect our interest in the joint ventures.
●	The interests of the Continuing JerseyCo Owners may not always coincide with our interests or the interests of our other stockholders and may result in conflicts of interest.
●	GBTG is a holding company, the principal asset of which is an equity interest in GBT JerseyCo and GBTG’s ability to pay taxes and expenses will depend on distributions made by its subsidiaries and may be otherwise limited by our structure and the terms of our existing and future indebtedness.

Risks Relating to Our Securities

●	The market price of the Class A Common Stock may be volatile and could decline significantly.

Corporate Information

Our website address is www.amexglobalbusinesstravel.com. The information on, or that can be accessed through, our website is not part of this prospectus, and you should not consider information contained on our website in deciding whether to purchase shares of our Class A Common Stock.

Our principal executive office is located at 666 3rd Avenue, 4th Floor, New York, NY 10017. Our telephone number is (480) 909-1740.

THE OFFERING

Issuer	Global Business Travel Group, Inc.

Issuance of Class A Common Stock
Total shares of Class A Common Stock issuable upon the exercise of all GBTG MIP Options	21,402,684 shares
Use of proceeds

We will receive up to an aggregate of approximately $151,362,316 million from the exercise of all GBTG MIP Options, assuming the exercise in full of all such options for cash. We expect to use the net proceeds from such exercises for general corporate purposes, which may include acquisitions and other business opportunities and the repayment of indebtedness. To the extent that the GBTG MIP Options are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the GBTG MIP Options will decrease. We believe the likelihood that GBTG MIP Option holders will exercise their GBTG MIP Options, and therefore the amount of cash proceeds that we would receive is, among other things, dependent upon the market price of our Class A Common Stock. If the market price for our Class A Common Stock is less than the applicable exercise price ($5.74 to $14.58 for the GBTG MIP Options), we believe such holders will be unlikely to exercise their GBTG MIP Options. See the section of this prospectus titled “Use of Proceeds” appearing elsewhere in this prospectus for more information.

Resale of Class A Common Stock
Shares of Class A Common Stock that may be offered and sold from time to time by the Selling Securityholders	466,649,054 shares of Class A Common Stock

Use of proceeds

All of the shares of Class A Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from such sales.

Transfer Restrictions

The shares of Class A Common Stock issued upon conversion of the Founder Shares are subject to transfer restrictions pursuant to the Sponsor Side Letter. The Sponsor and the Insiders are not permitted to transfer such shares of Class A Common Stock, subject to certain permitted exceptions, until the earlier to occur of (a) one year following the Closing and (b) the date which the VWAP of Class A Common Stock exceeds $12.00 per share for any 20 trading days within a period of 30 consecutive trading days. See the section titled “Certain Relationships and Related Party Transactions — GBT Related Party Transactions — Sponsor Side Letter Amendment.”

Dividend Policy	We have not paid any cash dividends on our Class A Common Stock to date. The payment of any cash dividends in the future will be within the discretion of our Board at such time.

Furthermore, our ability to pay dividends is limited by the Senior Secured Credit Agreement and may be limited by covenants under other indebtedness we and our subsidiaries incur in the future, as well as other limitations and restrictions imposed by law. We currently expect to retain future earnings to finance operations and grow our business, and we do not expect to declare or pay cash dividends for the foreseeable future.

Pursuant to the Senior Secured Credit Agreement, so long as GBT JerseyCo is treated as a partnership or a disregarded entity for U.S. federal income tax purposes, GBT JerseyCo may make Tax Distributions (as defined and set forth in the Shareholders Agreement after the effectiveness thereof), subject to certain limitations on future amendments, if any, to the Shareholders Agreement and certain restrictions on making Tax Distributions with respect to any income included under Section 965(a) of the Code. GBTG may receive tax distributions from GBT JerseyCo significantly in excess of its tax liabilities. If we become a guarantor under the Senior Secured Credit Agreement, then our ability to make dividends on the Class A Common Stock in the amount of any excess cash balances from such tax distributions, as well as certain other cash dividends, would be subject to fixed-dollar caps set forth in the Senior Secured Credit Agreement in the event that the total leverage ratio (calculated in a manner set forth in the Senior Secured Credit Agreement) would be greater than 3.00:1.00 after giving pro forma effect to such dividends. If we do not become a guarantor, then the ability of our subsidiaries to make certain cash dividends to us will be subject to similar restrictions.

NYSE Symbol	“GBTG” for our Class A Common Stock.

Risk Factors

See the section titled “Risk Factors” beginning on page 7 of this prospectus and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our Class A Common Stock.

RISK FACTORS

An investment in our securities involves a high degree of risk In addition to the other information contained in this prospectus, the following risks have the potential to impact our business and operations. These risk factors are not exhaustive and all investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe are immaterial could have a material adverse effect on our business, financial condition, results of operations and future growth prospects. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

Risks Relating to Our Business and Industry

The COVID-19 pandemic has had, and may continue to have, an adverse impact on our business, including our financial results and prospects, and the travel suppliers on which our business relies.

In response to the COVID-19 pandemic, many governments around the world implemented, and continue to implement, a variety of measures to reduce the spread of COVID-19, including travel restrictions and bans, instructions to residents to practice social distancing, quarantine advisories, shelter-in-place orders, required closures of non-essential businesses and additional restrictions on businesses as part of re-opening plans. These government mandates have had a significant negative impact on the travel industry and many of the travel suppliers on which our business relies, as well as on our workforce, operations and clients. While restrictions have been fully or partly lifted in many geographies, some restrictions remain in place or may be reinstated in the future. There remains uncertainty around when remaining restrictions will be lifted, the potential impact of the new variants of COVID-19, if additional restrictions may be initiated, if there will be changes to travel behavior patterns when government restrictions are fully lifted, the continued efficacy of existing vaccines and other preventative therapies against the new variants and the timing of distribution and administration of vaccines and other preventative therapies globally.

The COVID-19 pandemic and the resulting economic conditions and government orders forced many of our travel suppliers, including airlines and hotels, to pursue cost reduction measures and seek financing, including government financing and support, in order to reduce financial distress and continue operating, and to curtail drastically their service offerings. The COVID-19 pandemic has resulted, and may continue to result, in the restructuring or bankruptcy of certain of those travel suppliers, and renegotiation of the terms of our agreements with them. In addition, the COVID-19 pandemic resulted in a material decrease in business and consumer spending and an unprecedented decline in transaction volumes in the global travel industry. Our financial results and prospects are largely dependent on these transaction volumes. As a result, our financial results for the years ended December 31, 2022, 2021 and 2020 were significantly and negatively impacted, with a material decline in total revenues, net income, cash flow from operations and Adjusted EBITDA (as defined in “Selected Definitions”) as compared to 2019, our last year of normalized operations. Our revenue for the years ended December 31, 2022, 2021 and 2020 was $1,851 million, $763 million and $793 million, respectively, compared to revenue of $2,119 million for the year ended December 31, 2019. Further, (i) we incurred a net loss of $229 million, $475 million and $619 million for the years ended December 31, 2022, 2021 and 2020, respectively, compared to a net income of $138 million for the year ended December 31, 2019, (ii) we had cash outflow from operations of $394 million, $512 million and $250 million for the years ended December 31, 2022, 2021 and 2020, respectively, compared to cash inflow from operations of $227 million for the year ended December 31, 2019 and (iii) our Adjusted EBITDA was $103 million, $(340) million and $(363) million for the years ended December 31, 2022, 2021 and 2020, respectively, compared to Adjusted EBITDA of $428 million for the year ended December 31, 2019.

Starting late in the fourth quarter of 2020, initial COVID-19 vaccines were approved for widespread distribution across the world. With vaccination programs well advanced in many countries, many governments around the world have lifted restrictions and transaction volumes in the global travel industry have experienced a material recovery. During the three months ended December 31, 2022, transaction volumes, including Egencia and Ovation, were approximately 72% of 2019 levels. However there remains uncertainty around the path to full economic and travel recovery from the COVID-19 pandemic. As a result, we are unable to predict accurately the impact that the COVID-19 pandemic will have on our business going forward. While travel has historically been resilient to macroeconomic events, with the continued spread of COVID-19 and other variants throughout the world, the COVID-19 pandemic and its effects could continue to have an adverse impact on our business, financial condition, results of operations and cash flows for the foreseeable future.

The ongoing impact of the COVID-19 pandemic on our business and the impact on our results of operations is uncertain.

The extent of the effects of the COVID-19 pandemic on our business, results of operations, cash flows and growth prospects remain uncertain and will ultimately depend on future developments. These include, but are not limited to, the severity, extent and duration of the global pandemic, including as a result of any new variants of COVID-19, any resurgences of the pandemic, the global distribution of the vaccines and other preventative therapies and their efficacy against existing and any future variants of COVID-19, and their impacts on the travel industry and business and consumer spending more broadly; actions taken by national, state and local governments to contain the spread of COVID-19, including travel restrictions and bans, required closures of non-essential businesses, constraints on businesses during reopening transitions and aid and economic stimulus efforts; the effect of the changes in hiring levels and remote working arrangements that we have implemented on our operations, including the health, productivity, retention and morale of management and our employees and our ability to maintain our financial reporting processes and related controls; the impact on the financial condition of our supplier partners, and any potential restructurings or bankruptcies of our supplier partners; the impact on our contracts with our supplier partners, including force majeure provisions and requests to renegotiate the terms of existing agreements prior to their expiration, including providing temporary concessions regarding contractual minimums; our ability to withstand increased cyberattacks; the speed and extent of the recovery across the broader travel ecosystem, including the speed at which clients feel comfortable traveling again as restrictions on travel are lifted, which we believe will be impacted by the pace of roll out and continued effectiveness of widespread vaccinations or treatments; short- and long-term changes in travel patterns, including business travel; and the duration, timing and severity of the impact on client spending, including how long it takes to recover from economic recessions and inflationary pressures resulting from the COVID-19 pandemic. The COVID-19 pandemic may continue to spread in regions that have not yet been affected or have been minimally affected by the COVID-19 pandemic after conditions begin to recover in currently affected regions, which could continue to affect our business. Also, existing restrictions in affected areas could be extended after COVID-19 has been contained in order to avoid resurgent waves, and regions that recover from the COVID-19 pandemic may suffer from a resurgence and re-imposition of restrictions. There may also be restrictions on certain travel activity related to whether travelers have been vaccinated. Governmental restrictions and societal norms with respect to travel may change permanently in ways that cannot be predicted and that can change the travel industry in a manner adverse to our business. Additionally, the potential failure of travel service providers and travel agencies (or acquisition of troubled travel service providers or travel agencies) may result in further consolidation of the industry, potentially affecting market dynamics for our services.

Our business is dependent on the ability of businesses to travel, particularly by air. The ability of businesses to travel internationally has been significantly impacted by the various travel restrictions between countries. While business performance has improved with the relaxation of many of these restrictions, economic and operating conditions for our business may not fully recover to pre COVID-19 levels unless and until most businesses are once again willing and able to travel, and our travel suppliers are once again able to serve those businesses. This may not occur until well after the broader global economy has fully recovered and recent inflationary, labor and supply chain disruption challenges abate. Additionally, our business is also dependent on corporate sentiment and travel and expense spending patterns. Macroeconomic uncertainty in key geographical areas as a consequence of direct or indirect impacts of COVID-19 may negatively impact business travel and expense spending.

Even though we have seen continued improvements in the economic and operating conditions for our business since the outset of the COVID-19 pandemic, we cannot predict the long-term effects of the COVID-19 pandemic on our business or the travel industry as a whole. If the travel industry is fundamentally changed by the COVID-19 pandemic in ways that are detrimental to our operating model, our business may continue to be adversely affected even if the broader global economy recovers.

To the extent that the COVID-19 pandemic continues to adversely affect our business and financial performance, it may also have the effect of heightening many of the other risks identified in this “Risk Factors” section, such as those relating to our substantial amount of outstanding indebtedness.

Our revenue is derived from the global travel industry, and a prolonged or substantial decrease in global travel, particularly air travel, could adversely affect us.

Our revenue is derived from the global travel industry and would be significantly impacted by declines in, or disruptions to, travel activity, particularly air travel. Global factors over which we have no control but which could impact our clients’ willingness to travel and, depending on the scope and duration, cause a significant decline in travel volumes include, among other things:

●	widespread health concerns, epidemics or pandemics, such as the COVID-19 pandemic, the Zika virus, H1N1 influenza, the Ebola virus, avian flu, SARS or any other serious contagious diseases;

●	global security concerns caused by terrorist attacks, the threat of terrorist attacks, or the precautions taken in anticipation of such attacks, including elevated threat warnings or selective cancellation or redirection of travel;
●	cyber-terrorism, political unrest, the outbreak of hostilities or escalation or worsening of existing hostilities or war, such as Russia’s invasion of Ukraine, resulting sanctions imposed by the U.S. and other countries and retaliatory actions taken by sanctioned countries in response to such sanctions;
●	natural disasters or severe weather conditions, such as hurricanes, flooding and earthquakes;
●	climate change-related impact to travel destinations, such as extreme weather, natural disasters and disruptions, and actions taken by governments, businesses and supplier partners to combat climate change;
●	the occurrence of travel-related accidents or the grounding of aircraft due to safety concerns;
●	the impact of macroeconomic conditions and labor shortages on the cost and availability of airline travel; and
●	adverse changes in visa and immigration policies or the imposition of travel restrictions or more restrictive security procedures.

Any decrease in demand for consumer or business travel could materially and adversely affect our business, financial condition and results of operations.

The widespread adoption of teleconference and virtual meeting technologies could reduce the number of in-person business meetings and demand for travel and our services, which could adversely affect our business, financial condition and results of operations.

Our business and growth strategies rely in part upon our clients’ continued need for in-person meetings and conferences. Due to the COVID-19 pandemic, teleconference and virtual meeting technologies have become significantly more popular and many businesses have substituted these technologies for part or all of their in-person meetings and conferences. Even if the spread of COVID-19 is almost fully contained, we cannot predict whether businesses will continue to choose to substitute these technologies for part or all of their in-person meetings and conferences and whether employer and employee attitudes toward business travel will change in a lasting way. Should businesses choose to continue to substitute these technologies for part or all of their in-person meetings and conferences and the preferences of our clients shift away from in-person meetings and conferences, it would adversely affect our business, financial condition, results of operations and prospects.

The travel industry is highly competitive.

The travel industry, and the business travel services industry, are highly competitive, and if we cannot compete effectively against the number and type of sellers of travel-related services, we may lose sales to our competitors, which may adversely affect our financial results and performance. We currently compete, and will continue to compete, with a variety of travel and travel-related companies, including other business travel management service providers, consumer travel agencies and emerging and established online travel agencies. We also compete with travel suppliers, such as airlines and hotels, where they market their products and services directly to business travelers through platforms used by consumers to book and fulfill travel, including by offering more favorable rates, exclusive products and services and loyalty points to business travelers who purchase directly from such travel suppliers through B2C channels. B2C may include business travelers who purchase travel outside of a company-sponsored and managed channel, or whose companies do not have such a channel. We compete, to a lesser extent, with credit card loyalty programs, online travel search and price comparison services, facilitators of alternative accommodations such as short-term home or condominium rentals and social media and e-commerce websites.

Some of our competitors may have access to more financial resources, greater name recognition and better established client bases in their target client segments, differentiated business models, technology and other capabilities or a differentiated geographic coverage, which may make it difficult for us and our Network Partners to retain or attract new clients.

We cannot assure you that we will be able to compete successfully against any current, emerging and future competitors or provide sufficiently differentiated products and services to our client and traveler base. Increasing competition from current and emerging competitors, consolidation of our competitors, the introduction of new technologies and the continued expansion of existing technologies may force us to make changes to our business models, which could materially and adversely affect our business, prospects, financial condition and results of operations. If we cannot compete effectively against the number and type of sellers of travel-related services, we may lose sales to our competitors, which may adversely affect our financial results and performance.

Consolidation in the travel industry may result in lost bookings and reduced revenue.

Consolidation among travel providers, including airline mergers and alliances, may increase competition from distribution channels related to those travel providers and place more negotiating leverage in the hands of those travel providers to attempt to lower booking fees further and to lower commissions and other financial incentives. Examples include the competing bids to buy Spirit from JetBlue and Frontier, the merger of United and Continental Airlines, the merger of American Airlines and US Airways, the acquisition of AirTran Airways by Southwest Airlines and the merger of British Airways and Iberia and subsequent acquisitions of Aer Lingus and Vueling and the acquisition of Virgin America by Alaska Air Group. In addition, cooperation has increased within the Oneworld, SkyTeam and Star Alliance. Changes in ownership of travel providers may also cause them to direct less business towards us. If we are unable to compete effectively, our suppliers could limit our access to their content, including exclusive content, and favorable fares and rates and other incentives, which could adversely affect our results of operations. Mergers and acquisitions of airlines may also result in a reduction in total flights and overall passenger capacity and higher fares, which may adversely affect the ability of our business to generate revenue.

Consolidation among travel agencies and competition for clients may also adversely affect our results of operations, since we compete to attract and retain clients. In addition, decisions by airlines to surcharge the channel represented by travel management companies and travel agencies, for example, by surcharging fares booked through or passing on charges to travel management companies and travel agencies, or introduction of such surcharges to fares booked through the Global Distribution Systems through which a material share of our content is sourced, could have an adverse impact on our business, particularly in regions in which our GDS is a significant source of bookings for an airline choosing to impose such surcharges. In addition, travel suppliers may decide to make certain content (e.g., certain fares, including net fares and new distribution capability (“NDC”) content and availability) unavailable to us which would also negatively impact our business. To compete effectively, we may need to increase incentives, pre-pay incentives, discount or waive product or service fees or increase spending on marketing or product development.

Further, as consolidation among travel providers increases, the potential adverse effect of a decision by any particular significant travel provider (such as an airline) to withdraw from or reduce its participation in our services also increases. The COVID-19 pandemic, macroeconomic volatility, inflationary pressures and fuel and energy cost volatility has increased the risk that our Network Partners voluntarily or involuntarily declare bankruptcy or otherwise cease or limit their operations, which could harm our business and results of operations. In particular, the potential harm to our business and results of operations is greater if there are bankruptcies or closures of larger partners such as airlines.

Our business and results of operations may be adversely affected by macroeconomic conditions.

Our business and financial performance is affected by macroeconomic conditions. Travel expenditures are sensitive to personal and business-related discretionary spending levels and tend to decline or grow more slowly during economic downturns, including during periods of slow, slowing or negative economic growth, higher unemployment or inflation rates, weakening currencies and concerns over government responses such as higher taxes or tariffs, increased interest rates and reduced government spending. Concerns over government responses to declining economic conditions such as higher taxes and reduced government spending could impair consumer and business spending and adversely affect travel demand. In addition, our relative exposure to certain sectors compared to the broader economy may mitigate or exacerbate the effect of macroeconomic conditions. The global travel industry, which historically has grown at a rate in excess of global GDP growth during economic expansions, has experienced cyclical downturns in the past in times of economic decline or uncertainty. Future adverse economic developments in areas such as employment levels, business conditions, interest rates, tax rates, environmental impacts, fuel and energy costs and other matters could reduce discretionary spending and cause the travel industry to contract.

Given our presence in the UK, we may also be impacted by the UK’s withdrawal from the EU (“Brexit”), which has created substantial economic and political uncertainty which may not be resolved for several years or more. This uncertainty may impact overall demand, the relative value of foreign currencies and the cost of travel and travel services and may ultimately result in new regulatory and cost challenges to our UK and other international operations. Since some of the details of Brexit continue to unfold, we are unable to predict all of the effects Brexit will have on our business and results of operations.

In addition to the impact of the COVID-19 pandemic described above, other macroeconomic uncertainties beyond our control, such as oil prices, geopolitical tensions, consumer confidence, large-scale business failures, tightened credit markets and stock market volatility, terrorist attacks, changing, unusual or extreme weather or natural disasters such as earthquakes, hurricanes, tsunamis, floods, fires, droughts and volcanic eruptions (whether due to climate change or otherwise), travel-related health concerns including pandemics and epidemics such as COVID-19 and any existing or new variants, Ebola and Zika, political instability, changes in economic conditions, wars and regional and international hostilities, such as Russia’s invasion of Ukraine, the imposition of taxes, tariffs or surcharges by regulatory authorities, changes in trade policies or trade disputes, changes in immigration policies or other travel restrictions or travel-related accidents have previously and may in the future create volatility in the travel market and negatively impact client travel behavior. In addition, an increased focus on the environmental impact of travel could also affect the travel market and travel behavior. While we strive to promote our and our clients’ mutual commitment to a more sustainable future for business travel, if we are unable to find economically viable and/or publicly acceptable solutions that allow us to maintain our commitment to sustainability and net-zero emissions, we could lose business or experience reputational harm. In addition, we have incurred, and expect to continue to incur, additional expenses as we grow our operations as a newly public company. See “Risks Relating to Ownership of the Class A Common Stock — We have incurred significant increased costs as a result of being a newly public company, and our management will be required to devote substantial time to new compliance initiatives.”

As an intermediary in the travel industry, a significant portion of our revenue is affected by prices charged by our travel suppliers, including airlines, hotels and car rental companies. Events or weaknesses specific to a supplier industry segment could negatively affect our business. For example, events specific to the airline industry that could impact us include air fare fluctuations, airport, airspace and landing fee increases, increases in fuel prices, environmental impacts, seat capacity constraints, removal of destinations or flight routes, travel-related strikes or labor unrest, political instability and wars. Similarly, travel suppliers often face destination overcapacity issues and imposition of taxes or surcharges by regulatory authorities, which can lower their travel volumes and impact our revenue. During periods of poor economic conditions, airlines and hotels tend to reduce rates or offer discounted sales to stimulate demand, thereby reducing our commission-based income. A slowdown in economic conditions may also result in a decrease in transaction volumes and adversely affect our revenue and profitability.

While decreases in prices for flights and other travel products generally increase demand, such price decreases generally also have a negative effect on the commissions and other financial incentives we earn. The overall effect of price increases or decreases in the global travel industry is therefore uncertain.

The uncertainty of macroeconomic factors and their impact on client behavior, which may differ across regions, makes it more difficult to forecast industry and client trends and the timing and degree of their impact on our markets and business, which in turn could adversely affect our ability to effectively manage our business and could materially and adversely affect our business, financial condition and results of operations.

Downturns in domestic or global economic conditions, or other macroeconomic factors more generally, could have adverse effects on our results of operations.

While we make our strategic planning decisions based on the assumption that the markets we are targeting will grow in the long term, our business is dependent, in large part on, and directly affected by, business cycles and other factors affecting the global travel industry and the global economy generally. The global travel industry depends on general economic conditions and other factors, including consumer spending and preferences, changes in inflation rates, as the U.S. and various other major economies are now experiencing, consumer confidence, fuel costs, fuel availability, environmental impact, governmental incentives and regulatory requirements, and political volatility, especially in energy-producing countries and growth markets.

In addition, the outbreak of hostilities between Russia and Ukraine and global reactions thereto have increased U.S. domestic and global energy prices. Oil supply disruptions related to the Russia-Ukraine conflict, and sanctions and other measures taken by the U.S. and its allies, could lead to higher costs for gas, food, and goods in the U.S. and other geographies and exacerbate the inflationary pressures on the worldwide economy, with potentially adverse impacts on our customers and on our business, results of operations and financial condition.

Our international business exposes us to geopolitical and economic risks associated with doing business in foreign countries.

We have operations in over 31 countries worldwide, including the U.S., UK, Canada, Germany, Mexico, China and France, and we indirectly provide services to travelers worldwide through our partners and affiliates. Our international operations can pose complex management, compliance, foreign currency, legal, tax, labor, data privacy and economic risks that we may not adequately address, including changes in the priorities and budgets of international travelers and geo-political uncertainties, which may be driven by changes in threat environments and potentially volatile worldwide economic conditions, various regional and local economic and political factors, risks and uncertainties, as well as U.S. foreign policy. We are also subject to a number of other risks with respect to our international operations, including:

●	the absence in some jurisdictions of effective laws to protect our intellectual property rights;
●	multiple and possibly overlapping and conflicting tax laws;
●	duties, taxes or government royalties, including the imposition or increase of withholding and other taxes on the activities of, and remittances and other payments by, our non-U.S. subsidiaries;
●	restrictions on movement of cash;
●	the burden of complying with a variety of national and local laws;
●	political, economic and social instability, including as a result of Russia’s invasion of Ukraine, along with any other geopolitical conflicts;
●	currency fluctuations;
●	longer payment cycles;
●	price controls or restrictions on exchange of foreign currencies;
●	trade barriers; and
●	potential travel restrictions.

The existence of any one of these risks could harm our international business and, consequently, our operating results. Additionally, operating in international markets requires significant management attention and financial resources and may negatively affect our business and financial results.

Complaints from travelers or negative publicity about our services can diminish client confidence and adversely affect our business.

Client complaints or negative word-of-mouth or publicity about our services or operations could severely diminish client confidence in and use of our services. To maintain good client relations, we must ensure that our travel advisors and partners and affiliates provide prompt, accurate and differentiated client service. Effective client service requires significant personnel expense and investment in developing programs and technology infrastructure to help our travel advisors, partners and affiliates carry out their functions. These expenses, if not managed properly, could significantly impact our profitability. Failure to properly manage our travel advisors, partners and affiliates could compromise our ability to handle client complaints effectively. If we do not handle client complaints effectively, our reputation and brand may suffer, and we may lose our travelers’ confidence, which could reduce revenues and profitability.

Certain results and trends related to our business and the travel industry more generally are based on preliminary data and assumptions, and as a result, are subject to change and may differ materially from what we expect

We present certain results and trends in this prospectus related to our business and the travel industry more generally, which are based on an analysis of then available or preliminary data, and the results, related findings or conclusions are subject to change. No assurance can be given that these results and trends, or that our expectations surrounding our business or the travel industry, will be accurate. These risks are heightened by the uncertainty of the COVID-19 pandemic, Russia’s invasion of Ukraine, macroeconomic conditions and the impact of these events on the travel industry and our business. Further, unanticipated events and circumstances may occur and change the outlook surrounding our business and the travel industry in material ways. Accordingly, certain of our expectations related to our business and the travel industry more generally may not occur as expected, if at all, and actual results or trends presented may differ materially from what we expect.

We may from time to time need additional financing to fund operations and to expand our business, including to pursue acquisitions and other strategic opportunities.

As a result of the Business Combination, we raised gross proceeds of approximately $365 million, comprising (i) the contribution of approximately $42 million of cash held in the Trust Account from the APSG IPO, net of the redemption of APSG Class A Ordinary Shares held by APSG Shareholders of approximately $776 million, and (ii) $323.5 million PIPE Investment at $10.00 per share of our Class A Common Stock. As a result of the Business Combination, we received net proceeds of approximately $128 million, net of transaction costs related to the Business Combination of approximately $69 million and redemption of approximately $168 million of GBT JerseyCo’s preferred shares (including dividend accrued thereon).

We intend to fund our current working capital needs in the ordinary course of business and to continue to expand our business with our existing cash and cash equivalents, together with the Senior Secured Revolving Credit Facility, and cash flows from operating activities. However, we may from time to time need additional financing to fund operations and to expand our business. We may, from time to time, explore additional financing sources to lower our cost of capital, which could include equity, equity-linked and debt financing. In addition, from time to time, we may evaluate acquisitions and other strategic opportunities. If we elect to pursue any such investments, we may fund them with internally generated funds, bank financing, the issuance of other debt or equity or a combination thereof. There is no assurance that any such financing or funding would be available to us on acceptable terms or at all. Furthermore, we cannot assure you that we would be able to satisfy or obtain a waiver of applicable borrowing conditions for borrowing additional amounts under the unused commitments under the Senior Secured Credit Agreement in the future. In addition, utilization of the Senior Secured Revolving Credit Facility may be effectively limited to the extent we are unable to comply with the additional borrowing conditions that apply during the suspension period or with the leverage- and liquidity-based financial covenant requirements for such facility contained in the Senior Secured Credit Agreement when required. See “— Risks Relating to Our Indebtedness” for more information.

There is also no assurance whether or when the GBTG MIP Options may be exercised, which could impact our liquidity position. To the extent that the GBTG MIP Options are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the GBTG MIP Options will decrease. We believe the likelihood that GBTG MIP Option holders will exercise their GBTG MIP Options, and therefore the amount of cash proceeds that we would receive is, among other things, dependent upon the market price of our Class A Common Stock. If the market price for our Class A Common Stock is less than the applicable exercise price ($5.74 to $14.58 for the GBTG MIP Options), we believe such holders will be unlikely to exercise their GBTG MIP Options.

The failure of any bank in which we deposit our funds could have an adverse effect on our financial condition.

Although we generally seek to diversify our cash and cash equivalents across several financial institutions in an attempt to minimize exposure to any one of these entities, we currently have cash and cash equivalents deposited in several financial institutions significantly in excess of federally insured levels, including, at times, a significant proportion of our cash balance at a single bank, such as Bank of America, N.A. where we currently hold approximately one-third of our cash. The domestic bank deposit balances may exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limits. We also maintain cash deposits in foreign banks, some of which are not insured or partially insured by the FDIC or other similar agency. If any of the financial institutions in which we have deposited funds ultimately fails, we may lose our uninsured deposits at such financial institutions, and/or we may be required to move our accounts to another financial institution, which could cause operational difficulties, such as delays in making payments to our partners and employees, which could have an adverse effect on our business and financial condition.

Risks Relating to Our Indebtedness

Our indebtedness could adversely affect our business and growth prospects.

We have existing indebtedness, and we may be able to incur additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. The credit facilities under the Senior Secured Credit Agreement are secured by liens on substantially all of our assets and any indebtedness we incur in the future may also be so secured. Although the agreements governing our existing indebtedness contain restrictions on the incurrence of additional indebtedness and liens, these restrictions are subject to several significant qualifications and exceptions and, under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. If we do so, the risks related to our high level of debt could increase. Specifically, our high level of debt could have important consequences, including the following:

●	it may be difficult for us to satisfy our obligations, including debt service requirements under our outstanding debt;
●	our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions or other general corporate purposes may be impaired;
●	a substantial portion of cash flow from operations is required to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures, future business opportunities and other purposes;
●	we could be more vulnerable to economic or business downturns, adverse industry conditions and other factors affecting our operations, and our flexibility to plan for, or react to, changes in our business or industry is more limited;
●	our ability to capitalize on business opportunities and to react to competitive pressures, as compared to our competitors, may be compromised due to our high level of debt and the restrictive covenants in our existing or future indebtedness;
●	our ability to receive distributions from our subsidiaries and to pay taxes, expenses and dividends may be adversely affected by the terms of our debt;
●	increases in interest rates would increase the cost of servicing our debt; and
●	our ability to borrow additional funds or to refinance debt may be limited.

Moreover, in the event of a default under any of our indebtedness, the holders of our indebtedness could elect to declare such indebtedness be due and payable and/or elect to exercise other rights, such as the lenders under the Senior Secured Credit Agreement terminating their commitments thereunder or instituting foreclosure proceedings against their collateral, any of which could have a material adverse effect on our liquidity and our business, financial condition and results of operations.

The terms of the Senior Secured Credit Agreement restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

The Senior Secured Credit Agreement contains a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long term best interests, including restrictions on our ability to:

●	incur or guarantee additional indebtedness or issue disqualified stock or preferred stock;
●	incur liens;
●	consummate certain fundamental changes (such as acquisitions, mergers or liquidations);
●	sell, transfer or otherwise dispose of assets, including capital stock of subsidiaries;

●	pay dividends and make other distributions on, or redeem, repurchase or retire capital stock;
●	make investments, acquisitions, loans, or advances;
●	engage in certain transactions with affiliates;
●	enter into agreements that restrict the ability of restricted subsidiaries to make dividends or other payments to the borrower or the guarantors of the debt under the Senior Secured Credit Agreement;
●	change of the nature of our business;
●	prepay, redeem or repurchase certain indebtedness; and
●	designate restricted subsidiaries as unrestricted subsidiaries.

Under certain circumstances, the restrictive covenants in the Senior Secured Credit Agreement require us to satisfy certain financial incurrence tests in order to engage in certain transactions, including to incur certain additional indebtedness and to make certain dividends. Our ability to satisfy those tests can be affected by events beyond our control. The Senior Secured Credit Agreement also requires that an aggregate amount of Liquidity, as defined in the Senior Secured Credit Agreement, equal to at least $200 million be maintained as of the end of each calendar month. Liquidity is calculated as the aggregate amount of unrestricted cash and cash equivalents of the borrower and guarantors of the debt under the Senior Secured Credit Agreement and their restricted subsidiaries plus, under certain circumstances, the unused amount available to be drawn under the Senior Secured Revolving Credit Facility.

As a result of the restrictions described above, we are limited as to how we conduct our business and we may be unable to raise additional debt or equity financing to operate during general economic or business downturns, to compete effectively or to take advantage of new business opportunities. Such restrictions may affect our ability to grow in accordance with our growth strategy. The terms of any future indebtedness we may incur could include similar or more restrictive covenants and other restrictions. We cannot assure you that we will be able to maintain compliance with these covenants and other restrictions in the future or that we will be able to obtain waivers from the lenders or amend the covenants. In addition, any such waivers or amendments could cause us to incur significant costs, fees and expenses.

Our failure to comply with those covenants or other restrictions contained in our existing or future debt could result in an event of default. In the event of a default, the holders of our indebtedness could elect to declare such indebtedness be due and payable and/or elect to exercise other rights, such as the lenders under the Senior Secured Credit Agreement terminating their commitments thereunder or instituting foreclosure proceedings against their collateral, any of which could have a material adverse effect on our liquidity and our business, financial condition and results of operations. If any such acceleration or foreclosure action occurs, we may not have sufficient assets to repay that indebtedness or be able to borrow sufficient funds to refinance it. Even if we are able to obtain new financing, it may not be on commercially reasonable terms or on terms acceptable to us.

Servicing our indebtedness will require a significant amount of cash. Our ability to generate cash depends on many factors, some of which are not within our control.

Our ability to make scheduled payments on, or to refinance our obligations under, our outstanding indebtedness depends on our ability to generate cash in the future. To a certain extent, this is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. If we are unable to generate sufficient cash flow to service our debt and meet our other commitments, we may be forced to reduce or delay capital expenditures, sell assets, restructure or refinance all or a portion of our debt or seek additional equity capital. We cannot assure you that any such actions, if necessary, could be effected on a timely basis, on commercially reasonable terms, or at all. In addition, the terms of our existing or future debt arrangements could restrict us from effecting any of these actions. For example, the Senior Secured Credit Agreement contains restrictive covenants that include restrictions on our ability to, among other things, incur additional indebtedness, incur liens, consummate certain fundamental changes (such as acquisitions, mergers or liquidations), dispose of assets, pay dividends or other distributions, make investments and enter into transactions with affiliates. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all the debt under the Senior Secured Credit Agreement. See “Business — Description of Certain Indebtedness” for more information. Any such event of default or acceleration could have an adverse effect on the trading price of the Class A Common Stock. Furthermore, the terms of any future debt we may incur could have further additional restrictive covenants. We may not be able to maintain compliance with these covenants in the future, and in the event that we are not able to maintain compliance, we cannot assure you that we will be able to obtain waivers from the lenders or amend the covenants.

Our credit ratings are periodically reviewed by rating agencies, including Standard & Poor’s. These ratings, and any downgrades or any written notice of any intended downgrading or of any possible change, have and may affect our ability to borrow and may increase our costs of borrowings. Any failure to raise additional funds on favorable terms could have a material adverse effect on our liquidity and financial condition.

Risks Relating to Our Dependence on Third Parties

If we are unable to maintain existing, and establish new, arrangements with travel suppliers, or if our travel suppliers and partners reduce or eliminate the commission and other compensation they pay us, our business and results of operations would be negatively impacted.

Our business is dependent on our ability to maintain our relationships and arrangements with existing travel suppliers, such as airlines, hotels, car rentals, hotel consolidators, destination services companies and GDSs, as well as our ability to establish and maintain relationships with new travel suppliers. Adverse changes in key arrangements with our travel suppliers, including an inability of any key travel supplier to fulfill its payment obligation to us in a timely manner, increasing industry consolidation, changes in travel suppliers’ booking practices regarding groups, or our inability to enter into or renew arrangements with these parties on favorable terms, if at all, could reduce the amount, quality, pricing and breadth of the travel services and products that we are able to offer, which could adversely affect our business, financial condition and results of operations.

We generate a significant portion of our revenue from commissions and incentive payments from travel suppliers, especially airline suppliers, and GDSs. If, as a result of a reduction in volumes from airlines shifting volume away from GDSs to the NDC, or any other reason, travel suppliers or GDSs reduce or eliminate the commissions, incentive payments or other compensation they pay to us, our revenue may decline unless we are able to adequately mitigate such reduction by increasing the service fee we charge to our travelers or increasing our transaction volume in a sustainable manner. However, increase in service fees may also result in a loss of potential travelers.

Although we generally maintain formal contractual relationships with our travel suppliers, we do currently, and may continue to, maintain more informal arrangements with certain travel suppliers which can be terminated with or without notice and which can create uncertainty with respect to the agreed terms including pricing. If these arrangements are terminated unexpectedly, or there is disagreement regarding the terms of the agreement with such travel supplier, our financial results or operations could be negatively impacted.

We cannot assure you that our agreements or arrangements with our travel suppliers or travel-related service providers will continue or that our travel suppliers or travel-related service providers will not reduce commissions and other financial incentives, terminate their contracts, make their products or services unavailable to us or default on or dispute their payment or other obligations with us, any of which could reduce our revenue and margins or may require us to initiate legal or arbitral proceedings to enforce contractual payment obligations, which may materially and adversely affect our business, financial condition and results of operations.

Our business and results of operations could be adversely affected if one or more of our major travel suppliers suffers a deterioration in its financial condition or restructures its operations or, as a result of consolidation in the travel industry, loses bookings and revenue.

A substantial portion of our revenue is affected by the prices charged by our travel suppliers, including airlines, GDS service providers, hotels, destination service providers and car rental suppliers, and the volume of products offered by our travel suppliers. As a result, if one or more of our major suppliers suffers a deterioration in its financial condition or restructures its operations, it could adversely affect our business, financial condition and results of operations.

In particular, as a substantial portion of our revenue depends on our sale of airline flights, we could be adversely affected by changes in the airline industry, including consolidations or bankruptcies and liquidations, and in many cases, we have no control over such changes. Consolidation among travel suppliers, including airline mergers and alliances, may increase competition from direct distribution channels related to those travel suppliers and place more negotiating leverage in the hands of those travel suppliers to attempt to lower booking fees and to lower commissions. Changes in ownership of travel suppliers may also cause them to direct less business towards us. If we are unable to compete effectively, our suppliers could limit our access to their content, including exclusive content, and favorable fares and rates and other incentives, which could adversely affect our results of operations. Mergers and acquisitions of airlines may also result in adjustments to routes, a reduction in total flights and overall passenger capacity and changes in fares, which may adversely affect the ability of our business to generate revenue.

Unless we maintain good relationships with our TPN and renew existing, or enter into new, TPN agreements, we may be unable to expand our business, and our financial condition and results of operations may suffer.

Through our Travel Partner Network, we expand our global reach through a set of partners that operate locally (most in non-proprietary regions) under the American Express Global Business Travel and Egencia brands. The partners from the TPN either participate in the network for a fixed fee or use a transaction-based fee structure and deliver service to our global and regional business clients as part of an integrated network. In order to generate increased revenue and achieve higher levels of profitability, we must consistently renew, and enter into new, TPN agreements. The benefits we provide our Network Partners are subject to risks common to the overall travel industry, including factors outside of our control. Additionally, a decline in our financial condition or results of operations may hamper our success in identifying, recruiting, and entering into TPN agreements with a sufficient number of new qualified partners. In addition, our ability, and the ability of our partners, to successfully expand into new markets may be adversely affected by a lack of awareness or acceptance of our brand. To the extent that we are unable to retain competitive travel products and services for our Network Partners, implement effective marketing and promotional programs, and foster recognition and affinity for our brands in new countries, our Network Partners may not perform as expected, and our TPN may be less attractive to independent travel agencies than procuring services directly or through different channels, which may significantly delay or impair our growth. Additionally, a disruption to a TPN relationship may impact customer retention and our financial condition and results of operations may suffer.

We may have disputes with our Network Partners, and they may refuse to implement our strategies or seek to terminate their agreements with us if the brands’ performance is worse than they expected.

Our Network Partners are an integral part of our business, and we may be unable to successfully implement our growth strategy if our Network Partners refuse to participate in such strategies. For example, the refusal by our Network Partners to actively make our travel product and service offerings available to travelers would have a negative impact on our success. In addition, it may be difficult for us to monitor the implementation of our growth strategy by international partners due to our lack of personnel in the countries served by such businesses.

We may have disputes with our Network Partners with respect to our execution of our growth strategy or our performance under their respective agreements. As a result of such disputes, our Network Partners may seek to terminate their agreements with us, we may have to pay losses and damages to them and/or travelers, and our brand image may be adversely impacted. Our business, the results of our operations and our financial condition may be adversely affected by the premature or unexpected termination of our Network Partner agreements.

We plan to renew our existing Network Partner agreements upon expiration. However, we may be unable to retain our Network Partners by renewing such agreements on satisfactory terms, or at all. If a significant number of our existing Network Partner agreements are not renewed, our revenue and profit may decrease. If we cannot attract and retain new Network Partners to replace expired Network Partner relationships, our results of operations could be materially and adversely affected. In addition, if travel suppliers do not include some or all of our Network Partners in our preferred supplier agreements our revenues could be adversely impacted and Network Partners may choose to exit the program, which would further reduce our potential revenues.

Our TPN could take actions that may harm our business.

Our TPN are independent businesses and are not our employees. As such, we do not exercise control over their day-to-day operations. Our TPN may choose not to operate their travel services businesses in a manner consistent with industry standards, our requirements or standards, or the requirements or standards of applicable laws or governmental authorities. If our TPN were to provide diminished quality of service to clients, engage in fraud, including fraud related to our commission structure, misconduct or negligence or otherwise violate the law, our image and reputation may suffer materially, and we may become subject to liability claims based upon their actions. Any such incidents could adversely affect our results of operations.

Travel suppliers’ use of alternative distribution models, such as direct distribution models, could adversely affect our business.

Some of our travel suppliers, including some of our largest airline clients, have sought to increase usage of direct distribution channels. For example, these travel suppliers are trying to move more client traffic to their proprietary websites. This direct distribution trend enables them to apply pricing pressure on intermediaries and negotiate travel distribution arrangements that are less favorable to intermediaries. With travel suppliers’ adoption of certain technology solutions over the last decade, air travel suppliers have increased the proportion of direct bookings relative to indirect bookings. In the future, airlines may increase their use of direct distribution, which may cause a material decrease in their use of our services. Travel suppliers may also offer travelers advantages through their websites such as special fares and bonus miles, which could make their offerings more attractive than those available from us. The possible loss of content (e.g., certain fares, including net fares and NDC content, and availability) from our travel suppliers would also negatively impact us.

In addition, with respect to ancillary products, travel suppliers may choose not to comply with the technical standards that would allow ancillary products to be immediately distributed via intermediaries, thus resulting in a delay before these products become available through us relative to availability through direct distribution. In addition, if enough travel suppliers choose not to develop ancillary products in a standardized way with respect to technical standards our investment in adapting our various systems to enable the sale of ancillary products may not be successful.

Companies with close relationships with end clients, like Facebook, as well as new entrants introducing new paradigms into the travel industry, such as metasearch engines like Google, may promote alternative distribution channels by diverting client traffic away from intermediaries and travel agents, which may adversely affect our business and financial results.

Risks Relating to Employee Matters, Managing Our Growth and Other Risks Relating to Our Business

Our ability to identify, hire and retain senior management and other qualified personnel is critical to our results of operations and future growth.

Much of our future success depends on the continued service, availability and performance of our senior management and other qualified personnel, particularly our professionals with experience in the travel industry. Any of these individuals may choose to terminate their employment with us at any time. The loss of any of these individuals could harm our business and reputation, especially if we have not been successful in developing adequate succession plans. Our business is also dependent on our ability to retain, hire and motivate talented, highly skilled personnel across all levels of our organization. We may be unable to retain personnel or to attract other highly qualified personnel, particularly if we do not offer employment terms that are competitive with the rest of the labor market. As such, we may experience higher compensation costs to retain senior management and qualified personnel that may not be offset by improved productivity or increased sales. If we are unable to continue to successfully attract and retain key personnel, our business may be harmed.

As we continue to grow, including from the integration of employees and businesses acquired in connection with previous or potential future acquisitions, we may find it difficult to hire, integrate, train, retain and motivate personnel who are essential to our future success.

We may not be able to accurately predict our future capital needs, and we may not be able to obtain additional financing to fund our operations.

We may need to raise additional funds in the future. Any required additional financing may not be available on terms acceptable to us, or at all. If we raise additional funds by issuing equity securities or convertible debt, investors may experience significant dilution of their ownership interest, and the newly issued securities may have rights senior to those of the holders of our Common Stock. If we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operational flexibility and would also require us to incur interest expense. If additional financing is not available when required or is not available on acceptable terms, we may have to scale back our operations, and we may not be able to expand our business, take advantage of business opportunities or respond to competitive pressures, which could negatively impact our revenue and the competitiveness of our services.

We may be unable to identify and consummate new acquisition opportunities, which would significantly impact our growth strategy.

Acquisitions have been and are expected to continue to be a critical part of our growth strategy. The travel service industry is highly competitive, and we face competition for acquisition opportunities from many other entities, including financial investors, some of which are significantly larger, have greater resources and lower costs of capital, are well established and have extensive experience in identifying and completing acquisitions. This competitive market for a small number of business opportunities may make it more challenging to identify and successfully capitalize on acquisition opportunities that meet our objectives. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not complete acquisitions successfully that we target in the future. Further, the fact that we are subject to supervision, examination and regulation by the Board of Governors of the Federal Reserve System (“Federal Reserve”) under the BHC Act could limit our ability to engage in acquisition activity (See “— Risks Relating to Regulatory, Tax and Litigation Matters — Because we are deemed to be “controlled” by American Express under the BHC Act, we are and will be subject to supervision, examination and regulation by the Federal Reserve which could adversely affect our future growth and our business, results of operations and financial condition”). In addition, under the Shareholders Agreement, American Express could prevent us from engaging in acquisitions of companies that provide products and services other than certain pre-approved products and services, if, after cooperating with us for a period of time to reach a mutually agreeable solution, American Express reasonably concludes that such acquisitions would have an adverse effect on American Express’s regulatory status under applicable banking laws. If we cannot identify and acquire desirable businesses at favorable prices, or if we are unable to finance acquisition opportunities on commercially favorable terms, our business, financial condition or results of operations could be materially adversely affected. See “Certain Relationships and Related Party Transactions — GBT Related Party Transactions — Shareholders Agreement.”

Acquisition activity presents certain risks to our business, operations and financial condition, and we may not realize the financial and strategic goals contemplated at the time of a transaction. We have made, and in the future, expect to make, acquisitions to expand into new travel and geographic markets. Our ability to successfully implement our acquisition strategy will depend on our ability to identify, negotiate, complete and integrate acquisitions, including the Egencia Acquisition, and, if necessary, to obtain satisfactory debt or equity financing to fund those acquisitions. Mergers and acquisitions are inherently risky, and any mergers and acquisitions that we complete may not be successful. We regularly consider acquisition opportunities as well as other forms of business combinations. Historically, we have been involved in numerous transactions of various magnitudes, for consideration which included cash, securities or combinations thereof. We intend to continue to evaluate and pursue appropriate acquisition opportunities as they arise in the expansion of our operations. No assurance can be given with respect to the timing, likelihood or financial or business effect of any possible transaction. As part of our regular ongoing evaluation of acquisition opportunities, we are currently engaged in a number of unrelated preliminary discussions concerning possible acquisitions. We are in the early stages of such discussions and have not entered into any agreement in principle with respect to any possible acquisitions not expressly described in this prospectus. The purchase price for possible acquisitions may be paid in cash, through the issuance of equity, the incurrence of additional indebtedness or a combination thereof. Prior to consummating any such possible acquisition, we, among other things, will need to satisfactorily complete our due diligence investigation, negotiate the financial and other terms (including price) and conditions of such acquisitions, obtain necessary consents and approvals, and if necessary, obtain financing. Furthermore, our ability to consummate and finance acquisitions may be limited by the terms of our existing or future debt arrangements. We cannot predict if any such acquisition will be consummated or, if consummated will result in a financial or other benefit to us. The process of integrating an acquired company’s business, including Egencia’s business, into our operations and investing in new technologies is challenging and may result in expected or unexpected operating or compliance challenges, which may require significant expenditures and a significant amount of our management’s attention that would otherwise be focused on the ongoing operation of our business. The potential difficulties or risks of integrating an acquired company’s business include the following, among others, which risks can be magnified when one or more integrations are occurring simultaneously or within a small period of time:

●	the effect of the acquisition on our financial and strategic positions and our reputation;
●	risk that we are unable to obtain the anticipated benefits of the acquisition, including synergies, economies of scale, revenues and cash flow;
●	retention risk with respect to key clients, service providers and travel advisors, and challenges in retaining, assimilating and training new employees;
●	potential increased expenditure on human resources and related costs;

●	retention risk with respect to an acquired company’s key executives and personnel;
●	potential disruption to our ongoing business;
●	especially high degree of risk for investments in immature businesses with unproven track records and technologies, with the possibility that we may lose the value of our entire investments or incur additional unexpected liabilities;
●	risk of entering new jurisdictions and becoming subject to foreign laws and regulations not previously applicable to us;
●	potential diversion of cash for an acquisition, ongoing operations or integration activities that would limit other potential uses for cash including information technology (“IT”) infrastructure, marketing and other investments;
●	the assumption of known and unknown debt and other liabilities and obligations of the acquired company;
●	potential integration risks relating to acquisition targets that do not maintain internal controls and policies and procedures over financial reporting as would be required of a public company, which may amplify our risks and liabilities with respect to our ability to maintain appropriate internal controls and procedures;
●	inadequacy or ineffectiveness of an acquired company’s disclosure controls and procedures and/or environmental, health and safety, anti-corruption, human resources or other policies and practices;
●	challenges in reconciling accounting issues, especially if an acquired company utilizes accounting principles different from those that we use; and
●	challenges in complying with newly applicable laws and regulations, including obtaining or retaining required approvals, licenses and permits.

We anticipate that any future acquisitions we may pursue as part of our business strategy may be partially financed through additional debt or equity. If new debt is added to current debt levels, or if we incur other liabilities, including contingent liabilities, in connection with an acquisition, the debt or liabilities could impose additional constraints and requirements on our business and operations, which could materially adversely affect our financial condition and results of operations. If we are not able to obtain such necessary financing, it could have an impact on our ability to consummate a substantial acquisition and execute our growth strategy. Also, consideration paid for any future acquisitions could include the Class A Common Stock or other equity securities, which could cause dilution to existing stockholders and to earnings per share.

We may not realize the intended benefits of the Egencia Acquisition.

On November 1, 2021, we completed the Egencia Acquisition. However, we may not realize some or all of the expected benefits of the Egencia Acquisition. Integrating Egencia into our business may be disruptive to our business and may adversely affect our existing relationships with employees and business partners.

Uncertainties related to the integration of Egencia may also impair our ability to attract, retain and motivate key personnel and could divert the attention of our management and other employees from day-to-day business and operations. If Expedia, Inc. were to fail to fulfill all of its obligations under the Egencia TSA (as defined herein), we might not be able to replace these services in a timely manner, which may prevent us from fully realizing the benefits of the Egencia Acquisition. The Egencia Acquisition involves a number of risks and could present financial, managerial and operational challenges, including difficulties in effectively integrating the financial and operational systems of the Egencia business into our financial and operational reporting infrastructure and internal control framework in an effective and timely manner. If we are unable to effectively manage these risks, the business, results of operations, financial condition, internal control environment and prospects of our business may be adversely affected.

Any due diligence conducted by us in connection with potential future acquisitions may not reveal all relevant considerations or liabilities of the target business, which could have a material adverse effect on our financial condition or results of operations.

We intend to conduct such due diligence as we deem reasonably practicable and appropriate based on the facts and circumstances applicable to any potential acquisition. The objective of the due diligence process will be to identify material issues which may affect the decision to proceed with any one particular acquisition target or the consideration payable for an acquisition. We also intend to use information revealed during the due diligence process to formulate our business and operational planning for, our valuation of and integration planning for, any target company or business. While conducting due diligence and assessing a potential acquisition, we may rely on publicly available information, if any, information provided by the relevant target company to the extent such company is willing or able to provide such information and, in some circumstances, third-party investigations.

We cannot assure you that the due diligence undertaken with respect to a potential acquisition will reveal all relevant facts that may be necessary to evaluate such acquisition or to formulate a business strategy. Furthermore, the information provided during due diligence may be incomplete, inadequate or inaccurate. As part of the due diligence process, we will also make subjective judgments regarding the results of operations, financial condition and prospects of a potential opportunity. If the due diligence investigation fails to correctly identify material issues and liabilities that may be present in a target company or business, or if we consider such material risks to be commercially acceptable relative to the opportunity, and we proceed with an acquisition, we may subsequently incur substantial impairment charges or other losses.

We face pension and other post-retirement benefit obligations.

We have underfunded pension and other postretirement benefit obligations to certain of our associates and retirees in the UK, in particular through the HRG Pension Scheme, under which we have funding obligations. We also have limited underfunded and/or unfunded pension and other postretirement benefit obligations in Germany, Italy, France, Switzerland, Mexico and Taiwan. Our ability to satisfy the funding requirements associated with our pension and other postretirement benefit obligations to our employees and retirees will depend on our cash flows from operations and our ability to access credit and the capital markets. The funding requirements of these benefit plans and the related expense reflected in our consolidated financial statements are affected by several factors that are subject to an inherent degree of uncertainty and volatility, including government regulation.

Key assumptions used to value our benefit obligations and the cost of providing such benefits under all of our defined benefit plans, funding requirements and expense recognition include the discount rate, the expected long-term rate of return on pension assets, and assumptions underlying actuarial methods. If the actual trends in these factors are less favorable than our assumptions, we may need to contribute cash to fund our obligations under these plans, thereby reducing cash available to fund our operations or service our debt, which could have an adverse effect on our business, financial condition and results of operations. As of December 31, 2022, our unfunded/underfunded pension obligations were $147 million. Further declines in the value of the plan investments or unfavorable changes in law or regulations that govern pension plan funding could materially change the timing and amount of required funding.

Under the UK Pensions Act 2004, the Pensions Regulator in the UK may issue a contribution notice or a financial support direction to any employer in the HRG Pension Scheme or any person who is connected with or is an associate of any such employer. The Pensions Regulator must satisfy a number of prescribed statutory tests in order to do so. The terms “associate” and “connected person” are broadly defined in the relevant legislation and could cover our significant shareholders and others deemed to be shadow directors under the legislation.

Liabilities imposed under a contribution notice or financial support direction may be up to the amount of the buy-out deficit in the HRG Pension Scheme.

Under the arrangements with the trustees of the HRG Pension Scheme, an actuarial valuation of the assets and liabilities of the scheme is undertaken every three years in order to determine cash funding rates. When a valuation is calculated, the funding position is affected by the financial market conditions at the valuation date. If the returns on the assets are lower than expected over the period to the next valuation, or a lower future investment return assumption is adopted at the next valuation, the deficit would likely increase, potentially leading to a higher level of future deficit payments.

A decline in the liability discount rate, lower-than-expected investment return on pension assets and other factors could affect our results of operations or amount of pension funding contributions in future periods.

Our results of operations may be negatively affected by the amount of expense we record for our pension and other post-retirement benefit plans, reductions in the fair value of plan assets and other factors. We calculate income or expense for our plans using actuarial valuations in accordance with GAAP.

These valuations reflect assumptions about financial market and other economic conditions, which may change based on changes in key economic indicators. The most significant year-end assumptions used to estimate pension or other post-retirement benefit income or expense for the following year are the discount rate applied to plan liabilities and the expected long-term rate of return on plan assets. In addition, we are required to make an annual measurement of plan assets and liabilities, which may result in a significant charge to shareholders’ equity. For a discussion regarding how our financial statements can be affected by pension and other post-retirement benefits, see note 17 to our consolidated financial statements included elsewhere in this prospectus. Although GAAP expense and pension funding contributions are impacted by different regulations and requirements, the key economic factors that affect GAAP expense would also likely affect the amount of cash or securities we would contribute to the pension plans.

Risks Relating to Intellectual Property, Information Technology, Data Security and Privacy

Any termination of the A&R Trademark License Agreement for rights to the American Express trademarks used in our business, including failure to renew the license upon expiration, could adversely affect our business and results of operations.

In May 2022, we executed the A&R Trademark License Agreement pursuant to which we continue to license the American Express trademarks used in the American Express Global Business Travel brand, and we license the American Express trademarks used in the American Express GBT Meetings & Events brand. If we fail to comply with certain of our obligations under the A&R Trademark License Agreement or for other specified reasons (including, without limitation, if such trademark license materially and detrimentally impacts the validity, enforceability or value of the American Express trademarks, if certain net promoter scores or business customer satisfaction scores decline or other events occur constituting a “Major Brand Event” as such term is used in the A&R Trademark License Agreement, if such trademark license is no longer permitted under, or if we materially violate any, applicable banking laws, including the BHC Act, and if any of certain competitors of American Express become beneficial owners of more than a certain percentage of our equity securities), American Express can terminate the A&R Trademark License Agreement following applicable notice and/or satisfaction by American Express of certain conditions, provided that in certain circumstances we may be able to avoid termination through satisfaction of certain conditions. Following termination of the A&R Trademark License Agreement, including any failure to renew the license upon expiration of the initial term, we may be required to immediately cease using the licensed American Express trademarks used in our brands and, in limited circumstances upon a termination by American Express for cause, pay liquidated damages to American Express, each of which could adversely affect our business, financial condition and results of operations.

Any failure to maintain or enhance the reputation of our brands, including the brands in which we use the licensed American Express trademarks, could adversely affect our business and results of operations.

If we are unable to maintain or enhance the reputation of our brands, including the American Express Global Business Travel and American Express GBT Meetings & Events brands which include the American Express trademarks licensed under the A&R Trademark License Agreement with American Express, and generate demand in a cost-effective manner, it could negatively impact our ability to compete in the travel industry and could have a material adverse effect on our business, financial condition and results of operations.

Brand value can be severely damaged even by isolated incidents, particularly if the incidents receive considerable negative publicity or result in litigation. Some of these incidents may occur in the ordinary course of our business or the business of our partners or affiliates. Other incidents may arise from events that are or may be beyond our control and may damage our brands, such as actions taken (or not taken) by one or more travel suppliers, travel advisors, partners or affiliates relating to information security and data privacy, adverse publicity, litigation and claims, failure to maintain high ethical and moral standards for all of our operations and activities, failure to comply with local laws and regulations, and illegal activity targeted at us or others. If, under the A&R Trademark License Agreement, certain events impacting the licensed American Express trademarks used in our business occur, we may be required to financially contribute to a fund to rehabilitate the licensed American Express trademarks used in our business and/or American Express may be entitled to terminate the A&R Trademark License Agreement. Our brand value could diminish significantly if any such incidents or other matters erode client confidence in us or in American Express with respect to the licensed American Express trademarks used in our business, which may result in a decrease in client activity, our total travel advisor count and, ultimately, lower fees, which in turn could materially and adversely affect our business, financial condition and results of operations.

Our commitments under, and limitations imposed by, the A&R Trademark License Agreement for rights to the American Express trademarks used in our business, could adversely affect our business and result of operations.

As a condition of our license for the American Express trademarks used in our business, we are required to (i) offer, promote and market only American Express payment products to our current or potential clients, (ii) use commercially reasonable efforts to make American Express products and services the default and/or first payment option when our clients and their personnel use or otherwise select a payment method, and (iii) for each applicable country or jurisdiction in which American Express offers payment products, exclusively make American Express payment products available to our employees, each subject to certain exceptions. We are also limited in our ability to offer, promote, market or provide any scorecard or travel-related benefit to or through any American Express competitor, third-party travel agency or any other third-party, in each case as a card member benefit. These restrictions may prohibit us from entering into advantageous business opportunities with unrelated parties, which could adversely affect our business, financial condition and results of operations.

Any termination of, or failure to renew, the agreement with American Express related to joint negotiations with travel suppliers for travel supplier content for both us and American Express’ Travel and Lifestyle Services division, could adversely affect our business and results of operations.

Under the Travel and Lifestyle Services Operating Agreement with American Express (“TLSOA”), we negotiate with certain travel suppliers on our behalf and on behalf of American Express’ Travel and Lifestyle Services division (“TLS”) for travel content to be provided to our respective clients and for various supplier incentives.

Under certain of our travel supplier agreements, our compensation is based on the total amount of travel volume sold by both us and certain third parties, including TLS. If we are unable to include the TLS travel volume in the total amount of travel volume attributed to us under these travel supplier agreements, whether as a result of a termination of the TLSOA, any failure of the parties to renew the TLSOA upon expiration, or otherwise, our performance under these travel supplier agreements could be impacted, and our associated compensation reduced, which could adversely affect our business, financial condition and results of operations.

If we fail to develop new and innovative technologies or enhance our existing technologies and grow our systems and infrastructure in response to changing client demands and rapid technological change, our business may suffer.

The travel industry is subject to changing client preferences and demands relating to travel and travel-related services, including in response to constant and rapid technological change. These characteristics are changing at an even greater pace as travel providers seek to address client needs and preferences resulting from the COVID-19 pandemic. If we are unable to develop or enhance technology in response to such changes, products or technologies offered or developed by our competitors may render our services less attractive to travelers.

Our ability to provide best-in-class service to our travelers depends upon the use of sophisticated information technologies and systems, including technologies and systems used for reservation systems, communications, procurement and administrative systems. As our operations grow in both size and scope, we continuously need to improve and upgrade our systems and infrastructure to offer and provide support for an increasing number of travelers and travel providers enhanced products, services, features and functionality, while maintaining the reliability and integrity of our systems and infrastructure. We may fail to effectively scale and grow our systems and infrastructure to accommodate these increased demands. Further, our systems and infrastructure may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could be harmful to our business, or could contain errors, bugs or vulnerabilities.

Our future success also depends on our ability to understand, adapt and respond to rapidly changing technologies in the travel industry that will allow us to address evolving industry standards and to improve the breadth, diversity and reliability of our services. For example, technological platforms that include the use of AI to analyze known traveler data and preferences to develop a tailored travel plan are being developed. As they are in the early stages, we must understand and respond to the potential impacts of such technology.

We may not be successful, or may be less successful than our current or new competitors, in developing such technology, which would negatively impact our business and financial performance.

If we are not able to maintain existing systems, obtain new technologies and systems, or replace or introduce new technologies and systems as quickly as our competitors or in a cost-effective manner, our business and operations could be materially adversely affected. Also, we may not achieve the benefits anticipated or required from any new technology or system or be able to devote financial resources to new technologies and systems in the future.

We rely on information technology to operate our business. System interruptions, defects and slowdowns, including with respect to information technology provided by third parties, may cause us to lose travelers or business opportunities or to incur liabilities.

We rely on IT systems to service our clients and enable transactions to be processed on our platforms.

If we are unable to maintain and improve our IT systems and infrastructure, this may result in system interruptions, defects and slowdowns. In the event of system interruptions and/or slow delivery times, prolonged or frequent service outages or insufficient capacity that impedes us from efficiently providing services to travelers, we may lose travelers and revenue or incur liabilities. Further, errors, bugs, vulnerabilities, design defects, or technical limitations within our IT systems may lead to negative experiences for our clients, compromised ability to perform services in a manner consistent with our terms, contracts, or policies, delayed product introductions or enhancements, compromised ability to protect the data of our users, other clients, employees and business partners and/or our intellectual property or other data, or reductions in our ability to provide some or all of our services.

Our IT systems are vulnerable to damage, interruption or fraudulent activity from various causes, any of which could have a material adverse impact on our business, financial condition or results from operations including:

●	power losses, computer systems defects or failure, errors, bugs or vulnerabilities, computer viruses and other contaminants, internet and telecommunications or data network failures, losses and corruption of data and similar events;
●	operator error, penetration by individuals seeking to disrupt operations, misappropriate information or perpetrate fraudulent activity and other physical or electronic breaches of security;
●	the failure of third-party software, systems or services that we rely upon to maintain our own operations;
●	lack of cloud computing capabilities and other technical limitations; and
●	natural disasters, fires, pandemics, wars and acts of terrorism.

In addition, we are dependent upon software, equipment and services provided and/or managed by third parties in the operation of our business. We currently rely on a variety of third-party systems, service providers and software companies, including GDSs and other electronic central reservation systems used by airlines, various channel managing systems and reservation systems used by other travel suppliers, as well as other technologies used by payment gateway providers. In particular, we rely on third parties for:

●	the hosting of our websites;
●	the hosting of websites of our travel suppliers, which we may rely on;
●	certain software underlying our technology platform;
●	transportation ticketing agencies to issue transportation tickets and travel assistance products, confirmations and deliveries;
●	assistance in conducting searches for airfares and to process air ticket bookings;
●	processing hotel reservations for hotels not connected to our management systems;
●	processing credit card, debit card and net banking payments;

●	providing computer infrastructure critical to our business;
●	providing after hours travel management services; and
●	providing client relationship management services.

Any disruption or failure in the software, equipment and services provided and/or managed by these third parties, or errors, bugs or vulnerabilities, could result in performance delays, outages or security breaches that could be harmful to our business. Generally, our third-party IT service providers have disaster recovery and business continuity plans relating to the services provided to us. However, if certain system failures occur, we may not be able to switch to back-up systems immediately, and the time to fully recover could be prolonged.

In the event that the performance of such software, equipment or services provided and/or managed by third parties deteriorates or our arrangements with any of these third parties related to the provision and/or management of software, equipment or services are terminated, we may not be able to find alternative services, equipment or software on a timely basis, on commercially reasonable terms, or at all. Even if we are able to find alternative services, equipment or software, we may not be able to do so without significant cost or disruptions to our business, and our relationships with our travelers may be adversely impacted. Our failure to secure agreements with such third parties, or the failure of such third parties to perform under such agreements, may have a material adverse effect on our business, financial condition or results of operations.

We may have inadequate insurance coverage or insurance limits to compensate for losses from a major interruption, and remediation may be costly and have a material adverse effect on our operating results and financial condition. Any extended interruption or degradation in our technologies or systems could significantly curtail our ability to conduct our business and generate revenue.

Our use of “open source” software could adversely affect our ability to protect our proprietary software and subject us to possible litigation.

We use open source software in connection with our software development. From time to time, companies that use open source software have faced claims challenging the use of open source software and/or demanding compliance with open source license terms. We could be subject to suits by parties claiming ownership of what we believe to be open source software, or claiming non-compliance with open source licensing terms. Some open source licenses require licensees who distribute software containing, linking to or derived from open source software to make publicly available the source code of such distributed software, which in some circumstances could be valuable proprietary code, license our software for free or permit others to make derivative works based on such software. While we have implemented policies to ensure that no open source software is used in a manner that would require us to disclose our proprietary source code, license our software for free or permit others to make derivative works based on it, there can be no guarantee that such use could not inadvertently occur. Any requirement to disclose our proprietary source code, license it for free or license it for purposes of making derivative works, and any requirement to pay damages for breach of contract and/or intellectual property infringement may have a material adverse effect on our business, results of operations or financial condition, and could help our competitors develop services that are similar to or better than ours.

Our processing, storage, use and disclosure of personal data, including of travelers and our employees, exposes us to risks stemming from possible failure to comply with governmental law and regulation and other legal obligations.

In our processing of travel transactions, we or our travel suppliers and third-party service providers collect, use, analyze and transmit a large volume of personal information. There are numerous laws with a significant impact on our operations regarding privacy, cyber security and the storage, sharing, use, analysis, processing, transfer, disclosure and protection of personal information and consumer data, the scope of which are changing, subject to differing interpretations, and may be inconsistent between states within a country or between countries. For example, the GDPR, became effective on May 25, 2018, and has resulted and will continue to result in significantly greater compliance burdens and costs for companies with users and operations in the EU. The GDPR imposes numerous technical and operational obligations on processors and controllers of personal data and provides numerous protections for individuals in the EU, including, but not limited to, notification requirements for data breaches, the right to access personal information and the right to delete personal information. The GDPR provides data protection authorities with enforcement powers which include the ability to restrict processing activities and impose fines of up to 20 million Euros or up to 4% of the annual global revenues of the infringer, whichever is greater. In addition, the GDPR imposes strict rules on the transfer of personal data out of the

EU to a “third country,” including the U.S. These obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other requirements or our practices. As a result of our relationship with American Express, we currently have the benefit of the Binding Corporate Rules which govern inter-company international data transfers that are intended to achieve compliance with such data transfer rules. Currently, the Binding Corporate Rules continue to be a compliant means of international transfers of data following the Schrems II ruling in 2021. In addition, we are currently in the process of transitioning to the use of our own Binding Corporate Rules although there is no guarantee that such transition will be successfully completed or be sufficient to achieve compliance with applicable data protection legislation as it continues to evolve.

Following the UK’s exit from the EU, the UK has kept the GDPR laws under the UK GDPR. The UK Data Protection Act contains provisions, including its own derogations, for how the GDPR is applied in the UK. The UK Data Protection Act has been enacted alongside the UK GDPR.

From the beginning of 2021 (when the transitional period following Brexit expired), we have been required to continue to comply with GDPR and also the UK Data Protection Act and the UK GDPR, under which the applicable entities may be subject to fines for non-compliance that are of the same amount as provided for in the GDPR. On June 28, 2021, the EU approved adequacy decisions for the EU GDPR and the Law Enforcement Directive (LED). This means that in the majority of circumstances, data can continue to flow from the EU and the EEA to the UK without the need for additional safeguards. Both decisions are expected to last until June 27, 2025. It is expected that the European Commission in 2024 will commence work to determine whether or not to extend the adequacy decisions for the UK for a further period up to a maximum of another four years. For completeness, the UK government has stated that transfers of data from the UK to the EEA in most cases are permitted to continue without change. It says it will keep this under review.

Further, we are subject to evolving laws and regulations that dictate whether, how, and under what circumstances we can transfer, process and/or receive personal data. For example, in July 2020, the Court of Justice of the European Union invalidated the “EU-US Privacy Shield,” a framework for transfers of personal data from the European Economic Area to the United States. While the same Court of Justice of the European Union (“CJEU”) decision considered and left intact the Standard Contractual Clauses (“SCCs”), another mechanism to safeguard data transfers from the EU to third countries, including the U.S., reliance on SCCs is subject to enhanced due diligence on the data importer’s national laws, according to the CJEU. Additional measures may have to accompany the SCCs for a transfer to be compliant. If a new transatlantic data transfer framework is not adopted and we are unable to continue to rely on SCCs or validly rely upon other alternative means of data transfers from the European Economic Area or the United Kingdom to the U.S. and other countries where safeguards for transfers of personal data are required under the GDPR (and UK GDPR), we may be unable to operate material portions of our business in the European Economic Area or the United Kingdom as a result of the CJEU’s ruling and related guidance of competent European and national agencies, which would materially and adversely affect our business, financial condition, and results of operations. Additionally, if we are restricted from sharing data among our products and services, or if we are restricted from sharing data with our travel suppliers and third-party service providers, it could affect our ability to provide our services or the manner in which we provide our services. Our current data transfer practices may also be more closely reviewed by supervisory authorities and could become subject to private actions.

In the U.S., the California Consumer Privacy Act (“CCPA”) became effective on January 1, 2020, and limits how we may collect and use personal information, including by requiring companies that process information relating to California residents to make disclosures to consumers about their data collection, use and sharing practices, provide consumers with rights to know and delete personal information and allow consumers to opt out of certain data sharing with third parties. The CCPA also creates an expanded definition of personal information, imposes special rules on the collection of consumer data from minors, and provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase the likelihood and cost of data breach litigation. The potential effects of this legislation are far-reaching and may require us to modify our data processing practices and policies and incur substantial costs and expenses in compliance and potential ligation efforts. Further, the California Privacy Rights Act (“CPRA”), which took effect in January 2023, creates certain additional rights for California residents. For example, the CPRA creates the new category of “sensitive personal information,” which covers data types such as precise geolocation information, biometric information, race and ethnicity, and information regarding sex life or sexual orientation. The CPRA also creates new rights for California residents to direct a business to limit the use and disclosure of such information to that which is necessary to perform the services reasonably expected by the consumer and to request that a company correct inaccurate personal information that is retained by the company. The Virginia Consumer Data Protection Act, which took effect in January 2023, gives new data protection rights to Virginia residents and imposes additional obligations on controllers and processors of consumer data similar to the CCPA and CPRA. Other states have signed into law or are considering legislation governing the handling of personal data, indicating a trend toward more stringent privacy legislation in the U.S. In addition to the existing framework of data privacy laws and regulations, the

U.S. Congress, U.S. state legislatures and many states and countries outside the U.S. are considering new privacy and security requirements that would apply to our business. Compliance with current or future privacy, cyber security, data protection, data governance, account access and information and cyber security laws requires ongoing investment in systems, policies and personnel and will continue to impact our business in the future by increasing our legal, operational and compliance costs and could significantly curtail our collection, use, analysis, sharing, retention and safeguarding of personal information and restrict our ability to fully maximize our closed-loop capability, deploy data analytics or AI technology or provide certain products and services, which could materially and adversely affect our profitability. We or our third-party service providers could be adversely affected if legislation or regulations are expanded to require changes in our or our third-party service providers’ business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our or our third-party service providers’ business, results of operations or financial condition.

As a merchant that processes and accepts cards for payment, we have adopted and implemented internal controls over the use, storage and security of card data pursuant to the Payment Card Industry Data Security Standards. We assess our compliance with the Payment Card Industry Data Security Standards rules on a periodic basis and make necessary improvements to our internal controls. If we fail to comply with these rules or requirements, we may be liable for card issuing banks’ costs, subject to fines and higher transaction fees, and lose our ability to accept credit and debit card payments from our clients, or facilitate other types of online payments, and our business and operating results could be adversely affected. For existing and future payment options we offer to both our business clients and travel suppliers, we may become subject to additional regulations and compliance requirements, including obligations to implement enhanced authentication processes, which could result in significant costs to us and our travel suppliers and reduce the ease of use of our payments options.

While we have taken steps to comply with privacy, cyber security, data protection, data governance, account access and information and cyber security laws and PCI-DSS, any failure or perceived failure by us, our third-party service providers, our independent travel advisors or our partners or affiliates to comply with the privacy policies, privacy- or cyber security-related obligations to travelers or other third parties, or privacy- or cybersecurity-related legal obligations could result in potentially significant regulatory and/or governmental investigations and/or actions, litigation, fines, sanctions, monetary penalties and damages, ongoing regulatory monitoring and increased regulatory scrutiny, client attrition, diversion of management’s time and attention, decreases in the use or acceptance of our cards and damage to our reputation and our brand, all of which could have a material adverse effect on our business and financial performance. In recent years, there has been increasing regulatory enforcement and litigation activity in the areas of privacy, data protection and information and cyber security in the U.S., the EU and various other countries in which we operate.

Cybersecurity attacks or security breaches could adversely affect our ability to operate, could result in personal information and our proprietary information being lost, stolen, made inaccessible, improperly disclosed or misappropriated and may cause us to be held liable or subject to regulatory penalties and sanctions and to litigation (including class action litigation), which could have a material adverse effect on our reputation and business.

We, and our travel suppliers and third-party service providers on our behalf, collect, use and transmit a large volume of personal information, which pose a tempting target for malicious actors who may seek to carry out cyber-attacks against us or our suppliers or service providers. The secure transmission of client information over the internet is essential in maintaining the confidence of travel suppliers and travelers. Substantial or ongoing data security breaches or cyber-attacks, whether instigated internally or externally on our system or other internet-based systems, expose us to a significant risk of loss, theft, the rendering inaccessible, improper disclosure or misappropriation of this information, and resulting regulatory actions, litigation (including class action litigation) and potential liability, damages and regulatory fines and penalties, and other related costs (including in connection with our investigation and remediation efforts), which could significantly affect our reputation and harm our business. Further, some of our third-party service providers, travel suppliers and other third parties may receive or store information, including client information provided by us. Our travel suppliers currently require most travelers to pay for their transactions with their credit card, especially in the U.S. Increasingly sophisticated technological capabilities pose greater cybersecurity threats and could result in a cyber-attack or a compromise or breach of the technology that we use to protect client transaction data. In addition, the Cybersecurity and Infrastructure Security Agency, has warned all organizations in the U.S. to be on guard against possible cyber-attacks coming from Russia which have the potential to disrupt business operations, limit access to essential services, and threaten public safety. Any significant adverse change in any of these factors could have a material adverse effect on our business, results of operations and financial condition.

We incur material expense to protect against cyber-attacks and security breaches and their consequences, and we may need to increase our security-related expenditures to maintain or increase our systems’ security in the future. However, despite these efforts, our security measures may not prevent cyber-attacks or data security breaches from occurring, and we may ultimately fail to detect, or accurately assess the severity of, a cyber-attack or security breach or not respond quickly enough. In addition, to the extent we experience a cyber-attack or security breach, we may be unsuccessful in implementing remediation plans to address exposure and future harms. It is possible that computer circumvention capabilities, new discoveries or advances or other developments, which change frequently and often are not recognized until launched against a target, could result in a compromise or breach of client data, even if we take all reasonable precautions, including to the extent required by law. These risks are likely to increase as we expand our offerings, expand internationally, integrate our products and services, and store and process more data, including personal information and other sensitive data. Further, if any of our third-party service providers, travel suppliers or other third parties with whom we share client data fail to implement adequate data-security practices or fail to comply with our terms and policies or otherwise suffer a network or other security breach, our clients’ information may be improperly accessed, used or disclosed. We maintain a comprehensive portfolio of insurance policies to meet both our legal obligations and to cover perceived risks within our business, including those related to cybersecurity. We believe that our coverage and the deductibles under these policies are adequate for the risks that we face.

If a party (whether internal, external, an affiliate or unrelated third-party) is able to circumvent our data security systems or those of the third parties with whom we share client information or engage in cyber-attacks, such cyber-attacks or data breaches could result in such party obtaining our proprietary information, the loss, theft or inaccessibility of, unauthorized access to, or improper use or disclosure of, our clients’ data and/or significant interruptions in our operations. Cyber-attacks and security breaches could also result in severe damage to our IT infrastructure, including damage that could impair our ability to offer our services. In addition, cyber-attacks or security breaches could result in negative publicity, damage our reputation, divert management’s time and attention, increase our expenditure on cybersecurity measures, expose us to risk of loss or litigation and possible liability, subject us to regulatory penalties and sanctions (and lead to further enhanced regulatory oversight), or cause travelers and potential travel suppliers to lose confidence in our security and choose to use the services of our competitors, any of which would have a material adverse effect on our brands, market share, results of operations and financial condition.

Third parties may claim that the operation of our business infringes on their intellectual property rights. These claims could be costly to defend, result in injunctions and significant damage awards and limit our ability to use key technologies in the future (or require us to implement workarounds), which may cause us to incur significant costs, prevent us from commercializing our products and services or otherwise have a material adverse effect on our business.

In recent years, in the markets in which we operate, there has been considerable patent, copyright, trademark, domain name, trade secret and other intellectual property development activity, as well as litigation, based on allegations of infringement, misappropriation or other violations of intellectual property. Furthermore, individuals and groups can purchase patents and other intellectual property assets for the purpose of making claims of infringement to extract settlements from companies like ours. We may be subject to claims of alleged infringement, misappropriation or other violation of the intellectual property rights of our competitors or other third parties in the operation of our businesses, including for our use of third-party intellectual property rights or our internally developed or acquired intellectual property, technologies and content. We cannot guarantee we have not, do not or will not infringe, misappropriate or otherwise violate the intellectual property rights of others. If we were to discover that our products or services infringe, misappropriate or otherwise violate the intellectual property rights of others, we may need to obtain licenses or implement workarounds that could be costly. We may not be able to obtain the necessary licenses on acceptable terms, or at all, or be able to implement workarounds successfully. Moreover, if we are sued for infringement, misappropriation or other violation of a third-party’s intellectual property rights and such claims are successfully asserted against us, we could be required to pay substantial damages or ongoing royalty payments or to indemnify our licensees, or could be enjoined from offering our products or services or using certain technologies or otherwise be subject to other unfavorable circumstances. Accordingly, our exposure to damages resulting from such claims could increase and this could further exhaust our financial and management resources. Further, during the course of any litigation, we may make announcements regarding the results of hearings and motions, and other interim developments. If securities analysts and investors regard these announcements as negative, the market price of the Class A Common Stock may decline. Even if intellectual property claims do not result in litigation or are resolved in our favor, these claims (regardless of their merit) and the time and resources necessary to resolve them, could divert the resources of our management and require significant expenditures. Any of the foregoing could prevent us from competing effectively and could have an adverse effect on our business, operating results and financial condition.

Our failure to adequately protect our intellectual property may negatively impact our ability to compete effectively against competitors in our industry.

Our success and ability to compete depend, in part, upon our intellectual property, including our brands, technology and database. In the U.S. and other jurisdictions, we rely on a combination of copyright, trademark, patent, and trade secret laws, as well as license and confidentiality agreements and internal policies and procedures to protect our intellectual property. Even with these precautions, however, it may be possible for another party to infringe, copy or otherwise obtain and use our owned or licensed intellectual property without our authorization or to develop similar intellectual property independently, particularly in those countries where effective trademark, domain name, copyright, patent and trade secret protection may not be available. Even where effective protection is available, policing unauthorized use of our intellectual property is difficult and expensive. If it becomes necessary for us to litigate to protect these rights, any proceedings could be burdensome and costly, could result in counterclaims challenging our ownership of intellectual property or its validity or enforceability or accusing us of infringement, and we may not prevail. We cannot be certain that the steps that we have taken or will take in the future will prevent misappropriation or infringement of intellectual property used in our business. Unauthorized use and misuse of our intellectual property or intellectual property we otherwise have the rights to use could reduce or eliminate any competitive advantage we have developed, potentially causing us to lose sales or actual or potential clients, or otherwise harm our business, resulting in a material adverse effect on our business, financial condition or results of operations, and we cannot assure you that legal remedies would adequately compensate us for the damage caused by unauthorized use.

Risks Relating to Regulatory, Tax and Litigation Matters

We are subject to taxes in many jurisdictions globally.

We are subject to a variety of taxes in many jurisdictions globally, including income taxes in the U.S. at the federal, state and local levels, and in many other countries. Significant judgment is required in determining our worldwide provision for income taxes. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. We operate in numerous countries where our income tax returns are subject to audit and adjustment by local tax authorities. Because we operate globally, the nature of the uncertain tax positions is often very complex and subject to change, and the amounts at issue can be substantial. It is inherently difficult and subjective to estimate such amounts, as we have to determine the probability of various possible outcomes. We re-evaluate uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit and new audit activity. Although we believe our tax estimates are reasonable, the final determination of tax audits could be materially different from our historical income tax provisions and accruals. Our effective tax rate may change from year to year based on changes in the mix of activities and income allocated or earned among various jurisdictions, tax laws in these jurisdictions, tax treaties between countries, our eligibility for benefits under those tax treaties, and the estimated values of deferred tax assets and liabilities. Such changes could result in an increase in the effective tax rate applicable to all or a portion of our income which would reduce our profitability.

We establish reserves for our potential liability for U.S. and non-U.S. taxes, including sales and value-added taxes, consistent with applicable accounting principles and in light of all current facts and circumstances. These reserves represent our best estimate of our contingent liability for taxes. The interpretation of tax laws and the determination of any potential liability under those laws are complex, and the amount of our liability may exceed our established reserves.

Changes in applicable tax laws could result in adverse tax consequences to us.

Our tax positions could be adversely impacted by changes to tax laws, tax treaties, or tax regulations or the interpretation or enforcement thereof by any tax authority in which we file income tax returns, particularly in the U.S. and U.K. We cannot predict the outcome of any specific legislative proposals.

Global taxing standards continue to evolve as a result of the Organization for Economic Co-Operation and Development recommendations aimed at preventing perceived base erosion and profit shifting (“BEPS”) by multinational corporations. While these recommendations do not change tax law, the countries where we operate may implement legislation or take unilateral actions which may result in adverse effects to our income tax provision and financial statements.

Under the BEPS measures many jurisdictions are introducing or have already introduced anti-hybrid legislation which aims to neutralize the effect of a mismatch in the tax treatment between one jurisdiction and another. While aimed at deliberate tax avoidance, the application of the rules is broad and can affect multi-national groups such as ours with significant U.S. ownership. The effect of this legislation was not material in the period, however we are continuing to monitor and assess any future impacts. In addition, the (BEPS) Pillar 2 legislation is currently due to be implemented during the year ending December 31, 2024. This will introduce a minimum tax at a consolidated level but is likely to be implemented at a jurisdictional level by many countries. We are closely monitoring these developments and working to assess any future impacts of such legislations.

The U.S Inflation Reduction Act (“IRA”) was enacted into law on August 16, 2022. Included in the IRA was a provision to implement a 15% corporate alternative minimum tax on corporations whose average annual adjusted financial statement income during the most recently-completed three year period exceeds $1.0 billion. This provision is effective for tax years beginning after December 31, 2022. The IRA is not currently expected to have a material impact on our reported results, cash flows or financial position when it becomes effective.

Current developments in tax legislation globally also mean that despite the Company having significant net operating losses (“NOLs”), the rate of monetization of these NOLs is likely to be affected. Furthermore, many tax authorities limit the utilization of NOLs to a percentage of current year taxable income (typically in the range of 50%-80%). This can result in cash tax outflows in years of profit even where significant NOLs exist.

We may be subject to foreign investment and exchange risks.

Our functional and presentational currency is U.S. dollars and as a result, our consolidated financial statements are reported in U.S. dollars. We have acquired, and may in the future acquire, businesses that denominate their financial information in a currency other than the U.S. dollar and/or conduct operations or make sales in currencies other than U.S. dollars. When consolidating a business that has functional currency other than U.S. dollars, we will be required to translate the balance sheet and operational results of such business into U.S. dollars. Due to the foregoing, changes in exchange rates between U.S. dollars and other currencies could lead to significant changes in our reported financial results from period to period. Among the factors that may affect currency values are trade balances, levels of short-term interest rates, differences in relative values of similar assets in different currencies, long-term opportunities for investment and capital appreciation and political or regulatory developments. We currently do not engage in foreign currency hedging activities and although we may seek to manage our foreign exchange exposure, including by active use of hedging and derivative instruments, we cannot assure you that such arrangements will be entered into or available at all times when we wish to use them or that they will be sufficient to cover the risk.

Increases in interest rates would increase the cost of servicing our debt and could reduce our profitability and limit our cash available to fund our growth strategy.

Our current financing arrangements (including the debt outstanding under the Senior Secured Credit Agreement) have, and any additional debt we subsequently incur may have, a variable rate of interest. Higher interest rates could increase debt service requirements on our current variable rate indebtedness even though the amount borrowed remains the same, and on any debt we subsequently incur, and could reduce funds available for operations, future business opportunities or other purposes. If we need to repay debt during periods of rising interest rates, we could be required to refinance our then-existing debt on unfavorable terms or liquidate one or more of our assets to repay such debt at times which may not permit realization of the maximum return on such assets and could result in a loss. The occurrence of either or both of such events could materially and adversely affect our profitability, cash flows and results of operations.

In addition, a transition away from London Interbank Offered Rate (“LIBOR”) as a benchmark for establishing the applicable interest rate may affect the cost of servicing our debt under the Senior Secured Credit Agreement. The Financial Conduct Authority of the UK (the authority that regulates LIBOR) has announced that it plans to phase out LIBOR by June 30, 2023. The United States Federal Reserve has also advised banks to cease entering into new contracts that use USD LIBOR as a reference rate. The Alternative Reference Rate Committee, a committee convened by the Federal Reserve that includes major market participants, has identified the Secured Overnight Financing Rate (“SOFR”), a new index calculated by short-term repurchase agreements, backed by Treasury securities, as its preferred alternative rate for LIBOR. The loans under the Senior Secured New Tranche B-3 Term Loan Facilities, the Senior Secured New Tranche B-4 Term Loan Facility and the Senior Secured Revolving Credit Facility accrue interest according to a SOFR-based rate. However, the implementation of a replacement rate for the Senior Secured Initial Term Loans would require further negotiation with the requisite lenders under such facility. Although the Senior Secured Credit Agreement provides for an alternative base rate to calculate interest on the Senior Secured Initial Term Loans, such alternative base rate is generally higher than LIBOR. At this time, it is not possible to predict how markets will respond to alternative reference rates as the transition away from the LIBOR benchmark progresses.

The consequences of these developments and the phase-out of LIBOR cannot be entirely predicted but could include an increase in the cost of borrowings under the Senior Secured Credit Agreement.

We may hedge against certain interest rate risks by using hedging instruments such as swaps, caps, options, forwards, futures or other similar products. During the year ended December 31, 2021, we did not engage in interest rate hedging activities. In February 2022, we entered into an interest rate swap for a notional amount of $600 million of debt for a period covering from March 2022 to March 2025 to hedge against future increases in the benchmark rate for the Senior Secured New Tranche B-3 Term Loan Facilities. The terms of such swap were initially linked to LIBOR as the benchmark rate, with an adjusted SOFR-based rate replacing LIBOR as the benchmark rate for such swap commencing in June 2023. In June 2022, we terminated this interest rate swap and simultaneously entered into another interest rate swap contract, with substantially the same terms and conditions as the February 2022 swap contract, except the fixed interest rate component was changed. Further, in February 2023, we entered into additional interest rate swap for a notional amount of $300 million of debt for a period covering from March 2023 to March 2027 to hedge against future increases in SOFR as the benchmark rate. Although hedging instruments may be used to selectively manage risks, such instruments may not fully mitigate our interest rate risk, may prove disadvantageous or may create additional risks, including in connection with the phase-out of LIBOR. In addition, we do not currently maintain interest rate swaps with respect to all of our variable-rate indebtedness.

Our business is subject to regulation in the U.S. and the other jurisdictions in which we operate, and any failure to comply with such regulations or any changes in such regulations could adversely affect us.

We are subject to various regulations in the U.S. and the international jurisdictions in which we operate. In addition, we maintain travel licenses and/or registrations in the jurisdictions that require them. We are required to renew our licenses, typically on an annual basis, and to do so, we must satisfy the licensee renewal requirements of each jurisdiction. Failure to satisfy any of the requirements to which our licensed entities are subject could result in a variety of regulatory actions ranging from a fine, a directive requiring remedial action, suspension of a license or, ultimately, revocation of a license. For a specific discussion of risks related to American Express’s deemed “control” of us under the BHC Act, see “— Because we are deemed to be “controlled” by American Express under the BHC Act, we are and will be subject to supervision, examination and regulation by the Federal Reserve which could adversely affect our future growth and our business, results of operations and financial condition.”

We are subject to other laws and regulations on matters as diverse as anti-bribery and anti-corruption laws, economic sanctions laws and regulations, internal controls over financial reporting, regulation by the U.S. Department of Transportation (“DOT”) regarding the provision of air transportation, data privacy and protection, taxation, environmental protection, antitrust, wage-and-hour standards, headcount reductions and employment and labor relations. In addition, certain of our clients have government contracts that subject them and us to governmental reporting requirements.

Supervision efforts and the enforcement of existing laws and regulations impact the scope and profitability of our existing business activities, limit our ability to pursue certain business opportunities and adopt new technologies, compromise our competitive position, and affect our relationships with partners, merchants, vendors and other third parties. Moreover, regulatory authorities have relatively broad discretion to grant, renew and revoke licenses and approvals and to implement regulations. Accordingly, such regulatory authorities could prevent or temporarily suspend us from carrying on some or all of our activities or otherwise penalize us if our practices were found not to comply with the then current regulatory or licensing requirements or any interpretation of such requirements by the regulatory authority. New laws or regulations could similarly affect our business, increase our costs of doing business and require us to change certain of our business practices and invest significant management attention and resources, all of which could adversely affect our results of operations and financial condition.

If we fail to satisfy regulatory requirements, our financial condition and results of operations could be adversely affected, and we may be restricted in our ability to take certain capital actions (such as declaring dividends or repurchasing outstanding shares) or engage in certain business activities or acquisitions, which could compromise our competitive position.

Our international operations are also subject to local government laws, regulations and procurement policies and practices which may differ from U.S. government regulations.

For example, in Europe, computerized reservation systems regulations or interpretations of regulations may:

●	increase our cost of doing business or lower our revenue;

●	limit our ability to sell marketing data;
●	impact relationships with travel agencies, airlines, rail companies, or others, impair the enforceability of existing agreements with travel agencies and other users of our system;
●	prohibit or limit us from offering services or products; or
●	limit our ability to establish or change fees.

In addition, certain foreign jurisdictions are considering regulations intended to address the issue of “overtourism,” including by restricting access to city centers or popular tourist destinations or limiting accommodation offerings in surrounding areas, such as by restricting the construction of new hotels or the renting of homes or apartments. Such regulations could adversely affect travel to, or our ability to offer accommodations in, such markets, which could negatively impact our business, growth and results of operations.

Similarly, companies we acquired may not have been subject to U.S. laws until we acquired them. Until we are able to fully integrate our compliance processes into the operations of such acquired companies, we are at risk of the acquired company’s failure to comply with U.S. laws, rules and regulations. Failure by us and our subsidiaries to comply with these laws could subject us to government investigations, civil and criminal penalties and reputational harm, which could have a material adverse effect on our consolidated operating results and financial position.

Further, we rely on third parties that we do not control, including travel suppliers, strategic partners, third-party service providers and affiliates. If these third parties fail to meet our requirements or standards or the requirements or standards of applicable laws or governmental regulations, it could damage our reputation, make it difficult for us to operate some aspects of our business, or expose us to liability for their actions which could have an adverse impact on our business and financial performance.

Because we are deemed to be “controlled” by American Express under the BHC Act, we are and will be subject to supervision, examination and regulation by the Federal Reserve which could adversely affect our future growth and our business, results of operations and financial condition.

As further described in “Business — Government Regulation,” because American Express “controls” us for the purposes of the BHC Act, we are and will be subject to supervision, examination and regulation by the Federal Reserve. The Federal Reserve has broad examination and enforcement power, including the power to impose substantial fines, limit dividends and other capital distributions, restrict our operations and acquisitions and require divestitures. As noted above, American Express is a bank holding company. In addition, American Express has elected to become a financial holding company, and as such it is authorized to engage in a broader range of financial and related activities. In order to remain eligible for financial holding company status, American Express must meet certain eligibility requirements. We and American Express engage in various activities permissible only for bank holding companies that have elected to become financial holding companies, including, in particular, providing travel agency services. If a bank holding company fails to continue to meet eligibility requirements for financial holding company status, including as a result of actions by entities that are deemed “controlled” for BHC Act purposes, the financial condition and results of operations of the bank holding company and the companies “controlled” for BHC Act purposes by such bank holding company could be adversely affected, the bank holding company and the companies “controlled” for BHC Act purposes by such bank holding company may be restricted in their ability to engage in certain business activities or acquisitions, and ultimately, the bank holding company and the companies “controlled” for BHC Act purposes by such bank holding company could be required to discontinue certain activities permitted for financial holding companies or that rely on financial holding company status. Any of the foregoing, to the extent it occurs to us, could compromise our competitive position, particularly to the extent our competitors may not be subject to these same regulations. In addition, because acquisitions have been and are expected to continue to be a critical part of our growth strategy, any such limitations on our ability to engage in acquisition activity could inhibit our future growth and have a materially adverse effect on our business, financial condition or results of operations. See “— Risks Relating to Employee Matters, Managing Our Growth and Other Risks Relating to Our Business” and “Certain Relationships and Related Party Transactions — GBT Related Party Transactions — Shareholders Agreement.”

In addition, failure to satisfy regulatory requirements arising from American Express’s deemed “control” of us under the BHC Act may give American Express the right to (i) transfer all or a significant portion of its shares of GBTG and GBT JerseyCo or exercise registration rights without regard to certain restrictions that would otherwise apply, or (ii) exchange all or a significant portion of its shares of Class A Common Stock and Class B Common Stock, as applicable, for shares of Class A-1 Preferred Stock and

Class B-1 Preferred Stock, respectively, which are non-voting. See “— Risks Relating to Our Organization and Structure — American Express’s right to reduce, restructure or terminate its investment in GBTG and GBT JerseyCo in the event of an Amex Exit Condition could adversely affect our business, results of operations and financial condition, depress the market price of the Class A Common Stock and result in further concentration of the voting power in GBTG.”

We are subject to anti-corruption, anti-money laundering, and economic sanctions laws and regulations in the jurisdictions in which we operate, including the U.S. Foreign Corrupt Practices Act and regulations administered and enforced by the U.S. Treasury Department’s Office of Foreign Assets Control Failure to comply with these laws and regulations could negatively impact our business, results of operations and financial condition.

Civil and criminal penalties may be imposed for violations of the U.S. Foreign Corrupt Practices Act, anti-money laundering laws and regulations, and regulations administered and enforced by the U. S. Treasury Department’s Office of Foreign Assets Control and similar laws and regulations. Although we have policies in place with respect to compliance with the FCPA and similar laws, anti-money laundering laws and economic sanctions laws and regulations, we cannot assure you that our directors, officers, employees and agents will comply with those laws and our policies, and we may be held responsible for any such non-compliance. If we or our directors or officers violate such laws or other similar laws governing the conduct of our business (including local laws), we, our directors, our employees or our agents may be subject to criminal and civil penalties or other remedial measures, which could harm our reputation and have a material adverse impact on our business, financial condition and results of operations. Any investigation of any actual or alleged violations of such laws could harm our reputation or have an adverse impact on our business, financial condition and results of operations.

Economic sanctions and embargo laws and regulations, such as those administered and enforced by OFAC, vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. We cannot assure you that we will be in compliance with such laws, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations.

In the future, we may acquire companies with business operations outside of the U.S., some of which may not have previously been subject to certain U.S. laws and regulations, including the FCPA, OFAC, or other anti-corruption, anti-money laundering and economic sanctions laws applicable to us. We may be held responsible for any violations of such laws by an acquired company that occurred prior to our acquisition, or subsequent to the acquisition but before we are able to institute our compliance procedures. The process of integrating an acquired company’s business into our operations is challenging, and we may have difficulty in implementing compliance procedures for newly applicable anti-corruption and economic sanctions laws.

Our reported results of operations may be adversely affected by changes in accounting principles generally accepted in the U.S.

Generally accepted accounting principles in the U.S. are subject to interpretation by the Financial Accounting Standards Board, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported results of operations, and may even affect the reporting of transactions completed before the announcement or effectiveness of a change.

We are and, from time to time we may be, involved in legal proceedings and may experience unfavorable outcomes, which could affect our business and results of operations.

We are, and in the future, may be, subject to material legal proceedings in the course of our business, including, but not limited to, actions relating to contract disputes, business practices, intellectual property and other commercial and tax matters. Such legal proceedings may involve claims for substantial amounts of money or for other relief or might necessitate changes to our business or operations, and the defense of such actions may be both time consuming and expensive. Further, if any such proceedings were to result in an unfavorable outcome, it could result in reputational damage and have a material adverse effect on our business, financial position and results of operations. Insurance may not cover such claims, may not provide sufficient payments to cover all of the costs to resolve one or more such claims and may not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, thereby leading analysts or potential investors to reduce their expectations of our performance, which could reduce the market price of the Class A Common Stock.

Risks Relating to Our Organization and Structure

We conduct certain of our operations through joint ventures where we are generally the majority owner, but in some cases, we have only a minority interest Disagreements with our partners could adversely affect our interest in the joint ventures.

In the course of executing our acquisition strategy, we have acquired, and in the future may, acquire majority or minority interests in businesses or their affiliates. Although we typically seek to assume or maintain corporate control over such entities, including responsibility for the day-to-day operations of these businesses, we have not, and may not in the future, always be able to accomplish such control. In addition, we have not always been able, and in the future may not always be able, to structure such arrangements in a manner that allows us to acquire the interests not owned by us. In addition, in some instances, such majority or minority interest holder may have the right to purchase our interest in such joint venture whether or not we consent. As a result, any disagreements with our partners could result in a disruption to our business and operations.

Where we hold a minority interest in a joint venture, we may not be able to control such company’s operations or compliance with applicable laws or regulations. If we have a disagreement with a joint venture partner with respect to a particular issue, or as to the management or conduct of the business of the joint venture, we may not be able to resolve such disagreement in our favor. Disputes may occur with respect to joint ventures, and any such disagreement could have a material adverse effect on our interest in the joint venture, the business of the joint venture or the portion of our growth strategy related to the joint venture.

The interests of the Continuing JerseyCo Owners may not always coincide with our interests or the interests of our other stockholders, and may result in conflicts of interest.

The interests of the Continuing JerseyCo Owners may not always coincide with the Company’s interests or the interests of our other stockholders. The Continuing JerseyCo Owners may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. In addition, the Continuing JerseyCo Owners own 100% of the outstanding GBT JerseyCo B Ordinary Shares, which represent a majority of the economic interests in GBT. Because the Continuing JerseyCo Owners hold their economic ownership interest in our business through GBT, rather than through the public company, the Continuing JerseyCo Owners may have conflicting interests with the holders of Class A Common Stock. In addition, the structuring of future transactions may take into consideration the tax or other considerations of the Continuing JerseyCo Owners even where no similar benefit would accrue to us.

As a result of these risks, the market price of the Class A Common Stock could decline or stockholders might not receive a premium over the then-current market price of the Class A Common Stock upon a change in control.

GBTG is a holding company, the principal asset of which is an equity interest in GBT JerseyCo and GBTG’s ability to pay taxes and expenses will depend on distributions made by its subsidiaries and may be otherwise limited by our structure and the terms of our existing and future indebtedness.

GBTG is a holding company with no operations and will rely on GBT JerseyCo to provide it with funds necessary to meet any financial obligations. GBTG’s principal asset is the GBT JerseyCo A Ordinary Shares. As such, GBTG has no independent means of generating revenue or cash flow. Its ability to pay taxes and expenses depends on the financial results and cash flows of GBT JerseyCo and its subsidiaries and the distributions GBTG receives from GBT JerseyCo. Deterioration in the financial condition, earnings or cash flow of GBT JerseyCo and its subsidiaries for any reason could limit or impair GBT JerseyCo’s ability to pay such distributions.

GBT JerseyCo is treated as a flow-through entity for U.S. federal income tax purposes and, as such, generally is not subject to U.S. federal income tax. Instead, taxable income is allocated to holders of its GBT JerseyCo A Ordinary Shares and GBT JerseyCo B Ordinary Shares. Pursuant to the Shareholders Agreement and in accordance with the Companies (Jersey) Law 1991, GBT JerseyCo makes (x) cash distributions to GBTG in an amount intended to be sufficient to enable GBTG to satisfy its liabilities for taxes, as reasonably determined by the Board, and (y) proportionate cash distributions to GBT JerseyCo’s other shareholders.

GBTG incurs taxes and other expenses incidental to its functions as a public company which could be significant. We expect GBT JerseyCo to make distributions or, in the case of certain expenses, payments in an amount sufficient to allow GBTG to pay its taxes and public company expenses. However, our ability to make such distributions and pay or reimburse such expenses may be subject to various limitations and restrictions, including, but not limited to, restrictions in our debt documents, the availability of sufficient cash and appropriate reserves for working capital, and the applicable provisions of Jersey law including, but not limited to, the obligation of the GBT JerseyCo Board to declare a 12-month forward looking cash flow solvency statement in accordance with the Companies (Jersey) Law 1991, prior to the declaration of a distribution. Subsidiaries of GBT JerseyCo are also generally subject to similar or other types of legal limitations on their ability to make distributions that would have the effect of rendering them insolvent.

If GBTG does not have sufficient funds to pay tax or other liabilities or to fund its other expenses (as a result of GBT JerseyCo’s failure to make distributions or its inability to do so due to various limitations and restrictions), GBTG may need to obtain additional financing. There is no assurance that such financing would be available to GBTG on acceptable terms or at all and thus its liquidity and financial condition could be materially and adversely affected (See “— Risks Relating to Our Dependence on Third Parties”). We may not be able to accurately predict our future capital needs, and we may not be able to obtain additional financing to fund our operations.

The GBT JerseyCo A Ordinary Shares will be freely transferable.

In most businesses operating under an Up-C structure, the voting equity of the operating company held by the public company cannot be transferred without the consent of the holders of non-voting equity of the operating company, which ensures that, without the requisite consent, the public company will remain the sole owner of the voting shares of the operating company. However, the GBT JerseyCo A Ordinary Shares, all of which are held by us, are not subject to any contractual restrictions on transfer. While we do not intend to sell, transfer or otherwise dispose of any GBT JerseyCo A Ordinary Shares, we will have the right to sell, transfer or otherwise dispose of some or all of the GBT JerseyCo A Ordinary Shares, subject to applicable law, including the fiduciary duties of our directors under Delaware law and Section 271 of the DGCL, which requires the approval of holders of a majority of our outstanding stock entitled to vote thereon in order for us to sell, lease or exchange all or substantially all of our property and assets.

If we transfer some or all of the GBT JerseyCo A Ordinary Shares, the “mirrored” capital structure and ownership of GBTG and GBT JerseyCo, which is typical in Up-C structures, would no longer apply. In addition, we would no longer hold 100% of the voting power of GBT, which could impact the election of the GBT JerseyCo Board and the management of GBT JerseyCo.

In certain circumstances, GBT JerseyCo will be required to make distributions to GBTG and the Continuing JerseyCo Owners and the distributions that GBT JerseyCo will be required to make may be substantial.

GBT JerseyCo is treated as a partnership for U.S. federal income tax purposes and, as such, generally is not subject to U.S. federal income tax. Instead, taxable income is allocated to the owners of GBT JerseyCo, including GBTG. Pursuant to the Shareholders Agreement, GBT JerseyCo agreed to make pro rata cash distributions, or tax distributions, to the owners of GBT JerseyCo A Ordinary Shares and GBT JerseyCo B Ordinary Shares, in amounts intended to be sufficient to enable GBTG to satisfy its liabilities for taxes, as reasonably determined by the Board, subject to various limitations and restrictions, including, but not limited to, restrictions in our debt documents, the availability of sufficient cash and appropriate reserves for working capital, and the applicable provisions of Jersey law.

Funds used by GBT JerseyCo to satisfy its tax distribution obligations will not be available for reinvestment in our business. Moreover, the tax distributions that GBT JerseyCo will be required to make may be substantial and may exceed (as a percentage of GBT JerseyCo taxable income) the overall effective tax rate applicable to a similarly situated corporate taxpayer. In addition, because these payments will be made pro rata, these payments may significantly exceed the actual tax liability for the Continuing JerseyCo Owners.

GBTG may receive tax distributions significantly in excess of its tax liabilities. To the extent GBTG were not to distribute such cash balances as dividends on the Class A Common Stock and instead, for example, held such cash balances or loaned them to a subsidiary, the Continuing JerseyCo Owners would benefit from any value attributable to such accumulated cash balances as a result of their ownership of Class A Common Stock following an exchange of their GBT JerseyCo B Ordinary Shares (with automatic surrender for cancellation of an equal number of shares of Class B Common Stock). However, we currently expect to adopt a dividend policy pursuant to which we would pay a dividend on the Class A Common Stock in the amount of any such cash balances in order to maintain the intended economic relationship between the shares of the Class A Common Stock and the GBT JerseyCo B Ordinary Shares. The payment of any dividends, however, is at the discretion of the Board and we have no obligation to pay any dividend. Furthermore, our ability to pay dividends is limited by the Senior Secured Credit Agreement and may be limited by covenants under other indebtedness we and our subsidiaries incur in the future, as well as other limitations and restrictions imposed by law.

Pursuant to the Senior Secured Credit Agreement, so long as GBT JerseyCo is treated as a partnership or a disregarded entity for U.S. federal income tax purposes, GBT JerseyCo may make Tax Distributions (as defined and set forth in the Shareholders Agreement), subject to certain limitations on future amendments, if any, to the Shareholders Agreement and certain restrictions on making Tax Distributions with respect to any income included under Section 965(a) of the Code. If we become a guarantor under the Senior Secured Credit Agreement, then our ability to make dividends on the Class A Common Stock in the amount of any excess cash balances from such tax distributions, as well as certain other cash dividends, would be subject to fixed-dollar caps set forth in the Senior Secured Credit Agreement in the event that the total leverage ratio (calculated in a manner set forth in the Senior Secured Credit Agreement) would be greater than 3.00:1.00 after giving pro forma effect to such dividends. If we do not become a guarantor, then the ability of our subsidiaries to make certain cash dividends to us will be subject to similar restrictions. For additional information, see “Market Price, Ticker Symbol and Dividend Information — Dividend Policy.”

The classification of the Board may have anti-takeover effects, including discouraging, delaying or preventing a change of control.

The Board consists of three classes of directors with staggered, three-year terms. The presence of a classified board could have anti-takeover effects, including discouraging a third-party from making a tender offer for Common Stock or attempting to obtain control of us, even when stockholders may consider such a takeover to be in their best interests. It could also delay stockholders who disapprove of the performance of the Board from changing a majority of the Board through a single proxy contest.

Delaware law, our Certificate of Incorporation and our Bylaws contain certain provisions, including anti-takeover provisions, that limit the ability of holders of Class A Common Stock to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Among other differences, our Certificate of Incorporation and our Bylaws contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Board and therefore depress the trading price of Class A Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Board, or taking other corporate actions, including effecting changes in management. Among other things, our Certificate of Incorporation and Bylaws include provisions regarding:

●	the ability of the Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
●	the limitation of the liability of, and the indemnification of, our directors and officers;
●	the right of the Board to elect a director to fill a vacancy created by the expansion of or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the Board (unless a shareholder meeting is called by the Board for this purpose);
●	the inability of holders of Class A Common Stock to act by written consent in lieu of a meeting;
●	the requirement that a special meeting of stockholders may be called only by the Board, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;
●	the procedures for the conduct and scheduling of the Board and stockholder meetings;
●	the ability of the Board to amend our Bylaws, which may allow the Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend our Bylaws to facilitate an unsolicited takeover attempt;
●	the establishment of a supermajority stockholder vote requirement of 662∕3% of outstanding shares entitled to vote generally to remove directors, amend our Certificate of Incorporation or amend our Bylaws; and
●	advance notice procedures with which stockholders must comply to nominate candidates to the Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the composition of the Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our Board or management. In addition, although we will elect not to be governed by Section 203 of the DGCL, our Certificate of Incorporation will include similar provisions that generally prohibit us from engaging in any of a broad range of business combinations with an interested stockholder for a period of 3 years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by the Board and the affirmative vote of at least 662∕3% of our outstanding voting stock (other than such stock owned by the interested shareholder). This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders. Further, other provisions of Delaware law, our Certificate of Incorporation or Bylaws may also discourage, delay or prevent someone from acquiring or merging with us.

In addition, (a) the provisions of the Shareholders Agreement, as described below, provide the stockholders party thereto with certain board nomination rights; and (b) the provisions of the Registration Rights Agreement, as described below, provide the stockholders party thereto with certain piggyback rights. Both the board representation rights and piggyback rights could have the effect of delaying or preventing a change in control.

American Express’s right to reduce, restructure or terminate its investment in GBTG and GBT JerseyCo in the event of an Amex Exit Condition could adversely affect our business, results of operations and financial condition, depress the market price of the Class A Common Stock and result in further concentration of the voting power in GBTG.

Upon the occurrence of certain events (which are referred to in the Shareholders Agreement as “Amex Exit Conditions”), American Express has the right to (i) transfer all or a significant portion of its shares of GBTG and GBT JerseyCo, (ii) exercise registration rights without regard to certain restrictions that would otherwise apply or (iii) exchange all or a significant portion of its shares of Class A Common Stock and Class B Common Stock, as applicable, for shares of Class A-1 Preferred Stock and Class B-1 Preferred Stock, respectively, which are non-voting. In addition, if Amex HoldCo. becomes subject to regulatory or supervisory restrictions that limit its ability to engage in activities generally permitted for financial holding companies under the BHC Act and, in response, we elect to require Amex HoldCo. to divest or otherwise restructure its investment in us such that American Express no longer “controls” us under the BHC Act (which is an Amex Exit Condition), American Express may, at its option, terminate the A&R Trademark License Agreement, subject to the two-year transition period set forth therein (including termination of the “Payment Provider Obligations” referred to in the A&R Trademark License Agreement and the American Express exclusivity obligations to us and our affiliates and our and our affiliates’ other exclusivity obligations to American Express under the operating agreements between GBT UK (and its affiliates, where applicable) and American Express; provided, however, that our co-brand obligations with respect to the existing co-brands will continue on their current terms until the existing termination dates of such agreements; provided, further, that we and our affiliates will have no obligation to renew such co-brands or support any future co-brands once the A&R Trademark License Agreement is terminated). See “Certain Relationships and Related Party Transactions — GBT Related Party Transactions — Shareholders Agreement” and “— Risks Relating to Intellectual Property, Information Technology, Data Security and Privacy — Any termination of the A&R Trademark License Agreement for rights to the American Express trademarks used in our business, including failure to renew the license upon expiration, could adversely affect our business and results of operations” for more information.

American Express may, to terminate its deemed “control” of us under the BHC Act following the occurrence of an Amex Exit Condition, transfer shares of GBTG and GBT JerseyCo without regard to certain applicable transfer restrictions under the Shareholders Agreement, other than the bar on transfers to sanctioned persons and subject to volume, manner of sale and other limitations under Rule 144 promulgated under the Securities Act. American Express’s exemption from certain transfer restrictions could significantly impair our and our other stockholders’ interests. For example, following the occurrence of an Amex Exit Condition, American Express could transfer shares to one of our competitors, which could undermine our competitive position. American Express could also transfer GBT JerseyCo shares in circumstances that would cause GBT JerseyCo to be classified as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, which could materially increase our tax liabilities.

Similarly, American Express may, to terminate its deemed “control” of us under the BHC Act following an Amex Exit Condition, exercise demand registration rights under the Registration Rights Agreement without regard to certain generally applicable restrictions and limitations on such registration rights. Among other things, the Registration Rights Agreement generally entitles us to delay the filing or initial effectiveness, or suspend the use, of a registration statement if necessary to avoid an adverse disclosure of material non-public information or other consequences seriously detrimental to us. However, we cannot avail ourselves of these protections in connection with American Express’s exercise of demand registration rights following an Amex Exit Condition. As a result, we could be compelled to disclose in a registration statement sensitive non-public information even where doing so would be seriously detrimental to us.

Moreover, American Express’s transfer or exercise of demand registration rights with respect to all or a substantial portion of its shares to terminate its deemed “control” of us under the BHC Act following an Amex Exit Condition could result in the sale of a large number of shares of the Class A Common Stock at once or within a relatively short period of time. Such sales could cause the market price of the Class A Common Stock to fall significantly, particularly because, following an Amex Exit Condition, the sale price for such shares may not reflect the intrinsic value of the Class A Common Stock. Even if American Express has not exercised such rights, the possibility that it could do so in the future could itself depress the market price of the Class A Common Stock and might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These factors could impair your ability to sell your shares of the Class A Common Stock when desired or limit the price that you may obtain for your shares.

In addition, American Express’s exchange of such shares for shares of Class A-1 Preferred Stock and/or Class B-1 Preferred Stock, which are nonvoting, following an Amex Exit Condition would result in further concentration of voting power in GBTG. For further discussion of the risks associated with the concentration of voting power in GBTG, see “—Risks Relating to Ownership of the Class A Common Stock—If our voting power continues to be highly concentrated, it may prevent minority stockholders from influencing significant corporate decisions and may result in conflicts of interest.”

Risks Relating to Ownership of the Class A Common Stock

The market price of the Class A Common Stock may be volatile and could decline significantly.

The trading price of the Class A Common Stock is likely to be volatile and could be subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in the Class A Common Stock. Factors that could cause fluctuations in the trading price of the Class A Common Stock include the following:

●	lack of liquidity in stock;
●	price and volume fluctuations in the overall stock market from time to time;
●	volatility in the trading prices and trading volumes of travel industry stocks;
●	if the benefits of the Business Combination do not meet the expectations of investors or securities analysts;
●	changes in operating performance and stock market valuations of other travel companies generally, or those in our industry in particular;
●	sales of shares of the Class A Common Stock by stockholders or by us;
●	failure of securities analysts to maintain coverage of us, changes in financial estimates by securities analysts who follow our Company or our failure to meet these estimates or the expectations of investors;
●	the financial projections we may provide to the public, any changes in those projections or our failure to meet those projections;
●	announcements by us or our competitors of new offerings or platform features;
●	the public’s reaction to our press releases, other public announcements and filings with the SEC;
●	rumors and market speculation involving us or other companies in our industry;
●	actual or anticipated changes in our results of operations or fluctuations in our results of operations;

●	the COVID-19 pandemic and its impact on the travel industry;
●	actual or anticipated developments in our business, our competitors’ businesses or the competitive landscape generally;
●	litigation involving us, our industry or both, or investigations by regulators into our operations or those of our competitors;
●	developments or disputes concerning our intellectual property or other proprietary rights;
●	announced or completed acquisitions of businesses, services or technologies by us or our competitors;
●	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;
●	changes in accounting standards, policies, guidelines, interpretations or principles;
●	any significant change in our management;
●	economic instability in the global financial markets and slow or negative growth of our markets, including as a result of Russia’s invasion of Ukraine; and
●	other factors described in this “Risk Factors” section.

In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of the Class A Common Stock, the market price and trading volume of the Class A Common Stock could decline.

The trading market for the Class A Common Stock will rely, in part, on the research and reports that industry or financial analysts publish about us or our business. If no, or few, analysts commence coverage of us, the trading price of the Class A Common Stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts covering our business downgrade their evaluations of the Class A Common Stock, the price of the Class A Common Stock could decline following such announcement. If one or more of these analysts cease to cover the Class A Common Stock, we could lose visibility in the market for the Class A Common Stock, which in turn could cause the price of our Class A Common Stock to decline.

We have incurred significant increased costs as a result of being a newly public company, and our management will be required to devote substantial time to new compliance initiatives.

As a newly public company, we incur significant legal, accounting and other expenses that we did not incur as a private company, and these expenses are expected to increase because, effective December 31, 2022, we are no longer classified as an emerging growth company, as defined in Section 2(a) of the Securities Act. While we are investing heavily in upgrading our financial systems, we expect these rules and regulations will substantially increase our legal and financial compliance costs and will make some activities more time-consuming and costly. Additionally, new and changing laws, regulations and standards relating to corporate governance and public disclosure for public companies that did not previously apply to us, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Sarbanes-Oxley Act, regulations related thereto and the existing and proposed rules and regulations of the SEC and NYSE, will increase the costs and the time that must be devoted to compliance matters. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain our current levels of such coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on the Board, on our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to the delisting of the Class A Common Stock, fines, sanctions and other regulatory action and potentially civil litigation.

Our failure to maintain effective internal controls over financial reporting could harm us.

Our management is responsible for establishing and maintaining adequate internal controls over financial reporting. Internal controls over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Under standards established by the Public Company Accounting Oversight Board (the “PCAOB”), a deficiency in internal controls over financial reporting exists when the design or operation of a control does not allow management or personnel, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. The PCAOB defines a material weakness as a deficiency, or combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected, on a timely basis. The PCAOB defines a significant deficiency as a deficiency, or a combination of deficiencies, in internal controls over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of a registrant’s financial reporting. We cannot assure you that material weaknesses and control deficiencies will not be discovered in the future. Our failure to maintain effective disclosure controls and internal controls over financial reporting could have an adverse effect on our business and could cause investors to lose confidence in our financial statements, which could cause a decline in the price of the Class A Common Stock, and we may be unable to maintain compliance with the NYSE listing standards.

There can be no assurance that we will be able to maintain compliance with the listing standards of the NYSE.

Our Class A Common Stock is listed on the NYSE. However, although we currently meet the minimum initial listing standards required by the NYSE, there can be no assurance that our Class A Common Stock will continue to be listed on the NYSE in the future. In order to continue listing our Class A Common Stock on the NYSE, we must maintain certain financial, distribution and share price levels, and a minimum number of holders of our securities.

If we fail to continue to meet the listing requirements of the NYSE, our Class A Common Stock may be delisted, and we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;
●	reduced liquidity for our securities;
●	a limited amount of news and analyst coverage; and
●	decreased ability to issue additional securities or obtain additional financing in the future.

The shares of Class A Common Stock being registered in this prospectus represent a substantial percentage of our public float and of our outstanding Class A Common Stock, and the sale of such shares could cause the market price of Class A Common Stock to decline significantly.

This prospectus relates to the resale by the Selling Securityholders of up to 466,649,054 shares of Class A Common Stock, which consists of (i) 394,448,481 shares of Class A Common Stock issuable upon the exchange of GBT JerseyCo B Ordinary Shares (with automatic surrender for cancellation of an equal number of shares of Class B Common Stock) held by the Continuing JerseyCo Owners, which they received in exchange for their GBT JerseyCo shares pursuant to the Business Combination Agreement, with each GBT JerseyCo B Ordinary Share exchangeable for one share of Class A Common Stock; (ii) 14,435,817 shares of Class A Common Stock issuable upon the conversion of “earnout” shares held by the Continuing JerseyCo Owners and certain of our officers and directors (and, in the case of the Continuing JerseyCo Owners, upon the subsequent exchange of GBT JerseyCo B Ordinary Shares (with automatic surrender for cancellation of an equal number of shares of Class B Common Stock) into which such “earnout” shares will convert) issued pursuant to the Business Combination Agreement, to such holders, as holders of GBT JerseyCo shares, without the payment of any additional purchase price, with each “earnout” share convertible into one share of Class A Common Stock; (iii) 5,644,506 shares of Class A Common Stock issuable upon the exercise of GBTG MIP Options held by certain of our officers and directors with an exercise price ranging from $5.74 to $14.58, with each GBTG MIP Option exercisable for one share of Class A Common Stock; (iv) 31,700,000 shares of Class A Common Stock issued in the PIPE Investment originally issued at a price of $10.00 per share; and (v) 20,420,250 converted Founder Shares originally issued at a price of $0.00087 per share.

The shares of Class A Common Stock being registered for resale in this prospectus represent a substantial percentage of our public float and of our outstanding shares of Class A Common Stock. The shares being registered in this prospectus (which include shares issuable upon exercise, conversion or exchange of other securities) exceed the total number of outstanding shares of Class A Common Stock (69,912,660 shares of Class A Common Stock outstanding as of April 21, 2023). In addition, the securities beneficially owned by Continuing JerseyCo Owners, holders of GBTG MIP Options and holders of GBT MIP Shares represent over 80% of the total outstanding shares of Class A Common Stock, and these holders will have the ability to sell all of their shares pursuant to the registration statement of which this prospectus forms a part so long as it is available for use. The sale of the securities being registered in this prospectus therefore could result in a significant decline in the public trading price of Class A Common Stock.

In addition, some of the shares being registered for resale were or may be acquired by the Selling Securityholders for no consideration or purchased for prices considerably below the current market price of the Class A Common Stock. Even though the current market price is significantly below the price at the time of the APSG IPO, certain Selling Securityholders have an incentive to sell because they will still profit on sales due to the lower price at which they acquired their shares as compared to the public investors. In particular, the Sponsor, the Continuing JerseyCo Owners and certain of our officers and directors may experience a positive rate of return on the securities they purchased due to the differences in the purchase prices described above, to the extent they acquired such securities for less than the relevant trading price, and the public securityholders may not experience a similar rate of return on the securities they purchased due to the differences in the purchase prices described above. Based on the last reported sale price of Class A Common Stock referenced above, shares acquired for less than such last reported sale price (including (i) shares issuable upon the exchange of GBT JerseyCo B Ordinary Shares, (ii) shares issuable upon the conversion of “earnout” shares, and (iii) the converted Founder Shares) the Selling Securityholders may experience potential profit up to $5.62 per share.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of the Class A Common Stock to drop significantly, even if our business is doing well.

The sale of substantial amounts of shares of the Class A Common Stock, or securities convertible into shares of the Class A Common Stock, in the public market, or the perception that such sales could occur, could harm the prevailing market price of the shares of the Class A Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Following the effectiveness of this registration statement, the Selling Securityholders’ shares of Class A Common Stock will be available for resale without restriction, subject to, in the case of stockholders who are our affiliates, volume, manner of sale and other limitations under Rule 144 promulgated under the Securities Act. The PIPE Investors own 31.7 million of the outstanding shares of PIPE Securities. While the PIPE Investors agreed, and will continue to be subject, to certain restrictions regarding the transfer of PIPE Securities, these shares may be sold after the expiration of the transfer restrictions (if applicable). This registration statement provides for the resale of the PIPE Securities from time to time. We also entered into the Registration Rights Agreement, which requires us to register under the Securities Act all the shares of Class A Common Stock held, or issuable upon exchange, by the parties to the Registration Rights Agreement. The PIPE Securities and other Class A Common Stock that are being registered pursuant to the Registration Rights Agreement will also be available for the sale in the open market upon such registration. As restrictions on resale end and the registration statements are available for use, the market price of the Class A Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Future issuances of the Class A Common Stock or rights to purchase the Class A Common Stock, including pursuant to our equity incentive plan, in connection with acquisitions or otherwise, could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

We have 2,930,087,340 shares of Class A Common Stock authorized but unissued as of April 21, 2023. Our Certificate of Incorporation and the applicable provisions of the DGCL authorize us to issue these shares of Class A Common Stock and options, rights, warrants and appreciation rights relating to Class A Common Stock for the consideration and on the terms and conditions established by the Board in its sole discretion, whether in connection with acquisitions, or otherwise.

In the future, we expect to obtain financing or to further increase our capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of our capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of the Class A Common Stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock (including the Class A-1 Preferred Stock and the Class B-1 Preferred Stock, none of which is issued and outstanding as of the date of this prospectus), if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of the Class A Common Stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing, or nature of our future offerings. As a result, holders of the Class A Common Stock bear the risk that our future offerings may reduce the market price of the Class A Common Stock and dilute their percentage ownership.

We do not currently intend to pay cash dividends on the Class A Common Stock, so any returns will be substantially limited to the value of the Class A Common Stock.

We have no current plans to pay any cash dividends on the Class A Common Stock. The declaration, amount and payment of any future dividends on shares of the Class A Common Stock will be at the sole discretion of the Board. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends from future earnings for the foreseeable future. In addition, our ability to pay dividends is limited by the Senior Secured Credit Agreement and may be limited by covenants under other indebtedness we and our subsidiaries incur in the future, as well as other limitations and restrictions imposed by law. As a result, you may not receive any return on an investment in the Class A Common Stock unless you sell the Class A Common Stock at a greater price than that which you paid for it.

If our voting power continues to be highly concentrated, it may prevent minority stockholders from influencing significant corporate decisions and may result in conflicts of interest.

The Continuing JerseyCo Owners and their affiliates control a majority of our voting power as a result of their ownership of Class B Common Stock. Moreover, the Shareholders Agreement contains provisions relating to our corporate governance. Even when the Continuing JerseyCo Owners and their affiliates cease to own shares of our Class A Common Stock representing a majority of the voting power, for so long as the Continuing JerseyCo Owners continue to own a significant percentage of our Class A Common Stock, the Continuing JerseyCo Owners will still be able to significantly influence the composition of the Board and the approval of actions requiring stockholder approval through their combined voting power. Accordingly, the Continuing JerseyCo Owners and their affiliates have significant influence with respect to our management, significant operational and strategic decisions, business plans and policies through their voting power and their rights under the Shareholders Agreement. Further, the Continuing JerseyCo Owners and their affiliates, through their combined voting power and their rights under the Shareholders Agreement, may be able to cause or prevent a change of control of our Company or a change in the composition of the Board and could preclude any unsolicited acquisition of our Company. This concentration of voting power could deprive you of an opportunity to receive a premium for your shares of Class A Common Stock as part of a sale of our Company and ultimately may negatively affect the market price of the Class A Common Stock.

The Continuing JerseyCo Owners and their affiliates engage in a broad spectrum of activities. Subject to certain restrictions on competition contained in the Shareholders Agreement, in the ordinary course of their business activities, the Continuing JerseyCo Owners and their affiliates may engage in activities where their interests conflict with our interests, your interests or those of our other stockholders. See “Certain Relationships and Related Party Transactions — GBT Related Party Transactions — Shareholders Agreement.”

Our dual class structure may depress the trading price of the Class A Common Stock.

We cannot predict whether our dual class structure will result in a lower or more volatile market price of the Class A Common Stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. S&P, Dow Jones and FTSE Russell have each announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500. These changes exclude companies with multiple classes of shares from being added to these indices. In addition, several stockholder advisory firms and investor groups have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our Common Stock may cause stockholder advisory firms and investor groups to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices or any actions or publications by stockholder advisory firms critical of our corporate governance practices or capital structure could adversely affect the value and trading market of the Class A Common Stock.

Our Certificate of Incorporation and Bylaws provide that the Delaware Court of Chancery will be the sole and exclusive forum for certain disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Delaware Court of Chancery shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any (a) derivative action or proceeding brought on our behalf, (b) action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of ours to us or our stockholders, or any claim for aiding and abetting such alleged breach, (c) action asserting a claim arising under any provision of the DGCL, Certificate of Incorporation or our Bylaws or as to which the DGCL confers jurisdiction on the Delaware Court of Chancery, (d) action to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or our Bylaws, (e) action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware or (f) any action asserting an “internal corporate claim” as defined in Section 115 of the DGCL. Our Certificate of Incorporation further provides that (i) such exclusive forum provision shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless we consent in writing to the section of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States shall be the sole and exclusive forum for the resolution of any complaint asserting a right under the Securities Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to the exclusive forum provision of our Certificate of Incorporation. This exclusive-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find the exclusive forum provision in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors. For example, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our Class A Common Stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.

The Class A Common Stock is and will be subordinate to all of our existing and future indebtedness, our Class A-1 Preferred Stock and Class B-1 Preferred Stock and any preferred stock issued in the future, and effectively subordinated to all indebtedness and preferred equity claims against our subsidiaries.

Shares of the Class A Common Stock are common equity interests in us and, as such, will rank junior to all of our existing and future indebtedness and other liabilities. Additionally, holders of the Class A Common Stock are subject to the prior liquidation rights of holders of Class A-1 Preferred Stock and Class B-1 Preferred Stock, none of which is issued and outstanding as of the date of this prospectus, and may become subject to the prior dividend and liquidation rights of holders of any series of preferred stock that the Board may designate and issue without any action on the part of the holders of the Class A Common Stock. Furthermore, our right to participate in a distribution of assets upon any of our subsidiaries’ liquidation or reorganization is subject to the prior claims of that subsidiary’s creditors and preferred stockholders.

USE OF PROCEEDS

All of the Class A Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any proceeds from the sale of Class A Common Stock by the Selling Securityholders pursuant to this prospectus.

We will receive up to an aggregate of approximately $151,362,316 million from the exercise of all GBTG MIP Options, assuming the exercise in full of all such options for cash. We will not receive any proceeds from the sale of the shares of Class A Common Stock issuable upon such exercise. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we expect to use the net proceeds from the exercise of such GBTG MIP Options for general corporate purposes, which may include acquisitions and other business opportunities and the repayment of indebtedness. Our management will have broad discretion over the use of proceeds from the exercise of the GBTG MIP Options.

There is no assurance whether or when the GBTG MIP Options may be exercised. To the extent that the GBTG MIP Options are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the GBTG MIP Options will decrease. We believe the likelihood that GBTG MIP Option holders will exercise their GBTG MIP Options, and therefore the amount of cash proceeds that we would receive is, among other things, dependent upon the market price of our Class A Common Stock. If the market price for our Class A Common Stock is less than the applicable exercise price ($5.74 to $14.58 for the GBTG MIP Options), we believe such holders will be unlikely to exercise their GBTG MIP Options, as applicable.

We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

Market Price and Ticker Symbol

Our Class A Common Stock trades on the NYSE under the trading symbol “GBTG”.

On April 21, 2023, the trading date immediately prior to the date of this prospectus, the closing price of our Class A Common Stock was $6.63.

Holders

As of April 21, 2023, there were 18 holders of record of our Class A Common Stock and 3 holders of record of our Class B Common Stock. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Class A Common Stock are held of record by banks, brokers and other financial institutions.

Dividend Policy

We have not paid any cash dividends on our Class A Common Stock to date. The payment of any cash dividends in the future will be within the discretion of our Board at such time. Furthermore, our ability to pay dividends is limited by the Senior Secured Credit Agreement and may be limited by covenants under other indebtedness we and our subsidiaries incur in the future, as well as other limitations and restrictions imposed by law. We currently expect to retain future earnings to finance operations and grow our business, and we do not expect to declare or pay cash dividends for the foreseeable future.

Pursuant to the Shareholders Agreement, GBT has agreed to make pro rata cash distributions, or tax distributions, to the owners of GBT JerseyCo A Ordinary Shares and GBT JerseyCo B Ordinary Shares, in amounts intended to be sufficient to enable us to satisfy our liabilities for taxes, as reasonably determined by the Board, subject to various limitations and restrictions, including, but not limited to, restrictions in our debt documents, the availability of sufficient cash and appropriate reserves for working capital, and the applicable provisions of Jersey law. We currently expect to adopt a dividend policy pursuant to which we would pay a dividend on the Class A Common Stock in the amount of any such cash balances in order to maintain the intended economic relationship between the shares of the Class A Common Stock and the GBT JerseyCo B Ordinary Shares.

Pursuant to the Senior Secured Credit Agreement, so long as GBT JerseyCo is treated as a partnership or a disregarded entity for U.S. federal income tax purposes, GBT JerseyCo may make Tax Distributions (as defined and set forth in the Shareholders Agreement after the effectiveness thereof), subject to certain limitations on future amendments, if any, to the Shareholders Agreement and certain restrictions on making Tax Distributions with respect to any income included under Section 965(a) of the Code. GBTG may receive tax distributions from GBT JerseyCo significantly in excess of its tax liabilities. If we become a guarantor under the Senior Secured Credit Agreement, then our ability to make dividends on the Class A Common Stock in the amount of any excess cash balances from such tax distributions, as well as certain other cash dividends, would be subject to fixed-dollar caps set forth in the Senior Secured Credit Agreement in the event that the total leverage ratio (calculated in a manner set forth in the Senior Secured Credit Agreement) would be greater than 3.00:1.00 after giving pro forma effect to such dividends. If we do not become a guarantor, then the ability of our subsidiaries to make certain cash dividends to us will be subject to similar restrictions.

BUSINESS

References in this section to “GBT” “we,” “us,” “our” or the “Company” are to Global Business Travel Group, Inc. and its consolidated subsidiaries following the consummation of the Business Combination, other than certain historical information which refers to the business of GBT JerseyCo Limited and its consolidated subsidiaries prior to the consummation of the Business Combination. References to our “management” or our “management team” refer to our officers and directors.

Overview

GBT operates American Express Global Business Travel, the world’s leading B2B travel platform, measured by 2021 TTV, according to Travel Weekly (“2022 Power List,” June 2022, Travel Weekly). We provide a full suite of differentiated, technology-enabled solutions to business travelers and business clients, suppliers of travel content (such as airlines, hotels, ground transportation and aggregators) and third-party travel agencies. We differentiate our value proposition through our commitment to deliver to our customers unrivaled choice, value and experience, with the powerful backing of American Express GBT.

We are at the center of the global B2B travel ecosystem, managing the end-to-end logistics of business travel and providing an important link between businesses, their employees, travel suppliers and other industry participants. We service our clients in the following ways:

●	Our portfolio of travel management solutions, built around and targeting the needs of key client segments we serve, provide extensive access to flights, hotel rooms, car rentals and other travel services as well as meeting and events solutions, including exclusive negotiated content, supported by a full suite of services that allows our clients to design and operate an efficient travel program and solve complex travel requirements across all stages of the business process from planning, booking, on trip, and post trip activities.
●	Our award-winning client facing proprietary platforms are built to deliver business value through optimized user experiences across the act of business travel. These platforms, accessible over web and mobile interfaces and powered by our data management infrastructure and built by one of the world’s largest product engineering teams dedicated to driving technical innovation across the business travel industry. These client facing platforms are known to the market as:
●	Egencia primarily focuses on digital-first clients (more than 90% of transactions were served through digital channels in 2022) who value a simple, easy to use and standardized end-to-end solution.
●	The GBT platform is a modular solution primarily focused on flexibility of service offerings; seamlessly integrating a wide range of third-party and proprietary software and services in to one complete travel solution designed and built around the needs of each customer.
●	GBT Partner Solutions extends our platform to our Network Partners, TMCs and independent advisors, by offering them access to our differentiated content and technology. Through GBT Partner Solutions, we aggregate business travel demand serviced by our Network Partners at low incremental cost, which we believe enhances the economics of our platform, generates increased return on investment and expands our geographic and segment footprint.
●	GBT Supply MarketPlace provides travel suppliers with efficient access to business travel clients serviced by our diverse portfolio of leading travel management solutions and Network Partners. We believe this access allows travel suppliers to benefit from premium demand (which we generally view as demand that is differentially valuable and profitable to suppliers) without incurring the costs associated with directly marketing to, and servicing the complex needs of, our business clients. Our travel supplier relationships generate efficiencies and cost savings that can be passed on to our business clients.

In June 2014, American Express established the JV comprising the GBT JerseyCo operations with a predecessor of Juweel held by a group of institutional investors led by an affiliate of Certares. Since the formation of the JV in 2014, we have evolved from a leading TMC into a complete B2B travel platform, becoming one of the leading marketplaces in travel for business clients and travel suppliers according to Travel Weekly (“2022 Power List,” June 2022, Travel Weekly). Before June 2014, our operations were owned by American Express and primarily consisted of providing business travel solutions for business clients.

In May 2022, we executed long-term commercial agreements with American Express, including the A&R Trademark License Agreement, pursuant to which we continue to license the American Express trademarks used in the American Express Global Business Travel brand, and we license the American Express trademarks used in the American Express GBT Meetings & Events brand for business travel, meetings and events, business consulting and other services related to business travel, in each case on an exclusive and worldwide basis. The term of the A&R Trademark License Agreement is for 11 years from the Closing Date, unless earlier terminated or extended (See “Certain Relationships and Related Party Transactions —GBT Related Party Transactions — Arrangements with Shareholders”). The American Express brand, consistently ranked as one of the most valuable brands in the world, brings with it a reputation for service excellence. We believe our partnership with American Express has been an important component of our value proposition. Under our commercial agreements with American Express, we exclusively provide business travel and meetings and events services to American Express personnel, subject to limited exceptions, engage in mutual global lead generation activities with American Express for our respective services and continue to exclusively promote American Express payment products to our clients and to make those products available for use by our own personnel in connection with our business.

American Express is a bank holding company under the BHC Act, and is therefore subject to supervision, regulation and examination by U.S. bank regulatory authorities. Because and for so long as American Express “controls” GBT for the purposes of the BHC Act, GBT is subject to certain bank regulatory requirements and restrictions. For additional information, see “Risk Factors — Risks Relating to Regulatory, Tax and Litigation Matters,” “Business — Government Regulation — Banking Regulation,” “Business — Government Regulation — Activities” and “Business — Government Regulation — Acquisitions and Investments.”

Since the formation of the JV, we have expanded our capabilities, integrated new brands through acquisitions, and invested approximately $1.4 billion in product and platform (inclusive of Egencia and Ovation). The graphic below reflects such acquisitions:

●	KDS (now NEO), which we acquired in October 2016, strengthened our platform and digital capabilities in two key areas: (i) KDS’ flagship Neo Online Booking Tool and Expense platform (“Neo”) provides us with our own leading edge platform to engage with and delight travelers through digital channels; and (ii) KDS’ development group, relaunched as our Neo Technology Group (“NTG”), is part of our dedicated center of excellence for digital and ecommerce innovation supporting all our group offerings.
●	SMT was our long-time service delivery partner (TPN) in Finland and became our proprietary operation in October 2016.
●	Banks Sadler is a UK-based specialist in creative solutions for meetings and events. We acquired Banks Sadler in August 2017, and it continues to operate as a specialist brand within our meetings and events business.
●	In December 2017, we acquired the remaining 35% equity stake in our business in Spain that was previously held by our then joint-venture partner, an affiliate of Barcelo Hotel Group. After the consummation of this acquisition, GBT Spain became our wholly-owned business.
●	In July 2018, we completed the acquisition of Hogg Robinson Group Limited (“HRG”), a global B2B services company specializing in travel management. The acquisition of HRG has enhanced our global scale, complemented our geographical footprint to offer enhanced service to our clients in key regions, and broadened our product and technology capabilities.

●	In September 2019, we completed the acquisition of DER Business Travel (“DER”). The DER acquisition expanded our footprint into the SME segment in Germany, the largest country by travel spend in Europe according to Global Business Travel Association (“GBTA”) with a significant SME client base.
●	Our acquisition of 30 Seconds to Fly (“30STF”) in October 2020 was an important investment in artificial intelligence (“AI”)and machine learning enabled traveler service. 30STF’s innovative CLAIRE AI can fully or partially automate travelers’ chat interactions with travel counselors, driving traveler satisfaction as well as operational efficiency.
●	In addition, we completed two acquisitions in 2021:
●	In January 2021, we completed the acquisition of Ovation. Ovation is a leading specialist in providing high-touch service. The Ovation acquisition was an important step in expanding our high value capabilities and building our leadership in the large and attractive SME segment and the professional services industry. Our historical results included in this prospectus reflect the results of Ovation from the date of its acquisition in January 2021.
●	The Egencia Acquisition, which was completed on November 1, 2021, (i) substantially enhances our capabilities in the SME segment to significantly broaden our addressable client base; (ii) complements our SME value proposition with Egencia’s software solution specifically built for “digital-first” SME clients who want a seamless program that delivers full traveler tools and control at a lower cost; and (iii) provides leading edge traveler and client experience, as well as innovation capability powered by an experienced, proven travel technology talent base. For additional information, see “Business — Egencia Acquisition.” Our historical results included in this prospectus reflect the results of the Egencia Acquisition from the date of its acquisition in November 2021.

GBT’s operations are headquartered in London, United Kingdom, and as of December 31, 2022, we had approximately 19,000 employees worldwide with a proprietary presence or operations in 31 countries. We service clients in the rest of the world through our TPN. According to GBTA, the 31 countries in which we have a proprietary presence represent approximately 85% of business travel spend worldwide, including Egencia.

During the year ended December 31, 2022, we generated TTV in excess of $22.9 billion, resulting in revenues of $1.85 billion, net loss of $229 million, and Adjusted EBITDA of $103 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Operating and Financial Metrics — Non-GAAP Financial Measures” for additional information about our non-GAAP measures and a reconciliation to the most directly comparable financial measures calculated in accordance with GAAP. A discussion of the impacts of the COVID-19 pandemic on our 2020, 2021 and 2022 performance, mitigating actions taken by us and potential implications for our future performance is discussed in more detail below under “Business — Recent Performance and COVID-19 Update.”

Our business is susceptible to substantial disruptions, as described in “Risk Factors” and elsewhere in this prospectus. In particular, for information on the impact of the COVID-19 pandemic on business travel and the Company, see “Business — Recent Performance and COVID-19 Update” and “Management’s Discussion and Analysis of Financial Condition and Result of Operations — Overview — Impact of the COVID-19 Pandemic.”

Although the COVID-19 pandemic significantly disrupted our operations in 2020, 2021 and 2022, during our years of normalized operations, we have delivered strong revenue and Adjusted EBITDA growth:

GBT consolidated total revenue, net income (loss) and Adjusted EBITDA(1) ($m)

(1)	Statutory Financial Results as reported at actual rates

Key Factors Affecting Our Results of Operations

Industry Overview and Competitive Landscape

Over the past 60 years, travel and tourism has been one of the largest and fastest-growing economic sectors, representing $9.2 trillion in spend, or 10.4% of global GDP in 2019, according to the World Travel & Tourism Council (“Travel & Tourism: Economic Impact 2021,” April 2021). The travel industry can generally be divided into two sectors: (i) the leisure travel sector, which serves individuals who make reservations for vacation and personal travel, and (ii) the business travel sector, which serves business clients that require travel by employees and other travelers for business needs and meetings. We focus primarily on the business travel sector.

According to GBTA, global business travel was an estimated $1.4 trillion industry in 2019 with decades of historical secular growth through economic cycles. Through the last two economic cycles (2000-2019), global business travel spend grew by an estimated CAGR of 4.4% compared to 3.7% real global GDP growth rate over the same period (“GBTA BTI Outlook Annual Global Report & Forecast: Prospects for Global Business Travel 2020-2024,” January 2021, Global Business Travel Association). We believe this growth, in excess of real GDP growth, evidences the sustained role business travel plays as a driver of business and economic growth around the world. The COVID-19 pandemic severely restricted the level of economic activity around the world and has continued to have an unprecedented effect on the global travel industry, decreasing business travel significantly below 2019 levels. Accordingly, CAGR calculations that include the year ended December 31, 2020, the year ended December 31, 2021 and the year ended December 31, 2022 are not presented in this prospectus because we do not believe those results are indicative of the Company’s normal operations and the travel industry more generally due to the impact of the COVID-19 pandemic. We believe the historical track record of growth and the recovery trajectory of business travel as travel restrictions have been relaxed support the fundamental growth drivers and long-term growth potential of business travel worldwide in the future. However, the profile, extent and timing of economic and travel recovery and the pace of future growth remains inherently uncertain given the nature of the COVID-19 pandemic and changes to business practices that may become permanent and reduce the need for business travel, and ongoing macroeconomic impacts of the pandemic. There can be no assurance that any emerging growth patterns will continue or that we will replicate our historical growth in the future. For information on the impact of the COVID-19 pandemic on business travel, see “Business — Recent Performance and COVID-19 Update,” “Management’s Discussion and Analysis of Financial Condition and Result of Operations — Overview — Impact of the COVID-19 Pandemic” and “Risk Factors — Risks Relating to Our Business and Industry.”

Business travel can be managed or unmanaged. Where business travel is unmanaged, travelers procure travel from, and are serviced by, B2C channels largely outside of business clients’ immediate oversight and control. Where business travel is managed, business clients choose a TMC through which its travelers procure travel and travel services. Through a TMC, business clients benefit from savings from demand aggregation, access to supplier content, effective fulfilment of business clients’ obligations to ensure the safety and well-being of their employees when traveling for business, and enhanced control over travel spending, among many other benefits.

We estimate that approximately 52% to 65% of business travel spend in the U.S., and approximately 40% of business travel spend in Europe, was managed in recent years. We believe that a majority of unmanaged business travel spend is driven by SMEs, which we believe provides us with a significant growth opportunity given our strong SME client base in B2B travel. Additionally, we estimate that the growth trends in our SME business, as well as the number of TMCs that currently focus on SMEs, indicate a greater demand for managed travel by SMEs.

We are the world’s leading B2B travel platform based on 2021 TTV according to Travel Weekly (“2022 Power List,” June 2022, Travel Weekly). We estimate that the top 10 TMCs in aggregate accounted for approximately $120 billion in business travel TTV in 2019, or less than 10% of total business travel spend worldwide.

Many TMCs serve a mix of business clients. However, business clients have a range of different needs and priorities, and many TMCs focus on core capabilities aligned with the needs of their target clients. We offer our customers unrivaled choice through our portfolio of leading travel management services, that target some of the most attractive segments in business travel; unrivaled value we deliver through comprehensive content and significant savings; and unrivaled traveler and customer experiences our platform offers across all our solutions and brands. We believe this differentiation is further enhanced by our brand promise — the Powerful Backing of American Express GBT:

●	Unrivaled Choice
●	Global Servicing with Sophisticated Capabilities: Many clients have global operations, and this is often combined with organizational size and complexity to drive a wide range of sophisticated travel program needs. Often this includes travel management at a global and local level, a mix of insourced and outsourced processes and an ecosystem of tools and technology that varies for each client. Additionally, travel programs interface with processes and systems of other corporate functions (such as finance, HR, sustainability, risk and compliance for example). We are differentiated by our complete solution designed to solve for this complexity: we support travelers and travel managers at a local and global level, through a consistent and flexible service infrastructure and technology backbone with a comprehensive stable of traveler service and travel management solutions configured for the client. The GBT offer spans from complete outsourcing of an entire travel program for even the largest and most complex of our clients, to discreet solutions that seamlessly integrate into our clients’ travel management program and deliver on their specific needs.
●	SME-Focused Client and Traveler Service, Including a Diverse Portfolio of Leading Travel Management Services: SMEs typically request solutions that range from agile and turnkey to global and comprehensive. Our SME offers are tailored to SME client needs, for example, for an owner-managed SME or a SME with operations in more than one country. Our SME value proposition is differentiated by being designed to provide the flexibility to meet this range of needs of SME clients. Our specialized and diverse Ovation, Lawyers Travel, and Egencia travel management services, provide even more focused offerings to customers within the SME business where this is important and valued.
●	Unrivaled Value
●	Comprehensive Content and Superior Value: While our clients have distinct service needs, the need for access to comprehensive content and best value through savings and amenities is ubiquitous across our client base. The GBT Supply MarketPlace delivers on this need with comprehensive content and superior value. The combination of solving the distinct needs of clients and travelers through tailored propositions and delivering the value of the GBT Supply MarketPlace across our entire client base underpins our differentiation.
●	Unrivaled Experience

●	Leading Human (24/7 global customer service) and Digital traveler and customer experience powered by cutting edge Proprietary Platform: Ownership of the digital experience is a critical success factor, as a simple, easy to use, intuitive traveler and client digital experience often drives the buying decision. We, through Neo and Egencia, are differentiated in this capability at global scale. Most new technology-based TMCs are focused on building this capability. We believe that our proven digital offer, further strengthened by the Egencia Acquisition, differentiates us to these clients. We believe that our ability to offer the seamless combination of digital experience with the expertise of our travel counselors and customer relationship managers is a compelling differentiator and provides us with leading value propositions for our customers.
●	The Powerful Backing of American Express GBT
●	We believe that operating to a higher standard in relation to the Environment, Social Responsibility and Corporate Governance is integral to our success with customers and suppliers and to attracting and retaining the best talent in the industry and is the cornerstone of our brand promise. We continually work and invest in our risk management framework, governance structures, practices and procedures to meet this higher standard.

We believe that we benefit from our proven track record, reputation for service, capacity and capability to adapt to emerging needs and ability to invest in better solutions, and that these attributes will continue to support our business in the future. In particular, we believe that the following long-term structural trends have emphasized the increasingly important role of a well-managed travel program in effectively and efficiently solving critical business problems:

●	A growing emphasis on employee safety and well-being and the need for robust, high-quality, sophisticated solutions that help businesses deliver on their obligations to employees when they travel, increasing employee satisfaction;
●	Business clients seeking partners with a demonstrated commitment to high-quality service and proven operational resilience despite periods of significant disruption and geopolitical uncertainty;
●	The rising value of technology platforms that can adapt quickly to emerging needs and support an increasingly digitally enabled workforce, supported by investments in innovation;
●	Business clients demanding a higher standard of cybersecurity, data privacy and third-party risk management and seeking business partners committed to protecting client and traveler data while meeting the highest ethical standards;
●	Increasingly fragmented content, highlighting the attractiveness of a platform that delivers extensive access to content and simplifies the purchasing process;
●	Business clients continuing to seek more control and visibility over their travel program costs, which benefits TMCs that offer a broader range of content and higher savings; and
●	Business clients seeking partnerships with TMCs that share their ambitions for more responsible and sustainable travel with solutions and clear roadmaps that support these ambitions.

We believe that we benefit from these long-term structural trends by combining:

●	The world’s leading B2B travel platform by 2021 TTV;
●	A diverse portfolio of leading travel management services;
●	A track record of exceptional client and traveler support;
●	Comprehensive and differentiated content and experiences that drive improved savings and value; and
●	Operations that meet high standards in cyber security, data privacy, ethics, third-party risk management and sustainability.

Impact of the COVID-19 Pandemic

During 2020, 2021 and the beginning of 2022, the COVID-19 pandemic severely restricted the level of economic activity around the world and continued to have an unprecedented effect on the global travel industry.

Government measures implemented to contain the spread of COVID-19, such as imposing restrictions on travel and business operations and advising or requiring individuals to limit or forgo time outside of their homes, continue to have an impact on business travel which remains significantly below 2019 levels.

Global travel activity has shown a recovery trend in 2022, with our transaction volumes reaching approximately 72% of 2019 transaction volumes for the three months ending December 31, 2022. Even while travel activity remained low during the COVID-19 pandemic, the need for high-quality managed travel solutions that ensure safe and effective travel has increased and continues to increase. We believe this signals a change in the long-term structural needs of business clients, which will benefit us. This is evidenced by our strong growth by newly won client expected annual value and growth in client satisfaction performance since March 2020, despite the disruption caused by the COVID-19 pandemic. Additionally, by addressing the increasingly sophisticated needs of business clients efficiently and effectively, we believe we further enhance our value to our travel suppliers. This is evidenced by the renewal of most travel supplier contracts at equal or better terms since March 2020, despite the COVID-19 pandemic. We believe this is a testament to our deep relationships with travel suppliers and our role as an increasingly valuable long-term partner in reaching and serving premium business demand.

We believe our decisive response during the COVID-19 pandemic to protect and continue to invest in our clients and travelers further strengthened our competitive position. We:

●	Rapidly adapted to a flexible operating model that consistently delivers a high standard of service while protecting business performance;
●	Continued to invest in our platform, focusing on key areas such as digital experience and e-commerce;
●	Further expanded our scale and capabilities through strategic acquisitions (such as Ovation and Egencia); and
●	Enhanced the resilience of our revenue streams and delivered significant cost efficiencies.

Given the resurgence of travel, indicated by recent volume trends, we believe we are positioned to capitalize on these trends and strengthen our value proposition. A more detailed overview of the impact of the COVID-19 pandemic on the business travel industry and our performance is set forth below under “Business — Recent Performance and COVID-19 Update” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Factors Affecting Our Results of Operations — Impact of the COVID-19 Pandemic.”

Value Proposition

We serve and create value for clients, travel suppliers and Network Partners in two ways: (i) by enabling an efficient marketplace for travel transactions through traveler service, content and distribution; and (ii) by offering a suite of products, technology and professional services that enable effective and efficient management of business travel programs.

GBT Value Proposition: Provide Solutions to Critical Problems for Customers, Travelers, and Suppliers

Clients: We serve a broad range of business clients globally across a diverse range of industries, including, among others, business and financial services, industrial, technology, healthcare, legal and other industries. During 2022, less than 40% of customer driven revenue, including supplier revenue, was generated by our top 50 clients and no single client accounted for more than 2% of such revenue.

We deliver:

●	A single source for content (including flights, hotel rooms, car rentals and other services) from our expansive network of travel suppliers;
●	A combination of broad content choices, differentiated GBT content and amenities (the “Preferred Extras”) and client-specific sourcing programs that drive meaningful savings relative to unmanaged travel programs and other TMCs;
●	Omnichannel (online, voice, mobile) tools to seamlessly book and plan complex itineraries, as well as full integration into Neo and other third-party expense platforms;
●	24/7, high-touch, global customer service;
●	A full suite of travel management tools and services, including (i) traveler care tools designed to help ensure the safety and well-being of travelers, (ii) travel spend analysis, travel policy development and governance, (iii) consulting with respect to responsible travel and environmental sustainability and (iv) offerings to partially or fully outsource clients’ travel program, including procurement, consulting and operations;
●	End-to-end integration into client environments to facilitate compliance, human resources, finance and administrative functions; and
●	Extensive meeting and event planning capabilities, including preparing event proposals, budgeting, venue sourcing, research and coordination among other services under the American Express GBT Meetings & Events brand and the Banks Sadler brand.

We focus on key client segments, which are serviced through our diverse portfolio of leading travel management services, each of which we believe has a leading value proposition in its respective target segments. As of December 31, 2022, our business client base included:

●	41 of the Business Travel News Corporate Travel 100, the top 100 corporations in the U.S. by business travel spend (“2022 Corporate Travel 100,” September 2022, Business Travel News);
●	Seven of the 10 largest U.S. Banks (Federal Financial Institutions Examination Council, largest holding companies by total assets as of 30 September 2022); five of the top 10 largest Pharmaceutical Companies by revenue (Pharmaceutical Executive, Volume 42, Issue 6, June 2022);
●	Six of the top 10 “best companies to work for” (“Fortune 500” and “100 Best Companies to Work For,” 2022, FORTUNE); and
●	Many of the most valuable corporations in Europe, including 29 of the FTSE 100, 10 of the DAX 30 and 21 of the CAC 40.

We estimate SMEs represented approximately 50% of our TTV in 2022. The SME segment is highly competitive and fragmented, but we believe we have one of the most compelling offerings to SME client bases in B2B travel. Through our Ovation and Egencia acquisitions in 2021, we have reaffirmed our commitment to building a leading presence in the SME segment. Our SME-focused diverse portfolio of leading travel management services are also well positioned in premium segments and across various industries. For example, 58 of the AmLaw 100 law firms are Lawyers Travel and American Express Global Business Travel clients (“The 2021 Am Law 100: Ranked by Gross Revenue,” April 2021, The American Lawyer).

Travel Suppliers: Our travel suppliers include airlines, individual hotels and hotel groups, hotel aggregators, car rental companies, rail transportation providers and all three major GDSs. Our longstanding and valuable supplier relationships allow us to benefit from our marketplace with one of the largest concentrations of premium demand in travel. We believe that business demand is differentially important to travel suppliers due to their higher profitability and the high costs of marketing to and serving this demand directly. We are not only one of the largest single sources of business travel demand globally in terms of TTV, but we believe we also have a higher value (in terms of average ticket value and share of first and business class cabins) client base compared to the typical B2B travel benchmark.

Our value to travel suppliers is built on efficient access to premium business travelers, combined with solutions that help them effectively market their content and service offerings, including:

●	A technology platform distributing content to our business clients across a wide range of POS;
●	Managing a highly complex retail environment on behalf of travel suppliers, including client-specific content, fares and POS integrations;
●	Analytics and other solutions that help travel suppliers make better retail decisions;
●	Acting as an extension of the supplier salesforce to our clients; and
●	Superior capabilities that allow us to service those clients in challenging or unpredictable environments.

We believe we offer access to and service this premium demand more cost-effectively, and with a broader and deeper value proposition, than travel suppliers could themselves. We allow travel suppliers to avoid significant investment in marketing, technology, servicing resources and infrastructure. This in turn helps drive superior value and economics for travel suppliers and our clients who benefit from savings and extra amenities and perks, such as complimentary Wi-Fi, breakfast, last-room availability and loyalty benefits, compared to publicly available fares.

Network Partners: Through GBT Partner Solutions, we extend our platform, including our negotiated content, supplier contracts and distribution and POS retailing technology to approximately 125 Network Partners and have servicing relationships and partnerships with over 150 TMC’s in our TPN in various jurisdictions across the globe. We believe the GBT Partner Solutions value proposition is compelling for Network Partners by providing:

●	Significantly improved revenue capacity through better content management and retailing capabilities;
●	Differentiated content and experiences that distinguish our Network Partners from their competitors; and
●	Technology designed to solve critical problems for TMCs that are less capable of making these investments.

Business Model

As noted in the graphic below, our value proposition creates our competitive advantage and is driven by the synergies that drive value for all users of our platform.

●	We deliver value to all our clients through our high-quality service, comprehensive and exclusive content and experiences, savings on travel spend and differentiated technology-enabled solutions. We deliver this through the compelling combination of tailored value propositions targeted at attractive client segments in business travel reinforced by our diverse portfolio of leading travel management services, and the significant value created by the GBT platform that powers our services and our Network Partners.
●	We have one of the largest concentrations of premium demand in travel worldwide. Business travel is important to travel suppliers due to its significant contribution to profitability driven by more first and business class cabin bookings, fewer advance purchases and more flexible tickets. By aggregating business travel demand, we are a valuable partner to travel suppliers.
●	Our platform provides travel suppliers with efficient access to our valuable client base, creating a strong incentive for travel suppliers to deliver more content, better experiences and increased savings. Serving high value business clients is a significant investment in technology, service resources, infrastructure and capabilities. The volume of business travel we manage and our efficient platform enable us to make and sustain this investment at compelling economics for both clients and travel suppliers. This creates margin headroom for travel suppliers to offer differentiated value through savings, content and experiences commensurate with the differentiated value of this demand to them. These savings and benefits make our value proposition even more compelling for our clients. Moreover, we benefit from premium economics and capacity to invest in our platform and in inorganic expansion of platform scale and capability. Our clients and suppliers benefit from the incremental value created by these investments through more services and solutions, better client and traveler experiences and a more efficient platform.

●	Our end-to-end ownership of our technology platform, from connectivity to sources that supply to our POS, allows us to deploy investments efficiently and generate extensive benefits for our clients and travel suppliers. In addition, our strategic acquisitions help us build scale and add capabilities.

We believe that our continued innovation and development of our platform makes us more competitive.

Our Revenue Model

We generate revenue in two primary ways — (1) fees and other revenues relating to processing and servicing travel transactions (“Travel Revenues”) received from clients and travel suppliers and (2) revenues for the provision of products and professional services not directly related to transactions (“Product and Professional Services Revenues”) received from clients, travel suppliers and Network Partners.

Travel Revenues: Travel Revenues are proportionally back in line with pre-pandemic levels and include all revenue relating to servicing a travel transaction, which can be air, hotel, car rental, rail or other travel-related bookings or reservations, cancellations, exchanges or refunds. The major components of our Travel Revenues are:

●	Client Fees: We typically charge clients transaction fees for arranging travel.
●	Supplier Fees: Travel suppliers pay us for distributing and promoting their content. The mechanism varies by supplier, but the amount is usually a volume-linked fee. This includes fees from the three major GDSs.

Product and Professional Services Revenues: We receive revenue from clients, travel suppliers and Network Partners for using our platform, products and value-added services, which comprised 24% of our revenues in 2019.

●	Management Fees: Many clients request a contractually fixed, dedicated staffing pool to serve their travelers for part or all of their business travel. In these cases, we use a cost-recovery-plus-margin pricing structure instead of a transaction fee. Client management resources and overhead allocations are also included in this management fee.
●	Products Revenues: We provide a broad range of business travel management tools used by clients to manage their travel programs. Revenue for these solutions usually takes the form of recurring subscriptions or management fees.
●	Consulting and Meetings and Events Revenues: Consulting revenues (including outsourcing to us of part, or all, of a client’s travel program management) are usually a fixed fee for delivery of a certain engagement (such as company travel policy design). Meetings and events revenue is based on fees for booking, planning and managing meetings and events.
●	Other Revenues: Other revenues typically include certain marketing and advertising fees from travel suppliers, as well as direct revenues from our Network Partners (excludes certain supplier fees that are indirectly driven by Network Partners’ contribution to aggregate volumes).

Technology

Since the formation of the JV in 2014, we have spent approximately $1.4 billion, including Egencia, on product and platform, to create a global platform that powers travel distribution, servicing and business travel programs. We continue to implement focused, high-impact enhancements to our technology platform and solutions in order to continually improve our value proposition to our clients, travel suppliers and Network Partners.

Technology Investments Create a Sustainable Competitive Advantage

Our technology investment has centered on three key strategic goals:

●	Creating a custom-built technology infrastructure to power our platform and maintain robust privacy and data security;
●	Developing an omnichannel core platform capable of powering a global travel program at scale, including an e-commerce platform that provides content for our clients and seamless distribution for our travel suppliers; and
●	Creating seamless travel experiences founded upon an integrated suite of digital products.

We began with a product and technology strategy to own all core needs and develop a modern, agile, flexible, globally consistent and secure platform. In 2016, we released the first phase of our omnichannel core platform, which today consists of our global profile solution, global trip record repository, and GBT Supply MarketPlace with content and an expansive data repository that houses most of our trip and traveler data. The core platform is designed to support our own proprietary solutions as well as an ecosystem of third-party products and solutions in order to offer clients the broadest choice in how they design and configure their travel programs.

In 2018, we completed the full separation of our infrastructure from American Express, including our global telephony systems and network.

Over the last two years, we have accelerated our strategy of delivering capabilities to our clients, travel suppliers and Network Partners. We relaunched KDS (acquired in 2016) as NTG in 2019. NTG is our innovation engine and the center of excellence for all of our digital and e-commerce development. In 2020, we added new features to support clients and travelers during the COVID-19 pandemic, such as Travel Vitals, which delivers critical travel information and advisories.

With the completion of the Egencia Acquisition, we strengthened our digital and e-commerce capabilities; Egencia brings a compelling and integrated end-to-end B2B software solution to our clients. The synergies we gain from the Egencia Acquisition are underpinned by a platform and innovation capability designed to serve travelers and clients with a differentiated digital experience in target segments, and is highly complementary and accretive to our business. For additional information, see “Business — Egencia Acquisition” and “Certain Relationships and Related Party Transactions — GBT Related Party Transactions — Arrangements with Shareholders — Arrangements Relating to GBT JerseyCo’s Acquisitions of HRG and Egencia.”

We currently offer over 50 distinct technology-enabled products intended to address specific, high- impact problems for our clients. In addition to these capabilities, we support seamless integrations with over 100 third-party solutions that are commonly used by our clients. Our products and third-party integrations continue to grow as travel programs and needs evolve, and our core platform is central to our ability to quickly and efficiently develop, deploy and improve solutions across our client base globally.

We have a robust set of global capabilities that meet the needs of some of the most sophisticated global travel programs as well as the most digitally savvy frequent travelers. Travel management solutions include policy and compliance management, trip approvals, unused ticket management, full featured reporting (including data, analytics and insights), traveler care tools designed to help ensure traveler safety and wellbeing, and continuous rate search. For the traveler, a digital suite of solutions enables information, communication, booking and travel management where they want it to be: online, on mobile and by e-mail, as well as by chat with travel counselors through GBT’s Mobile App, iMessage, Android Message, WhatsApp and additional channels. Our platform also supports our travel counselors, which enables personalized servicing, proactive traveler care (we reach out to travelers during disruptions before they even know to call us) and robust transaction services all supported by workforce management tools.

Our Competitive Strengths

We attribute our success and historical performance to the following key strengths that we believe differentiate us from our competition:

●	World’s leading B2B travel platform by 2021 TTV with a diverse portfolio of leading travel management services serving business clients (“2022 Power List,” June 2022, Travel Weekly);
●	World leading technology driven, digital solution in Egencia;
●	High-quality client base with track record of attractive retention rates and new business growth;
●	Traveler-centric, omnichannel service model;
●	Relationships with top-tier travel suppliers driven by value proposition;
●	Cutting-edge proprietary technology platform seamlessly integrated into our operations;
●	Industry-leading standard in relation to the environment, social responsibility and corporate governance;
●	Attractive financial profile with diversified revenue streams and a flexible cost structure; and
●	Management team with industry-leading experience.

World’s Leading B2B Travel Platform by 2021 TTV with a Diverse Portfolio of Leading Travel Management Services Serving Business Clients

According to Travel Weekly, based on 2021 TTV, we are the world’s leading B2B travel platform and one of the leading platforms in travel (after leading B2C travel platforms such as Expedia Group and Booking Holdings). We offer solutions for demand and supply fragmentation, designed to provide travel suppliers with a cost-efficient channel to reach business clients and business travelers, and we own parts of the distribution value chain, including technology, that enable us to differentiate our service and deliver excellence in client and traveler experiences. We deliver an expansive suite of professional and technology services to clients in addition to superior traveler services. We believe these capabilities and services increase the value of our B2B model.

We distinguish ourselves from other B2B travel providers through our portfolio of solutions that target premium demand segments in business travel with tailored and leading value propositions.

We serve a range of business clients and offer complete business travel solutions that can be designed and configured around client needs and fully integrated into client environments.

Our Ovation offering (including the Lawyers Travel service) focus on SME clients specializing in providing high-touch service at scale with deep strength in selected industries, including the legal, private equity and entertainment industries.

Egencia is focused on integrated software solutions for SMEs. The Egencia platform is simple and easy to use, provides the “look and feel” of a consumer platform for travelers, and features intuitive integrated travel management solutions. Egencia was designed and built as a software solution for SMEs.

We supplement our diverse portfolio of leading travel management services, which target attractive segments in B2B travel, with our GBT Partner Solutions proposition. We believe that the combination of our brands and partner solutions provides us with growth options, scalability and capacity for investment in our platform that powers the GBT Flywheel and distinguishes us from our competitors.

High-quality Client Base with Track Record of Attractive Retention Rates and New Business Growth

Through our diverse portfolio of leading travel management services, we serve a broad range of business clients globally across a diverse range of industries including, among others, business and financial services, industrial, technology, healthcare, legal and other industries.

Our value propositions are tailored to meet the sophisticated needs of business travel clients, which in turn are valuable to our travel suppliers.

We believe the strength of our value proposition is demonstrated by our track record of attracting and retaining premium demand business clients. Our client retention rate was 95% in 2022. The average tenure of our top 100 clients by TTV is approximately 14 years with more than 76% of our client relationships having a tenure of more than five years. In addition to maintaining our existing clients, our Total New Wins Value for full year 2022 totaled $3.5 billion at current recovery levels with an average win / loss ratio of 2.5x since 2015.

Our commitment to supporting our clients through the COVID-19 pandemic has enhanced our value proposition and strengthened our brand and reputation, as demonstrated by our sustained high win rate and client satisfaction ranking through 2020 to date. Specifically, per the July-August 2021 survey commissioned by APSG, the net promoter scores, which measure customer experience and are an indicator of our ability to win new customers and grow with existing customers, was 56 and 52 for Egencia and GBT respectively, each of which were at least three points higher than the closest competitors. In addition, we continue to maintain our strong client retention results.

Traveler-Centric, Omnichannel Service Model

We are proud to offer our travelers 24/7 customer service anywhere in the world through a number of service channels. In 2022, 75% of our bookings were through digital channels (such as online booking tools (“OBTs”), the GBT mobile app and instant messaging), including Egencia. Alongside our digital channels, our agent facilitated channels have played a critical role is supporting travelers seeking the expertise and support of our travel counselors in navigating a more complex travel environment.

Our platform is channel-agnostic, ensuring travelers and clients benefit from the full range of our content, savings and solutions regardless of how they choose to engage with us. Where it is valued by our clients, our platform also integrates seamlessly with all major third-party OBTs as well as Neo, further enhancing our flexibility.

Our travel counselors are experienced specialists in B2B travel and provide 24/7 global support capabilities. Our service constructs are flexible to match client needs. Within our global client solutions, our tools and infrastructure allow travel counselors to serve any client or traveler anywhere, to the high standard our clients expect of us. Where our clients require deep, personal knowledge of their business and travelers, we dedicate travel counselors to their account and offer on-site service.

Our service footprint includes 31 countries where we have a proprietary presence or operations. Our TPN, which is integrated into our infrastructure and platform, extends this service footprint to our clients in the rest of the world. This broad geographic reach allows us to offer streamlined access to a consistent portfolio of services across the globe and a differentiated local service where such service is needed and valued by the traveler and client.

Our traveler interactions are captured within and powered by our core platform, which is fully integrated into all service channels. This allows seamless, simple and efficient cross channel engagement for our travelers (for example, booking a trip through the OBT, changing the itinerary by calling a travel counselor and rebooking a connecting flight through messaging). In 2020, we acquired 30STF, a cutting-edge AI and machine learning enabled messaging tool, to further enhance our capabilities.

Relationships with Top-Tier Travel Suppliers Driven by Value Proposition

We believe that our longstanding supplier relationships, built on a track record of delivering premium demand, improving profitability and meeting supplier objectives, differentiate us from our competitors.

These relationships include airlines, hotel groups and individual hotel properties, content aggregators, including Expedia Partner Solutions and Booking.com, all three major GDS platforms, car rental, rail, ground transportation companies and many other travel suppliers.

Travel suppliers value business travel demand due to a higher proportion of first and business class cabin bookings, fewer advance purchases, more flexible tickets and more long-haul international bookings, all of which drive superior economics and profitability. For example, according to Skift Research, business travelers may have driven 55% to 75% of profits for major airlines prior to the outbreak of the COVID-19 pandemic, even though they represent a minority of bookings. As the world’s leading B2B travel platform by 2021 TTV, we offer travel suppliers access to one of the largest aggregations of this premium demand in the travel industry. Moreover, we believe the composition of our bookings is uniquely valuable compared to typical B2B bookings. Due to the nature and mix of our client types, our clients typically choose premium tickets that we estimate are on average approximately 40% higher than the average TMC booking. In addition, more than half of our TTV related to air travel is derived from first and business class cabin bookings.

We offer travel suppliers efficient access to this premium demand. For example, we estimate that the total distribution cost through us is comparable (as a percentage of booking value) to the reported selling costs for at least our top five airline clients and even more cost-effective when considering the technology investment and servicing cost savings our travel suppliers realize.

These high value relationships and economics are powered by the GBT Supply MarketPlace, our unified platform encompassing the GDS and non-GDS content aggregation that connects all of our travel suppliers and content to the POS our clients and travelers use. We believe this provides value to travel suppliers by eliminating the need to invest in complex business client POS environments while also providing them with the capabilities they need to market, promote and sell their content, products and services effectively.

We have extensive experience working closely with travel suppliers to deliver their objectives and create value for clients. We have a dedicated team of proprietary content acquisition and revenue management specialists providing data insight, backed by advanced optimization tools and data analytics that deliver compelling solutions to travel suppliers.

We believe our offerings create a strong incentive for travel suppliers to deliver more content, experiences, and savings specifically for our clients. This includes Preferred Extras that are not available to the general public, which provides clients with value through extra amenities and savings from exclusive fares. For example, more than 90 airlines and more than 60,000 hotel properties participated in the Preferred Extras program, with clients benefiting from an average saving of approximately 7% compared to public fares when they used Preferred Extras content, in addition to benefiting from extra amenities and perks such as free Wi-Fi, breakfast, last-room availability and loyalty benefits.

Cutting-Edge Proprietary Technology Platform Seamlessly Integrated into our Operations

Business clients and travelers expect a single integrated global platform to drive seamless experiences and integration with their chosen systems. Our approach provides a differentiated mix of a full end-to-end proprietary solution set as well as a flexible architecture integrating the myriad third-party solutions that our clients request. We believe the capacity to offer both end-to-end proprietary solutions and global, seamless integrations is a differentiator relative to our competitors.

Our core platform is the foundation of our ability to deliver this value. The core platform sits at the heart of our business and is custom-built to integrate with our solutions and the technology ecosystems of business clients, travel suppliers and technology partners, providing seamless experiences and technology- enabled solutions. The core platform demonstrates how the GBT Flywheel enables enhanced investment in our technology to drive better outcomes for our clients and travel suppliers.

By increasingly owning both the traveler experience (whether through Neo, GBT Mobile or Chat) and the distribution technology (through the GBT Supply MarketPlace), we deliver content to travelers the way they want it. This technology makes us one of the few TMCs to have a full digital POS solution and content delivery technology. Our technology allows us to control our digital roadmap, including with respect to content aggregation, and user experiences with merchandising and retailing of content to generate the maximum benefit for travelers, clients and travel suppliers. Owning this technology drives efficiencies in our own operations and provides us with a unique position in the marketplace by supporting the distribution needs of travel suppliers, as well as enhancing the quality of the user experience and driving savings for our clients and their travelers.

On top of the platform is a full digital solution set, for both traveler satisfaction and productivity enhancement. This allows us to offer self-service solutions or agent facilitated interactions through all the channels that travelers want: online, through GBT’s Mobile App or through e-mail or chat. We also have end- to-end digital solutions that enable full travel spend visibility, control and compliance and support our clients’ travel management needs, such as traveler tracking, reporting and insights, travel approvals, continuous rate search and unused ticket tracking. We continuously build on our expansive data repository and we deploy extensive data analytics, including sustainability metrics, to generate actionable insights and improve our products. Our proprietary technology utilizes data analytics capabilities to enhance travel program insights and create a more personalized user experience, which we believe will drive our client reach.

We also offer clients the ability to integrate third-party solutions such as SAP Concur. We seamlessly integrate these solutions, as well as links to core client systems, such as finance and HR applications, via our flexible Application Programming Interfaces to drive consistent client and traveler experiences. By doing so, we can quickly adapt to client needs while also maintaining robust information security, privacy and compliance safeguards.

Acquired in 2021, Egencia is the world’s leading digital travel management solution providing a strong strategic fit with the GBT platform. The Egencia platform was built as a fully integrated B2B travel software solution. It is differentiated from GBT’s historical solutions because it primarily focuses on digital-first clients (more than 90% of transactions were served through digital channels in 2022) who value a simple, easy to use and integrated standardized end-to-end solution. This approach is highly complementary to the GBT platform, which is modular solution primarily focused on flexibility and configurability of service offerings.

Industry-Leading Standard of Sustainability

On an annual basis, GBT publishes an Environmental, Social and Governance (“ESG”) Report, which includes our ESG strategy and progress in respect of environmental sustainability, diversity, equity and inclusion, and corporate governance matters. This report follows leading ESG frameworks including the United Nations Global Compact, the Global Reporting Initiative, and the Task Force on Climate-related Financial Disclosures (TCFD) reporting guidelines. We continuously identify and assess climate-related risks and opportunities as well as pursue initiatives to promote diversity, equity and inclusion – for all of our stakeholders. GBT has been awarded a platinum rating by EcoVadis, placing our company in the top 1% of assessed companies on corporate social responsibility and sustainable procurement.

Our clients and suppliers are some of the most forward-thinking leaders on corporate environmental and sustainability issues. Alongside more than 4,000 business and financial institutions, GBT has committed to the Science Based Targets initiative (SBTi) and we are working to reduce our emissions in line with climate science. Beyond value chain mitigation, we were amongst the first global travel management companies to offset 100% of carbon emissions for our own business travel. Starting in 2019, we achieved carbon neutrality for our employees’ business travel by purchasing and retiring carbon credits sufficient to account for the estimated carbon emissions associated with our employees’ business travel for the applicable years. We also provide expertise and an efficient marketplace for green business travel and strive to be a catalyst for, and enabler of, industry wide progress. To promote our and our clients’ mutual commitment to a more sustainable future for business travel, we offer an ever-expanding suite of sustainable travel services and solutions, including:

●	Proprietary tools for measuring carbon footprint and options to filter travel by carbon emission levels built into Neo;
●	Access to carbon offset programs that enable our clients to purchase carbon offsets directly;
●	Industry-leading sustainability consulting, analytics and meetings and events proposition, including Green Compass; and
●	Solutions designed to decarbonize the travel sector, including the 2022 launch of Avelia, one of the world’s first blockchain-powered book-and-claim digital platforms designed to help scale the supply and demand of sustainable aviation fuel, in collaboration with our clients and industry partners.

Attractive Financial Profile with Diversified Revenue Streams and a Flexible Cost Structure

Our types and sources of revenue are highly diversified. We receive revenue from clients, travel suppliers and Network Partners for air, hotel, car rental, rail or other travel-related transactions as well as a broad range of non-transaction related products and services. No single client accounted for more than 2% of our revenue in 2022.

Travel Revenues are primarily driven by transaction volumes, with volume floors included in some of our client contracts. Product and Professional Services Revenues, which constituted 24% of our total revenue in 2019, 41% of our total revenue in 2020, 42% of our total revenue in 2021 and 22% of our total revenue in 2022, are not directly driven by transaction volume. This revenue mix allows us to mitigate volume downside risk while benefiting from growth in our business as well as the underlying growth in the B2B travel industry.

Business resilience is further enhanced by our flexible cost structure, enabling us to quickly and efficiently react to changes in the demand for travel management services. For information regarding the cost-reduction measures we took in response to the COVID-19 pandemic, see “Business — Recent Performance and COVID-19 Update,” “Management’s Discussion and Analysis of Financial Condition and Result of Operations — Overview — Impact of the COVID-19 Pandemic”

Management Team with Industry-Leading Experience

We are led by a highly experienced management team with a track record of delivering results. The team has diverse backgrounds and experiences, both from inside and outside the travel industry.

They have successfully managed the business through the formation of the JV, as well as through several acquisitions and transformations, while delivering consistent growth. They have also deftly managed the challenges of the COVID-19 pandemic together, taking roles as industry leaders in supporting the emerging resurgence of travel, and have the expertise and leadership required to execute on our growth strategy.

Our Growth Strategy

We believe GBT has significant runway for growth and margin expansion opportunity, enabled by our differentiated industry position. Our growth strategy is focused on realizing this opportunity through multiple levers to drive growth, accelerating our new wins with our strengthened value proposition and industry tailwinds from increased need for high quality managed travel solutions, growing our leadership in the large and fast-growing SME segment, further benefiting from shifts towards managed travel in these segments, delivering further value through M&A and expanding our GBT Partner Solutions business. We are also positioned to be a more profitable business and drive margin expansion through the structural cost reductions undertaken during the COVID-19 pandemic, enabling higher underlying margins compared to 2019, a proven approach to delivering synergies to drive value from recent and future M&A, a modern and agile technology platform well- equipped to drive sustained productivity improvements and increasing exposure to the high margin SME segment.

We regularly consider acquisition opportunities as well as other forms of business combinations. Historically, we have been involved in numerous transactions of various magnitudes, for consideration which included cash, securities or combinations thereof. We are continuing to evaluate and to pursue appropriate acquisition and combination opportunities as they arise in the expansion of our operations. No assurance can be given with respect to the timing, likelihood or financial or business effect of any possible transaction. As part of our regular on-going evaluation of acquisition opportunities, we are currently engaged in a number of unrelated preliminary discussions concerning possible acquisitions. We are in the early stages of such discussions and have not entered into any agreement with respect to any possible acquisitions not expressly described in this prospectus. The purchase price for possible acquisitions may be paid in cash, through the issuance of equity, the incurrence of additional indebtedness, or a combination thereof. Prior to consummating any such possible acquisition, we, among other things, will have to satisfactorily complete our due diligence investigation, negotiate the financial and other terms (including price) and conditions of such acquisitions, obtain necessary consents and approvals and, if necessary, obtain financing. The fact that we are subject to supervision, examination and regulation by Federal Reserve under the BHC Act could limit our ability to engage in acquisition activity (See “Risk Factors — Risks Relating to Regulatory, Tax and Litigation Matters — Because we are deemed to be “controlled” by American Express under the BHC Act, we are and will be subject to supervision, examination and regulation by the Federal Reserve which could adversely affect our future growth and our business, results of operations and financial condition”). Furthermore, our ability to consummate and finance acquisitions may be limited by the terms of our existing or future debt arrangements. We cannot predict if any such acquisition will be consummated or, if consummated, will result in a financial or other benefit to us. See “Risk Factors — Risks Relating to Employee Matters, Managing Our Growth and Other Risks Relating to Our Business — We may be unable to identify and consummate new acquisition opportunities, which would significantly impact our growth strategy.”

Capitalize on our Differentiated Value Proposition and Technology Platform

Since the formation of the JV, we have invested approximately $1.4 billion in product and platform, to deliver the leading B2B travel platform, including exceptional traveler experience and leading travel program management tools and capabilities. Our proprietary technology utilizes data analytics capabilities to enhance travel program insights and create a more personalized user experience, which we believe will drive our client reach. We intend to expand our value proposition through the continued integration of travel and expense and payment tools. In addition, the GBT Supply MarketPlace aggregates and optimizes content delivery, which we believe will solve critical problems for business clients, travel suppliers and Network Partners.

With increased capabilities and functionality, we can deliver more value for our clients and potentially capture a higher share of travel spend from our clients. Our efforts are evidenced in strong retention and business growth rates. We believe that continuing to invest in our digital transformation will also improve client satisfaction while reducing costs. We plan to continue expanding our technology suite in order to seamlessly deliver on clients’ needs in each target segment and to execute on opportunities designed to further improve profitability.

Strengthen Position in Global and Multinational Segment

We believe our value proposition to business clients was strengthened by the COVID-19 pandemic, which underscored our high-quality service and created a flight to service quality, where quality of service became highly prioritized as a critical buying factor. As a result of this paradigm shift, newly won client expected annual value and growth in client and traveler satisfaction performance has strengthened compared to our pre-pandemic trend. We provide one of the most complete business travel solutions for business clients, and we believe our differentiated value proposition will enable us to continue to grow in this segment. Business clients require sophisticated capabilities on a global scale, and we believe that we can deliver them through our platform and solutions, high-quality traveler service and suite of professional services.

We plan to continue to grow through new client wins and expanding upon our existing relationships by providing more comprehensive solutions, including meetings and events planning, consulting, outsourced services and more products and technology that are integrated into our clients to provide the best possible experience and value.

Accelerate Penetration in SME Segment

We are focused on growth in the SME segment, which we believe represents a large and profitable opportunity for our business. In 2019, estimated global SME total travel spend was approximately $945 billion, including both significant managed and unmanaged spend. We estimate $675 million of the global SME segment is unmanaged, representing a large growth opportunity.

Ovation (including the Ovation and Lawyers Travel services) and Egencia, are two of our SME-focused acquisitions in 2021 that demonstrate our commitment and ability to execute in the SME segment. Ovation and Lawyers Travel are leading solutions for the high-touch segment where personal, human service remains a key buying criterion. Egencia is a leading SME software platform where a largely self-service model is desired. GBT, together with Ovation and Egencia, has the capability of serving SMEs with a variety of solutions designed to meet their needs.

We launched Neo1, a fully self-registered SME expense management tool in the UK in 2020 and in the U.S. in 2021.

With these two businesses and our SME expense management tool, we intend to unlock significant potential in the SME segment through new business development with unmanaged clients and increasing value with our existing client base.

Accelerate the Deployment of our GBT Partner Solutions Platform

We believe there is significant opportunity to further expand our GBT Partner Solutions platform to serve other TMCs and drive high-margin growth due to the high degree of fragmentation within the travel industry. We believe there is strong demand for partnerships driven by investment constraints of other TMCs, content fragmentation and the increased technology needs of the client.

We view GBT Partner Solutions as an opportunity to appeal to unmanaged SME clients through our Network Partners while further establishing us as an important outsourced supplier to the industry for premium products, services and content.

With increased scale through third-party travel agency partnerships, we can improve our broader economics from a larger aggregate volume base, increased return on investment and broadened geographic reach with a more global footprint. This has helped increase the scale of our platform and provided attractive margins and capital efficient growth.

Pursue Strategic and Accretive M&A

We have historically built scale and added capabilities through M&A activity and expect to continue to pursue strategic opportunities to complement our platform. We have demonstrated an ability to execute accretive and synergistic acquisitions as well as integrate and fundamentally improve our acquired businesses.

We intend to broaden our diverse portfolio of leading travel management services and our geographic reach, which will allow us to add more business clients and travel suppliers to our platform, driving top-line growth as well as enhancing our technology capabilities and value proposition to deliver increasing value across our client base. We actively monitor and evaluate our M&A pipeline across all our strategic pillars for key opportunities in SME, high growth regions and technology capabilities. Our industry is highly fragmented with hundreds of TMCs, providing a large and attractive pool of potential M&A opportunities. We believe there remains significant M&A opportunity in the business travel industry and adjacent industries that could continue to create growth opportunities for us in the future. This provides a large opportunity to target strategic acquisitions, joint ventures and partnerships to improve our geographic footprint and capabilities. We may be required to raise additional capital through new equity or the incurrence of additional indebtedness to support our acquisition strategy.

Earnings Growth Through Productivity and Automation

We have ongoing digital transformation and automation initiatives to increase efficiency in the wake of the COVID-19 pandemic. For example, by bringing more solutions from our core platform into our travel counselor toolkit, we can automate more processes, as well as create more self-service and “co-pilot” solutions for travel counselors that combine automation with human service. We believe this type of servicing delivers the best of both worlds in achieving traveler satisfaction and efficiency.

Together, these initiatives will enable us to deliver a higher level of service, thus benefiting clients, travelers and our business. Combined with the structural cost reductions delivered during the COVID-19 pandemic, we believe we are in a strong position to realize and maintain higher margins going forward.

Egencia Acquisition

The Egencia Acquisition was consummated on November 1, 2021, and Expedia became an indirect holder of approximately 19% of the equity interests of GBT JerseyCo, excluding preferred shares and profit shares of GBT JerseyCo, GBT MIP Options and GBT MIP Shares.

The Egencia value proposition focuses on clients that value a software solution and a primarily digitally delivered self-service model. Egencia is a compelling globally consistent solution that is custom- built to solve for the critical needs of these clients.

●	At the heart of the value proposition is easy to use and intuitive self-service technology for the traveler, the travel arranger and the client.
●	Integrated solution, including a proprietary online and mobile booking and trip management experience and full suite of self-service travel management tools powered by both Expedia content and GBT Supply MarketPlace, provides full ownership of the traveler and client experience.
●	Extensive automation and data environment power a highly digitalized service platform, using modern machine learning and AI solutions in a data-science driven approach.
●	The digital solution is supplemented by a streamlined traveler and client support infrastructure, offering 24/7 support through our highly qualified travel consultants.

The Egencia solution, footprint and capabilities are complementary to our business and further accelerate our growth strategy. In particular, the Egencia Acquisition:

●	Substantially enhances our capabilities in the SME segment to significantly broaden its addressable client base;
●	Complements our SME value proposition with Egencia’s software solution specifically built for “digital-first” SME clients who want a seamless program that delivers full traveler tools and control at a lower cost; and
●	Provides leading edge traveler and client experience as well as innovation capability powered by an experienced, proven travel technology talent base.

On November 1, 2021, EAN.com LP, an affiliate of Expedia, entered into that certain Marketing Partner Agreement, which is a ten-year term marketing partner agreement with an affiliate of GBT to provide GBT’s clients with access to Expedia Group hotel content through the GBT Supply MarketPlace, which requires EAN.com LP to meet certain competitiveness thresholds with respect to the Expedia Group hotel content offered to GBT and requires GBT to satisfy certain share of wallet commitments to EAN.com LP.

As part of the Egencia Acquisition, on November 1, 2021, GBT UK entered into a Transition Services Agreement with Expedia, Inc. (the “Egencia TSA”), pursuant to which Expedia, Inc. (an affiliate of Expedia) and its affiliates provide certain transition services to facilitate an orderly transfer of Egencia from Expedia, Inc. to GBT.

The Egencia Acquisition represents our ninth acquisition since the formation of the JV in June 2014, demonstrating GBT’s ability to identify highly strategic targets and successfully execute on value-enhancing M&A.

Recent Performance and COVID-19 Update

The COVID-19 pandemic has caused material declines in demand within the travel industry and has consequently adversely and materially affected our business, results of operations and financial condition since March 2020. Historically, significant events affecting travel, such as the terrorist attacks of September 11, 2001 and the 2003 outbreak of SARS, have an impact on booking patterns, with the full extent of the impact generally determined by the length of time the event and related government and societal reactions influence travel decisions. However, after each event business travel spend has recovered and continued to grow. The COVID-19 pandemic has had a significant adverse effect on the travel industry, global travel bookings and on our business, financial condition and operating results. Some adverse effect is likely to continue until the spread of COVID-19 is further contained and may continue thereafter, particularly if government regulation of, and employer and employee attitudes toward, business travel change in a lasting way. In addition, due to the COVID-19 pandemic, the adoption of teleconference and virtual meeting technologies significantly increased. The extent of permanent, structural substitution of business travel by such alternatives, if any, remains uncertain. In the three months ended December 31, 2022, transaction volumes recovered to 72% compared to the same period for 2019, and 82% recovered for the SME customer base. The trend continues to be positive with some key geographies still in the process of relaxing tight travel restrictions imposed during the COVID-19 pandemic. Nonetheless, the speed of the full recovery or extent of any permanent impact on demand remains difficult to predict until industry recovery in key geographies and segments is more advanced. In addition, we are seeing many clients adopt hybrid meetings, which include a combination of in-person and virtual attendees. For additional information, see “Risk Factors — Risks Relating to Our Business and Industry.”

While the full recovery from the COVID-19 pandemic is inherently uncertain, with vaccinations and new treatments containing COVID-19, we believe the longer-term opportunity for us remains strong. Our customer service was especially valuable to travelers since the start of the pandemic - during the initial outbreak of COVID-19 we repatriated more than 100,000 travelers and have continued to effectively support travelers through periods of high disruption. Our traveler satisfaction averaged 92% since 2020, the highest since the formation of the JV in 2014. We are confident in the future of business travel as the estimated $1.4 trillion industry opportunity as of 2019 provides ample runway for growth. Following the COVID-19 pandemic, we believe the need for high-quality travel management solutions with a focus on employee safety and well-being will be more important than ever. In addition, with our additional capabilities in the SME segment, we believe the opportunity for us to leverage these capabilities and grow the SME business is substantial.

Following the onset of the COVID-19 pandemic, in March 2020, we took immediate action to reduce our operating expenses and preserve cash through our COVID-19 Business Response Plan (the “COVID-19 BRP”). These actions reduced the 2020 and 2021 operating expenses by $574 million and $605 million, respectively, compared to the same time period of 2019, representing a reduction of 33% in 2020 and 34% in 2021, demonstrating the flexibility in our operating model. Total operating expenses is defined as excluding depreciation and amortization and restructuring charges, net of the incremental operating expenses from the Egencia and Ovation acquisitions, consisting of reductions of salary and benefits and other operating expenses costs reductions. Restructuring charges during the year ended December 31, 2020 were primarily related to severance costs incurred for headcount reduction and impairment charges from closures of certain of our offices. Key action items spanned: (i) employee cost-reduction measures (including salary and hiring freezes, pay reductions, furloughs and headcount reductions and other adjustments to salary and benefits), (ii) vendor cost-reduction measures (including vendor contract renegotiations, harmonization of mid- and back-office activities, technology and real estate rationalization) and (iii) other cost-reduction measures (including with respect to non-essential capital expenditures). Such actions are expected to result in $235 million of annualized permanent cost reductions at full recovery that were delivered through structural efficiency gains, which we believe will enhance the underlying profitability of our business going forward.

We continue to win new business by strengthening our value proposition for business clients, travel suppliers and Network Partners. In 2022, we significantly strengthened customer value. We delivered

(a)	Total New Wins Value of $3.5 billion at current recovery levels,
(b)	95% customer retention rate in 2022,
(c)	over 90% customer satisfaction score (excludes Egencia and Ovation), and
(d)	major new customer wins.

As a way to continue to grow the business, we continuously sell our solutions and services to organizations that currently do not manage their travel program with GBT. We measure new sales in terms of the average annual spend expected to be served under the contract over its term, which is usually three years, as estimated by clients. Given the recovery trajectory in the near term, the standard practice adopted by clients since the onset of the COVID-19 pandemic has been to quantify spend in terms of 2019 benchmark. We have followed this practice in how we value new wins.

Liquidity Update

Throughout the COVID-19 pandemic, we have remained focused on preserving liquidity to ensure that we emerge as a stronger competitor and maximize flexibility to react to the shape of the recovery from the COVID-19 pandemic.

On May 27, 2022, we completed our Business Combination transaction. After considering payments of certain transaction expenses and redemption of GBT JerseyCo’s preferred shares of $168 million (including accrued dividends thereon until the Closing Date), we received net proceeds of $128 million upon Closing.

On January 25, 2023, we entered into an amendment to the Senior Secured Credit Agreement (the “Senior Secured Credit Agreement Amendment”) to, among other things, provide additional term loans in an aggregate principal amount equal to $135 million to be used for general corporate purposes. The additional term loans made under the newly established tranche B-4 term facility have substantially the same terms as the existing loans under the Senior Secured Credit Agreement’s tranche B-3 term facility after giving effect to the amendment. The amendment also extended the maturity of the $50 million revolving credit facility under the Senior Secured Credit Agreement from August 2023 to September 2026, subject to a springing maturity provision. The revolving credit facility will automatically terminate on May 14, 2025 if the initial term loans under the Senior Secured Credit Agreement have not been refinanced, replaced or extended (with a resulting maturity date that is December 16, 2026 or later) or repaid in full prior to May 14, 2025. The revolving credit facility remained undrawn as of December 31, 2022.

The amendment to the Senior Secured Credit Agreement described above suspended the testing of our leverage-based financial covenant through July 1, 2024 (unless we elect to demonstrate compliance on an earlier date). Additionally, the amendment imposed further conditions to draw under our revolving credit facility during the suspension period, including minimum and maximum liquidity requirements and prohibitions on certain restricted payments and debt incurrences. Utilization of our revolving credit facility may be effectively limited in future periods if we are unable to comply with the additional borrowing conditions that apply during the suspension period or with the leverage- and liquidity-based financial covenant requirements for such facility contained in the Senior Secured Credit Agreement when required.

The proceeds from these financing arrangements have been and will continue to be used to reinforce our liquidity position and preserve financial flexibility. We believe this additional flexibility will be important given our limited ability to predict our future financial performance due to the uncertainty associated with the COVID-19 pandemic and the measures implemented in reaction to the COVID-19 pandemic.

As of December 31, 2022, we had cash and cash equivalents of approximately $303 million, which represents a decrease of $213 million compared to cash and cash equivalents of $516 million at December 31, 2021. The decrease as of December 31, 2022 compared to December 31, 2021 was primarily driven by cash outflows from our operating and investing activities.

While it remains difficult to predict the precise path to recovery from the COVID-19 pandemic and certain changes in business practices may become permanent, we remain confident that travel will recover and we believe we are well positioned to respond to rapidly evolving scenarios. We continue to believe we will play a critical role in that recovery and beyond by continuing to actively support our clients, partners and employees worldwide.

We believe, based on our current operating plan, that our existing cash and cash equivalents, together with the Senior Secured Revolving Credit Facility, and cash flows from operating activities, will be sufficient to meet our anticipated cash needs for working capital, financial liabilities, capital expenditures and business expansion for at least the next 12 months. Although we believe that we will have a sufficient level of cash and cash equivalents to cover our working capital needs in the ordinary course of business and to continue to expand our business, we may, from time to time, explore additional financing sources to lower our cost of capital, which could include equity, equity-linked and debt financing. In addition, from time to time, we may evaluate acquisitions and other strategic opportunities. If we elect to pursue any such investments, we may fund them with internally generated funds, bank financing, the issuance of other debt or equity or a combination thereof. There is no assurance that such funding would be available to us on acceptable terms or at all. Furthermore, we cannot assure you that we would be able to satisfy or obtain a waiver of applicable borrowing conditions for borrowing additional amounts under the unused commitments under the Senior Secured Credit Agreement in the future. In addition, utilization of the Senior Secured Revolving Credit Facility may be effectively limited to the extent we are unable to comply with the additional borrowing conditions that apply during the suspension period or with the leverage- and liquidity-based financial covenant requirements for such facility contained in the Senior Secured Credit Agreement when required.

There is also no assurance whether or when the GBTG MIP Options may be exercised, which could impact our liquidity position. To the extent that the GBTG MIP Options are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the GBTG MIP Options will decrease. We believe the likelihood that GBTG MIP Option holders will exercise their GBTG MIP Options, and therefore the amount of cash proceeds that we would receive is, among other things, dependent upon the market price of our Class A Common Stock. If the market price for our Class A Common Stock is less than the applicable exercise price ($5.74 to $14.58 for the GBTG MIP Options), we believe such holders will be unlikely to exercise their GBTG MIP Options, as applicable.

For additional information, see “— Description of Certain Indebtedness,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources,” “Risk Factors — Risks Relating to Our Business and Industry,” and “Risk Factors — Risks Relating to Our Indebtedness.”

Description of Certain Indebtedness

The following is a summary of the material terms of the Senior Secured Credit Agreement and related amendments thereto as of the date of this prospectus. This summary is qualified in its entirety by reference to the complete text of the Senior Secured Credit Agreement and the amendments thereto, all of which are included as exhibits to this prospectus. You are urged to read carefully the Senior Secured Credit Agreement and the amendments thereto in their entirety.

Senior Secured Credit Agreement

On August 13, 2018, certain of our subsidiaries entered into the Senior Secured Credit Agreement, by and among GBT Group Services B.V. (the “Borrower”), GBT III, as the original parent guarantor, Morgan Stanley Senior Funding, Inc., as administrative agent and as collateral agent, and the lenders and letter of credit issuers from time to time party thereto, which initially provided for $250 million of Senior Secured Initial Term Loans and the $50 million Senior Secured Revolving Credit Facility. In December 2019, the Senior Secured Credit Agreement was modified to, among other things, permit certain internal reorganization transactions and add GBT UK TopCo Limited, a wholly-owned direct subsidiary of GBT, as the parent guarantor. On September 4, 2020, $400 million of Senior Secured Prior Tranche B-1 Term Loans were borrowed under an incremental facility that was established pursuant to an amendment to the Senior Secured Credit Agreement. On January 20, 2021, the Senior Secured Credit Agreement was further amended to, among other things, (i) establish the $200 million Senior Secured Prior Tranche B-2 Term Loan Facility and (ii) modify certain terms applicable to the Senior Secured Prior Tranche B-1 Term Loans. On December 2, 2021, the Borrower obtained commitments for the $1,000 million Senior Secured New Tranche B-3 Term Loan Facilities. Effective as of December 16, 2021, the Senior Secured Credit Agreement was amended to, among other things, establish the Senior Secured New Tranche B-3 Term Loan Facilities, a portion of which was applied to refinance and repay in full the Senior Secured Prior Tranche B-1 Term Loans and the Senior Secured Prior Tranche B-2 Term Loan Facility. On January 25, 2023, the Senior Secured Credit Agreement was further amended to, among other things, (i) establish the $135 million Senior Secured New Tranche B-4 Term Loan Facility (together with the Senior Secured Initial Term Loans and the Senior Secured New Tranche B-3 Term Loan Facilities, the “Senior Secured Term Loan Facilities”) and (ii) modify certain terms applicable to the Senior Secured New Tranche B-3 Term Loan Facilities and the Senior Secured Revolving Credit Facility. The various amendments referred to above also modified certain covenants and certain other terms of the Senior Secured Credit Agreement.

Term Loan Facilities

Senior Secured Initial Term Loans in an aggregate principal amount of $250 million were drawn in full at the original closing of the Senior Secured Credit Agreement, and the proceeds therefrom were used for general corporate purposes, including repayment of a then-existing bridge facility that was incurred to finance our July 2018 acquisition of HRG. Loans in an aggregate principal amount of $800 million were drawn under the Senior Secured New Tranche B-3 Term Loan Facilities on December 16, 2021, a portion of which was applied to refinance and repay in full the Senior Secured Prior Tranche B-1 Term Loans and the Senior Secured Prior Tranche B-2 Term Loan Facility, and, in connection therewith, the remaining unused commitments under the Senior Secured Prior Tranche B-2 Term Loan Facility were terminated. The then remaining $200 million of commitments under the Senior Secured New Tranche B-3 Term Loan Facilities were available on a delayed-draw basis for an up to six-month period after the initial borrowing date under the Senior Secured New Tranche B-3 Term Loan Facilities, subject to certain customary borrowing conditions, to be used for ongoing working capital requirements and other general corporate purposes permitted by the Senior Secured Credit Agreement. On May 19, 2022, $100 million of term loans were borrowed from such $200 million of delayed draw commitments under the Senior Secured New Tranche B-3 Term Loan Facilities. On June 9, 2022, an additional $100 million of term loans were borrowed from the last remaining delayed draw commitments under the Senior Secured New Tranche B-3 Term Loan Facilities. On January 25, 2023, an additional $135 million of term loans were borrowed under the Senior Secured New Tranche B-4 Term Loan Facility. Lenders under the Senior Secured New Tranche B-3 Term Loan Facilities and the Senior Secured New Tranche B-4 Term Loan Facility include funds managed or advised by certain affiliates of the Sponsor and affiliates of certain PIPE Investors.

The Senior Secured Initial Term Loans mature, and all amounts outstanding thereunder will become due and payable in full, on August 13, 2025. Principal amounts outstanding under the Senior Secured Initial Term Loans are required to be repaid on a quarterly basis at an amortization rate of 1.00% per annum, with the balance due at maturity. The Senior Secured New Tranche B-3 Term Loan Facilities and the Senior Secured New Tranche B-4 Term Loan Facility mature, and all amounts outstanding thereunder will become due and payable in full, on December 16, 2026. Neither the Senior Secured New Tranche B-3 Term Loan Facilities nor the Senior Secured New Tranche B-4 Term Loan Facility do not have any scheduled amortization payments prior to maturity.

At the option of the Borrower (upon prior written notice), amounts borrowed under one or more of the Senior Secured Term Loan Facilities (as selected by the Borrower) may be voluntarily prepaid, in whole or in part, at any time without premium or penalty (other than (x) any applicable prepayment premium required to be paid with respect to the Senior Secured New Tranche B-3 Term Loan Facilities and the Senior Secured New Tranche B-4 Term Loan Facility, as described below, and (y) customary breakage costs in connection with certain prepayments of loans bearing interest at a rate based on LIBOR). Subject to certain exceptions set forth in the Senior Secured Credit Agreement, the Borrower is required to prepay loans under the Senior Secured Term Loan Facilities with (i) 50% (subject to leverage-based stepdowns) of annual excess cash flow (calculated in a manner set forth in the Senior Secured Credit Agreement) in excess of a threshold amount, (ii) 100% (subject to leverage-based stepdowns) of the net cash proceeds from certain asset sales and casualty events, subject to customary reinvestment rights, (iii) 100% of the net cash proceeds from the incurrence of certain indebtedness.

Any voluntary prepayment or debt incurrence mandatory prepayment event with respect to any loan under the Senior Secured New Tranche B-3 Term Loan Facilities or the Senior Secured New Tranche B-4 Term Loan Facility shall be subject to the following prepayment premium: (i) a make-whole amount with respect to any such prepayment prior to the 18-month anniversary of the initial borrowing date under the Senior Secured New Tranche B-4 Term Loan Facility equal to 2.25% of the principal amount of the loans under the Senior Secured New Tranche B-3 Term Loan Facilities or the Senior Secured New Tranche B-4 Term Loan Facility being prepaid plus the present value of the amount of interest that would have been paid on such loan for the period from the date of such prepayment through the end of such 18-month period, and (ii) 2.25% of the principal amount of the loans under the Senior Secured New Tranche B-3 Term Loan Facilities or the Senior Secured New Tranche B-4 Term Loan Facility being prepaid with respect to any such prepayment on or after the 18-month anniversary, but prior to the 30-month anniversary, of the initial borrowing date under the Senior Secured New Tranche B-4 Term Loan Facility. The applicable prepayment premium is also due upon acceleration of the Senior Secured New Tranche B-3 Term Loan Facilities or the Senior Secured New Tranche B-4 Term Loan Facility.

As of December 31, 2022, an aggregate principal amount of $239 million of Senior Secured Initial Term Loans and $1,000 million of loans under the Senior Secured New Tranche B-3 Term Loan Facilities were outstanding under the Senior Secured Credit Agreement, and there were no unutilized term loan commitments remaining outstanding under the Senior Secured Credit Agreement as of such date.

Senior Secured Revolving Credit Facility

The Senior Secured Revolving Credit Facility has (i) a $30 million sublimit for extensions of credit denominated in certain currencies other than U.S. dollars, (ii) a $10 million sublimit for letters of credit, and (iii) a $10 million sublimit for swingline borrowings.

The January 2023 amendment to the Senior Secured Credit Agreement, among other things, suspended the testing of our leverage-based financial covenant through July 1, 2024 (unless we elect to demonstrate compliance on an earlier date). Extensions of credit under the Senior Secured Revolving Credit Facility are generally subject to customary borrowing conditions, but additional borrowing conditions apply during the covenant suspension period, including minimum and maximum liquidity requirements and prohibitions on certain restricted payments and debt incurrences. Any such prohibited restricted payment or debt incurrence would also trigger an automatic reduction to zero of the commitments under the Senior Secured Revolving Credit Facility for the duration of the suspension period, which would give rise to prepayment and/or cash collateral requirements in respect of then-current utilization of the Senior Secured Revolving Credit Facility. The proceeds from borrowings under the Senior Secured Revolving Credit Facility may be used for working capital and other general corporate purposes. The Senior Secured Revolving Credit Facility matures, and all amounts outstanding thereunder will become due and payable in full, on September 16, 2026, subject to a springing maturity provision. The Senior Secured Revolving Credit Facility will automatically terminate on May 14, 2025 if the Senior Secured Initial Term Loans have not been refinanced, replaced or extended (with a resulting maturity date that is December 16, 2026 or later) or repaid in full prior to May 14, 2025. At the option of the Borrower (upon prior written notice), amounts borrowed under the Senior Secured Revolving Credit Facility may be voluntarily prepaid, and/or the commitments thereunder may be voluntarily reduced or terminated, in each case, in whole or in part, at any time without premium or penalty. As of December 31, 2022, no borrowings or letters of credit were outstanding under the Senior Secured Revolving Credit Facility.

Security; Guarantees

GBT UK TopCo Limited, a wholly-owned direct subsidiary of GBT, and certain of its direct and indirect subsidiaries, as guarantors (such guarantors, collectively with the Borrower, the “Loan Parties”), provide an unconditional guarantee, on a joint and several basis, of all obligations under the Senior Secured Credit Agreement and under cash management agreements and swap contracts with the lenders or their affiliates (with certain limited exceptions). Subject to certain cure rights, as of the end of each fiscal quarter, at least 70% of the consolidated total assets of the Loan Parties and their subsidiaries must be attributable, in the aggregate, to the Loan Parties; provided that such coverage test shall instead be calculated based on 70% of Consolidated EBITDA (as defined in the Senior Secured Credit Agreement, the calculation of which differs from our calculation of Adjusted EBITDA included elsewhere in this prospectus) of the Loan Parties and their subsidiaries for the four prior fiscal quarters, commencing with the first quarterly test date after January 2021 on which Consolidated EBITDA of the Loan Parties and their subsidiaries exceeds $100 million. Further, the lenders have a first priority security interest in substantially all of the assets of the Loan Parties. The Borrower may (but is not required to) join GBT JerseyCo and GBTG as additional guarantors under the Senior Secured Credit Agreement, subject to satisfying the requirements set forth therein.

Interest and Certain Fees

Loans outstanding under the Senior Secured Credit Agreement accrue interest at a variable interest rate based on either LIBOR, adjusted SOFR or the “base rate” (as defined in the Senior Secured Credit Agreement), plus an applicable margin (with a 1.00% SOFR floor for loans under the Senior Secured New Tranche B-3 Term Loan Facilities, the Senior Secured New Tranche B-4 Term

Loan Facility and the Senior Secured Revolving Credit Facility, and a 0.00% LIBOR floor for the Senior Secured Initial Term Loans). The Senior Secured Initial Term Loans have an applicable margin of 2.50% per annum for LIBOR loans and 1.50% per annum for base rate loans. For any period for which accrued interest is paid in cash, the applicable margin for loans under the Senior Secured New Tranche B-3 Term Loan Facilities and the Senior Secured New Tranche B-4 Term Loan Facility is initially 6.75% per annum for SOFR loans and 5.75% per annum for base rate loans and, commencing with the test period ending September 30, 2023, will vary with the total leverage ratio (calculated in a manner set forth in the Senior Secured Credit Agreement), ranging from 5.25% to 6.75% per annum for SOFR loans and 4.25% to 5.75% per annum for base rate loans. Until December 16, 2023, the Borrower will have the option to pay accrued interest on loans under the Senior Secured New Tranche B-3 Term Loan Facilities and the Senior Secured New Tranche B-4 Term Loan Facility at a rate equal to (i) adjusted SOFR (with a 1.00% SOFR floor) plus 4.00% per annum with respect to the portion required to be paid in cash plus (ii) 4.00% per annum with respect to the portion paid in kind by adding such interest to the principal amount of the loans. Loans outstanding under the Senior Secured Revolving Credit Facility have an initial applicable margin of 6.25% per annum for SOFR loans and 5.25% per annum for base rate loans and, commencing with the test period ending September 30, 2023, will vary with the total leverage ratio (calculated in a manner set forth in the Senior Secured Credit Agreement), ranging from 4.75% to 6.25% per annum for SOFR loans and 3.75% to 5.25% per annum for base rate loans. If any amount owing under the Senior Secured Credit Agreement is not paid when due, then such overdue amount would thereafter bear interest at a rate that is 2.00% per annum in excess of the interest rate otherwise payable thereon. Interest on the loans outstanding under the Senior Secured Credit Agreement is payable quarterly in arrears (or, if earlier in the case of LIBOR and SOFR loans, at the end of the applicable interest period). As of December 31, 2022, the applicable interest rate in effect was 6.88% for the Senior Secured Initial Term Loans and 11.24% for loans under the Senior Secured New Tranche B-3 Term Loan Facilities. The Borrower paid $15 million of upfront fees for the commitments of the lenders under the Senior Secured New Tranche B-3 Term Loan Facilities. The Borrower was required to pay a fee of 3.00% per annum on the actual daily unused delayed draw commitments under the Senior Secured New Tranche B-3 Term Loan Facilities. The Borrower paid approximately $3.78 million of upfront fees for the commitments of the lenders under the Senior Secured New Tranche B-4 Term Loan Facility. The Borrower is required to pay a fee of 0.375% per annum on the average daily unused commitments under the Senior Secured Revolving Credit Facility, payable quarterly in arrears. The Borrower is also obligated to pay other customary fees described in the Senior Secured Credit Agreement.

Covenants

The Senior Secured Credit Agreement contains various affirmative and negative covenants, including certain financial covenants (see below) and limitations (subject to exceptions) on the ability of the Loan Parties and their subsidiaries to: (i) incur indebtedness or issue preferred stock; (ii) incur liens on their assets; (iii) consummate certain fundamental changes (such as acquisitions, mergers, liquidations or changes in the nature of the business); (iv) dispose of all or any part of their assets; (v) pay dividends or other distributions with respect to, or repurchase, any equity interests of any Loan Party or any equity interests of any direct or indirect parent company or subsidiary of any Loan Party; (vi) make investments, loans or advances; (vii) enter into transactions with affiliates and certain other permitted holders; (viii) modify the terms of, or prepay, any of their subordinated or junior lien indebtedness; (ix) make certain changes to a Loan Party’s entity classification for U.S. federal income tax purposes or certain intercompany transfers of a Loan Party’s assets if, as a result thereof, an entity would cease to be a Loan Party due to adverse tax consequences; (x) enter into swap contracts; and (xi) enter into certain burdensome agreements.

Certain restricted payments and debt incurrences that would otherwise be permitted under the Senior Secured Credit Agreement cannot be made during the suspension period implemented pursuant to the January 2023 amendment to the Senior Secured Credit Agreement. Any such prohibited payment or incurrence would trigger an automatic reduction to zero of the commitments under the Senior Secured Revolving Credit Facility for the duration of the suspension period, which would give rise to prepayment and/or cash collateral requirements in respect of then-current utilization of the Senior Secured Revolving Credit Facility. Additionally, any such payment or incurrence would constitute a violation of the Senior Secured Credit Agreement if any revolving loans would be outstanding immediately thereafter.

The Senior Secured Credit Agreement also requires that an aggregate amount of Liquidity, as defined in the Senior Secured Credit Agreement, equal to at least $200 million be maintained as of the end of each calendar month. Liquidity is calculated as the aggregate amount of unrestricted cash and cash equivalents of the Loan Parties and their subsidiaries plus, under certain circumstances, the unused amount available to be drawn under the Senior Secured Revolving Credit Facility.

The Senior Secured Credit Agreement also contains an additional financial covenant applicable solely to the Senior Secured Revolving Credit Facility that requires the first lien net leverage ratio to be less than or equal to 3.50 to 1.00 as of the last day of any fiscal quarter on which (a) the suspension period is not in effect and (b) the aggregate principal amount of outstanding loans and letters of credit under the Senior Secured Revolving Credit Facility exceeds 35% of the aggregate principal amount of the Senior Secured Revolving Credit Facility. The Senior Secured Credit Agreement provides that such financial covenant is suspended for a limited period of time if an event that constitutes a “Travel MAC” (as defined in the Senior Secured Credit Agreement) has occurred and the Loan Parties are unable to comply with such covenant as a result of such event. The first lien net leverage ratio is calculated as the ratio of (i) the aggregate principal amount of funded indebtedness and capital lease obligations of the Loan Parties and their subsidiaries that are secured by liens that rank pari passu with or senior in priority to the liens securing the obligations under the Senior Secured Credit Agreement, minus the aggregate amount of unrestricted cash and cash equivalents included in the consolidated balance sheet of the Loan Parties and their subsidiaries, as of the relevant test date, to (ii) Consolidated EBITDA (as defined in the Senior Secured Credit Agreement, the calculation of which differs from our calculation of Adjusted EBITDA included elsewhere in this prospectus and may differ from the calculation of Consolidated EBITDA for other purposes under the Senior Secured Credit Agreement) of the Loan Parties and their subsidiaries for the four prior fiscal quarters. Such financial covenant did not apply for the year ended December 31, 2022 and will be suspended through July 1, 2024 (unless we elect to demonstrate compliance on an earlier date).

After giving effect to the Senior Secured Credit Agreement Amendment, the Loan Parties and their subsidiaries were in compliance with all applicable covenants under the Senior Secured Credit Agreement as of December 31, 2022.

Events of Default

The Senior Secured Credit Agreement contains default events (subject to certain materiality thresholds and grace periods), which could require early prepayment, termination of the Senior Secured Credit Agreement or other enforcement actions customary for facilities of this type. Defaults include, but are not limited to, the following:

●	non-payment of principal, interest or other amounts when due under the Senior Secured Credit Agreement;
●	materially incorrect representations or warranties;
●	breaches of covenants;
●	cross-default to other material indebtedness of any of the Loan Parties or their subsidiaries;
●	one or more material monetary judgments against any of the Loan Parties or their subsidiaries remaining undischarged, unpaid or unstayed;
●	certain bankruptcy or insolvency events affecting any of the Loan Parties or any of their material subsidiaries;
●	invalidity of any loan document;
●	certain events with respect to U.S. and/or non-U.S. employee benefit plans and pension plans; and
●	the occurrence of one or more change in control events, which are limited to the following events from and after the Closing (as further described in the Senior Secured Credit Agreement):
●	any person or group (other than any combination of the Sponsor, Amex HoldCo, Juweel, QIA, BlackRock, Inc, Certares, certain of their respective affiliates and/or certain other permitted holders) shall have acquired direct or indirect beneficial ownership of more than 50% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of the Loan Party that is the direct or indirect party of all the other Loan Parties;
●	a majority of the seats (other than vacant seats) on the Board shall be occupied by persons who were not nominated, appointed or approved for election by the Board; and/or
●	100% of the equity interests in the Borrower shall cease to be owned and controlled, directly or indirectly, by the Loan Party that is the direct or indirect parent of all the other Loan Parties.

Sales and Marketing

Our travel management solutions are procured by business clients who choose one or more TMCs to manage their organizations’ travel program. Our Global Customer Partnerships team is focused on developing relationships with, and engaging with, new prospects. They also manage day-to-day relationships with our existing client base, including sales and marketing of our products, services and solutions to our existing clients.

In addition to supporting travelers, our travel counselors and digital self-service channels act as an extension of the salesforce for our travel suppliers, promoting and marketing content in line with our business client and supplier agreements.

Our dedicated Global Supplier Partnerships team works closely with our travel suppliers to promote our solutions to travel suppliers and negotiate proprietary content that delivers value and benefits to our clients.

Our GBT Partner Solutions business is grown by a dedicated sales team that develops relationships and negotiate partnerships with prospective TMCs and independent agents that could benefit from our platform and/or prospective service delivery partners who could become part of our TPN.

We receive marketing funds from certain travel suppliers for use in promotion, product and brand development programs, including national and/or regional marketing, advertising, public relations, social media, research and sales promotion campaigns.

Competition

The travel industry, and the business travel services industry, are highly competitive. We currently compete, and will continue to compete, with a variety of travel and travel-related companies, including other business travel management service providers, consumer travel agencies and emerging and established online travel agencies. We also compete with travel suppliers, such as airlines and hotels, some of which market their products and services directly to business travelers through B2C channels, including by offering more favorable rates, exclusive products/services and loyalty points to business travelers who purchase directly from such travel suppliers through B2C channels. We also compete against customers determining to self-manage their business travel. We compete, to a lesser extent, with credit card loyalty programs, online travel search and price comparison services, facilitators of alternative accommodations, such as short-term home or condominium rentals, and social media and e-commerce websites. In the future, we may also face increased competition including through the emergence of new competitors or business models. Some of our competitors may have access to more financial resources, greater name recognition and well-established client bases in their target client segments, differentiated business models, technology and other capabilities, or a differentiated geographic coverage, which may make it difficult for us and our Network Partners to retain or attract new clients. Nevertheless, we believe we are distinguished from our competitors by:

●	our ability to provide services tailored to the specific needs of business clients and travelers effectively and efficiently when compared to B2C-focused travel service providers; and
●	our portfolio of solutions that target some of the most attractive segments in business travel, solutions tailored to solve the needs of these segments, our platform that delivers differentiated value and experiences to clients and travelers and our track record of consistent delivery of excellent service and value when compared to other B2B-focused travel service providers.

Intellectual Property

Our intellectual property rights, including our trademarks, copyrights, domain names, proprietary technology and trade secrets, are an important component of our business, and we rely heavily upon our intellectual property and proprietary information in our content, brands, domain names and website URLs and other components that make up our services. We have acquired some of our intellectual property rights and proprietary information through acquisitions, as well as licenses and content agreements with third parties. We protect our intellectual property and proprietary information through registrations, confidentiality procedures and contractual provisions, in addition to international, national, state and common law intellectual property rights.

We depend on the use of sophisticated information technologies and systems, including, but not limited to the following:

●	third-party reservation systems from all the major GDS providers;

●	third-party and company-owned online booking portals for air, hotel, car, cruise, activities, insurance etc.;
●	third-party and company-owned technology that facilitates the marketing of supplier sponsored advertisements and promotions;
●	marketing platforms to attract and acquire quality leads from the internet;
●	third-party and proprietary systems for providing customer service, accepting and processing payments, detecting fraud, etc.;
●	business intelligence tools to deliver insights and reporting for our business travelers;
●	mobile applications to assist our travel advisors in providing just in time services for travelers such as trip or flight recovery tools and destination-related emergency monitoring and alerts;
●	third-party and proprietary systems for various business processes such as ticketing, policy validation, document delivery, invoicing, commission management, operational reporting and finance; and
●	enterprise communication and productivity software, systems and computing devices for our travel advisors.

We continuously improve and upgrade our systems, infrastructure and information security. Over the next several years, we intend to continue to increase the level of investment towards information security to better protect data, communication and transactions. In addition, we plan to invest in technology to allow for the next generation of travel advisors to come onboard quickly without needing to learn complex GDS cryptic commands, while providing them qualified leads to help them build a book of business and grow.

We have also designed processes to streamline travel advisor sales and support workflow to integrate acquired companies efficiently.

Employees and Human Capital Resources

As of December 31, 2022, we had approximately 19,000 employees worldwide with a proprietary presence or operations in 31 countries. While our employees in many European, Asia Pacific and Latin American countries are legally required to be represented by works councils and/or trade unions, our employees in North America are not represented by any labor organization and are not party to any collective bargaining arrangement. We have not experienced any work stoppages and we consider our relationship with our employees to be mutually respectful.

We are committed to rewarding and supporting our employees to enable us to attract and retain top talent globally. Our total compensation package includes competitive base pay (with variable pay programs to reward outstanding performance), bonus programs, long-term incentive programs, benefits programs, retirement savings options and matching contributions, paid time off for sick and vacation, and protected leave time for medical and family care, of which both medical and bonding leaves are paid.

As part of our continuous effort to cultivate a better workplace, we conduct global engagement surveys annually. These surveys focus on a variety of different areas, including engagement and alignment with our GBT behaviors. Although our workforce was primarily remote prior to the COVID-19 pandemic, we transitioned to a 100% remote workforce in 2020. Since that time, we have conducted a series of pulse surveys to understand and respond to the needs of our employees in real time. These pulse surveys focused on topics such as our employees’ continued effectiveness in a remote environment, continued client focus, employee health and well-being and social equity. In the most recent pulse survey performed in July 2022, we achieved a 70% participation rate. We had an overall engagement score of 77%, which is 6% higher than the global high performing benchmark of the most admired corporations as defined by our third-party engagement expert. In addition, 90% of our employees report feeling that people of all backgrounds can succeed at the Company, 8% higher than the global high performing benchmark.

We believe that the development and engagement of our employees is key to our sustainability and growth. We aim to ensure that our hiring and promotional processes are both transparent and equitable. We also provide a range of continuing education programs to our employees to promote their skill and professional development. Our employees have access to product and technology training so that they can stay up to date on product and travel booking tools, as well as leadership, management and professional skills training. We also have a global tuition reimbursement policy available to full-time and part-time employees worldwide.

The health and wellness of our employees is a primary focus. Our employees have access to voluntary wellness programs, tools and resources. In 2020, we expanded our global flexible work program, Better Balance, to make alternative work arrangements available to our employees to suit their needs. This program continues to be in effect.

A key component of our corporate culture is our commitment to creating a globally inclusive workplace. As of December 31, 2022, 67.5% of the global employee headcount was female and, in the U.S., 33.3% of our employees self-identified as part of a minority group. We seek to continuously improve diverse representation in our workforce. In 2020, we established a global Diversity, Equity and Inclusion Center of Excellence to improve colleague awareness, reduce unconscious bias in the workplace and help drive diversity, equity and inclusion across GBT. We now have seven active inclusion groups which are open to all employees.

We remain committed to ensuring that all employees can continuously grow and develop with us.

Facilities

We lease our corporate headquarters in London, United Kingdom pursuant to a lease that expires on April 1, 2025. We believe that our headquarters space is adequate for our needs and we believe that we should be able to renew our lease or secure a similar property without an adverse impact on our operations.

We also routinely make purchases of property and equipment to strengthen our information technology infrastructure and enabling technologies. We believe that our current facilities are adequate to meet our ongoing needs, and that, if we require additional space, we will be able to obtain additional facilities on commercially reasonable terms.

Legal Proceedings

We are involved in litigation and other proceedings that arise in the ordinary course of our business. Management believes that we do not have any pending litigation that, separately or in the aggregate, would have a material adverse effect on our results of operations, financial condition or cash flows.

Government Regulation

Travel Licenses and Regulation

We maintain travel licenses and/or registrations in the jurisdictions in which they are required. We are required to renew our licenses, typically on an annual basis, and to do so, we must satisfy the licensee renewal requirements of each jurisdiction. Failure to satisfy any of the requirements to which our licensed entities are subject could result in a variety of regulatory actions ranging from a fine, a directive requiring remedial action, suspension of a license or, ultimately, revocation of a license.

In the United States, our businesses are subject to regulation by the DOT under the U.S. Transportation Code and state agencies under state seller of travel laws and must comply with various rules and regulations governing the holding out, offering, sale and arrangement of travel products and services as a travel agency and, in the case of the DOT, air transportation as a ticket agent. Failure to comply with these rules and regulations could also result in a variety of regulatory actions, including investigations, fines or directives requiring remedial action.

Our businesses also are subject to licensing requirements imposed by airline established organizations, including agent accreditation requirements by the Airlines Reporting Corporation in the United States and, in other countries, the International Air Transport Association (“IATA”). Pursuant to such accreditations, our businesses are authorized to sell and issue tickets on behalf of various airlines, subject to agent rules set by the Airlines Reporting Corporation and the IATA. The failure by our businesses to comply with such rules could result in the suspension or revocation of our authority to sell and issue tickets on behalf of one or more airlines.

As we continue to expand the reach of our services into other regions we are increasingly subject to laws and regulations applicable to travel advisors or tour operators in those regions, including, in some countries, pricing display requirements, licensing and registration requirements, mandatory bonding and travel indemnity fund contributions, industry specific value-added tax regimes and laws regulating the provision of travel packages.

Banking Regulation

Because American Express “controls” GBT for purposes of the BHC Act, GBT is subject to supervision, examination and regulation by the Federal Reserve. The Federal Reserve has broad examination and enforcement power, including the power to impose substantial fines, limit dividends and other capital distributions, restrict our operations and acquisitions and require divestitures. Any of the foregoing could compromise our competitive position, especially because our competitors are not subject to these same regulations. For additional information, see “Risk Factors — Risks Relating to Regulatory, Tax and Litigation Matters — Because we are deemed to be “controlled” by American Express under the BHC Act, we are and will be subject to supervision, examination and regulation by the Federal Reserve which could adversely affect our future growth and our business, results of operations and financial condition.”

Activities

The BHC Act generally limits bank holding companies, including entities that are deemed “controlled” for BHC Act purposes, to activities that are considered to be banking activities and certain closely related activities. American Express is a bank holding company and has elected to become a financial holding company, which means that it and the entities that are deemed “controlled” for BHC Act purposes are authorized to engage in a broader range of activities. In order to remain eligible for financial holding company status, bank holding companies must meet certain eligibility requirements. If a bank holding company fails meet to these requirements, the bank holding company and any entities that are deemed “controlled” by the bank holding company for BHC Act purposes could be barred from making certain types of acquisitions or investments in reliance on such financial holding company status, and ultimately such entities could be required to discontinue certain activities permitted for financial holding companies.

Acquisitions and Investments

We are subject to banking laws and regulations that limit our investments and acquisitions and, in some limited circumstances, subject them to the prior review and approval of the Federal Reserve.

Privacy, Data Protection, Data Governance, Information and Cyber Security

Regulatory and legislative activity in the areas of privacy, data protection, data governance and information and cyber security continues to increase worldwide. We have established and continue to maintain policies and a governance framework to comply with applicable privacy, data protection, data governance and information and cyber security laws and requirements, meet evolving customer and industry expectations and support and enable business innovation and growth. Our regulators are increasingly focused on ensuring that our privacy, data protection, data governance and information and cyber security-related policies and practices are adequate to inform customers of our data collection, use, sharing and/or security practices, to provide them with choices, if required, about how we use and share their information, and to appropriately safeguard their personal information and account access. Regulators are also focused on data management, data governance and our third-party risk management policies and practices.

We are subject to certain privacy, data protection, data governance and information and cyber security laws in the United States and other countries in which we operate (including countries in the European Union (the “EU”), Australia, Canada, China, Japan, Hong Kong, India, Mexico, and the United Kingdom), some of which are more stringent and/or expansive than the applicable laws in the United States and some of which may conflict with each other. Some countries and the EU have instituted or are considering instituting requirements that make it onerous to transfer personal data to other jurisdictions. Other countries may require in-country data processing and/or in-country storage of data. Compliance with such laws results in higher technology, administrative and other costs for us, and could require use of local technology services. Data breach and operational outage notification laws or regulatory activities to encourage such notifications and regulatory activity and laws around resiliency, business continuity and third-party risk management are also becoming more prevalent in jurisdictions outside the United States in which we operate. In Europe, the GDPR imposes legal and compliance obligations on companies that process personal data of individuals in the EU, irrespective of the geographical location of the company, with the potential for significant fines for non-compliance (up to 4 percent of total annual worldwide revenue). The GDPR includes, among other things, a requirement for prompt notice of data breaches, in certain circumstances, to affected individuals and supervisory authorities. The UK GDPR, which became effective in January 2021, mirrors the compliance requirements and fine structure of the GDPR.

Anti-Money Laundering, Sanctions and Anti-Corruption Compliance

We are subject to regulation, and an increasingly stringent enforcement environment, with respect to compliance with anti-money laundering (“AML”), sanctions and anti-corruption laws and regulations in the United States and in other jurisdictions in which we operate. Failure to maintain and implement adequate programs and policies and procedures for AML, sanctions and anti-corruption compliance could have material financial, legal and reputational consequences.

Office of Foreign Assets Control Regulation

The United States has imposed economic sanctions that affect transactions with designated foreign countries, nationals and others. The United States prohibits U.S. persons from engaging with individuals and entities identified as “Specially Designated Nationals,” such as terrorists and narcotics traffickers. These prohibitions are administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and are typically known as the OFAC rules. The OFAC rules prohibit U.S. persons from engaging in financial transactions with or relating to the prohibited individual, entity or country, require the blocking of assets in which the individual, entity or country has an interest, and prohibit transfers of property subject to U.S. jurisdiction (including property in the possession or control of U.S. persons) to such individual, entity or country. Blocked assets (e.g., property or bank deposits) cannot be paid out, withdrawn, set off or transferred in any manner without a license from OFAC. We maintain a global sanctions program designed to ensure compliance with OFAC requirements. Failure to comply with such requirements could subject us to serious legal and reputational consequences, including criminal penalties.

Anti-Corruption

We are subject to complex international and U.S. anti-corruption laws and regulations, including the U.S. Foreign Corrupt Practices Act (the “FCPA”), the UK Bribery Act and other laws that prohibit the making or offering of improper payments. The FCPA makes it illegal to corruptly offer or provide anything of value to foreign government officials, political parties or political party officials for the purpose of obtaining or retaining business or an improper advantage. The FCPA also requires us to strictly comply with certain accounting and internal controls standards. The UK Bribery Act also prohibits commercial bribery and the receipt of a bribe, and makes it a corporate offense to fail to prevent bribery by an associated person, in addition to prohibiting improper payments to foreign government officials. Failure of the Company, our subsidiaries, employees, contractors or agents to comply with the FCPA, the UK Bribery Act and other similar laws can expose us and/or individual colleagues to investigation, prosecution and potentially severe criminal and civil penalties.

Other

We maintain operations and employees in the U.S. and worldwide. Accordingly, we are subject to a wide range of employment laws and regulations relating to compensation, benefits, healthcare, headcount reductions and various workplace issues, all of which are applicable to our employees, and in some cases, independent contractors. State labor and employment rules vary from state to state and, in some states, require us to meet much stricter standards than required in other states.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements, and the related notes, included elsewhere in this prospectus. The discussion and analysis below presents our historical results as of and for the years ended on, the dates indicated. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, are forward-looking statements that involve risks and uncertainties. You should read the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. The historical financials below, for the period prior to the Business Combination, are those of GBT JerseyCo Limited and its subsidiaries that became predecessors of GBTG upon the consummation of the Business Combination and, depending on the context, “we,” “us,” or “our,” could mean GBT JerseyCo and its subsidiaries or GBTG and its subsidiaries.

Overview

We operate American Express Global Business Travel, the world’s leading B2B travel platform. We provide a full suite of differentiated, technology-enabled solutions to business travelers and clients, suppliers of travel content (such as airlines, hotels, ground transportation and aggregators) and third-party travel agencies. We differentiate our value proposition through our commitment to deliver unrivaled choice, value and experience with the powerful backing of American Express GBT.

We are at the center of the global B2B travel ecosystem, managing the end-to-end logistics of business travel and providing an important link between businesses, their employees, travel suppliers and other industry participants. We service our clients in the following ways:

●	Our portfolio of travel management solutions, built around and targeting the needs of key client segments we serve, provide extensive access to flights, hotel rooms, car rentals and other travel services as well as meeting and events solutions, including exclusive negotiated content, supported by a full suite of services that allows our clients to design and operate an efficient travel program and solve complex travel requirements across all stages of the business process from planning, booking, on trip, and post trip activities.
●	Our award-winning client facing proprietary platforms are built to deliver business value through optimized user experiences across the act of business travel. These platforms, accessible over web and mobile interfaces and powered by our data management infrastructure and built by one of the world’s largest product engineering teams dedicated to driving technical innovation across the business travel industry. These client facing platforms are known to the market as:
●	Egencia primarily focuses on digital-first clients (more than 90% of transactions were served through digital channels in 2022) who value a simple, easy to use and standardized end-to-end solution.
●	The GBT platform is a modular solution primarily focused on flexibility of service offerings; seamlessly integrating a wide range of third-party and proprietary software and services in to one complete travel solution designed and built around the needs of each customer.
●	GBT Partner Solutions extends our platform to Network Partners, TMCs and independent advisors, by offering them access to our differentiated content and technology. Through GBT Partner Solutions, we aggregate business travel demand serviced by our Network Partners at low incremental cost, which we believe enhances the economics of our platform, generates increased return on investment and expands our geographic and segment footprint.
●	GBT Supply MarketPlace provides travel suppliers with efficient access to business travel clients serviced by our diverse portfolio of leading travel management solutions and Network Partners. We believe this access allows travel suppliers to benefit from premium demand (which we generally view as demand that is differentially valuable and profitable to suppliers) without incurring the costs associated with directly marketing to, and servicing, the complex needs of our business clients. Our travel supplier relationships generate efficiencies and cost savings that can be passed on to our business clients.

In June 2014, American Express established the JV comprising the legacy GBT JerseyCo operations with a predecessor of Juweel and a group of institutional investors led by an affiliate of Certares. Since the formation of the JV in 2014, we have evolved from a leading travel management company into a complete B2B travel platform, becoming one of the leading marketplaces in travel for business clients and travel suppliers. Before June 2014, our operations were owned by American Express and primarily consisted of providing business travel solutions for business clients.

On December 2, 2021, GBT JerseyCo entered into the Business Combination Agreement with APSG. The Business Combination closed on May 27, 2022 and GBT JerseyCo became a direct subsidiary of GBTG through the transaction contemplated by the Business Combination Agreement. GBTG is a Delaware corporation and tax resident in the U.S. GBTG conducts its business through GBT JerseyCo in an Up-C structure. GBT JerseyCo is tax resident in the U.K.

In May 2022, we executed long-term commercial agreements with American Express, including the A&R Trademark License Agreement, pursuant to which we continue to license the American Express trademarks used in the American Express Global Business Travel brand, continue to license the American Express trademarks used in the American Express GBT Meetings & Events brand for business travel, meetings and events, business consulting and other services related to business travel, in each case on an exclusive and worldwide basis. The term of the A&R Trademark License Agreement is for 11 years from the closing date, unless earlier terminated or extended (See “Certain Relationships and Related Party Transactions—GBT Related Party Transactions—Arrangements with Shareholders”). The American Express brand, consistently ranked as one of the most valuable brands in the world, brings with it a reputation for service excellence. We believe our partnership with American Express has been an important component of our value proposition. Under our commercial agreements with American Express, we exclusively provide business travel and meetings and events services to American Express personnel, subject to limited exceptions, engage in mutual global lead generation activities with American Express for our respective services and continue to exclusively promote American Express payment products to our clients and to make those products available for use by our own personnel in connection with our business.

As of December 31, 2022, we had approximately 19,000 employees worldwide with a proprietary presence or operations in 31 countries. We service clients in the rest of the world through our travel partners network.

Key Factors Affecting Our Results of Operations

As a result of a number of factors, our historical results of operations are not comparable from period to period and may not be comparable to our financial results of operations in future periods. Set forth below is a brief discussion of the key factors impacting the comparability of our results of operations.

Industry Trends

The travel industry can generally be divided into two sectors: (i) the leisure travel sector, which serves individuals who make reservations for vacation and personal travel, and (ii) the business travel sector, which serves business clients that require travel by employees and other travelers for business needs and meetings. We focus primarily on the business travel sector, which is approximately twice as valuable as the leisure travel sector because business travel customers purchase more premium seats, more flexible tickets, more long- haul international trips and more last-minute bookings.

Impact of the COVID-19 Pandemic

The outbreak of the novel strain of the coronavirus, COVID-19 (“COVID-19”) severely restricted the level of economic activity around the world beginning in 2020. Government measures implemented then to contain the spread of COVID-19, such as imposing restrictions on travel and business operations, limited business travel significantly below 2019 levels.

Since then, many countries have vaccinated a reasonable proportion of their population, and the spread the of virus is now being contained to varying degrees in different countries. With the evolution of milder COVID-19 variants, availability of multiple vaccine booster doses and increasing familiarity with the virus, many COVID-19 related travel restrictions have been lifted with the countries around the world reopening their borders for foreign travel and clients becoming more comfortable traveling. This has led to a moderation, and to an extent recovery, of the more severe declines in business travel bookings experienced at height of the pandemic and periods of resurgence.

Starting in the second half of 2021 and continuing into 2022, global travel activity has since shown a recovery trend, but, as of December 31, 2022, remained below 2019. We continue to see momentum in business travel recovery, with transactions reaching 72% of 2019 levels in the three-months ended December 31, 2022.

Overall, the full duration and total impact of COVID-19 remains uncertain and it is difficult to predict how the recovery will unfold for the travel industry and, in particular, our business, going forward. The severity and duration of resurgence of COVID-19 variants, as well as uncertainty over the efficacy of the vaccines against such new variants of the virus, may contribute to delays in economic recovery.

Impact of Acquisitions

We regularly evaluate and pursue accretive acquisitions and have realized substantial growth through our acquisition strategy. In January 2021, we completed the acquisition of Ovation. Ovation is a leading specialist in providing high-touch service. The Ovation acquisition was an important step in expanding our high value capabilities and building our leadership in the large and attractive small and medium enterprise customer base and the professional services industry. Further, on November 1, 2021, we completed our acquisition of Egencia, a business-to-business digital travel management company serving business clients, from an affiliate of Expedia, Inc., EG Corporate Travel Holdings LLC.

Our consolidated financial statements for the year ended December 31, 2022 include the results of the acquisitions discussed above from the respective closing date of each acquisition.

These acquisitions have been a significant driver of our revenue, cost of revenue and other operating expenses (including integration, restructuring and depreciation and amortization). Further, purchase accounting under GAAP requires that all assets acquired and liabilities assumed in a business combination be recorded at fair value on the acquisition date. As a result, our acquisition strategy has resulted in the past and could result in the future in a significant amount of amortization of acquired intangibles (or impairments, if any) being recorded, which may significantly impact our results of operations.

Key Operating and Financial Metrics

We monitor the following key operating and financial metrics to help us evaluate our business, measure our performance, identify trends affecting our business, prepare financial projections and make strategic decisions. The following key operating and financial metrics, which we believe are useful in evaluating our business, are used by management to monitor and analyze the operational and financial performance of our business:

	Year Ended December 31,
($in millions except percentages)	2022	2021	2020
Key Operating Metrics
TTV	22,968	6,392	5,907
Transaction Growth (Decline)	200%	6%	(71)%
Key Financial Metrics
Revenue	1,851	763	793
Total operating expense	2,049	1,323	1,540
Net loss	(229)	(475)	(619)
Net cash used in operating activities	(394)	(512)	(250)
EBITDA	(10)	(406)	(590)
Adjusted EBITDA	103	(340)	(363)
Adjusted Operating Expenses	1,745	1,095	1,151
Free Cash Flow	(488)	(556)	(297)

	As of December 31,
	2022	2021
Net Debt	$919	$507

Key Operating Metrics

We consider TTV, followed by Transaction Growth (Decline), to be two significant non-financial metrics that are broadly used in the travel industry to help understand revenue and expense trends. These metrics are used by our management to (1) manage the financial planning and performance of our business, (2) evaluate the effectiveness of our business strategies, (3) make budgeting decisions, and (4) compare our performance to the performance of our peer companies. We also believe that TTV, followed by Transaction Growth (Decline), may assist potential investors and financial analysts in understanding the drivers of growth in our revenues and changes in our operating expenses across reporting periods.

TTV

TTV refers to the sum of the total price paid by travelers for air, hotel, rail, car rental and cruise bookings, including taxes and other charges applied by suppliers at point of sale, less cancellations and refunds.

For the year ended December 31, 2022, TTV increased by $16,576 million, or 259%, compared to the year ended December 31, 2021. The increase in TTV was primarily due to (i) full year inclusion of Egencia’s TTV, which contributed 86% of TTV increase for the year ended December 31, 2022, and (ii) continued recovery of our business from a period of significant COVID-19 pandemic travel restrictions, which were introduced by governments in response to the COVID-19 pandemic. The increase in TTV, in part, reflects increasing numbers of companies returning to business travel and reductions in international travel restrictions.

TTV of $6,392 million for the year ended December 31, 2021 increased by 8% compared to the year ended December 31, 2020 due to the easing of travel restrictions, that were introduced by governments in response to the COVID-19 pandemic, particularly in the third and fourth quarters of 2021. For information on the impact of the COVID-19 pandemic on business travel, see “— Impact of the COVID-19 Pandemic” and “Business — Recent Performance and COVID-19 Update.”

Transaction Growth (Decline)

Transaction Growth (Decline) represents year-over-year change as a percentage of the total transactions, including air, hotel, car rental, rail or other travel-related transactions, recorded at the time of booking, and is calculated on a gross basis to include cancellations, refunds and exchanges. To calculate year- over-year growth or decline, we compare the total number of transactions in the comparative previous period/year to the total number of transactions in the current period in percentage terms.

For the year ended December 31, 2022, Transaction Growth was 200% compared to the year ended December 31, 2021 primarily due to (i) full year inclusion of Egencia’s transaction volume, which is 92% of Transaction Growth for the year ended December 31, 2022, and (ii) the increase in number of transactions due to continued easing of travel restrictions that were introduced by governments in response to the COVID-19 pandemic.

During the year ended December 31, 2021, Transaction Growth was 6% compared to the year ended December 31, 2020 due to the easing of travel restrictions, that were introduced by governments in response to the COVID-19 pandemic, particularly in the third and fourth quarters of 2021.

Non-GAAP Financial Measures

We report our financial results in accordance with GAAP. Our non-GAAP financial measures are provided in addition to, and should not be considered as an alternative to, other performance or liquidity measure derived in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and you should not consider them either in isolation or as a substitute for analyzing our results as reported under GAAP. In addition, because not all companies use identical calculations, the presentations of our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

Management believes that these non-GAAP financial measures provide users of our financial information with useful supplemental information that enables a better comparison of our performance or liquidity across periods. In addition, we use certain of these non-GAAP financial measures as performance measures as they are important metrics used by management to evaluate and understand the underlying operations and business trends, forecast future results and determine future capital investment allocations. We also use certain of our non-GAAP financial measures as indicators of our ability to generate cash to meet our liquidity needs and to assist our management in evaluating our financial flexibility, capital structure and leverage. These non-GAAP financial measures supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, and/or to compare our performance and liquidity against that of other peer companies using similar measures.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses

We define EBITDA as net income (loss) before interest income, interest expense, gain (loss) on early extinguishment of debt, benefit from (provision for) income taxes and depreciation and amortization.

We define Adjusted EBITDA as net income (loss) before interest income, interest expense, gain (loss) on early extinguishment of debt, benefit from (provision for) income taxes and depreciation and amortization and as further adjusted to exclude costs that management believes are non-core to the underlying business of the Company, consisting of restructuring costs, integration costs, costs related to mergers and acquisitions, non-cash equity-based compensation, long-term incentive plan costs, certain corporate costs, fair value movements on earnouts and warrants derivative liabilities, foreign currency gains (losses), non- service components of net periodic pension benefit (costs) and gains (losses) on disposal of businesses.

We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue.

We define Adjusted Operating Expenses as total operating expenses excluding depreciation and amortization and costs that management believes are non-core to the underlying business of the Company, consisting of restructuring costs, integration costs, costs related to mergers and acquisitions, non-cash equity-based compensation, long-term incentive plan costs and certain corporate costs.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses are supplemental non-GAAP financial measures of operating performance that do not represent and should not be considered as alternatives to net income (loss) or total operating expenses, as determined under GAAP. In addition, these measures may not be comparable to similarly titled measures used by other companies.

These non-GAAP measures have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of the Company’s results or expenses as reported under GAAP. Some of these limitations are that these measures do not reflect:

●	changes in, or cash requirements for, our working capital needs or contractual commitments;
●	our interest expense, or the cash requirements to service interest or principal payments on our indebtedness;
●	our tax expense, or the cash requirements to pay our taxes;
●	recurring, non-cash expenses of depreciation and amortization of property and equipment and definite-lived intangible assets and, although these are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future;
●	the non-cash expense of stock-based compensation, which has been, and will continue to be for the foreseeable future, an important part of how we attract and retain our employees and a significant recurring expense in our business;
●	restructuring, mergers and acquisition and integration costs, all of which are intrinsic of our acquisitive business model; and
●	impact on earnings or changes resulting from matters that are non-core to our underlying business, as we believe they are not indicative of our underlying operations.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses should not be considered as a measure of liquidity or as a measure determining discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

We believe that the adjustments applied in presenting EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses are appropriate to provide additional information to investors about certain material non-cash and other items that management believes are non-core to our underlying business.

We use these measures as performance measures as they are important metrics used by management to evaluate and understand the underlying operations and business trends, forecast future results and determine future capital investment allocations. These non-GAAP measures supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, and to compare our performance against that of other peer companies using similar measures. We also believe that EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses are helpful supplemental measures to assist potential investors and analysts in evaluating our operating results across reporting periods on a consistent basis.

Set forth below is a reconciliation of net loss to EBITDA and Adjusted EBITDA.

	Year Ended December 31,
($in millions except percentages)	2022	2021	2020
Net loss	$(229)	$(475)	$(619)
Interest income	—	(1)	(1)
Interest expense	98	53	27
Loss on early extinguishment of debt	—	49	—
Benefit from income taxes	(61)	(186)	(145)
Depreciation and amortization	182	154	148
EBITDA	(10)	(406)	(590)
Restructuring charges(a)	(3)	14	206
Integration costs(b)	34	22	14
Mergers and acquisitions(c)	18	14	10
Equity-based compensation(d)	39	3	3
Fair value movements on earnouts and warrants derivative liabilities(e)	(8)	—	—
Other adjustments, net(f)	33	13	(6)
Adjusted EBITDA	$103	$(340)	$(363)
Net loss margin(1)	(12)%	(62)%	(78)%
Adjusted EBITDA Margin	6%	(45)%	(46)%
(1)	Net loss margin is calculated as net loss divided by revenue.

Set forth below is a reconciliation of total operating expenses to Adjusted Operating Expenses:

	Year Ended December 31,
($in millions)	2022	2021	2020
Total operating expenses	$2,049	$1,323	$1,540
Adjustments:
Depreciation and amortization	(182)	(154)	(148)
Restructuring charges(a)	3	(14)	(206)
Integration costs(b)	(34)	(22)	(14)
Mergers and acquisition(c)	(18)	(14)	(10)
Equity-based compensation(d)	(39)	(3)	(3)
Other adjustments, net(f)	(34)	(21)	(8)
Adjusted Operating Expenses	$1,745	$1,095	$1,151
(a)	Represents severance and related expenses due to restructuring activities.
(b)	Represents expenses related to the integration of businesses acquired.
(c)	Represents expenses related to business acquisitions, including potential business acquisitions, and includes pre-acquisition due diligence and related activities costs. The full year 2022 includes a charge of $19 million for a loss contingency in relation to a contingent event that existed as of the Egencia acquisition date.

(d)	Represents non-cash equity-based compensation expense related to equity incentive awards to certain employees.
(e)	Represents fair value movements on earnouts and warrants derivative liabilities during the periods.
(f)	Adjusted Operating Expenses excludes (i) long-term incentive plan expense of $25 million, $15 million and $2 million for the years ended December 31, 2022, 2021 and 2020, respectively, and (ii) litigation and professional services costs of $9 million, $6 million and $6 million for the years ended December 31, 2022, 2021 and 2020 respectively. Adjusted EBITDA additionally excludes (i) unrealized foreign exchange losses (gains) of $8 million, $0 and $(12) million for the years ended December 31, 2022, 2021 and 2020, respectively, (ii) non-service component of our net periodic pension benefit related to our defined benefit pension plans of $9 million, $9 million and $2 million for the years ended December 31, 2022, 2021 and 2020, respectively, and (iii) loss on disposal of business of $0 million, $1 million and $0 million for the years ended December 31, 2022, 2021 and 2020, respectively.

For a discussion of Free Cash Flow and Net Debt, see “Liquidity and Capital Resources — Free Cash Flow” and “Liquidity and Capital Resources — Net Debt.”

Components of Results of Operations

Revenue

We generate revenue in two primary ways — (1) Travel Revenues received from clients and travel suppliers and (2) Product and Professional Services Revenues received from clients, travel suppliers and Network Partners.

Travel Revenues: Travel Revenues include all revenue relating to servicing a travel transaction, which can be air, hotel, car rental, rail or other travel-related bookings or reservations, cancellations, exchanges or refunds. The major components of our Travel Revenues are:

●	Client Fees: We typically charge clients transaction fees for arranging travel.
●	Supplier Fees: Travel suppliers pay us for distributing and promoting their content. The mechanism varies by supplier, but the amount is usually a volume-linked fee. This includes fees from the three major GDSs.

Product and Professional Services Revenues: We receive revenue from clients, travel suppliers and Network Partners for using our platform, products and value-added services.

●	Management Fees: Many clients request a contractually fixed, dedicated staffing pool to serve their travelers for part or all of their business travel. In these cases, we use a cost-recovery-plus-margin pricing structure instead of a transaction fee. Client management resources and overhead allocations are also included in this management fee.
●	Products Revenues: We provide a broad range of business travel management tools used by clients to manage their travel programs. Revenue for these solutions usually takes the form of recurring subscriptions or management fees.
●	Consulting and Meetings and Events Revenues: Consulting revenues (including outsourcing to us of part, or all, of a client’s travel program management) are usually a fixed fee for delivery of a certain engagement (such as company travel policy design). Meetings and events revenue is based on fees for booking, planning and managing meetings and events.
●	Other Revenues: Other revenues typically include certain marketing and advertising fees from travel suppliers, as well as direct revenues from our Network Partners (excluding certain supplier fees that are indirectly driven by Network Partners’ contribution to aggregate volumes).

Costs and Expenses

Cost of Revenue

Cost of revenue primarily consists of (i) salaries and benefits of our travel counsellors, meetings and events teams and their supporting functions and (ii) the cost of outsourcing resources in transaction processing and the processing costs of online booking tools.

Sales and Marketing

Sales and marketing expenses primarily consists of (i) salaries and benefits of employees in our sales and marketing function and (ii) the expenses for acquiring and maintaining client partnerships, including account management, sales, marketing and consulting, as well as certain other functions that support these efforts.

Technology and Content

Technology and content expenses primarily consists of (i) salaries and benefits of employees engaged in our product and content development, back-end applications, support infrastructure and who maintain security of our networks and (ii) expenses associated with licensing software and information technology maintenance.

General and Administrative

General and administrative expenses consists of (i) salaries and benefits of our employees in finance, legal, human resources and administrative support, (ii) integration expenses related to acquisitions, costs related to mergers and acquisitions primarily related to due diligence, legal and related professional services fees and (iii) fees and costs related to accounting, tax and other professional services fees, legal related costs, and other miscellaneous expenses.

We have incurred, and expect to continue to incur, additional expenses as we grow our operations as a newly public company, including higher legal, corporate insurance, accounting and auditing expenses, and the additional costs of enhancing and maintaining our internal control environment through the adoption of new corporate policies. We also expect that general and administrative expenses will continue to increase in absolute dollars as we expand our operations.

Results of Operations

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021

The following table summarizes our consolidated statements of operations for the year ended December 31, 2022 and 2021:

	Year Ended December 31,		Change favorable/(unfavorable)
($in millions except percentages)	2022	2021	$	%
Revenue	$1,851	$763	$1,088	143%
Costs and Expenses:
Cost of revenues (excluding depreciation and amortization shown separately below)	832	477	(355)	(75)%
Sales and marketing	337	201	(136)	(68)%
Technology and content	388	264	(124)	(47)%
General and administrative	313	213	(100)	(46)%
Restructuring charges	(3)	14	17	121%
Depreciation and amortization	182	154	(28)	(18)%
Total operating expense	2,049	1,323	(726)	(55)%
Operating loss	(198)	(560)	362	65%
Interest income	—	1	(1)	(83)%
Interest expense	(98)	(53)	(45)	(85)%
Fair value movements on earnouts and warrants derivative liabilities	8	—	8	n/m
Loss on early extinguishment of debt	—	(49)	49	100%
Other income, net	1	8	(7)	(94)%
Loss before income taxes and share of losses from equity method investments	(287)	(653)	366	56%
Benefit from income taxes	61	186	(125)	(67)%
Share of losses in equity method investments	(3)	(8)	5	60%
Net loss	$(229)	$(475)	$246	52%

n/m — not meaningful

Revenue

	Year Ended December 31,		Change favorable/(unfavorable)
($in millions except percentages)	2022	2021	$	%
Travel Revenue	$1,444	$446	$998	224%
Products & Professional Services Revenue	407	317	90	28%
Total Revenue	$1,851	$763	$1,088	143%

For the year ended December 31, 2022, our total revenue increased by $1,088 million, or 143%, due to incremental revenue resulting from Egencia consolidation and recovery in both Travel Revenue and Products & Professional Services revenue.

Travel Revenue increased by $998 million, or 224%, due to (i) incremental revenue of $343 million resulting from Egencia consolidation and (ii) $655 million resulting from Transaction Growth driven by the recovery in travel from the COVID-19 pandemic.

Product and Professional Services Revenue increased $90 million, or 28%, due to (i) $57 million of increased management fees and meetings and events revenue as increasingly relaxed COVID-19 restrictions drove increased business meetings, (ii) $9 million resulting from Egencia consolidation, and (iii) increases of $24 million in other revenues largely due to other products, services and consulting as business volumes returned.

Cost of Revenue

	Year Ended December 31,		Change favorable/(unfavorable)
($in millions except percentages)	2022	2021	$	%
Cost of revenue (excluding depreciation and amortization)	$832	$477	$(355)	(75)%

For the year ended December 31, 2022, cost of revenue increased by $355 million, or 75%, due to additional cost of revenue resulting from Egencia consolidation and increase in both salaries and benefits expenses and other cost of revenue.

Salaries and benefits expenses related to cost of revenue increased by $231 million, or 59%, due to (i) increase in the number of travel care employees employed to meet the increased travel demand as the recovery in business travel from the COVID-19 pandemic continues resulting in additional $132 million of salaries and benefits, (ii) $66 million incremental salaries and benefits resulting from Egencia consolidation and (iii) a decrease in funds of $33 million received from governments in connection with programs designed to minimize employment losses related to the COVID-19 pandemic, which were recorded as a reduction of salaries and benefits expenses in 2021.

Other cost of revenue increased by $124 million, or 142%, due to (i) inclusion of $66 million of other cost of revenue resulting from Egencia consolidation and (ii) $58 million of other cost of revenue primarily relating to data processing and merchant and professional fees to meet the increase in transaction volume driven by the recovery from the COVID-19 pandemic.

Sales and Marketing

	Year Ended December 31,		Change favorable/(unfavorable)
($in millions except percentages)	2022	2021	$	%
Sales and marketing	$337	$201	$(136)	(68)%

For the year ended December 31, 2022, sales and marketing expenses increased by $136 million, or 68%, due to additional sales and marketing cost resulting from Egencia consolidation and increase in both, salaries and benefits expenses and other sales and marketing costs.

Salaries and benefits expenses related to sales and marketing increased by $116 million, or 69%, due to (i) $54 million of incremental salaries and benefits resulting from Egencia consolidation and (ii) $47 million increase primarily due to the restoration of full salaries and benefits during the year ended December 31, 2022, compared to reduced salaries and benefits resulting from mandatory salary reductions that were in place during the year ended December 31, 2021 and (iii) a decrease in funds of $15 million received from governments in connection with programs designed to minimize employment losses related to the COVID-19 pandemic, which were recorded as a reduction of salaries and benefits in 2021.

Other sales and marketing expenses increased by $20 million, or 63%, primarily resulting from Egencia consolidation.

Technology and Content

	Year Ended December 31,		Change favorable/(unfavorable)
($in millions except percentages)	2022	2021	$	%
Technology and Content	$388	$264	$(124)	(47)%

For the year ended December 31, 2022, technology and content increased by $124 million, or 47%, due to additional technology and content costs resulting from Egencia consolidation and increases in both, salaries and benefits expenses and other technology and content costs.

Salaries and benefits expenses related to technology and content increased by $66 million, or 53%, due to (i) $39 million of incremental salaries and benefits resulting from Egencia consolidation, (ii) $25 million increase due to the restoration of full salaries and benefits during year ended December 31, 2022 compared to reduced salaries and benefits resulting from the mandatory salary reductions that were in place during the year ended December 31, 2021, and (iii) a decrease in funds of $2 million received from governments in connection with programs designed to minimize employment losses related to the COVID-19 pandemic, which were recorded as a reduction of salaries and benefits in 2021.

Other technology and content costs increased by $58 million, or 41%, due to (i) $32 million increase resulting from Egencia consolidation and (ii) $26 million increase in other technology costs primarily driven by platform usage costs as a result of volume increases, cloud implementation and vendor price increases.

General and Administrative

	Year Ended December 31,		Change favorable/(unfavorable)
($in millions except percentages)	2022	2021	$	%
General and administrative	$313	$213	$(100)	(46)%

For the year ended December 31, 2022, general and administrative expenses increased by $100 million, or 46%, due to additional general and administrative costs resulting from Egencia consolidation and increase in both, salaries and benefits expenses and other general and administrative costs.

Salaries and benefits expenses related to general and administrative increased by $48 million, or 38%, due to (i) incremental salaries and benefits of $27 million resulting from Egencia consolidation, (ii) $9 million primarily driven by higher integration costs and (iii) $12 million driven by an increase in employee incentives and a decrease in funds received from governments in connection with programs designed to minimize employment losses related to the COVID-19 pandemic, which were recorded as a reduction of salaries and benefits in 2021.

Other general and administrative expenses increased by $52 million, or 57%, due to (i) $58 million resulting from Egencia consolidation, including a $19 million charge relating to a loss contingency for a contingent event that existed as of the Egencia acquisition date, offset by (ii) $6 million primarily due to lower merger and acquisition costs during the year ended December 31, 2022.

Depreciation and Amortization

For the year ended December 31, 2022, depreciation and amortization increased by $28 million, or 18%, primarily due to additional depreciation and amortization resulting from the Egencia acquisition, including due to higher fair value of property and equipment and additional other intangible assets, recognized from purchase price allocation upon the Egencia acquisition.

Interest Expense

For the year ended December 31, 2022, interest expense increased by $45 million, or 85%. The increase was primarily due to a higher amount of outstanding term loan debt and higher interest rates during the year ended December 31, 2022 compared to the year ended December 31, 2021.

Fair Value Movements on Earnouts and Warrants Derivative Liabilities

For the year ended December 31, 2022, the fair value of our derivative liabilities related to our non-employee earnout shares and Warrants decreased by $8 million resulting in a credit to our consolidated statement of operations.

Loss on Early Extinguishment of Debt

During the year ended December 31, 2021, we repaid the entire principal amount of term loans outstanding under our tranche B-1 and B-2 term loans facilities, including early prepayment penalty and recognized a loss on early extinguishment of debt of $49 million.

Other Income, net

For the year ended December 31, 2022, other income, net, decreased by $7 million or 94%, primarily due to unfavorable changes in foreign exchange rates.

Benefit from Income Taxes

As a result of the Business Combination in May 2022, the Company’s effective tax rate reflects for the first time the tax charge of GBTG as an investor in the Up-C structure. For 2022 this incremental tax charge contributes a 1.35% reduction in the total tax benefit. This incremental tax charge is all deferred tax.

For the year ended December 31, 2022, our income tax benefit was $61 million, with an effective tax rate of 21.26% compared to a statutory tax rate of 21.00%. The nature of our business is such that the operational results should be taxed at a weighted average of the income tax rates in the jurisdictions in which it operates. The main offsetting sensitivities during the year were non-tax deductible expense associated with the acquisition of Egencia, along with movements in valuation allowances, reassessment of prior year tax positions and the effect of the Business Combination at the GBTG level. Our effective income tax rate for the year ended December 31, 2021 was 28.39%, primarily due to the change in the U.K.’s enacted tax rates which becomes effective from April 2023. The change in enacted income tax rate, resulted in the recognition of additional deferred tax benefit of $35 million on the opening deferred tax assets and liabilities balances and an additional benefit of $24 million throughout the year on new balances that are expected to reverse at the newly enacted tax rate.

Share of Losses in Equity Method Investments

Our share of losses in equity method investments was $3 million for the year ended December 31, 2022 compared to a share of losses of $8 million for the year ended December 31, 2021. The losses during the years ended December 31, 2022 and 2021 were due to the adverse impact of restrictions on travel resulting from the COVID-19 pandemic and include impairment of equity method investments of $2 million for the year ended December 31, 2021.

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

The following table summarizes our historical consolidated statements of operations for the years ended December 31, 2021 and 2020:

	Year Ended December 31,		Change favorable/(unfavorable)
($ in millions except percentages)	2021	2020	$	%
Revenue	$763	$793	$(30)	(4)%
Costs and Expenses:
Cost of revenues (excluding depreciation and amortization shown separately below)	477	529	52	10%
Sales and marketing	201	199	(2)	(1)%
Technology and content	264	277	13	5%
General and administrative	213	181	(32)	(17)%
Restructuring charges	14	206	192	93%
Depreciation and amortization	154	148	(6)	(4)%
Total operating expense	1,323	1,540	217	14%
Operating loss	(560)	(747)	187	25%
Interest income	1	1	—	—
Interest expense	(53)	(27)	(26)	(95)%
Loss on early extinguishment of debt	(49)	—	(49)	n/m
Other income, net	8	14	(6)	(27)%
Loss before income taxes and share of losses from equity method investments	(653)	(759)	106	14%
Benefit from income taxes	186	145	41	27%
Share of losses in equity method investments	(8)	(5)	(3)	(51)%
Net loss	$(475)	$(619)	$144	24%

n/m — not meaningful

Revenue

	Year Ended December 31,		Change favorable/(unfavorable)
($ in millions except percentages)	2021	2020	$	%
Travel Revenue	$446	$468	$(22)	(5)%
Products &Professional Services Revenue	317	325	(8)	(2)%
Net loss	$763	$793	$(30)	(4)%

For the year ended December 31, 2021, our total revenue decreased by $30 million, or 4%, due to the decline in both Travel Revenue and Products & Professional Services Revenue described below.

Travel Revenue decreased by $22 million, or 5%, despite Transaction Growth. This decline was due to a change in mix of domestic and international travel, where we had higher domestic travel with lower client fees compared to international travel, which typically has higher client fees. During most of the year ended December 31, 2021, there remained more stringent restrictions on international travel across all regions due to the COVID-19 pandemic.

Products & Professional Services Revenue is not dependent on transaction volume and decreased by $8 million, or 2%, despite Transaction Growth during the year ended December 31, 2021. The decrease in Products & Professional Services Revenue was primarily driven by a decline in our meeting and events revenue.

Cost of Revenue

	Year Ended December 31,		Change favorable/(unfavorable)
($ in millions except percentages)	2021	2020	$	%
Cost of revenue (excluding depreciation and amortization)	$477	$529	$52	10%

For the year ended December 31, 2021, cost of revenue decreased by $52 million, or 10%, due to a decline of $26 million in each of salaries and benefits expenses, and other cost of revenue.

Salaries and benefits expenses related to cost of revenue decreased by $26 million, or 6%, primarily due to the COVID-19 BRP of $72 million, offset by decrease in funds received from governments of $33 million in connection with programs designed to minimize employment losses related to the COVID-19 pandemic, which were netted against salaries and benefits expenses and $13 million in incremental salaries and benefits related to the Egencia Acquisition.

Other cost of revenue decreased by $26 million, or 23%, primarily due to a decrease of $35 million in outsourced vendor cost and other expenses, offset by $9 million incremental other cost of revenue related to the Egencia Acquisition.

Sales and Marketing

	Year Ended December 31,		Change favorable/(unfavorable)
($ in millions except percentages)	2021	2020	$	%
Sales and marketing	$201	$199	$(2)	(1)%

For the year ended December 31, 2021, sales and marketing expenses increased marginally by $2 million, or 1%. The increase in salaries and benefits expenses of $8 million was offset by a decline in other sales and marketing costs of $6 million.

Salaries and benefits expenses related to sales and marketing increased by $8 million, or 5%, primarily due to incremental salaries of $15 million resulting from the Egencia Acquisition, offset by a reduction resulting from the COVID-19 BRP of $1 million and an increase in funds received from governments of $7 million in connection with programs designed to minimize employment losses related to the COVID-19 pandemic which were netted against salaries and benefits expenses.

Other sales and marketing expenses decreased by $6 million, or 17%, primarily due to a reduction in vendor costs.

Technology and Content

	Year Ended December 31,		Change favorable/(unfavorable)
($ in millions except percentages)	2021	2020	$	%
Technology and content	$264	$277	$13	5%

For the year ended December 31, 2021, technology and content costs decreased by $13 million, or 5%.

The increase in salaries and benefits expenses of $4 million was more than offset by a decline in other technology and content costs of $17 million.

Salaries and benefits expenses related to technology and content increased by $4 million, or 3%, primarily due to incremental salaries of $6 million resulting from the Egencia Acquisition and a decrease in funds received from governments of $3 million in connection with programs designed to minimize employment losses related to the COVID-19 pandemic, which were netted against salaries and benefits expenses, offset by a reduction in salaries and benefits resulting from the COVID-19 BRP of $5 million.

Other technology and content costs decreased by $17 million, or 11%, primarily due to reduction in third-party technology vendor costs and lower technology investments of $26 million, offset by $9 million of incremental other technology and content expenses due to the Egencia Acquisition.

General and Administrative

	Year Ended December 31,		Change favorable/(unfavorable)
($ in millions except percentages)	2021	2020	$	%
General and administrative	$213	$181	$(32)	(17)%

For the year ended December 31, 2021, general and administrative expenses increased by $32 million, or 17%, due to an increase in salaries and benefits expenses of $28 million and an increase in other general and administrative costs of $4 million.

Salaries and benefits expenses related to general and administrative increased by $28 million, or 29%, due to an increase in annual incentive award and employee long-term cash incentive plan expenses amounting to $42 million, a decrease in funds received from governments of $9 million in connection with programs designed to minimize employment losses related to the COVID-19 pandemic, which were netted against salaries and benefits expenses, and incremental salaries of $5 million resulting from the Egencia Acquisition partially offset by the COVID-19 BRP of $28 million.

Other general and administrative expenses increased by $4 million, or 4%, primarily due to $8 million of incremental other general and administrative expenses resulting from the Egencia Acquisition and increased mergers and acquisition expenses amounting to $4 million primarily driven by the Egencia Acquisition, offset by a reduction in third-party technology vendor processing, license costs, reduced investments and integration costs amounting to $7 million.

Restructuring Charges

For the year ended December 31, 2021, restructuring charges reduced significantly by $192 million due to the completion of a majority of mitigating actions taken in response to the adverse business impact of the COVID- 19 pandemic during the year ended December 31, 2020.

Restructuring activities during the year ended December 31, 2020 were initiated to mitigate the adverse impact on our business resulting from the COVID-19 pandemic and to simplify our business processes and improve our operational efficiencies. The cost saving measures included voluntary and involuntary terminations of employee services and facility closures across various locations.

Depreciation and Amortization

For the year ended December 31, 2021, depreciation and amortization increased by $6 million, or 4%, primarily due to additional depreciation and amortization resulting from the Egencia Acquisition.

Interest Expense

For the year ended December 31, 2021, interest expense increased by $26 million, or 95%. The increase was primarily due to (i) $19 million of interest expense attributable to the $400 million principal amount of Senior Secured Prior Tranche B-1 Term Loans that were borrowed in September 2020, including as a result of an increase to the interest rate for such loans pursuant to an amendment in January 2021, and (ii) $6 million of interest expense related to additional borrowings of $150 million principal amount under the Senior Secured Prior Tranche B-2 Term Loan Facility that were borrowed in different tranches in 2021.

Other Income, Net

Other income, net consists of:

	Year Ended December 31,		Change favorable/(unfavorable)
($ in millions except percentages)	2021	2020	$	%
Foreign exchange gains, net	—	$12	$(12)	100%
Loss on disposal of business	(1)	—	(1)	n/m
Non-service components of net periodic pension benefit	9	2	7	n/m
Other income, net	8	14	(6)	(27)%

n/m not meaningful

For the year ended December 31, 2021, other income, net, decreased by $6 million, or 27%, primarily due to $12 million of adverse change in foreign exchange, offset by a $7 million increase in non-service components of net periodic pension benefit during the year ended December 31, 2021.

Loss on Early Extinguishment of Debt

During the year ended December 31, 2021, we repaid the entire principal amount of term loans outstanding under our tranche B-1 and B-2 term loans facilities, including early prepayment penalty and recognized a loss on early extinguishment of debt of $49 million.

Benefit from Income Taxes

For the year ended December 31, 2021 we recognized a benefit from incomes taxes of $186 million, resulting in an effective tax rate of 28.39%. For the year ended December 31, 2020 we recognized a benefit from incomes taxes of $145 million, resulting in an effective tax rate of 19.13%. The increase in the effective tax rate during the year ended December 31, 2021 was primarily driven by a change in the U.K.’s enacted tax rate from 19% to 25% during the second quarter of 2021, and which becomes effective from April 2023. Deferred tax balances are measured at the rate at which they are expected to reverse; therefore this resulted in a benefit of $35 million on remeasurement of our existing deferred tax assets and liabilities in the second quarter of 2021 and an additional benefit throughout the year on new balances that are expected to reverse at the newly enacted rate.

Share of Losses in Equity Method Investments

Our share of losses in equity method investments was $8 million for the year ended December 31, 2021 compared to a share of losses of $5 million for the year ended December 31, 2020. The losses during the years ended December 31, 2021 and 2020 were due to the adverse impact of restrictions on travel resulting from the COVID-19 pandemic and include impairment of equity method investments of $2 million during the year ended December 31, 2021.

Liquidity and Capital Resources

Our principal sources of liquidity are typically cash flows generated from operations, cash available under the credit facilities under the Senior Secured Credit Agreement as well as cash and cash equivalents balances on hand. As of December 31, 2022 and December 31, 2021, our cash and cash equivalent balances were $303 million and $516 million, respectively. During the years ended December 31, 2022, 2021 and 2020, our Free Cash Flow was $(488) million, $(556) million and $(297) million, respectively (See “— Free Cash Flow” for additional information about this non-GAAP measure and a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP). The $50 million Senior Secured Revolving Credit Facility remained undrawn at December 31, 2022.

On May 27, 2022, we completed our Business Combination. After giving effect to payments of certain transaction expenses and redemption of GBT JerseyCo preferred shares of $168 million (including accrued dividends until the closing date), we received net proceeds of $128 million upon Closing. Further, during the second quarter of 2022, we borrowed a principal amount of $200 million of senior secured tranche B-3 term loans under the Tranche B-3 Delayed Draw Term Loan Facility.

In January 2023, we amended our Senior Secured Credit Facility and borrowed an additional principal amount of $135 million under Senior Secured New Tranche B-4 Term Loan Facility. See below “—Net Debt”.

We believe our liquidity is important given the limited ability to predict our future financial performance due to the uncertainty associated with the COVID-19 pandemic. Since March 2020, we have taken several measures to preserve our liquidity, including initiating a business response plan to the COVID-19 pandemic (voluntary and involuntary redundancies, flexible workings, mandatory pay reductions, consolidating facilities, etc.), and entering into several financial transactions, including debt financing / refinancing transactions and the consummation of the Business Combination. We further continue to explore other capital market transactions, process rationalizations and cost reduction measures to improve our liquidity position.

Based on our current operating plan, existing cash and cash equivalents, resurgence of business travel indicated by recent volume trends, our mitigation measures taken or planned to strengthen our liquidity and financial position, along with our available funding capacity and cash flows from operations, we believe we have adequate liquidity to meet the future operating, investing and financing needs of the business for a minimum period of twelve months. Although we believe that we will have a sufficient level of cash and cash equivalents to cover our working capital needs in the ordinary course of business and to continue to expand our business, we may, from time to time, explore additional financing sources to lower our cost of capital, which could include equity, equity-linked and debt financing. In addition, from time to time, we may evaluate acquisitions and other strategic opportunities. If we elect to pursue any such investments, we may fund them with internally generated funds, bank financing, the issuance of other debt or equity or a combination thereof. There is no assurance that such funding would be available to us on acceptable terms or at all. Furthermore, we cannot assure you that we would be able to satisfy or obtain a waiver of applicable borrowing conditions for borrowing additional amounts under the unused commitments under the Senior Secured Credit Agreement in the future. In addition, utilization of the Senior Secured Revolving Credit Facility may be effectively limited to the extent we are unable to comply with the additional borrowing conditions that apply during the suspension period or with the leverage-and liquidity-based financial covenant requirements for such facility contained in the Senior Secured Credit Agreement when required.

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Year Ended December 31,
($in millions)	2022	2021	2020
Net cash used in operating activities	$(394)	$(512)	$(250)
Net cash used in investing activities	(95)	(27)	(47)
Net cash from financing activities	292	478	384
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(12)	(7)	7
Net (decrease) increase in cash, cash equivalents and restricted cash	$(209)	$(68)	$94

Cash Flows for the Year Ended December 31, 2022 Compared to the Year Ended December 31, 2021

As of December 31, 2022, we had $316 million of cash, cash equivalents and restricted cash, a decrease of $209 million compared to December 31, 2021. The following discussion summarizes changes to our cash from operating, investing and financing activities for the year ended December 31, 2022 compared to the year ended December 31, 2021.

Operating Activities

For the year ended December 31, 2022, net cash used in operating activities was $394 million compared to $512 million for the year ended December 31, 2021. The improvement in cash flows in operating activities of $118 million was primarily due to $408 million of reduced net losses before considering non-cash charges and $23 million of proceeds from termination of the February 2022 interest rate swap contract, offset by $306 million of increase in working capital and $7 million of increased defined pension plan contribution.

Investing Activities

During the year ended December 31, 2022 cash used in investing activities of $95 million was primarily related to purchase of property and equipment. Cash used in investing activities for the year ended December 31, 2021 of $27 million consisted of cash consideration of $53 million paid for the acquisition of the Ovation travel business and $44 million used for the purchase of property and equipment, offset by $73 million of cash acquired in the Egencia Acquisition.

Financing Activities

During the year ended December 31, 2022, net cash from financing activities of $292 million was primarily due to: (i) $269 million of proceeds from the Business Combination and (ii) $200 million of proceeds received from delayed draw term loans borrowed under the senior secured tranche B-3 term loan facilities, partially offset by (iii) $168 million redemption of preferred share capital, including dividends accrued thereon, and (iv) $4 million repayment of principal amount of senior secured term loans and finance leases. During the year ended December 31, 2021, net cash from financing activities of $478 million primarily consisted of (i) $935 million of gross cash proceeds received from term loans borrowed pursuant to Senior Secured Prior Tranche B-2 Term Loan Facility and Senior Secured New Tranche B-3 Term Loan Facilities (net of debt discount of $15 million), and (ii) $150 million of proceeds received from issuances of GBT JerseyCo’s preferred shares, partially offset by (iii) $551 million of gross cash payments towards the principal amount of the Senior Secured Prior Tranche B-1 Term Loans and Senior Secured Prior Tranche B-2 Term Loan Facility and for scheduled repayments of the Senior Secured Initial Term Loans, (iv) $42 million of cash paid for prepayment penalty and related costs, and for debt issuance costs, and (v) $10 million paid for a potential equity offering transaction.

Cash Flows for the Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020

As of December 31, 2021, we had $525 million of cash, cash equivalents and restricted cash, a decrease of $68 million compared to December 31, 2020. The following discussion summarizes changes to our cash flows from operating, investing and financing activities for the year ended December 31, 2021 compared to the year ended December 31, 2020.

Operating Activities

For the year ended December 31, 2021, net cash used in operating activities was $512 million compared to $250 million for the year ended December 31, 2020. The change of $262 million was primarily due to (i) fluctuations in working capital of $364 million, mainly driven by higher collections from our accounts receivable in 2020, as we focused on collections, to maintain our liquidity to manage the adverse impact of the COVID-19 pandemic and (ii) $31 million of higher interest payments, partially offset by (iii) reduced operating expenses.

Investing Activities

During the year ended December 31, 2021 net cash used in investing activities of $27 million was primarily due to cash consideration of $53 million paid for the acquisition of the Ovation travel business and $44 million used for the purchase of property and equipment, offset by $73 million of cash acquired in the Egencia Acquisition. During the year ended December 31, 2020, net cash used in investing activities of $47 million was due to purchase of property and equipment.

Financing Activities

During the year ended December 31, 2021, net cash from financing activities of $478 million was primarily due to (i) $935 million of gross cash proceeds received from term loans borrowed pursuant to Senior Secured Prior Tranche B-2 Term Loan Facility and Senior Secured New Tranche B-3 Term Loan Facilities (net of debt discount of $15 million), and (ii) $150 million of proceeds received from issuances of GBT JerseyCo’s preferred shares, partially, offset by (iii) $551 million of gross cash payments towards the principal amount of the Senior Secured Prior Tranche B-1 Term Loans and Senior Secured Prior Tranche B-2 Term Loan Facility and for scheduled repayments of the Senior Secured Initial Term Loans, (iv) $42 million of cash paid for prepayment penalty and related costs, and for debt issuance costs, and (v) $10 million paid for a potential equity offering transaction. For the year ended December 31, 2020 net cash from financing activities was $384 million due to $388 million of cash proceeds received from the Senior Secured Prior Tranche B-1 Term Loans (net of debt discount of $12 million), offset by $4 million repayment of principal amount of senior secured term loans.

Free Cash Flow

We define Free Cash Flow as net cash from (used in) operating activities, less cash used for additions to property and equipment.

We believe Free Cash Flow is an important measure of our liquidity. This measure is a useful indicator of our ability to generate cash to meet our liquidity demands. We use this measure to conduct and evaluate our operating liquidity. We believe it typically presents an alternate measure of cash flows since purchases of property and equipment are a necessary component of our ongoing operations and it provides useful information regarding how cash provided by operating activities compares to the property and equipment investments required to maintain and grow our platform. We believe Free Cash Flow provides investors with an understanding of how assets are performing and measures management’s effectiveness in managing cash.

Free Cash Flow is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. This measure has limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent cash flow for discretionary expenditures. This measure should not be considered as a measure of liquidity or cash flows from operations as determined under GAAP. This measure is not a measurement of our financial performance under GAAP and should not be considered in isolation or as an alternative to net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of liquidity.

Set forth below is a reconciliation of net cash used in operating activities to Free Cash Flow.

	Year Ended December 31,
($in millions)	2022	2021	2020
Net cash used in operating activities	$(394)	$(512)	$(250)
Less: Purchase of property and equipment	(94)	(44)	(47)
Free Cash Flow	$(488)	$(556)	$(297)

Free Cash Flow of $(488) million for the year ended December 31, 2022, improved by $68 million compared to Free Cash Flow of $(556) million for the year ended December 31, 2021, due to a $118 million decrease in net cash used in operating activities as discussed above offset by, an increase of $50 million of cash outflows related to purchases of property and equipment.

Free Cash Flow of $(556) million for the year ended December 31, 2021, declined by $(259) million compared to Free Cash Flow of $(297) million for the year ended December 31, 2020, due to a $262 million increase in net cash used in operating activities as discussed above, offset by $3 million of lower cash outflows related to purchases of property and equipment.

Net Debt

The following table summarizes our Net Debt position as of December 31, 2022 and December 31, 2021:

	As of December 31,
($in millions)	2022	2021
Senior Secured Credit Agreement
Principal amount of senior secured initial term loans (Maturity – August 2025)(1)	$239	$242
Principal amount of senior secured new tranche B-3 term loans (Maturity – December 2026)(2)	1,000	800
Principal amount of senior secured revolving credit facility (Maturity – August 2023)(3)	—	—
	1,239	1,042
Less: Unamortized debt discount and debt issuance costs	(17)	(19)
Total debt, net of unamortized debt discount and debt issuance costs	1,222	1,023
Less: Cash and cash equivalents	(303)	(516)
Net Debt	$919	$507
(1)	Stated interest rate of LIBOR + 2.50% as of December 31, 2022 and 2021.
(2)	Stated interest rate of LIBOR + 6.50% (with a LIBOR floor of 1.00%) as of December 31, 2022 and 2021. See below for amendment to the senior secured credit agreement subsequent to December 31, 2022.
(3)	Stated interest rate of LIBOR + 2.25% as of December 31, 2022 and 2021. See below for amendment to the senior secured credit agreement subsequent to December 31, 2022.

We define Net Debt as total debt outstanding consisting of current and non-current portion of long-term debt (defined as debt (excluding lease liabilities) with original contractual maturity dates of one year or greater), net of unamortized debt discount and unamortized debt issuance costs, minus cash and cash equivalents. Net Debt is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. This measure is not a measurement of our indebtedness as determined under GAAP and should not be considered in isolation or as an alternative to assess our total debt or any other measures derived in accordance with GAAP or as an alternative to total debt. Management uses Net Debt to review our overall liquidity, financial flexibility, capital structure and leverage. Further, we believe that certain debt rating agencies, creditors and credit analysts monitor our Net Debt as part of their assessment of our business.

Total debt, net of unamortized debt discount and debt issuance costs, was $1,222 million as of December 31, 2022 compared to total debt, net of unamortized debt discount and debt issuance costs, of $1,023 million as of December 31, 2021. As of December 31, 2022, Net Debt was $919 million compared to Net Debt of $507 million as of December 31, 2021. The increase in Net Debt of $412 million was primarily driven by $200 million of additional principal amount of term loans borrowed under the Senior Secured New Tranche B-3 Term Loan Facilities during the year ended December 31, 2022 and a $213 million decrease in cash and cash equivalent balance as of December 31, 2022 compared to December 31, 2021.

On January 25, 2023, the Senior Secured Credit Agreement was amended to provide for additional term loans in an aggregate principal amount equal to $135 million. We intend to use the proceeds from the Senior Secured New Tranche B-4 Term Loan Facility for general corporate purposes. The Senior Secured New Tranche B-4 Term Loan Facility has substantially the same terms as the existing loans under the Senior Secured New Tranche B-3 Term Loan Facilities. The amendment also extended the maturity of the Senior Secured Revolving Credit Facility from August 2023 to September 2026, subject to a springing maturity provision. The Senior Secured Revolving Credit Facility will automatically terminate on May 14, 2025 if the Senior Secured Initial Term Loans have not been refinanced, replaced or extended (with a resulting maturity date that is December 16, 2026 or later) or repaid in full prior to May 14, 2025. Additionally, the amendment suspended the financial covenant restriction on the draw-down of the revolving credit facility until July 1, 2024, and replaced it with certain other borrowing conditions. Subject to meeting such borrowing conditions, the Company can draw-down the entire $50 million of revolving credit facility.

The amendment replaced LIBOR with SOFR as the benchmark rate applicable to each of the Senior Secured New Tranche B-3 Term Loan Facilities and the Senior Secured Revolving Credit Facility and increased the applicable interest rate margins under such facilities.

The Senior Secured New Tranche B-4 Term Loan Facility and the existing loans under the Senior Secured New Tranche B-3 Term Loan Facilities will accrue interest at a variable interest rate based on SOFR plus a leverage-based margin ranging from 5.25%

to 6.75% per annum, and loans under the Senior Secured Revolving Credit Facility will accrue interest at a variable interest rate based on SOFR plus a leverage-based margin ranging from 4.75% to 6.25% per annum. A SOFR floor of 1.00% applies to the Senior Secured New Tranche B-4 Term Loan Facility and each of the Senior Secured New Tranche B-3 Term Loan Facilities and the Senior Secured Revolving Credit Facility.

After giving effect to the Senior Secured Credit Agreement Amendment, as of December 31, 2022, we were in compliance with all applicable covenants under the Senior Secured Credit Agreement.

Contractual Obligations and Commitments

As of December 31, 2022, our material cash requirements include the following contractual obligations and commercial commitments arising in the normal course of business.

Debt

Our debt obligation includes all interest and principal of borrowings under our Senior Secured Credit Agreement. Under certain circumstances, each year, a portion of the senior secured term loans outstanding under the Senior Secured Credit Agreement are required to be prepaid with a percentage of annual excess cash flow, if any, calculated in a manner set forth in the Senior Secured Credit Agreement. Under certain circumstances, we will also be required to prepay, or make an offer to prepay, the senior secured term loans outstanding under the Senior Secured Credit Agreement with the proceeds received from certain other events, subject to certain exceptions and limitations set forth in the Senior Secured Credit Agreement. None of such mandatory prepayment amounts are included in the amounts presented here. Further, as discussed above, subsequent to December 31, 2022, we have obtained additional principal amount of term loans of $135 million and our benchmark interest rates have also changed from LIBOR to SOFR, which are not considered for the purposes of the amounts presented here. See note 16 – Long-term Debt to our consolidated financial statements included elsewhere in this document. As of December 31, 2022, we had a total debt obligation, including interest, of $1,734 million, with $133 million due within the next 12 months. Interest on the term loan is based on the LIBOR plus applicable margin and excludes the effect of interest rate swaps. For purposes of this disclosure, we have used LIBOR and margin rates as of December 31, 2022 for all future periods.

Lease Obligations

The operating lease liability amounts are primarily related to corporate office facility leases, as well as other offices for our local operations. Our operating leases expire on various dates through December 31, 2035. In addition to minimum lease payments, we are responsible for taxes and other operating costs for leased premises. As of December 31, 2022, our operating leases had fixed lease payment obligations, including imputed interest, of $103 million, with $22 million payable within 12 months. We had immaterial amount of finance lease obligations as of December 31, 2022. See note 12 – Leases to our consolidated financial statements included elsewhere in this document.

Purchase Obligations

We have certain purchase obligations related to IT agreements and certain other services. Agreements with IT providers include cloud-based services, hosting and licensing contracts. Other purchase commitments represent contractual obligations in the ordinary course of business for which we have not received the goods or services as of December 31, 2022. As of December 31, 2022, we had a total purchase obligation of $224 million, with $89 million due within the next 12 months. See note 19 - Commitments and Contingencies to our consolidated financial statements for the year ended December 31, 2022 included elsewhere in this document for further information related to our purchase obligations as well as amounts outstanding as of December 31, 2022 related to letters of credit and guarantees.

Other

Our obligations related to defined benefit and post-retirement plans are actuarially determined on an annual basis at our financial year end. As of December 31, 2022, plan contributions of $27 million were expected to be made in 2023. Funding projections beyond 2023 are not practical to estimate based on currently available information.

Income tax liabilities for uncertain tax positions are immaterial and are excluded as we are unable to make a reasonably reliable estimate of the amount and period of related future payments.

Other than the items described above, we do not have any off-balance sheet arrangements as of December 31, 2022. In our opinion, our liquidity position provides sufficient capital resources to meet our foreseeable cash needs. There can be no assurance, however, that the cost or availability of future borrowings, including refinancings, if any, will be available on terms acceptable to us.

Qualitative and Quantitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business, which primarily relate to fluctuations in interest rates. Such fluctuations to date have not been significant.

Interest Rate Risk

Interest rates are highly sensitive to many factors, including fiscal and monetary policies and domestic and international economic and political considerations, as well as other factors beyond our control. Interest rate risk is the exposure to loss resulting from changes in the level of interest rates and the spread between different interest rates. We are exposed to market risk from changes in interest rates on debt, which bears interest at variable rates. Interest rate risk is highly sensitive due to many factors, including U.S. monetary and tax policies, U.S. and international economic factors and other factors beyond our control. Our debt has floating interest rates. We are exposed to changes in the level of interest rates and to changes in the relationship or spread between interest rates for our floating rate debt. We have interest rate risk primarily related to borrowings under the Senior Secured Credit Agreement, which bear interest at a variable rate tied to LIBOR or the applicable base rate plus a margin (subject to certain benchmark replacement provisions and certain interest rate floors, as applicable), and, during certain periods, the margin applicable to certain term loan facilities thereunder will be based on a pricing grid that varies with the total leverage ratio (calculated in a manner set forth in the Senior Secured Credit Agreement). Therefore, increases in interest rates may reduce our net income or increase our net loss by increasing the cost of debt. As of December 31, 2022, $1,222 million of senior secured term loans were outstanding under the Senior Secured Credit Agreement, net of unamortized debt discount and unamortized debt issuance costs, and no borrowings or letters of credit were outstanding under the Senior Secured Revolving Credit Facility as of such date.

Based on the outstanding debt under the Senior Secured Credit Agreement as of December 31, 2022, and assuming that our mix of debt instruments and other variables remain unchanged, and excluding any impact of expected receipts or payments of cash flows resulting from any interest rate swap contract, a hypothetical 100 basis points increase or decrease in LIBOR would have increased or decreased our interest expense by $12 million on an annualized basis. In February 2022, we entered into an interest rate swap for a notional amount of $600 million of debt for a period covering from March 2022 to March 2025 to hedge against future increases in the benchmark rate for the Senior Secured New Tranche B-3 Term Loan Facilities. The terms of such swap were initially linked to LIBOR as the benchmark rate, with an adjusted SOFR-based rate replacing LIBOR as the benchmark rate for such swap commencing in June 2023. In June 2022, we terminated this February 2022 interest rate swap contract and realized $23 million of cash. We, simultaneously, entered into another swap contract, with substantially the same terms and conditions as the February 2022 swap, except the fixed interest rate component was changed. The interest rate swap is considered as an accounting hedge under ASC 815. As of December 31, 2022, we had recognized $10 million of derivative asset in our consolidated financial statements.

In order to further hedge against future increases in the benchmark rate for the Senior Secured New Tranche B-3 Term Loan Facilities, in February 2023, we entered into another interest rate swap agreement for a notional amount of $300 million of debt for a period covering from March 2023 to March 2027. The terms of the agreement require us to receive a variable rate of 3 months U.S. SOFR, with a floor of 0.9%, and pay fixed rate of 4.295%. See note 16 – Long-term Debt and note 29 – Subsequent Events to our consolidated financial statements included elsewhere in this prospectus for further discussion about our debt and interest rates.

Foreign Currency Exchange Risk

Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates relative to U.S. dollars, our functional and reporting currency. Our revenue is generated primarily in U.S. dollars, British pounds sterling, and Euros. Our expenses are generally denominated in the currency of the country in which our operations are located, which are primarily the U.S., Europe and Asia. Our functional currency is denominated in U.S. dollars. Our results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates in ways that are unrelated to our operating performance. As exchange rates may fluctuate significantly between periods, revenue and operating expenses, when converted into U.S. dollars, may also experience significant fluctuations between periods.

We do not engage in any foreign currency related hedging activities. We will continue to reassess our approach to managing risks relating to fluctuations in currency rates.

Inflation Risk

We are exposed to market risk due to inflationary pressures, including higher labor-related costs and vendor prices generally. In 2022, we started to see inflationary pressures on our labor-related cost base. We believe we can partially offset this impact through pricing actions and cost optimization initiatives. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs and this could adversely affect our earnings.

Recent Accounting Pronouncements

For information on recently issued accounting pronouncements, adopted and not yet adopted by us, see note 2 – Summary of Significant Accounting Policies to our consolidated financial statements included elsewhere in this prospectus.

Critical Accounting Policies and Estimates

Our consolidated financial statements and the related notes included elsewhere in this prospectus are prepared in accordance with GAAP. The preparation of consolidated financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. There are certain critical estimates that we believe require significant judgment in the preparation of our consolidated financial statements. We consider an accounting estimate to be critical if: (i) it requires us to make an assumption because information was not available at the time or it included matters that were highly uncertain at the time we were making the estimate; and (ii) changes in the estimate or different estimates that we could have selected may have had a material impact on our financial condition or results of operations. Actual results could differ significantly from our estimates. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected.

We believe that the accounting policies described below involve a significant degree of judgment and complexity. Accordingly, we believe these are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations. For further information, see note 2 to our consolidated financial statements included elsewhere in this prospectus.

Revenue Recognition

We generate revenue in two primary ways:

●	Travel Revenues, which include fees received from clients and travel suppliers relating to servicing a travel transaction, which can be air, hotel, car rental, rail or other travel-related bookings or reservations; and
●	Products and Professional Services Revenues, which include revenues received from clients, travel suppliers and Network Partners for using our platform, products and value-added services.

Revenue is recognized when control of the promised services in an arrangement is transferred to the customers in an amount that reflects the expected consideration in exchange for those services. Our customers are (i) business clients to whom we provide travel processing, consultancy and management services and (ii) travel suppliers including providers of GDS.

We have determined a net presentation of revenue (that is, the amount billed to a business client less the amount paid to a travel supplier) is appropriate for the majority of our transactions as the travel supplier is primarily responsible for providing the underlying travel services and we do not control the service provided to the traveler/ business clients. We exclude all taxes assessed by a government authority, if any, from the measurement of transaction prices that are imposed on our travel-related services or collected by us from clients (which are therefore excluded from revenue).

Travel Revenue

Client Fees

Transaction Fees and Other Revenues: We enter into contracts with business clients to provide travel-related services each period over the contract term. Our obligation to the client is to stand ready to provide service over the contractual term. The performance obligation under these contracts is typically satisfied over time as our clients benefit from our services as they are performed. We receive nonrefundable transaction fees from business clients each time a travel transaction is processed. Transaction fee revenue, which is unit-priced under the service contract, is generally allocated to and recognized in the period the transaction is processed. We also receive revenue from the provision of other transactional services to clients such as revenue generated from the provision of servicing after business close or during travel disruption. Such other transactional travel revenue is also generally allocated to and recognized in the period when the travel transaction is processed.

Consideration Payable to Clients and Client Incentives: As part of the arrangements with business clients, we may be contractually obligated to share with them the commissions collected from travel suppliers that are directly attributable to our business with the business clients. Additionally, in certain contractual agreements with our clients, we are required to pay them in the form of credits or upfront payments. We capitalize such consideration payments to our clients and recognize them ratably over the period of contract, as a reduction of revenue, as the revenue is recognized, unless the payment is in exchange for a distinct good or service that the business clients transfers to us. The capitalized upfront payments are reviewed for recoverability and impairment based on future forecasted revenues and are included within other non-current assets or liabilities, net, on our consolidated balance sheets.

Supplier Fees

Base Commissions and Incentives: Certain of our travel suppliers (e.g., airlines, hotels, car rental companies, and rail carriers) pay commissions and/or fees on tickets issued, sales and other services provided by us based on contractual agreements to promote or distribute travel supplier content. Commissions and fees from travel suppliers are generally recognized (i) at the time a ticket is purchased for air travel reservations as our performance obligation to the supplier is satisfied at the time of ticketing and/or (ii) upon fulfillment of the reservation for hotels and car rentals as the performance obligation to the hotel and car rental companies is not satisfied until the customer has checked-in to the hotel property and/or picked up the rental car.

We receive incentives from air travel suppliers for flown incremental bookings above minimum targeted thresholds established under relevant agreements. We estimate such incentive revenues using internal and external data detailing completed and estimated completed airline travel and the price thresholds applicable to the volume for the period, as the consideration is variable and determined by meeting volume targets.

We allocate the variable consideration to the flown bookings during the incentive period, which is generally determined by the airlines to be a single fiscal quarter, and recognize that amount as the related performance obligations are satisfied, to the extent that it is probable that a subsequent change in the estimate would not result in a significant revenue reversal.

GDS Revenues: In certain transactions, the GDS receives commission revenues from travel suppliers in exchange for distributing their content and distributes a portion of these commissions to us as an incentive for us to utilize their platform. Therefore, we view payments through the GDS as commissions from travel suppliers and recognize these commissions in revenue on a per segment basis as travel bookings are made through the GDS platform.

Product and Professional Services Revenues

Management Fees: We receive management fees from business clients for travel management services. Our obligation to our clients is to stand ready to provide services over their respective contractual terms. The performance obligation under these contracts is typically satisfied over time as our clients benefit from our services as they are performed. Management fees are recognized ratably over the contract term as the performance obligation is satisfied on a stand-ready basis over the contract term.

Product Revenues: Revenues from the provision of travel management tools to business clients are recognized ratably over the contract term as the performance obligation is satisfied over the contract term over which the travel-related products are made available to clients.

Consulting and Meeting and Events Revenues: Fees from consulting and meetings and events planning services that are recognized over the contract term as the promised services are delivered by our personnel.

Other Revenues: Fees from Network Partners are recognized in proportion to sales as sales occur over the contract term, as the performance obligation is satisfied.

Business Combination

The application of the acquisition accounting for business combinations requires the use of significant estimates and assumptions to determine the fair value of the assets acquired and liabilities assumed. Our estimates of the fair value are based upon assumptions that we believe are reasonable. When we deem appropriate, we utilize assistance from a third-party valuation firm. The consideration transferred is allocated to the assets acquired and liabilities assumed based on their respective fair values at the acquisition date.

The excess of the consideration transferred over the net of the amounts allocated to the identifiable assets acquired and liabilities assumed is recognized as goodwill.

When determining the fair value of assets acquired and liabilities assumed, we make significant estimates and assumptions, especially with respect to intangible assets. Critical estimates in valuing certain intangible assets include but are not limited to future expected cash flows from business client and travel supplier relationships and trade names, discount rates and the period of time the acquired relationships will continue. We also have to estimate fair value contractual obligations assumed, pre-acquisition contingencies, if any, and contingent consideration. Our estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, not to exceed one year from the date of acquisition, we may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill if new information is obtained related to facts and circumstances that existed as of the acquisition date. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are reflected in the consolidated statement of operations. Acquisition costs, such as legal and consulting fees, are expensed as incurred.

Impairment of Long-Lived Assets, Operating Lease Right-of-Use Assets and Definite-Lived Intangible Assets

Our long-lived assets comprise property and equipment. We review long-lived tangible assets, operating lease right-of-use assets and amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset (or the asset group) may not be recoverable. The undiscounted future cash flows associated with the expected service potential of the assets are compared to the carrying value of the assets. If our projection of undiscounted future cash flows is in excess of the carrying value of the assets, no impairment charge is recorded. If our projection of undiscounted cash flows is less than the carrying value, the assets are then measured at fair value and an impairment charge is recorded based on the excess of the carrying value of the assets over its fair value.

In estimating the fair value, we are required to make a number of assumptions including assumptions related to projections of future cash flows, estimated growth and discount rates. A change in these underlying assumptions could cause a change in the results of the tests and, as such, could result in impairment.

Due to the significant and negative financial impact of the COVID-19 pandemic and modifications / terminations of operating leases, we performed the recoverability test of our long-lived assets, operating lease right-of-use assets and definite-live intangible assets. Such tests resulted in us recognizing impairment of operating lease right-of-uses assets of $20 million during the year ended December 31, 2020. There was no significant impairment of property and equipment, operating lease right-of-use assets and definite-lived intangible assets during the years ended December 31, 2022 and 2021.

Goodwill

Goodwill and indefinite-lived intangible assets are not subject to amortization and are reviewed for impairment on December 31 each year, or when an event occurs or circumstances change and there is an indication of impairment. The performance of the goodwill impairment test is the comparison of the fair value of the reporting unit to its carrying value. If the carrying value of the reporting unit is less than its fair value no impairment exists. If the carrying value of a reporting unit is higher than its fair value, an impairment loss is recorded for the difference and charged to the consolidated statement of operations.

We test goodwill at a reporting unit level. A reporting unit is either the “operating segment level” or one level below, which is referred to as a “component.” The level at which the impairment test is performed requires judgment as to whether the operations below the operating segment constitute a self-sustaining business or whether the operations are similar such that they should be aggregated for purposes of the impairment test. Fair values of reporting units are determined using a combination of standard valuation techniques, including an income approach (discounted cash flows) and market approach such as earnings before interest, taxes, depreciation and amortization, or EBITDA, multiples of comparable publicly-traded companies and precedent transactions, and based on market participant assumptions. The discounted cash flows model indicates the fair value of the reporting unit based on the present value of the cash flows that we expect the reporting unit to generate in the future. Periodically, we may choose to perform a qualitative assessment, prior to performing the quantitative analysis, to determine whether the fair value of the goodwill is more likely than not impaired. Our significant estimates in the discounted cash flows model include: our weighted average cost of capital; long-term rate of growth and profitability of our business; and working capital effects. Our significant estimates in the market approach include identifying similar companies and comparable business factors such as size, growth, profitability, risk and return on investment and assessing comparable revenue and operating income multiples in estimating the fair value of the reporting units. We believe the weighted use of the discounted cash flows and market approach is the best method for determining the fair value of our reporting unit as the blended use of both models compensates for the inherent risks associated with either model if used on a stand-alone basis.

We adopted qualitative approach to test our Goodwill for impairment during the year ended December 31, 2022. The results of impairment testing performed in 2022 and 2021 indicated that the fair value of each of the reporting unit exceed their respective carrying values. As a result, we did not record any impairment of goodwill in our consolidated statement of operations during the years ended December 31, 2022 and 2021.

Pension and Other Post-Retirement Defined Benefits

We provide post-employment defined benefits to our current and former employees in certain non-U.S. jurisdictions, with the most material defined benefit pension plan being in the U.K.

The determination of the obligation and expense for our pension and other post-retirement employee benefits is dependent on certain assumptions used by actuaries in calculating such amounts. Certain of the more important assumptions are described in note 17 - Employee Benefit Plans to our consolidated financial statements included elsewhere in this prospectus and include the discount rate, expected long-term rate of return on plan assets, mortality rates and other factors. The effects of any modification to those assumptions are either recognized immediately or amortized over future periods in accordance with GAAP. Actual results that differ from assumptions used are accumulated and generally amortized over future periods.

The primary assumptions affecting our accounting for employee benefits are:

Discount rate: The discount rate is used to calculate pension benefit obligations. The discount rate assumption is developed by determining a constant effective yield that produces the same result as discounting projected plan cash flows using high-quality (AA) bond yields of corresponding maturities as of the measurement date. We used weighted average discount rates of 4.5% for defined benefit pension plans as of December 31, 2022.

The impact of a 100 basis point increase or decrease in the discount rate for defined benefit pension plans would be to decrease pension liabilities by $90 million or increase pension liabilities by $72 million, respectively, as of December 31, 2022. The sensitivity to a 100 basis point increase or decrease in the discount rate assumption related to our pre-tax employee benefit expense for 2022 would be to decrease or increase the 2022 pre-tax expense by $1 million in each case.

Expected long-term rate of return on plan assets: The expected long-term rate of return is used in the calculation of net periodic benefit cost. The use of the expected long-term rate of return on plan assets may result in recognized returns that are greater or less than the actual returns on those plan assets in any given year. The expected long-term rate of return for plan assets has been determined using historical returns for the different asset classes held by our trusts and its asset allocation, as well as inputs from internal and external sources regarding expected capital market return, inflation and other variables. In determining the pension expense for 2022 we used a weighted average expected long-term rate of return on plan assets of 4.5%.

Actual returns on plan assets for 2022, 2021 and 2020 were (28.9%), 7.5% and 11.5%, respectively, compared to the expected rate of return assumptions of 4.5%, 4.4% and 4.4%, respectively. The sensitivity to a 100 basis point increase or decrease in the expected rate of return on plan assets assumption related to our pre-tax employee benefit expense for 2022 would be to decrease or increase the 2022 pre-tax expense by $4 million in each case.

We use a single discount rate to determine the service cost and the interest cost components of the net periodic benefit cost. The single discount rate is developed using the relevant yield curve and projected cash flows.

While we believe these assumptions are appropriate, significant differences in actual experience or significant changes in these assumptions may materially affect our defined benefit pension and post-retirement employee benefit obligations and our future expense. See note 17 - Employee Benefit Plans to our consolidated financial statements included elsewhere in this prospectus for more information regarding our retirement benefit plans.

Equity-Based Compensation

Stock Options

We estimate the fair value of stock options granted to employees and directors using the Black-Scholes option-pricing model. The fair value of stock options that are expected to vest is recognized as compensation expense on a straight-line basis over the requisite service period. Forfeitures are accounted for when they occur.

The Black-Scholes model considers several variables and assumptions in estimating the fair value of stock-based awards. These variables include:

Fair value of Common Stock — Prior to the Business Combination transaction on May 27, 2022, the fair value of our common shares underlying our stock-based awards was determined by the Board with input from management and contemporaneous third-party valuations as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Equity-Based Compensation — Common Stock Valuations” below. Post Business Combination, the fair value of our common stock is readily determinable as our stock is listed on the NYSE.

Expected volatility — Expected volatility is a measure of the amount by which the stock price is expected to fluctuate. Since we do not have trading history of our Common Stock, we estimate the expected volatility by taking the average historical volatility of a group of comparable publicly traded companies over a period equal to the expected term of the awards.

Expected term — The expected term is estimated by using the “simplified method” which is based on the midpoint between vesting date and the expiration of the contractual term as we do not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

Risk-free rate — We use the U.S. Treasury yield for our risk-free interest rate that corresponds with the expected term.

Expected dividend yield — We utilize a dividend yield of zero, as we do not currently issue dividends, nor do we expect to do so in the future.

If any of the assumptions used in the Black-Scholes option-pricing model change significantly, stock- based compensation expense may differ materially in the future from that recorded in the current period.

Common Stock Valuations

Prior to the Business Combination transaction on May 27, 2022, the fair value of our common shares underlying our stock-based awards was determined by the Board with input from management and contemporaneous third-party valuations. We believe that our Board and management have the relevant experience and expertise to determine the fair value of our common shares. Given the absence of a public trading market for our Class A Common Stock prior to us become public through the Business Combination transaction, and in accordance with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held Company Equity Securities Issued as Compensation, the Board determined the best estimate of fair value of our Common Stock exercising reasonable judgment and considering numerous objective and subjective factors. These factors included:

●	contemporaneous third-party valuations of our Common Stock and the prices at which we or other holders contemplated the sale of our common in recent past in arms-length transactions;
●	our financial condition, results of operations and capital resources;
●	the industry outlook;
●	the fact that stock option grants have involved rights in illiquid securities in a private company;
●	the valuation of comparable companies;
●	the lack of marketability of our Common Stock;
●	the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given prevailing market conditions;
●	the history and nature of our business, industry trends and competitive environment; and
●	general economic outlook including economic growth, inflation, unemployment, interest rate environment and global economic trends.

The Board determined the fair value of our Common Stock by first determining the enterprise value of our business, and then allocating the value among our equity securities to derive a per share value of our Common Stock.

The enterprise value of our business was primarily estimated by reference to valuation carried out with the assistance of third-party valuers by utilizing the income and market approach.

The income approach estimates fair value based on the expectation of future cash flows such as cash earnings, cost savings, tax deductions and the proceeds from disposition of assets. These future cash flows are discounted to their present values using a discount rate which reflects the risks inherent in our cash flows. This approach requires significant judgment in estimating projected growth rates and cost trends and in determining a discount rate adjusted for the risks associated with our business.

Under the market approach, we use the market comparable method. The market comparable method estimates our fair value based on a comparison to comparable public companies in similar lines of business. From the comparable companies, a representative market value multiple is determined which is applied to our operating results to estimate our value. In our valuations, the multiple of the comparable companies was determined using a ratio of the enterprise value to projected revenue and/or earnings before interest, taxes and depreciation and amortization for the last 12 months. Our peer group of companies included a number of industry leaders in travel agency businesses similar to, or adjacent to our own business. The market comparable method requires judgment in selecting the public companies that are most similar to our business and in the application of the relevant market multiples to our financial performance metrics. We have from time to time updated the set of comparable companies utilized as new or more relevant information became available, including changes in the market and our business models and input from third-party market experts.

Once we determine our enterprise value under each approach, we apply a weighting to the income approach and the market approach primarily based on relevance of the peer companies chosen for the market approach analysis as well as other relevant factors. We then reduce the enterprise value by our total Net Debt (Cash) to arrive at the estimated fair value of our common shares. Based on this information, the Board and management make the final determination of the estimated fair value of our equity and common shares.

Warrants and Earnouts

We account for substantially all of the earnout shares in accordance with the guidance contained in ASC 815, “Derivatives and Hedging,” (“ASC 815”) whereby under those provisions the earnout shares do not meet the criteria for equity treatment and are recorded as liabilities. Accordingly, we classify the earnout shares as liabilities at fair value and adjust the instruments to fair value at each reporting period. We remeasure the earnout shares liability at each balance sheet date and any change in the fair value is recognized in our consolidated statement of operations. These liabilities will be remeasured until the earnout shares are no longer contingent.

Until the date the Warrants were outstanding, we accounted for such Warrants as liabilities under ASC 815 as the Warrants did not meet the criteria for equity treatment. Accordingly, any change in the fair value of the Warrants at each reporting date was recognized in our consolidated statement of operations. In October 2022, we exchanged all our Warrants for our Class A Common Stock and there are no Warrants outstanding as of December 31, 2022 (see note 20 – Warrants to our consolidated financial statements included elsewhere in this prospectus).

The fair value of earnout shares was determined using Monte Carlo valuation method. The fair value of Warrants was determined using a market price for the Public Warrants and, when relevant, Black-Scholes model for the Private Placement Warrants.

Inherent in the such pricing models are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. We estimated the volatility of the Private Placement Warrants and earnout shares based on implied volatility from historical volatility of select peer companies’ common stock that matched the expected remaining life of the Private Placement Warrants and earnout shares. The risk-free interest rate was based on the U.S. Treasury zero-coupon yield curve for a maturity similar to the expected remaining life of the Private Placement Warrants and earnout shares. The expected life of the Private Placement Warrants and earnout shares was assumed to be equivalent to their remaining contractual term. We anticipated the dividend rate will remain at zero.

Income Taxes

We recognize deferred tax assets and liabilities based on the temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. We regularly review deferred tax assets by jurisdiction to assess their potential realization and establish a valuation allowance for portions of such assets that we believe will not be ultimately realized. In performing this review, we make estimates and assumptions regarding projected future taxable income, the expected timing of the reversals of existing temporary differences and the implementation of tax planning strategies. A change in these assumptions could cause an increase or decrease to the valuation allowance resulting in an increase or decrease in the effective tax rate, which could materially impact our results of operations. During 2022, a valuation allowance for deferred tax assets of $14 million was recorded in our consolidated statement of operations. All deferred income taxes are classified as long-term on our consolidated balance sheets.

We operate in numerous countries where our income tax returns are subject to audit and adjustment by local tax authorities. As we operate globally, the nature of the uncertain tax positions is often very complex and subject to change, and the amounts at issue can be substantial. It is inherently difficult and subjective to estimate such amounts, as we have to determine the probability of various possible outcomes. We account for uncertain tax positions based on a two-step process of evaluating recognition and measurement criteria. The first step assesses whether the tax position is more likely than not to be sustained upon examination by the tax authority, including resolution of any appeals or litigation, based on the technical merits of the position. If the tax position meets the more likely than not criteria, the portion of the tax benefit greater than 50% likely to be realized upon settlement with the tax authority is recognized in the financial statements.

The ultimate resolution of these tax positions may be greater or less than the liabilities recorded. We re-evaluate uncertain tax positions at the end of each reporting period. This evaluation is based on factors that include, but are not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit and new audit activity.

Emerging Growth Company Status

In April 2012, the JOBS Act was enacted. Section 107(b) of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have previously elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies.

Effective December 31, 2022, we ceased to be an emerging growth company under the JOBS Act, since our total annual gross revenue exceeded $1.235 billion.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that we would pay or receive, as applicable, in arm’s-length transactions.

In addition to the director and executive officer compensation arrangements discussed in the section entitled “Compensation Discussion & Analysis,” this section describes transactions, or series of related transactions since January 1, 2022 to which we were a party or will be a party, in which:

●	the amount involved exceeded or will exceed $120,000; and
●	any of our directors, executive officers or beneficial owners of more than 5% of any class of our capital stock, or any members of the immediate family of and any entity affiliated with any such person, had or will have a direct or indirect material interest.

GBT Related Party Transactions

Tender and Support Agreement

On September 8, 2022, we entered into the Tender and Support Agreement with each of the persons listed on Schedule A and Schedule B thereto (the “Tender and Support Agreement”). Pursuant to the Tender and Support Agreement, the Sponsor, which held 100% of our outstanding Private Placement Warrants, agreed to tender all of its Private Placement Warrants in the Exchange Offer (as such term is defined in the Tender and Support Agreement) and consent to the Warrant Amendment in the Solicitation (as such term is defined in the Tender and Support Agreement). We acquired and retired all outstanding Private Placement Warrants as part of the Exchange Offer, and no such warrants remained outstanding as of December 31, 2022.

Subscription and Distribution Agreements

At the Closing, we and GBT JerseyCo entered into a Class B Common Stock Subscription Agreement (the “GBTG Class B Common Stock Subscription Agreement”) and a Subscribed Ordinary Shares Subscription Agreement (the “Subscribed Ordinary Shares Subscription Agreement”).

Pursuant to the GBTG Class B Common Stock Subscription Agreement, we issued and sold to GBT JerseyCo, and GBT JerseyCo subscribed for and purchased from us, a number of shares of Class B Common Stock equal to the total number of GBT JerseyCo B Ordinary Shares issued in connection with the Business Combination Agreement, and GBT JerseyCo paid us the amount which equals the product of (a) $0.0001 per share and (b) the aggregate number of shares of Class B Common Stock subscribed for by GBT JerseyCo at the Closing in accordance with the Business Combination Agreement (the “GBT JerseyCo Subscription”).

Pursuant to the Subscribed Ordinary Shares Subscription Agreement, GBT JerseyCo issued and sold to us, and we subscribed for and purchased from GBT JerseyCo, (i) a number of shares of GBT JerseyCo A Ordinary Shares equal to the number of shares of Class A Common Stock outstanding after giving effect to the transactions contemplated by the Business Combination and the related transactions and (ii) a GBT JerseyCo Z Ordinary Share, and we paid GBT JerseyCo the GBTG Subscribed Ordinary Shares Purchase Price (as such term is defined in the Business Combination Agreement).

In addition, the Continuing JerseyCo Owners entered into a Class B Common Stock Distribution Agreement pursuant to which, following the GBT JerseyCo Subscription, GBT JerseyCo distributed to the Continuing JerseyCo Owners, and each Continuing JerseyCo Owner accepted from GBT JerseyCo, the shares of Class B Common Stock that GBT JerseyCo acquired in connection with the GBTG Class B Common Stock Subscription Agreement, in partial consideration for the redemption and cancellation of the voting and non-voting ordinary shares of GBT JerseyCo held by the Continuing JerseyCo Owners.

Registration Rights Agreement

At the Closing, we entered into the Registration Rights Agreement with the Sponsor, the Insiders and the Continuing JerseyCo Owners, pursuant to which, among other things, we agreed to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of our Class A Common Stock and other equity securities that are held by the holders party to the Registration Rights Agreement from time to time. Pursuant to the Registration Rights Agreement, we filed a registration statement on Form S-1 registering the issuance and resale of certain shares of our Class A Common Stock and Warrants.

The Sponsor and the Insiders may collectively demand not more than one underwritten shelf takedown per fiscal quarter and each Continuing JerseyCo Owner may demand not more than one underwritten shelf takedown per fiscal quarter, in each case, subject to certain customary limitations set forth in the Registration Rights Agreement, including the right of the underwriters to limit the number of securities to be included in an underwritten offering and our right to delay or withdraw a registration statement under certain circumstances. The holders party to the Registration Rights Agreement are also entitled to certain piggyback registration rights and indemnification rights.

Exchange Agreement

At the Closing, we entered into the Exchange Agreement with GBT JerseyCo and the Continuing JerseyCo Owners, giving the Continuing JerseyCo Owners (or certain permitted transferees thereof) the right, on the terms and subject to the conditions thereof, to exchange their GBT JerseyCo B Ordinary Shares (with automatic surrender for cancellation of an equal number of shares of Class B Common Stock) for shares of Class A Common Stock on a one-for-one basis, subject to customary adjustments for stock splits, dividends, reclassifications and other similar transactions, or, in certain limited circumstances, at the option of the Exchange Committee designated in the Exchange Agreement, for cash (based on the VWAP) of Class A Common Stock for the five trading day period ending on the trading day immediately preceding the applicable exchange date).

In addition, to preserve the Up-C structure, the Exchange Agreement provides that we and GBT JerseyCo will take (or, in some cases, forbear from taking) various actions, as necessary to maintain a one-to-one ratio between the number of issued and outstanding (x) Class A Common Stock (and equivalents) and the GBT JerseyCo A Ordinary Shares and (y) Class B Common Stock and the GBT JerseyCo B Ordinary Shares. For example, if we issue or sell additional shares of Class A Common Stock, we will contribute the net proceeds of such issuance or sale to GBT JerseyCo, and GBT JerseyCo will issue to us an equal number of GBT JerseyCo A Ordinary Shares. Similarly, the Exchange Agreement provides neither we nor GBT JerseyCo may effect any subdivision or combination of any of its equity securities unless the other effects an identical subdivision or combination of the corresponding class of its equity securities. As the Continuing JerseyCo Owners (or certain permitted transferees thereof) exchange GBT JerseyCo B Ordinary Shares (with automatic surrender for cancellation of an equal number of shares of Class B Common Stock) for shares of Class A Common Stock or cash, the number of GBT JerseyCo A Ordinary Shares held by us will be correspondingly increased, and a corresponding number of shares of Class B Common Stock will be cancelled.

We, acting through the Exchange Committee, may limit or restrict such exchanges if the Exchange Committee determines that such limitations or restrictions are necessary to avoid a violation of applicable law or GBT JerseyCo being classified as a “publicly traded partnership” taxable as a corporation for U.S. federal income tax purposes.

Shareholders Agreement

At the Closing, we, GBT JerseyCo and the Continuing JerseyCo Owners entered into the Shareholders Agreement. The Shareholders Agreement sets forth various restrictions, limitations and other terms concerning the transfer of our or GBT JerseyCo’s equity securities by the parties thereto (other than, in most circumstances, the GBT JerseyCo A Ordinary Shares). Among other matters, and subject to certain terms, conditions and exceptions, the Shareholders Agreement prohibits each Continuing JerseyCo Owner, severally and not jointly, from effecting transfers of such equity securities to certain specified restricted persons, as well as transfers that would violate applicable securities laws or cause GBT JerseyCo to be treated other than as a pass-through entity for U.S. federal income tax purposes.

The Shareholders Agreement specifies the initial composition of our Board effective immediately upon the Closing. We agreed with each Continuing JerseyCo Owner (on a several basis), to take all necessary action within its control to cause the Board to have 11 directors, consisting of the Chief Executive Officer, two Amex HoldCo. nominees, two Juweel nominees, one Expedia nominee, one Sponsor nominee, and, for so long as the director designated by the Sponsor is serving on the Board, four independent nominees, nominated by the Board’s nominating and governance committee, and, following the conclusion of the Sponsor designee’s service on the Board, five such independent nominees. If Amex HoldCo. or Juweel ceases to own at least 15% of our issued shares, it will thereafter have the right (on a several basis) to nominate only one director, and if any Continuing JerseyCo Owner ceases to own at least 5% of our issued shares, it will thereafter have no right to nominate a director, except that Amex HoldCo. will continue to have the right (on a several basis) to nominate a director for so long as we are a “controlled entity” under the BHC Act.

The Shareholders Agreement also requires (subject to certain specified conditions and exceptions including those described below) the approval of each Continuing JerseyCo Owner for us or its subsidiaries to take certain actions, including:

●	Other than in accordance with the Certificate of Incorporation or pursuant to an issuer tender offer or share repurchase program that, in each case, was approved by the Board, the redemption, cancellation or repayment of any of our or GBT JerseyCo’s equity securities, other than on a pro rata basis from all shareholders;
●	Dividends or distributions, other than on a pro rata basis;
●	Other than in accordance with the Certificate of Incorporation, any share exchanges, splits, combinations and similar actions with respect to one or more, but not all, classes or series of GBTG or GBT JerseyCo shares;
●	Amendments to GBT JerseyCo’s organizational documents that relate specifically and solely to rights, priorities and privileges of the GBT JerseyCo B Ordinary Shares or the GBT JerseyCo C Ordinary Shares, as applicable, or have a disproportionate adverse effect on such shares as compared to any other class or series of shares, and do not require a separate class vote of the holders of such shares; or
●	Any agreement or commitment to do any of the foregoing.

In general, the foregoing approval right of a Continuing JerseyCo Owner will terminate if such Continuing JerseyCo Owner ceases to own at least 10% of our issued Common Stock; however, an amendment to GBT JerseyCo’s organizational documents of the type described in the fourth bullet in the preceding sentence will require the approval of any Continuing JerseyCo Owner to which such amendment is materially adverse, regardless of such Continuing JerseyCo Owner’s percentage interest of Common Stock. The foregoing approval rights do not apply to actions that we or GBT JerseyCo undertake to effect an exchange pursuant to the Exchange Agreement, actions that they are otherwise authorized to undertake pursuant to the Exchange Agreement.

In addition, provided Amex HoldCo. continues to own 25% of our issued stock, Amex HoldCo. has approval rights with regard to a certain specified internal corporate transactions and other actions or inactions that would result in consolidation of us or GBT JerseyCo with American Express and/or its affiliates or result in we or GBT JerseyCo becoming a “variable interest entity” under Accounting Standard Codification 810 —Consolidation.

Each Continuing JerseyCo Owner will appoint us as its attorney-in-fact to, among other things, execute (x) written resolutions in their capacities as holders of GBT JerseyCo B Ordinary Shares and GBT JerseyCo C Ordinary Shares, as applicable, and (y) instruments appointing us as their proxy to vote such shares, in each case on all such matters as to which a vote or written resolution of the holders of such shares is required by law, other than matters that relate specifically and solely to the rights, priorities and privileges of the GBT JerseyCo B Ordinary Shares or the GBT JerseyCo C Ordinary Shares, as applicable, or matters that have a disproportionate adverse effect on the GBT JerseyCo B Ordinary Shares or the GBT JerseyCo C Ordinary Shares, as applicable, as compared to any other class or series.

At the Closing, we became a holding company whose principal asset is the GBT JerseyCo A Ordinary Shares. As such, we have no independent means of generating revenue or operating cash flows. GBT JerseyCo is treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to U.S. federal income tax. Instead, taxable income will be allocated to holders of GBT JerseyCo Capital Stock, including us.

Accordingly, we will incur income taxes on its allocable share of any net taxable income of GBT JerseyCo and will also incur taxes and other expenses incidental to its functions as a public company.

Pursuant to the Shareholders Agreement, GBT JerseyCo will make pro rata cash distributions to GBT’s shareholders, including us, in amounts intended to be sufficient to enable us to satisfy our liabilities for taxes, as reasonably determined by the Board. GBT JerseyCo will be required to make tax distributions pro rata in accordance with ownership of GBT JerseyCo Capital Stock.

In addition to tax expenses, we incur other expenses incidental to its functions as a public company, which could be significant. The Shareholders Agreement requires GBT JerseyCo to pay or reimburse (or to cause one or more of its subsidiaries to pay or reimburse) such non-tax expenses (without making corresponding ratable distributions to GBT JerseyCo’s other shareholders). However, GBT JerseyCo’s ability to make such distributions and pay or reimburse such expenses may be subject to various limitations and restrictions, including but not limited to, restrictions in debt documents and the applicable provisions of Jersey law including, but not limited to, the obligation of the board of directors of GBT JerseyCo to declare a 12-month forward-looking cash flow solvency statement in accordance with the Companies (Jersey) Law 1991, prior to the declaration of a distribution. Subsidiaries of GBT JerseyCo are also generally subject to similar or other types of legal limitations on their ability to make distributions that would have the effect of rendering them insolvent.

Under the Shareholders Agreement, for as long as American Express “controls” us under the BHC Act, we must provide prior notice to Amex HoldCo. before it and its subsidiaries may engage in certain new activities, investments and acquisitions, subject to exceptions for certain pre-approved new products and services, and Amex HoldCo. may veto such new activities, investments and acquisitions if, after cooperating with us for a period of time to reach a mutually agreeable solution, Amex HoldCo. reasonably concludes that such new activities, investments and acquisitions would have an adverse effect on Amex HoldCo.’s regulatory status under applicable banking laws.

The Shareholders Agreement permits American Express to take, or require us to take (in American Express’s sole discretion), certain actions to terminate its deemed “control” of us under the BHC Act upon the occurrence of any of the “Amex Exit Conditions” specified in the Shareholders Agreement.

If an Amex Exit Condition occurs, American Express may exercise any of the following remedies to terminate its deemed “control” of us for purposes of the BHC Act:

●	Require us to issue to American Express in exchange for its shares of Class A Common Stock and/or Class B Common Stock, as the case may be, an equal number of shares of GBTG Class A-1 Preferred Stock, par value $0.00001 per share (“Class A-1 Preferred Stock”) and GBTG Class B-1 Preferred Stock, par value $0.00001 per share (“Class B-1 Preferred Stock”), respectively, which are non-voting;
●	Exercise demand registration rights under the Registration Rights Agreement without regard to certain restrictions and limitations on the exercise of demand registration rights thereunder; or have no obligation to renew such co-brands or support any future co-brands once the A&R Trademark License Agreement is terminated.
●	Transfer some or all of its shares of GBTG or GBT JerseyCo without regard to most transfer restrictions and limitations that would otherwise apply in connection with a transfer of such shares.

If an Amex Exit Condition occurs and American Express is required to or chooses to terminate its deemed “control” of us under the BHC Act, American Express will have the sole right to determine what approach or option to take to achieve a decontrol position, subject to a requirement to use commercially reasonable efforts and consult with us in good faith to minimize costs and maximize tax efficiency for both American Express and us. In addition, if we make a “GBTG Election” (as defined in the Shareholders Agreement), Amex HoldCo. may, at its option, terminate the A&R Trademark License Agreement, subject to the two-year transition period set forth therein (including termination of the “Payment Provider Obligations” referred to in A&R Trademark License Agreement and the American Express exclusivity obligations to us and our affiliates, and our and our affiliates’ other exclusivity obligations to American Express under the operating agreements between GBT UK (and its affiliates, where applicable) and American Express; provided, however, that our co-brand obligations with respect to the existing co-brands will continue on their current terms until the existing termination dates of such agreements; provided, further, that we and our affiliates will have no obligation to renew such co-brands or support any future co-brands once the A&R Trademark License Agreement is terminated).

Sponsor Side Letter Amendment

In connection with the Business Combination Agreement, on December 2, 2021, the Sponsor, the Insiders, APSG and GBT JerseyCo entered into the Sponsor Side Letter which, among other things, contain certain restrictions on the transfer by the Sponsor and the Insiders with respect to the Class A Common Stock issued to each of them at the Closing in connection with the conversion of the Founder Shares. The Sponsor and the Insiders are not permitted to transfer their Class A Common Stock, subject to certain permitted exceptions, until the earlier to occur of (a) one year following the Closing and (b) the date which the VWAP of Class A

Common Stock exceeds $12.00 per share for any 20 trading days within a period of 30 consecutive trading days. Permitted exceptions include (i) transfers to APSG’s officers or directors, any affiliates or family members of any of APSG’s officers or directors, any partner of the Sponsor, or any affiliates of the Sponsor; (ii) in the case of an individual, transfers by gift to a member of one of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (iii) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of such person; (iv) in the case of an individual, transfers pursuant to a qualified domestic relations order; (v) transfers by virtue of the laws of Delaware or the Sponsor’s partnership agreement upon dissolution of the Sponsor; (vi) transfers pursuant to APSG’s completion of a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of APSG’s stockholders having the right to exchange their shares of Domesticated Acquiror Class A Common Stock for cash, securities or other property subsequent to the Closing and (vii) transfers to a nominee or custodian of a person to whom a transfer would be permissible under clauses (i) through (vi) above.

In connection with the Business Combination, APSG, GBT JerseyCo, Sponsor and certain of its insiders entered into an amendment to the Sponsor Side Letter (the “Sponsor Side Letter Amendment”), to subject an additional approximately 10% of Sponsor’s Class A Common Stock that would have immediately vested at the Closing to a vesting condition that the VWAP of the Class A Common Stock exceeds $12.50 for any 20 trading days in a period of 30 consecutive trading days within five years of the Closing.

After giving effect to the Sponsor Side Letter Amendment, 12,268,186 of the Class A Common Stock issued to Sponsor at the Closing (such shares, which for the avoidance of doubt do not include any PIPE Securities or any Syndicate Shares (as defined in the Sponsor Side Letter), the “Sponsor Shares”) immediately vested without restrictions and 8,077,064 of the Sponsor Shares were deemed unvested subject to certain triggering events to occur within the Sponsor Side Letter Vesting Period. If, within the Sponsor Side Letter Vesting Period, the VWAP of Class A Common Stock is greater than or equal to $12.50 for any 20 trading days within a period of 30 consecutive trading days, 4,720,098 of the unvested Sponsor Shares will vest. If, within the Sponsor Side Letter Vesting Period, the VWAP of Class A Common Stock is greater than or equal to $15.00 for any 20 trading days within a period of 30 consecutive trading days the remaining 3,356,966 of the unvested Sponsor Shares will vest. To the extent that either of the aforementioned triggering events do not occur within the Sponsor Side Letter Vesting Period, such Sponsor Shares will be forfeited to and terminated by us. For the avoidance of doubt, any Class A Common Stock purchased by the Sponsor in connection with the PIPE Investment will not be subject to the vesting or transfer restrictions described above.

The registered holder(s) of the unvested Sponsor Shares continue to be entitled to all of the rights of ownership thereof, including the right to vote and receive dividends and other distributions in respect thereof. The number of shares and the price targets listed above will be equitably adjusted for stock splits, reverse stock splits, dividends (cash or stock), reorganizations, recapitalizations, reclassifications, combinations or other like changes or transactions with respect to the Class A Common Stock occurring after the Closing.

Employment Arrangements

We have entered into or intend to enter into employment arrangements with our executive officers, as more fully described in “Compensation Discussion & Analysis.”

Arrangements with Shareholders

Governance, Advisory and Equity Commitment Arrangements

On August 25, 2020, Juweel and Amex HoldCo. entered into Equity Commitment Letters with GBT JerseyCo pursuant to which Juweel and Amex HoldCo., in their respective capacities as shareholders of GBT JerseyCo, committed to provide an aggregate of up to $300 million of preferred equity financing, on the terms and subject to the conditions set forth therein. Prior to the Closing, GBT JerseyCo received $150 million in cash proceeds from preferred share issuances pursuant to these Equity Commitment Letters. The Equity Commitment Letters were terminated upon the consummation of the Business Combination.

On March 2, 2016, GBT JerseyCo entered into an Advisory Services Agreement with Certares Management Corp. pursuant to which Certares Management Corp. agreed to provide advisory services with respect to any acquisition or disposition of any business, company or material assets of any business or company (whether by merger, consolidation, recapitalization or otherwise) or any other similar transaction in which we or any of our direct or indirect subsidiaries of may be, or may consider becoming, involved. Pursuant to the Advisory Services Agreement, GBT JerseyCo paid Certares Management Corp. an annual fee of $2.5 million plus reimbursement of out-of-pocket expenses not in excess of $400,000 per year. The Advisory Services Agreement terminated upon the consummation of the Business Combination.

Arrangements Relating to GBT JerseyCo’s Acquisitions of HRG and Egencia

In February 2018, in connection with the announcement of our acquisition of HRG, GBT JerseyCo entered into certain arrangements with GBT JerseyCo’s shareholders relating to the consummation of such acquisition. Pursuant to these arrangements, GBT JerseyCo agreed, among other things: to (i) refrain from taking any actions with respect to the HRG Pension Scheme without the approval of the GBT JerseyCo Board and after consultation with GBT JerseyCo’s shareholders; and (ii) indemnify GBT JerseyCo’s shareholders from any losses incurred by GBT JerseyCo’s shareholders in relation to the HRG Pension Scheme or the disposal by HRG of Fraedom Holdings Limited and Fraedom LLC to Visa International Holdings Limited. Except for certain matters, including with respect to information, indemnification and certain other rights and obligations in connection with the HRG Pension Scheme, these arrangements were terminated upon the consummation of the Business Combination.

On November 1, 2021, GBT JerseyCo consummated the Egencia Acquisition. In connection with the Egencia Acquisition, on November 1, 2021, an affiliate of GBT JerseyCo and EAN.com LP, an affiliate of Expedia, entered into a ten-year term marketing partner agreement to provide the GBT JerseyCo’s corporate clients with access to Expedia group hotel content (the “EPS Agreement”). The EPS Agreement requires an affiliate of Expedia to meet certain competitiveness thresholds with respect to the Expedia group hotel content offered to GBT JerseyCo and requires GBT JerseyCo to satisfy certain share of wallet commitments to the affiliate of Expedia (including the making of cash shortfall payments in the event of share of wallet failure, subject to offset based on outperformance by GBT JerseyCo in subsequent periods). GBT JerseyCo’s share of wallet obligations is subject to adjustment for future acquisitions and dispositions and the failure of the affiliate of Expedia to meet agreed competitiveness thresholds. As a result of the above agreement, the Company recognized revenue of $130 million and $8 million for the period ended December 31, 2022 and 2021, respectively. As of December 31, 2022 and 2021, the Company had a $18 million and $4 million receivable from the affiliate of Expedia, respectively. For additional information, see “Business — Egencia Acquisition.”

On November 1, 2021, also in connection with the Egencia Acquisition, GBT UK, an affiliate of GBT JerseyCo, and Expedia, Inc., an affiliate of Expedia, entered into the Egencia TSA, pursuant to which Expedia, Inc. and its affiliates provide certain transition services to GBT UK and its affiliates to facilitate an orderly transfer of Egencia from Expedia to GBT JerseyCo. The initial term of the Egencia TSA is 18 months. The initial term of each service is set forth in the Egencia TSA, and the term of certain services is subject to extension under certain circumstances. GBT UK has the right to terminate services for convenience upon prior written notice to Expedia, Inc. For services provided by Expedia to Egencia prior to the Egencia acquisition, pricing under the Egencia TSA is determined in the same manner as pricing for such services was historically determined by Expedia, Inc. For services that were not provided by Expedia, Inc. to Egencia prior to the Egencia acquisition, in general pricing is equal to the cost of providing such services. For the period ended December 31, 2022 and 2021, the total cost charged to the Company was approximately $34 million and $8 million that was included in the Company’s consolidated statements of operations. As of both December 31, 2022 and 2021, the Company had a payable to Expedia Inc. of $8 million. Further, as of December 31, 2022 and 2021, Egencia had a net receivable of $4 million and a net payable of $16 million to Expedia, respectively, on account of net cash settled on behalf of or on Egencia’s behalf by Expedia during the respective years.

Commercial Arrangements with American Express

In May 2022, certain wholly-owned subsidiaries of the Company executed long-term commercial agreements with American Express, including the A&R Trademark License Agreement, pursuant to which GBT UK, all wholly-owned operating subsidiaries of GBTG and other permitted sublicensees continue to license the American Express trademarks used in the American Express Global Business Travel brand and license the American Express trademarks used in the American Express GBT Meetings & Events brand for business travel, meetings and events, business consulting and other services related to business travel, in each case on an exclusive and worldwide basis. The term of the A&R Trademark License Agreement is for 11 years from May 27, 2022, unless earlier terminated or extended.

The parties amended the terms of certain of these commercial arrangements, which provide, among other things, the following:

●	Subject to certain exceptions, the Compny is required to: (i) offer, promote and market only American Express payment products to any current or potential client of the Company; (ii) use commercially reasonable efforts to make available

American Express products and services the default and/or first payment option when a Company client or its personnel use or otherwise select a payment method on the Company’s platform; (iii) for each applicable country or jurisdiction in which American Express offers payment products, exclusively make American Express payments products available, to our employees; (iv) not directly or indirectly offer, promote, market or provide any scorecard or travel-related benefit to or through certain American Express competitors, third party travel agency or other third party, in each case as a card member benefit; and/or (v) not permit any consumer travel agency (other than American Express’ Travel and Lifestyle Services division) to use GBT’s travel volume as a means of obtaining any scorecard or travel-related benefit for purposes of providing such travel-related benefit, in each case as a card member benefit (such obligations in (i) through (v), collectively, the “GBT Exclusivity Obligations”). However, GBT may accept payments from other providers and may develop technical integration of products that support payments made via other payment providers.
●	American Express exclusively uses GBT as its business travel and meetings and events provider, subject to limited exceptions, for so long as the GBT Exclusivity Obligations remain in place.
●	American Express exclusively submits eligible business travel and meetings and events leads to GBT, but will not be foreclosed from receiving leads from any third party, and GBT will exclusively submit eligible payment products leads to American Express.
●	American Express is restricted from entering into any exclusive agreements or otherwise exclusively partnering with specified categories of GBT’s competitors for the development and delivery of Business Travel Services.
●	GBT continues to support certain pre-Closing American Express partnerships, renewals of those relationships, and certain new partnerships, each on mutually acceptable terms.
●	GBT and American Express collaborate on mutually beneficial growth opportunities on mutually beneficial terms, including the expansion of their global lead generation partnership and joint client value proposition and retention.
●	GBT continues to accept the American Express card as an American Express card merchant as long as the license of the American Express trademarks used in our business is in effect.

Commercial Arrangements with Affiliates of Apollo

On December 2, 2021, concurrent with the execution of the Business Combination Agreement, we entered into subscription agreements with the PIPE Investors, pursuant to which the PIPE Investors collectively agreed to subscribe for 33.5 million shares of the Company’s Class A Common Stock for the PIPE Investment, including $2 million subscribed by entities related to APSG. The PIPE Investment was consummated concurrently with the Closing. Apollo Global Securities, LLC received approximately $1.7 million as a placement agent fee paid in connection with the PIPE Investment pursuant to the Placement Agent Engagement Letter. Further, the Sponsor agreed to purchase 2.0 million shares of PIPE Securities on the same terms and conditions as the other PIPE Investors at a price of $10.00 per share.

Limitation of Liability and Indemnification of Directors and Officers

Effective substantially concurrently with the Closing, adopted our Certificate of Incorporation, which contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the DGCL. Consequently, the directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

●	any breach of their duty of loyalty to us or our stockholders;
●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
●	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

In addition, our Certificate of Incorporation and Bylaws require us to indemnify and hold harmless, to the fullest extent permitted by law as in effect as of the closing of the Business Combination or subsequently amended (but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than such law permitted us to provide prior to such amendment), any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative or any other type whatsoever by reason of the fact that he or she is or was a director or an officer of ours or, while a director or officer of ours, is or was serving at our request as a director, member, manager, officer, employee, agent or trustee of another corporation or of a partnership, limited liability company, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, member, manager, officer, employee, agent or trustee or in any other capacity while serving as a director, member, manager, officer, employee, agent or trustee, against all liability and loss suffered and expense (including, without limitation, attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection with such proceeding.

Further, we have entered into indemnification agreements with each of our executive officers and directors to indemnify such directors and executive officers under the circumstances and to the extent provided for therein, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, and including appeals, in which he or she may be involved, or is threatened to be involved, as a party or otherwise, to the fullest extent permitted under the DGCL.

Policy for Approval of Related Party Transactions

Our Board has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person transactions policy.” Our related person transactions policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is anticipated to be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel will then promptly communicate that information to our Board. No related person transaction will be executed without the approval or ratification of our board of directors or a duly authorized committee of our Board. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

MANAGEMENT

The following sets forth certain information, as of the date of this prospectus, concerning the persons who serve as our directors and executive officers. There are no family relationships among the executive officers or between any executive officer or director. All executive officers are appointed by the board of directors to serve in their roles. Each executive officer is appointed for such term as may be prescribed by the board of directors or until a successor has been chosen and qualified or until such officer’s death, resignation or removal.

Board of Directors

The table below lists each of our directors and each such person’s age as of the date of this prospectus.

Name	Position	Age
Paul Abbott	Director	54
James Bush	Director	65
Gloria Guevara Manzo	Director	55
Eric Hart	Director	47
Raymond Donald Joabar	Director	57
Michael Gregory (Greg) O’Hara	Director	57
Richard Petrino	Director	55
Mohammed Saif S. S. Al-Sowaidi	Director	41
Itai Wallach	Director	35
Susan Ward	Director	62
Kathleen Winters	Director	55

Michael Gregory (Greg) O’Hara has served as the Chairman of the Company’s board of directors since May 27, 2022 and served as the Chairman of GBT JerseyCo from June 2014 until May 27, 2022. Mr. O’Hara is the Founder and Senior Managing Director of Certares Management LLC (“Certares”), a firm founded in 2012 that invests in the travel, tourism and hospitality sectors. Prior to forming Certares, Mr. O’Hara served as Chief Investment Officer of JPMorgan Chase’s Special Investments Group (“JPM SIG”). Prior to this role at JPM SIG, Mr. O’Hara was a Managing Director of One Equity Partners (“OEP”), the private equity arm of JPMorgan. Before joining OEP in 2005, he served as Executive Vice President of Worldspan and was a member of its board of directors. Mr. O’Hara serves on the Boards of Directors of Certares Holdings, CK Opportunities Fund, Certares Real Estate Holdings, Tripadvisor (Nasdaq: TRIP), Singer Vehicle Design and World Travel & Tourism Council.

James Bush has served as a member of the Company’s board of directors since May 27, 2022 and served on the GBT JerseyCo board of directors from January 2020 until May 27, 2022. Mr. Bush joined American Express in 1987 and served various marketing, customer service and operations roles before becoming Executive Vice President and General Manager of the new Strategic Alliances Group in 2000. Before retiring from American Express in 2018, Mr. Bush served as a Senior Advisor to the new chief executive officer, with a special focus on growth opportunities in Asia. In his most recent role from 2015 to 2018, Mr. Bush was President, Global Network and International Card Services, responsible for all consumer business outside the United States and all global bank partnerships. As Executive Vice President, World Service from 2009 to 2015 and Executive Vice President, US Service Delivery from 2005 to 2009, Mr. Bush led customer care as well as global operations, card processing and credit and fraud management. From 2001 to 2005, Mr. Bush was the Regional President, Japan/Asia Pacific/Australia. Mr. Bush is a member of the Board of Trustees and the President’s Council at Valley Health System in New Jersey, the Corporate Board of Jupiter Medical Center in Jupiter, Florida and the Board of Trustees of Rider University. Mr. Bush previously served on the Board of Webster Financial Corporation and was a member of the Global Policy Forum at Penn State University. Mr. Bush received his B.S. in Accounting from Rider University.

Eric Hart has served as a member of the Company’s board of directors since May 27, 2022. Mr. Hart most recently served as the Chief Financial Officer of Expedia Group from April 2020 until October 2022, overseeing Expedia Group’s accounting, financial reporting and analysis, investor relations, treasury, internal audit, tax and real estate teams. From December 2019 until April 2020, Mr. Hart served as acting Chief Financial Officer of Expedia Group after the departure of the former Chief Financial Officer. Mr. Hart also served as Expedia Group’s Chief Strategy Officer with responsibility for Expedia Group’s strategy and business development as well as global mergers & acquisitions and investments. Prior to assuming the Chief Strategy Officer position, Mr. Hart served as the General Manager of Expedia Group’s CarRentals.com brand for nearly three years. Prior to that, he oversaw corporate strategy for Expedia Group, leading some of Expedia Group’s largest acquisitions. Before joining Expedia Group, Mr. Hart spent time as a Vice

President at Lake Capital, as a Project Leader at Boston Consulting Group, and as a Consultant at Accenture. Mr. Hart holds a bachelor’s degree from Georgia State University and a Master’s in Business Administration from University of Chicago Booth School of Business.

Raymond Donald Joabar has served as a member of the Company’s board of directors since May 27, 2022 and served on the GBT JerseyCo board of directors from October 2019 until May 27, 2022. Mr. Joabar joined American Express in 1992 and has served in a wide variety of senior roles. Mr. Joabar is Group President of American Express’ Global Merchant & Network Services (“GMNS”) organization. In this position, he leads the team that oversees relationships with the millions of merchants around the world that accept American Express, as well as the team that runs American Express’ payment network and manages bank partnerships globally. Mr. Joabar is a member of the American Express Executive Committee, which is responsible for developing the company’s strategic direction and determining key policies affecting the company overall. Prior to his role as Group President, GMNS, Mr. Joabar served as Chief Risk Officer of American Express and AENB from September 2019 to May 2021. As Chief Risk Officer, Mr. Joabar was responsible for developing American Express’ and the AENB’s risk appetite, ensuring safety and soundness, and strengthening the control and compliance environment. Prior to this, Mr. Joabar served as President of the International Consumer Services and Global Travel and Lifestyle Services group at American Express, where he helped lead the development of the country-by-country strategy that led to accelerated growth in the company’s top strategic international markets. Mr. Joabar received his B.S. in Electrical Engineering from the University of Michigan and his MBA from Manchester Business School. He currently serves on the board of directors of the Lincoln Center Theatre and the American Associates of the National Theatre.

Richard Petrino has served as a member of the Company’s board of directors since May 27, 2022 and served on the GBT JerseyCo board of directors from October 2019 until May 27, 2022. Since February 2020, Mr. Petrino has served as COO of American Express National Bank (“AENB”) and a member of the AENB Board of Directors and American Express’ Executive Committee. In this role, Mr. Petrino is responsible for the administration of programs and services provided by AENB in partnership with the chief executive officer and other executive officers of AENB. Prior to his role as COO, Mr. Petrino served as Chief Accounting Officer and Corporate Controller of American Express from March 2018 to February 2020. Over his 25+ year career at American Express, Mr. Petrino served in various roles of increasing responsibility in both the Finance and Risk Management organizations. These roles included American Express Chief Operational Risk Officer as well as SVP of Corporate Planning and Investor Relations. Prior to joining American Express, Mr. Petrino worked in the Controllers Group at CS First Boston and in the Audit Group at KPMG. Mr. Petrino received his degree in Accounting from Lehigh University and his MBA from NYU. He is also a CPA.

Mohammed Saif S.S. Al-Sowaidi has served as a member of the Company’s board of directors since May 27, 2022 and served on the GBT JerseyCo board of directors from June 2014 until May 27, 2022. Since April 2020, Mr. Al-Sowaidi has served as the Chief Investment Officer - North and South Americas, for the Qatar Investment Authority, where he leads QIA’s investments across various asset classes in the Americas region. Mr. Al-Sowaidi is also a member of the QIA executive committee. Mr. Al-Sowaidi was President - Qatar Investment Authority US Office, in New York for the period 2015-2020, where Mr. Al-Sowaidi established QIA’s office in New York to support QIA growth in the United States. Mr. Al-Sowaidi joined QIA in 2010 and has held multiple roles, such as Portfolio Manager for the TMT Portfolio, Industrial Portfolio and Head of the Private Equity Funds Portfolio. Before joining QIA, Mr. Al-Sowaidi was a Director, Corporate Banking at Masraf Al-Rayan covering the Government and Real Estate Sectors from 2006-2010 and Financial Analyst at ExxonMobil Treasury in Qatar from 2004-2006. Mr. Al-Sowaidi is a CFA Charterholder, 2013 and obtained his MBA from the TRIUM Program in 2018. Mr. Al-Sowaidi holds double major Bachelor’s Degrees in Statistics and Finance from the University of Missouri Columbia.

Susan Ward has served as a member of the Company’s board of directors since May 27, 2022 and served on the GBT JerseyCo board of directors from September 20, 2021 until May 27, 2022. Ms. Ward has served on the board of directors of Saia, Inc. (Nasdaq: SAIA) since November 2019 and Ecovyst Inc. (NYSE: ECVT) since June 2020. Ms. Ward is the retired Chief Accounting Officer of UPS, a role in which she served from 2015 to 2019, with her career spanning more than 25 years. At UPS, she held a variety of roles within Finance & Accounting as well as Operations. Her experience includes Corporate Finance, Mergers & Acquisitions, Global Risk Management, Pension Investments, External Reporting, Corporate Accounting, and Internal Audit. Ms. Ward’s experience also includes P&L responsibility for a United States small package operation and the design and execution of a global finance and accounting functional transformation, which was targeted to save annually through technology enabled solutions such as data analytics, artificial intelligence and robotics. Prior to joining UPS, Ms. Ward served as a Senior Manager at Ernst & Young in both New York City and Atlanta where her industry experience included real estate, telecommunications and entrepreneurial businesses. Ms. Ward received her Bachelors in Accounting from St. Bonaventure University and her MBA in Finance from Fordham University. Ms. Ward also attended the Leadership and Strategic Impact Executive Program at the Tuck School of Business at Dartmouth College. Ms. Ward is a Certified Public Accountant.

Gloria Guevara Manzo has served as a member of the Company’s board since May 27, 2022. Ms. Guevara Manzo has served as Chief Special Advisor for the Ministry of Tourism of Saudi Arabia since May 2021. Prior to joining the Ministry of Tourism of Saudi Arabia, Ms. Guevara Manzo was President and Chief Executive Officer of the World Travel & Tourism Council, the body that represents global private travel and tourism worldwide, from August 2017 to May 2021. Ms. Guevara Manzo began her career at NCR Corp in 1989 and in the travel industry in 1995 working at Sabre Travel Network and Sabre Holdings. Ms. Guevara Manzo later served as Chief Executive Officer of JV Sabre Mexico, reporting to a board of directors from Aeromexico, Mexicana, and Sabre Holdings. In March 2010, Ms. Guevara Manzo was appointed by President Felipe Calderon as Secretary of Tourism for Mexico, and in addition, was given the full responsibility of the Mexican Tourism Board. Ms. Guevara Manzo formerly served on the board of directors of HSBC Mexico, Playa Hotels & Resorts (Nasdaq: PLYA) and other organizations. Ms. Guevara Manzo was Special Advisor on Government Affairs to Harvard University’s School of Public Health and was part of the Future for Travel, Tourism and Aviation Global Agenda Council of the World Economic Forum. Ms. Guevara Manzo received her B.S. in Computer Science from Anahuac University and MBA from Kellogg School of Business, Northwestern University.

Itai Wallach has served as a member of the Company’s board since May 27, 2022. Mr. Wallach is a partner in the Private Equity group of Apollo, which he joined in 2012. Mr. Wallach previously served on the board of directors of Qdoba Restaurant Corporation from January 2022 to September 2022, McGraw-Hill Education from March 2017 to July 2021, Smart & Final from June 2019 to July 2021, Smart Stores Holding Corp. from April 2019 to April 2020, The Fresh Market from January 2017 to December 2020 and Jacuzzi Brands from February 2017 to February 2019. Prior to joining Apollo, Mr. Wallach was a member of the Financial Sponsors Investment Banking group at Barclays Capital. He graduated with distinction as an Ivey scholar from the Richard Ivey School of Business at the University of Western Ontario with a Bachelor of Arts in Honors Business Administration.

Kathleen Winters has served as a member of the Company’s board of directors since May 27, 2022. Ms. Winters currently serves as a member of the board of directors and Audit Committee of Definitive Healthcare (Nasdaq: DH), an industry leader in healthcare commercial intelligence. Ms. Winters served as Chief Financial Officer of ADP (Nasdaq: ADP), a leading global technology company providing human capital management solutions, from 2019 to 2021. As Chief Financial Officer, Ms. Winters guided ADP through the pandemic, accelerated meaningful digital and operational transformation and implemented a rigorous capital allocation program. Ms. Winters led ADP’s global finance organization and represented the company to stakeholders, communicating the company’s strategy, investments and financial performance. Ms. Winters oversaw Business Finance, Financial Planning and Analysis, Investor Relations, Tax, Treasury (including Client Fund Portfolio Investment), Controllership and Internal Audit. Prior to joining ADP, Ms. Winters served as Managing Director, Chief Financial Officer of MSCI Inc. (NYSE: MSCI), a leading provider of investment decision support tools for institutional investors, including indexes, from 2016 to 2019. Before joining MSCI, Ms. Winters spent fourteen years in various leadership roles at Honeywell International, including CFO of Performance Materials & Technologies, a $10 billion materials and services company, Corporate Controller and Global Leader of Financial Planning & Analysis. Prior to Honeywell, Ms. Winters began her career at PwC, serving clients primarily in the entertainment and media industries. Ms. Winters received her bachelor’s degree from Boston College, is a CPA and a Six Sigma Certified Black Belt.

Executive Officers

The table below lists our executive officers and each such person’s age as of the date of this prospectus.

Name	Position	Age
Paul Abbott	Chief Executive Officer	54
Eric J. Bock	Chief Legal Officer, Global Head of M&A and Compliance & Corporate Secretary	58
Andrew George Crawley	President	56
Martine Gerow	Chief Financial Officer	62
Mark Hollyhead	Chief Product Officer & President of Egencia	53
Patricia Anne Huska	Chief People Officer	54
Evan Konwiser	Chief Marketing and Strategy Officer	41
Boriana Tchobanova	Chief Transformation Officer	48
David Thompson	Chief Information Technology Officer	56

Paul Abbott has served as the Chief Executive Officer of the Company since May 27, 2022 and as Chief Executive Officer of GBT from October 2019 until May 27, 2022 and as a member of the Company’s board of directors since May 27, 2022. Prior to joining the Company, Mr. Abbott served in a variety of senior roles for 24 years at American Express Company and its consolidated subsidiaries (“American Express”), most recently as Chief Commercial Officer, Global Commercial Payments at American Express from February 2018 until September 2019. Mr. Abbott led the rapid and successful expansion of the American Express Business-to-Business Payments business around the world and introduced innovative new products and services to four million businesses of all sizes in over 150 countries. In addition, Mr. Abbott led the expansion of American Express’ card-issuing partnerships with some of the world’s largest financial institutions. Mr. Abbott previously worked at British Airways for nine years. Mr. Abbott received his postgraduate degree from Lancaster University. Mr. Abbott was recommended as a nominee to our board of directors by our Chairman of the board of directors and stockholders. Mr. Abbott’s extensive business experience, including currently as Chief Executive Officer of the Company and previously as a senior executive officer of American Express, led the board of directors to conclude that he should serve as a director for the Company.

Eric J. Bock has served as the Chief Legal Officer, Global Head of M&A and Corporate Secretary of GBT since October 2014 and has served as our Chief Legal Officer, Global Head of M&A and Compliance & Corporate Secretary since May 27, 2022. Prior to joining the Company, Mr. Bock served as Executive Vice President, Chief Legal Officer and Chief Administrative Officer, as well as Chief Compliance and Ethics Officer of Travelport Worldwide Limited (“Travelport”) and as a member of the board of directors of eNett International, a leading provider of innovative, integrated payment solutions. In addition to playing an integral role in developing and implementing Travelport’s strategic plans, Mr. Bock was also Chairman of the Enterprise Risk Management Committee and a member of the Employee Benefits, Charitable, Disclosure and Investment Committees. Prior to joining Travelport, Mr. Bock served as Executive Vice President, Law and Corporate Secretary for Cendant Corporation, overseeing the company’s legal practice groups in securities and corporate finance, mergers and acquisitions, corporate secretarial and governance matters, executive compensation, travel distribution services and marketing services. Mr. Bock also served on Cendant Corporation’s Business Ethics Committee, Disclosure Committee, Employee Benefits Committee and Business Continuity Planning Committee. Before Cendant Corporation, Mr. Bock was an associate in the corporate group of Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Bock received his B.A. from Lafayette College and his J.D. from Fordham University School of Law.

Andrew George Crawley has served as the President of the Company since January 2023, previously serving as the Chief Commercial Officer of GBT since April 2020 and has served as our Chief Commercial Officer since May 27, 2022. Mr. Crawley is also a non-executive director of Travelopia, a KKR portfolio company. Previously, Mr. Crawley served as Chief Executive Officer and Chairman of the board of directors of International Airlines Group (“IAG”) Loyalty. In addition, Mr. Crawley was a member of the IAG Management Committee from January 2016 to March 2020. Prior to joining IAG Loyalty, Mr. Crawley served as Chief Executive Officer of IAG Cargo. Prior to joining IAG Cargo, Mr. Crawley served as Chief Commercial Officer and Executive Board Member at British Airways plc (“British Airways”). Mr. Crawley also served as Chairman of British Airways Holidays, Chairman of OpenSkies (British Airways’ wholly-owned French airline subsidiary) and a board member of Avios Group Ltd. Mr. Crawley started his travel career in British Airways in 1992 and worked in a variety of sales, marketing and operational roles in the United Kingdom, Europe and Asia, ultimately serving on the board of directors of British Airways. Prior to joining British Airways, Mr. Crawley spent two years in advertising. Mr. Crawley received his BSc degree from London University (QMC). Mr. Crawley also completed the Advanced Management Program at Harvard Business School.

Martine Gerow has served as the Chief Financial Officer of GBT since June 2017 and has served as our Chief Financial Officer since May 27, 2022. Prior to joining the Company, Ms. Gerow served as Chief Financial Officer of Carlson Wagonlit Travel where she led a complete refinancing and a global finance transformation program. Ms. Gerow has also held chief financial officer positions at French media services company Solocal Groupe and Spanish multinational food company, The Campofrio Food Group. Earlier in her career, Ms. Gerow was a strategy consultant for the Boston Consulting Group, before moving to PepsiCo, Inc. and then Danone S.A., where she held Division Chief Financial Officer and Group Controller roles. Ms. Gerow received her business degree from HEC Paris and her MBA from Columbia Business School in New York. On March 1, 2023, Ms. Gerow notified the Company of her decision to resign as Chief Financial Officer to take a position outside the Company and she will continue to serve in her role as Chief Financial Officer through June 30, 2023 in order to allow time to transition her responsibilities.

Mark Hollyhead has served as the Chief Product Officer & President of Egencia since September 2022. Mr. Hollyhead previously served as the President of Egencia since April 2021. Prior to joining the Company, Mr. Hollyhead served as Egencia’s Global Chief Operating Officer since 2016. Prior to serving as Egencia’s Global Chief Operating Officer, Mr. Hollyhead served as a Senior Vice President for the Americas with Egencia. Mr. Hollyhead has over 30 years of global experience in commercial, operations and product across the travel and telecommunications industries. Prior to joining Egencia, Mr. Hollyhead was the Head of Transformation with Vodafone. Prior to joining Vodafone, Mr. Hollyhead spent 15 years at British Airways in a variety of leadership positions including as Vice President of eCommerce and Customer Contact, and Head of Revenue Management for the long-haul business worldwide. Mr. Hollyhead completed his tenure at British Airways as the Head of London Heathrow Customer Operations where he was responsible for Terminals 1, 3 and 4. Mr. Hollyhead was also the Chair of the Terminal 5 passenger program that was tasked with designing the customer experience and the consolidation of all operations into one terminal. Mr. Hollyhead received his MBA in Strategy and Distribution from the City of London Westminster Business School and received a post graduate Diploma in Applied Economics at Birkbeck University of London.

Patricia Anne Huska has served as the Chief People Officer of GBT since December 2018 and has served as our Chief People Officer since May 27, 2022. Prior to becoming Chief People Officer, Ms. Huska served as our Vice President of Global Human Resources, responsible for the development and execution of strategies aimed at attracting talent, while retaining and engaging the existing employee base. Ms. Huska also has significant merger and acquisition experience. Ms. Huska played a key role in the planning and creation of the joint venture established by American Express Company comprising the legacy GBT operations with a predecessor of Juweel and a group of institutional investors led by an affiliate of Certares, as well as spearheading the HR integration of multiple acquisitions. Ms. Huska was previously with American Express from 1994 to 2014. Ms. Huska received her M.A. in Management from Lesley University and her B.A. in Business Administration from the University of Massachusetts at Amherst.

Evan Konwiser has served as the Chief Marketing and Strategy Officer since September 2022. Mr. Konwiser previously served as the Executive Vice President, Product, Strategy and Communications of GBT since February 2020 and our EVP Product, Strategy and Communications since May 27, 2022. Prior to joining the Company, Mr. Konwiser served as co-founder and Chief Operating Officer of Skylark, a luxury leisure travel agency start-up. Mr. Konwiser previously built two other travel products: FlightCaster, which predicts flight delays real-time and was acquired in 2010, and Farely, which analyzes airline cost data for travel buyers. As part of the FlightCaster acquisition, Mr. Konwiser ran the travel business for Next Jump, which includes employee discount programs for Fortune 500 companies. Mr. Konwiser also spent several years consulting in the travel industry for travel management companies, airlines, global distribution systems and travel media companies. Mr. Konwiser has also been an advisor to travel start-ups including Safely, Suiteness, Olset (acquired by Deem), RocketMiles (acquired by Priceline), and GetGoing (acquired by BCD Travel). Prior to that, Mr. Konwiser was a consultant at Bain & Company and also worked at Kayak. Mr. Konwiser is a six-time Dragon / Critic at the Phocuswright Travel Innovation Summit and is the facilitator of the Phocuswright Young Leaders Summit. Mr. Konwiser previously served on the Board of Association of Corporate Travel Executives and was selected as one of the “25 Most Influential Business Travel Executives” of 2016. Mr. Konwiser received his B.A. and MBA degrees from Dartmouth.

Boriana Tchobanova has served as the Chief Transformation Officer of GBT since May 2020 and has served as our Chief Transformation Officer since May 27, 2022. In this capacity, Ms. Tchobanova is a member of the Executive Leadership Team and leads business transformation, mergers and acquisitions integration, and strategic projects. Prior to joining GBT, Ms. Tchobanova held various positions at American Express where she led multiple operations and business transformation functions, and championed large enterprise-wide changing initiatives. Ms. Tchobanova received her B.S. in Management and MBA degrees from the University of New Orleans.

David Thompson has served as the Chief Information Technology Officer of GBT since November 2017 and has served as our Chief Technology Officer since May 27, 2022. Prior to joining the Company, Mr. Thompson served as Executive Vice President of Global Operations and Chief Technology Officer at The Western Union Company (“Western Union”), where he was responsible for overseeing the IT infrastructure needed to develop and support the next generation of Western Union money transfer and payment capabilities. Mr. Thompson has more than 20 years of experience in the technology industry. Prior to joining Western Union, Mr. Thompson served as Group President, Services and Support and Global CIO of Symantec Corporation. Prior to this role, Mr. Thompson served as Symantec Corporation’s EVP and CIO and, during his six years at the company, led an organization that offered expert solutions and support in information security, technology, availability and storage. Earlier in his career, Mr. Thompson served as SVP and CIO for Oracle Corp. and Vice President of Services and CIO at PeopleSoft, Inc. Mr. Thompson previously served over 10 years on the board of directors for CoreSite Realty Corp. Mr. Thompson received his B.B.A. from Marymount University.

Director Attendance at Board of Directors, Committee and Annual Meetings

Our Board held five meetings from the Closing Date through December 31, 2022. Each incumbent director serving during fiscal year 2022 attended at least 75% of the aggregate of all meetings of the Board and all meetings of committees of which such director was a member. Our Corporate Governance Guidelines provide that directors are expected to attend the Company’s annual meeting of stockholders.

Independence of the Board

NYSE listing standards require that a majority of a board of directors be independent, subject to the controlled company exception. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

We have six “independent directors” as defined in the NYSE listing standards and applicable SEC rules, including James Bush, Gloria Guevara Manzo, Michael Gregory (Greg) O’Hara, Mohammed Saif S.S. Al-Sowaidi, Susan Ward and Kathleen Winters. In addition, each of them qualifies as an independent director for the purpose of serving on the Audit and Finance Committee of the board of directors under SEC rules.

Board Composition

Our business and affairs are managed under the direction of our Board. The Board consists of 11 directors. In accordance with our Certificate of Incorporation and our Bylaws, the number of directors on the Board will be determined from time to time by the Board, subject to the rights of the shareholders party to the Shareholders Agreement. The nominating and corporate governance committee and the Board may consider a broad range of factors relating to the qualifications and background of director nominees, which may include diversity, which is not only limited to race, gender or national origin, although we currently do not anticipate having a formal policy regarding board diversity. The nominating and corporate governance committee’s and the Board’s priority in selecting members of the Board is the identification of persons who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape and professional and personal experiences and expertise relevant to our growth strategy. We believe that our directors will provide an appropriate mix of experience and skills relevant to the size and nature of our business. In particular, the members of the Board will consider the following important characteristics, among others:

●	personal and professional integrity;
●	ethics and values;
●	experience in corporate management, such as servicing as an officer or former officer of a publicly held company;
●	experience in the industries in which we compete;
●	experience as a board member or executive officer of another publicly held company;
●	diversity of background and expertise and experience in substantive matters pertaining to our business relative to other board members;
●	conflicts of interest; and
●	practical and mature business judgment.

Classified Board of Directors

Our Certificate of Incorporation and Bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms, as follows:

●	Our initial Class I directors are Paul Abbott, Eric Hart and Kathleen Winters, and their initial term will expire at our first annual meeting of stockholders following the Closing.
●	Our initial Class II directors are James Bush, Richard Petrino, Mohammed Saif S.S. Al-Sowaidi and Susan Ward, and their terms will expire at our second annual meeting of stockholders following the Closing.

●	Our initial Class III directors are Gloria Guevara Manzo, Raymond Donald Joabar, Michael Gregory (Greg) O’Hara and Itai Wallach, and their terms will expire at our third annual meeting of stockholders following the Closing.

Upon expiration of the term of a class of directors, directors for that class will be elected for a term expiring at the third succeeding annual meeting of stockholders. Each director’s term continues until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal. Each class shall consist, as nearly as possible, of one-third of the total number of such directors.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the roles of chairman and chief executive officer may be either separate or combined. Our board of directors exercises its discretion in combining or separating these positions as it deems appropriate in the best interests of the Company, subject to the requirements of the Shareholders Agreement.

Currently, our board of directors is chaired by Michael Gregory (Greg) O’Hara and our Chief Executive Officer is Mr. Abbott. As a general policy, we believe separation of the positions of chairman and Chief Executive Officer reinforces the independence of the board of directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the board of directors as a whole.

Diversity

Our Board

Establishing and implementing a policy regarding gender, racial and ethnic diversity on the Board is an element that we take into consideration.

The Board is committed to increasing the level of diversity on the Board as board turnover occurs from time to time, taking into account educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, the ability to represent the best interests of our stockholders along with the level of diversity on the Board. Accordingly, consideration of the number of gender and racially/ethnically diverse directors, along with consideration of whether other diverse attributes are sufficiently represented on the Board, is an important component of the selection process for new members of the Board.

Diversity on the Board is achieved by continuously monitoring the level of diverse representation and, where appropriate, recruiting qualified female candidates to fill positions, as the need arises, through vacancies, growth or otherwise.

The Board is expected to consider the appropriateness of adopting a target regarding the number of diverse directors who are women and racial/ethnic minorities on its board of directors, subject to the nomination rights of the Continuing JerseyCo Owners in the Shareholders Agreement.

Executive Officer Positions

In appointing individuals to executive officer positions, the Board weighs a number of factors, including educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, the ability to represent the best interests of our stockholders along with the level of diverse representation within our senior management team. We are committed to increasing the diversity of our executive officers.

We believe the most effective way to achieve greater diversity in our senior management team is to identify high-potential candidates within the organization and work with them to ensure they develop the skills, acquire the experience and have the opportunities necessary to eventually occupy executive officer positions. This includes taking action to build a culture of inclusion throughout the organization. The Board is expected to consider the appropriateness of adopting a target regarding the number of diverse directors on its board of directors.

Board of Directors’ Role in Risk Oversight

Our management is responsible for identifying risks facing our Company, including strategic, financial, operational and regulatory risks, implementing risk management policies and procedures and managing our day-to-day risk exposure.

The Audit and Finance Committee discusses guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company, including the internal audit function, assess and manage the Company’s exposure to risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

The Compensation Committee reviews the compensation arrangements for the Company’s employees to evaluate whether incentive and other forms of pay encourage unnecessary or excessive risk taking, and reviews and discusses, at least annually, the relationship between risk management policies and practices, corporate strategy and the Company’s compensation arrangements.

The Nominating and Corporate Governance Committee recommends that the board of directors establish such special committees as may be desirable or necessary from time to time in order to address ethical, legal or other matters that may arise.

The Risk Management and Compliance Committee reviews and assesses management’s identification of all risks and their relative weights; assesses the adequacy of management’s plan for risk control or mitigation, and, in coordination with the Audit and Finance Committee, disclosure of such risks; reviews and assesses the effectiveness of the Company’s regulatory corporate compliance framework and opportunities proposed by management and selected by the Risk Management and Compliance Committee for further review and assessment; and reviews, assesses and discusses: (i) any risks or other material exposures, (ii) the steps management has taken to minimize such risks or other exposures, (iii) the Company’s underlying policies with respect to risk assessment and risk management and (iv) the overall effectiveness of the Company’s culture of compliance.

In addition, the board of directors is regularly presented with information at its regularly scheduled and special meetings regarding risks facing our Company, and management provides more frequent, informal communications to the board of directors between regularly scheduled meetings which are designed to give the board of directors regular updates about our business. The board of directors considers this information and provides feedback, makes recommendations, and, as appropriate, authorizes or directs management to address particular exposures to risk.

Board Committees

The Board has established the following committees: an audit and finance committee, a compensation committee, a nominating and corporate governance committee and a risk management and compliance committee. The composition and responsibilities of each of the committees of the Board is described below. From time to time, the Board may establish other committees to facilitate the management of our business. Members will serve on these committees until their resignation or until as otherwise determined by the Board.

Audit and Finance Committee

The audit and finance committee consists of Susan Ward, who serves as the chair, James Bush and Kathleen Winters. Each of Susan Ward, James Bush and Kathleen Winters qualifies as an independent director under the corporate governance standards of the NYSE and the independence requirements of Rule 10A-3 of the Exchange Act. The Board has determined that each of Susan Ward and Kathleen Winters qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. The functions of the audit and finance committee include, among other things:

●	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;
●	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

●	monitoring the rotation of partners of our independent auditors on our engagement team as required by law and considering whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis;
●	reviewing relationships that may reasonably be thought to bear on our auditors’ independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditors;
●	reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and discussing the statements and reports with our independent auditors and management;
●	overseeing the activities of the internal audit function, including its responsibilities, budget and staffing, and reviewing with management the progress and results of all internal audit projects;
●	reviewing with management our internal controls, including any special audit steps adopted in light of the discovery of material control deficiencies;
●	reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;
●	reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;
●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;
●	preparing the report that the SEC requires in our annual proxy statement;
●	reviewing and providing oversight of any related-person transactions and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;
●	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and
●	reviewing and evaluating on an annual basis the performance of the audit and finance committee, including compliance of the audit and finance committee with its charter.

The Board has adopted a written charter for the audit and finance committee that satisfies the applicable rules of the SEC and the NYSE listing standards. The charter is available on our website.

In addition, the audit and finance committee carries out the functions assigned to the Exchange Committee under the Exchange Agreement, subject to the Board’s reserved discretion to redelegate such functions to a separate Exchange Committee that meets the requirements set forth in the Exchange Agreement.

Compensation Committee

The compensation committee consists of James Bush, who serves as the chair, Gloria Guevara Manzo and Michael Gregory (Greg) O’Hara. Each of James Bush, Gloria Guevara Manzo and Michael Gregory (Greg) O’Hara qualifies as an independent director under the corporate governance standards of the NYSE and as a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act. The functions of the compensation committee include, among other things:

●	reviewing, modifying and approving our overall compensation strategy and policies;

●	reviewing and approving the compensation and other terms of employment of our executive officers;
●	reviewing and approving performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;
●	reviewing, modifying, approving and administrating the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;
●	establishing policies with respect to votes by our stockholders to approve executive compensation as required by Section 14A of the Exchange Act and determining our recommendations regarding the frequency of advisory votes on executive compensation;
●	retaining or terminating a compensation consultant or firm to be used to assist the compensation committee in benchmarking and setting appropriate compensation levels and policies and approving such consultant’s or firm’s fees and other retention terms;
●	establishing policies with respect to equity compensation arrangements;
●	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;
●	reviewing the adequacy of its charter on a periodic basis;
●	preparing the report that the SEC requires in our annual proxy statement; and
●	reviewing and assessing on an annual basis the performance of the compensation committee.

The Board has adopted a written charter for the compensation committee that satisfies the applicable rules of the SEC and the NYSE listing standards. The charter is available on our website.

Compensation Consultant Independence. The Compensation Committee continually reviews the Company’s compensation program and meets regularly with Semler Brossy Consulting Group, LLC (“Semler Brossy”), its independent compensation consultant, to conduct a review of its compensation practices. The Compensation Committee has considered various factors bearing upon Semler Brossy’s independence including, but not limited to, the fees received by Semler Brossy from GBTG as a percentage of Semler Brossy’s total revenue; Semler Brossy’s ownership of any GBTG stock, Semler Brossy’s policies and procedures designed to prevent conflicts of interest; and any business or personal relationships that could impact Semler Brossy’s independence. Upon completion of its review, the Compensation Committee determined that Semler Brossy was independent and that its engagement did not present any conflicts of interest. Semler Brossy reports directly to the Compensation Committee. The Compensation Committee considers input from the compensation consultant as one factor in making decisions with respect to compensation matters.

Compensation Policies and Practices Risk Assessment. The Compensation Committee has assessed compensation policies and practices for Company employees and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company or its business. For further discussions of the risk assessment of our executive compensation programs, see the section below “Compensation Discussion & Analysis — Compensation Committee Review of Risk”.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Michael Gregory (Greg) O’Hara, who serves as the chair, James Bush and Mohammed Saif S.S. Al-Sowaidi. Each of James Bush, Michael Gregory (Greg) O’Hara, James Bush and Mohammed Saif S.S. Al-Sowaidi qualifies as an independent director under the corporate governance standards of the NYSE. The functions of the nominating and corporate governance committee include, among other things:

●	identifying, reviewing and evaluating candidates to serve on the Board consistent with criteria approved by the Board;

●	determining the minimum qualifications for service on the Board;
●	evaluating, nominating and recommending individuals for membership on the Board;
●	evaluating nominations by stockholders of candidates for election to the Board;
●	considering and assessing the independence of members of GBTG;
●	developing a set of corporate governance policies and principles, including a code of business conduct and ethics, periodically reviewing and assessing these policies and principles and their application and recommending to the Board any changes to such policies and principles;
●	considering questions of possible conflicts of interest of directors as such questions arise;
●	reviewing the adequacy of its charter on an annual basis; and
●	annually evaluating the performance of the nominating and corporate governance committee.

The Board has adopted a written charter for the nominating and corporate governance committee, subject to the nomination rights of the Continuing JerseyCo Owners in the Shareholders Agreement, that satisfies the applicable rules of the SEC and the NYSE listing standards. The charter is available on our website.

Risk Management and Compliance Committee

The risk management and compliance committee consists of Kathleen Winters, who serves as the chair, Raymond Donald Joabar, Richard Petrino, Mohammed Saif S.S. Al-Sowaidi and Susan Ward. The functions of the risk management and compliance committee include, among other things:

●	assessing and providing oversight to management relating to the identification and assessment of material risks facing us, including strategic, operational, regulatory, information and external risks inherent in our business and the control processes with respect to such risks;
●	overseeing our risk management, compliance and control activities, including without limitation the development and execution by management of strategies to mitigate risks; and
●	overseeing the integrity of our systems of operational controls regarding legal and regulatory compliance.

The Board has adopted a written charter for the risk management and compliance committee. The charter is available on our website.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of the board or the Compensation Committee. None of the individuals who served on the Compensation Committee during fiscal year 2022 and none of the current members of the Compensation Committee are current or former officers or employees of the Company. Additionally, none of the individuals who currently serve as members of the Compensation Committee or who served as members of the Compensation Committee during fiscal year 2022 has had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at https://investors.amexglobalbusinesstravel.com. The nominating and corporate governance committee of the Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. Any amendments or waivers to the Code of Conduct requiring disclosure under SEC rules and NYSE listing standards will be posted on our website. The information contained on, or accessible from, our website is not part of this prospectus by reference or otherwise.

Stockholder Communications with the Board

Stockholders of the Company wishing to communicate with the Board or an individual director may send a written communication to the Board or such director at the following address:

c/o Global Business Travel Group, Inc.

666 3rd Avenue, 4th Floor

New York, NY 10017

Attn: Corporate Secretary

The Corporate Secretary will review each communication, and will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the Corporate Secretary shall discard the communication or inform the proper authorities, as may be appropriate.

Limitation on Liability and Indemnification Matters

Our Certificate of Incorporation contains provisions that limit the liability of our directors for damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for damages as a result of an act or failure to act in his or her capacity as a director, except liability for the following:

●	any breach of their duty of loyalty to us or our stockholders;
●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
●	any transaction from which they derived an improper personal benefit.

COMPENSATION DISCUSSION & ANALYSIS

This section describes the elements of our executive compensation philosophy and provides information about the objectives and components of our executive compensation program and how it operates for our named executive officers ( “NEOs”). It also sets forth how the Compensation Committee arrived at the specific compensation policies and practices involving our NEOs during fiscal year 2022. Our Compensation Committee may choose to implement different compensation programs for our NEOs and directors in the future.

Our NEOs for 2022 were:

Name	Positions Held with the Company
Paul Abbott	Chief Executive Officer
Martine Gerow	Chief Financial Officer
Andrew Crawley	President
Michael Qualantone	Former Chief Revenue Officer
Eric J. Bock	Chief Legal Officer, Global Head of Mergers & Acquisitions and Compliance and Corporate Secretary

Executive Compensation Philosophy and Objectives

Executive compensation is a vital tool to attract and retain top talent and ensure that our corporate goals are met. Our compensation program is designed to be competitive and reward the achievement of our strategic, financial and operational objectives. We have designed our executive compensation program to achieve the following primary objectives:

●	provide market competitive compensation and benefits that will attract, retain, motivate, and reward a talented team of executive officers,
●	integrate pay with the Company’s annual and long-term performance goals,
●	encourage behaviors that are in the best interests of our customers, stockholders and the goals of the organization, and
●	reinforce our culture, including the welfare and workplace equity of our employees.

Compensation-Setting Process

Role of the Compensation Committee, Senior Management and Compensation Consultant

The Compensation Committee is responsible for overseeing our executive compensation program and determining the compensation of our executive officers, including the NEOs. In carrying out its responsibilities, the Compensation Committee evaluates our compensation policies and practices and, with the advice and support of Semler Brossy, focuses on the degree to which these policies and practices reflect our executive compensation philosophy and align with best compensation practices.

In the first quarter of each fiscal year, the Compensation Committee reviews, with input from the Chief Executive Officer with respect to incentive measurement and goal-setting, the compensation of our executive officers, including the corporate performance measures and objectives used to determine their annual cash bonuses for the current fiscal year, and then decides whether to make any adjustments to their base salaries and annual cash bonus opportunities, as well as whether to approve any grants of equity awards.

The Compensation Committee seeks the input of our Chief Executive Officer when discussing the performance of and compensation for our executive officers, including the NEOs other than the Chief Executive Officer. Our Chief Executive Officer reviews the performance of all executive officers annually and presents to the Compensation Committee his recommendations as to their compensation, including base salary adjustments, cash bonus payouts and equity awards. The Compensation Committee uses this input as well as the input of our Chief People Officer and the compensation consultant in its deliberations to determine the compensation of our executive officers and to evaluate the retention implications of our executive compensation plans.

Comparative Market Data

To assist the Compensation Committee during its annual review of compensation, Semler Brossy prepared a comparative market data analysis on compensation practices of a peer group of comparable companies. The Compensation Committee reviewed and approved a peer group consisting of the twenty-five United States-based publicly traded companies representing a blend of Hotel/Leisure, Commercial Services and IT/B2B companies. These approved peer group companies have revenues between 0.25 to 4.0 times Company revenue and/or market capitalization between 0.25 to 3.0 times Company market capitalization. While we acknowledge that our fiscal year 2022 peer group contains a few companies that are much larger in terms of revenue and market valuation than the rest of the group, we include them because they are direct business and talent competitors in an industry where there are limited public companies at our size. Below is a list of the companies in our peer group for fiscal year 2022:

Fiscal Year 2022 Peer Group Companies
ADT Inc.	Norwegian Cruise Line
Alliance DataSystems Corporation	Paychex, Inc.
Avaya Holdings Corp.	Royal Caribbean Cruises Ltd.
Black Knight, Inc.	Sabre Corporation
Broadridge Financial Solutions, Inc.	Sykes Enterprises, Incorporates
CBIZ, Inc.	The Western Union Company
Choice Hotels International, Inc.	Travel + Leisure Co.
Concentrix Corporation	Tripadvisor, Inc.
Conduent Incorporated	Verisk Analytics, Inc.
Equifax Inc.	Viad
Expedia Group, Inc.	WEX Inc.
Hilton Worldwide Holdings Inc.	Wyndham Hotels & Resorts, Inc.
Hyatt Hotels Corporation

The Compensation Committee uses the competitive market data as a guide when making decisions about total compensation, as well as individual elements of compensation; however, the Compensation Committee does not formally benchmark our NEOs’ compensation against this data. Instead, the Compensation Committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as Company, business and individual performance, scope of responsibility, critical needs and skill sets, leadership potential, experience and succession planning.

Executive Compensation Program Elements

Our executive compensation program is designed to align the interests of our NEOs with those of our stockholders. We believe that a significant portion of NEO compensation should be performance-based. We consider that such compensation should be “at risk” in order to incentivize performance. Our executive compensation program meets the goal of aligning with stockholder interests by delivering compensation in the form of equity and other performance-based awards.

The charts below show the 2022 mix of target compensation opportunity for Mr. Abbott and for the other NEOs as a group.

The following describes each element of our executive compensation program.

Annual Base Salary

We provide base salary as a fixed source of compensation to our executives for their day-to-day responsibilities. In 2022, base salaries established for each of our NEOs reflected each individual’s responsibilities, experience, position, prior performance, competitive positioning from Semler Brossy’s market analysis, and other discretionary factors our Compensation Committee deems relevant.

The table below reflects the annual base salaries approved by the Compensation Committee for our NEOs during the fiscal years ended December 31, 2022 and December 31, 2021. Differences in base salary rates for Messrs. Abbott and Crawley are solely a result of changes in exchange rates. Ms. Gerow’s base salary rate also reflects the impact of exchange rate fluctuations, in addition to a ten percent increase. Ms. Gerow and Mr. Bock received base salary increases in 2022. Ms. Gerow’s increase was intended to align with external market analysis and to take into account the elimination, effective February 1, 2022, of her housing allowance. Mr. Bock’s increase reflects an increase in the scope of his responsibilities to include oversight of the compliance function as well as the discontinuation, effective February 10, 2022, of a $25,000 annual cash perquisite.

_
Name	2021 Base Salary Rate ($)(1)	2022 Base Salary Rate ($)	Percentage Change (%)(2)
Paul Abbott(3)	1,374,903	1,240,000	—
Martine Gerow(3)	597,395	596,998	10
Andrew Crawley(3)	893,687	806,000	—
Michael Qualantone	650,000	650,000	—
Eric J. Bock	600,000	650,000	8

(1)	In 2021, as a result of the impact of COVID-19 on the travel industry as a whole, our NEOs accepted a reduction in annual base salary, with a maximum reduction of 21%, which was effective for the period commencing in March 2020, and ending July 5, 2021. The actual base salaries paid to our NEOs in fiscal year 2021 are set forth below in the Summary Compensation Table.
(2)	Reflects percentage increase in base salary based on local currency without regard to exchange rates.
(3)	Amounts for Messrs. Abbott and Crawley and Ms. Gerow have been paid in British pound sterling and converted for purposes of disclosure at an annual average exchange rate (based on monthly averages) equal to $1.24 per £1.00 for 2022 and $1.37 per £1.00 for 2021 (in each case, rounded to the nearest cent).

Annual Incentive Compensation

We maintain an annual incentive award plan (the “AIA Plan”) in order to align participants’ incentives with the Company’s financial, customer and colleague, and strategic goals. Our employment agreements with our NEOs provide that they will be eligible to participate in the AIA Plan up to a specified target percentage of their annual base salary. Achievement of these awards is based on the Company’s performance against the goals recommended by management and approved by the Compensation Committee and the Compensation Committee further takes into account an NEO’s individual performance as described below. For 2021 and 2022, our Chief Executive Officer’s target bonus opportunity was 200% of annual base salary, with a maximum opportunity of 300% of annual base salary. Our other NEOs had a target bonus opportunity of 100% of annual base salary with a maximum opportunity of 200% of base salary. The Compensation Committee retains authority under the AIA Plan to award bonuses in excess of these limits.

Performance Metrics:

The AIA Plan reflects the Company’s performance goals approved by the Compensation Committee at the beginning of the applicable fiscal year, which include financial, customer & colleague and strategic goals, in addition to individual performance components. For all of our NEOs, the Compensation Committee uses the same Company goals, in addition to individual performance, to determine annual incentive awards, which aligns our executives directly with our enterprise results.

The Compensation Committee evaluated the Company’s 2022 performance results against the 2022 AIA Plan performance goals. The Compensation Committee determined that the Company’s overall performance across the financial, customer & colleagues and strategic measures to be generally above the 2022 AIA Plan performance targets and took this into account when determining the NEOs combined performance rating factor. The Company’s performance outcomes, relative to targets, that the Compensation Committee took into consideration were as follows:

Goal Weighting	2022 Target Goal	2022 Actual Performance
Financial – 50%
Adjusted EBITDA Growth(1)	$470 million	$567 million
Adjusted EBITDA Fall Through(2)	63%	55%
Customer & Colleagues – 25%
Client Net Promoter Score	Performance met target goal
Win/Loss Ratio	Record new wins with high customer retention exceeded target goal
Employee Engagement Level	Colleague engagement survey results exceeded target engagement levels
Strategic Initiatives – 25%
Mergers & Acquisitions Delivery – Synergies	Significant progress integrating Egencia, exceeded synergy target goal
U.S. SME Growth (Win/Loss Ratio)(3)	Strong momentum in the growth of U.S. SME, which delivered results ahead of our target goal
Digital Interactions Growth	Continued to innovate our products and services and exceeded target goal
Diversity, Equity & Inclusion Employee Sentiment(4)	Employee responses were 5% above the best-in-class target goal
Sustainability	Achieved target of Platinum Accreditation and successful launch of the Sustainable Aviation Fuel program
(1)	“Adjusted EBITDA Growth” is a non-GAAP financial measure and is defined as an increase in Adjusted EBITDA over the baseline Adjusted EBITDA determined for annual variable payment compensation (i.e., Adjusted EBITDA for the year ended December 31, 2021 adjusted to include management determined Egencia results for the full year of 2021, constant currency impact and certain other items that management believes were relevant to determine the measure). “Adjusted EBITDA” is a non-GAAP financial measure that refers to net income (loss) before interest income, interest expense, gain (loss) on early extinguishment of debt, benefit from (provision for) income taxes, depreciation and amortization and as further adjusted to exclude costs that our management believes are non-core to our underlying business, consisting of restructuring costs, integration costs, costs related to mergers and acquisitions, non-cash equity-based compensation, long-term incentive plan costs, certain corporate costs, fair value movements on earnouts and warrants derivative liabilities, foreign currency gains (losses), non-service components of net periodic pension benefit (costs) and gains (losses) on disposal of businesses. See Annex A to this proxy statement for reconciliation of our net loss to Adjusted EBITDA and calculation of Adjusted EBITDA Growth.
(2)	“Adjusted EBITDA Fall Through” is a non-GAAP financial measure and is defined as Adjusted EBITDA Growth divided by the increase in baseline Revenue for annual variable payment compensation (i.e., Revenue determined on a constant currency basis and, for the year ended December 31, 2021, after considering Egencia revenue for the full year). See Annex A to this proxy statement for more discussion and reconciliation of Adjusted EBITDA Fall Through.
(3)	“SME” refers to clients the Company considers small-to-medium-sized enterprises, which the Company generally defines as having an expected annual spend on air travel of less than $20 million. This criterion can vary by country and client needs.
(4)	Represents responses on our Employee Engagement Survey question “People of all backgrounds (culture, gender, age, religion, sexual orientation, etc.) can succeed at Amex GBT.”

Fiscal Year 2022 Bonus Decisions:

In addition to the Company performance metrics, our NEOs receive individual performance ratings that impact their respective bonus leverage. The Compensation Committee reviewed performance ratings for each of our NEOs and approved 2022 cash bonuses as follows:

Name	Fiscal Year 2022 Bonus Target (% of Base Salary)	Combined Performance Rating Factor (%)(1)	Fiscal Year 2022 Bonus Paid (% of Base Salary)	Fiscal Year 2022 Cash Bonus ($)(2)
Paul Abbott	200	150	300	3,630,900
Martine Gerow	100	150	150	874,048
Andrew Crawley	100	150	150	1,180,043
Michael Qualantone	100	150	150	975,000
Eric J. Bock	100	150	150	975,000

(1)	Reflects the results of the combined Company performance metrics and individual performance ratings.
(2)	For Mr. Abbott, Ms. Gerow and Mr. Crawley, the amounts reported under this column were calculated using the December 31, 2022 exchange rate of $1.2103 per £1.00.

Equity Compensation

We provide long-term equity-based awards to reward our NEOs for sustained multi-year performance, encourage retention and provide incentives that align our NEOs’ interests with long-term value creation for our stockholders. Awards are intended to encourage a strong ownership stake in the Company and to drive superior performance in achieving long-term Company strategic goals. In determining the form, size, frequency, and material terms of NEO equity awards, the Compensation Committee considers, among other factors, each executive officer’s role criticality relative to others at the Company and the Company’s major strategic initiatives, Company and individual performance, a market analysis of the equity awards provided to executive officers in similar roles of our peer companies, and any retention needs.

Our long-term equity-based awards are granted under the 2022 Plan and the GBTG MIP, which supersedes the predecessor GBT JerseyCo Limited Amended and Restated Management Incentive Plan, effective as of December 2, 2021 (the “JerseyCo MIP”). On May 27, 2022, all outstanding stock options granted under the JerseyCo MIP, including stock options granted to our NEOs, were converted into GBTG MIP Options. Following May 27, 2022, no new awards were or will be granted under the GBTG MIP and all new equity awards will be granted under the 2022 Plan. We also maintain the ESPP; however, in 2022, no offering periods commenced under the ESPP.

Grant of Earnout Shares

On the closing of the Business Combination on May 27, 2022, certain of our executives, including certain NEOs, were granted earnout shares in respect of their outstanding stock options granted under the JerseyCo MIP. Earnout shares are subject to performance-based vesting conditions such that fifty percent of earnout shares will convert into shares of Class A Common Stock upon the VWAP of a share of Class A Common Stock exceeding $12.50 for any twenty trading days within any thirty-day trading period within five years of the closing of the Business Combination, and fifty percent of which will convert into shares of Class A Common Stock upon the VWAP of a share of Class A Common Stock exceeding $15.00 for any twenty trading days within any thirty-day trading period within five years following the closing of the Business Combination. Earnout shares (and when converted, related shares of Class A Common Stock) are also subject to service-based vesting conditions related to the underlying stock options granted under the JerseyCo MIP. Earnout shares are subject to both the Earnout Criteria and the applicable service-based conditions that, if not achieved, will cause the earnout shares to be forfeited.

Grant of Restricted Stock Unit Awards

In connection with the Business Combination, we developed, and the Compensation Committee approved, an equity framework intended to align our long-term incentive compensation for our NEOs with the interests of our stockholders. Under the equity framework, the Compensation Committee reserved the right to convert the performance-based portion of previously granted cash-based awards to restricted stock units (“RSUs”). On August 12, 2022, the Company granted RSUs under the 2022 Plan to certain employees, including our NEOs. The RSUs were primarily granted as a conversion of the performance-based portion of the 2020 and 2021 cash-based awards previously granted under the Company’s Executive Long-Term Cash Incentive Award Plans (the “Executive LTIPs”). In addition, Ms. Gerow and Mr. Qualantone received a supplemental RSU award partially in respect of prior service to the Company and its subsidiaries. These grants represent the first awards granted under the 2022 Plan.

Exchange Offer

On December 13, 2022, we commenced a tender offer on Schedule TO filed with the SEC, as amended on January 11, 2023 and January 30, 2023 (the “Exchange Offer”). The Exchange Offer provided eligible participants, including our NEOs, with the opportunity to tender their underwater GBTG MIP Options in exchange for new RSUs with three-year service-based vesting, subject to other terms and conditions set forth in the Exchange Offer and the applicable award agreements. In accordance with the terms of the Exchange Offer, participants who elected the Exchange Offer with respect to underwater GBTG MIP Options granted prior to December 2, 2021 and also held GBTG MIP Options that were in-the-money at the close of the Exchange Offer were deemed to have automatically exercised such in-the-money GBTG MIP Options. As a result of his forthcoming separation from the Company and pursuant to his separation agreement with the Company, Mr. Qualantone was eligible to exchange only GBTG MIP Options granted prior to December 2, 2021 for new RSUs that would vest 50% on January 26, 2024 and 50% on January 26, 2025. The results of the Exchange Offer were reported on Schedule TO/A filed with the SEC on January 30, 2023.

Perquisites

Our NEOs receive certain perquisites relating to medical and dental coverage, pension-related contributions and certain cash allowances as further described in the notes to the Summary Compensation Table, including car allowances. Detail on the quantification of perquisites is set forth in the notes to the Summary Compensation Table, below.

Compensation Committee Review of Risk

The Company has reviewed the compensation policies for executive officers and other employees to determine whether those programs create risks that, individually or in the aggregate, are reasonably likely to have a material adverse effect on the Company. As part of this risk review process, the Company, assisted by Willis Towers Watson, inventoried the Company’s compensation programs to identify compensation policies or practices that could have a material adverse effect on the Company. This review included the structure and material features of each program, the behaviors the programs are intended to reward, as well as program features or Company policies that operate to mitigate risk. After conducting the review and assessing potential risks, the Company determined, and the Compensation Committee concurred, that the design of each incentive program contains sufficient design features, controls, limits and/or financial requirements to not create risks that are reasonably likely to have a material adverse effect on the Company.

While risk is a necessary part of growing a business, our executive compensation program attempts to mitigate risk and align the Company’s compensation policies with the long-term interests of the Company by utilizing multiple performance measures (both financial and non-financial) that are directly aligned with the Company’s strategic plan and balancing annual and long-term incentives. Other risk mitigation features include the Company’s Stock Ownership Guidelines and the Company’s “clawback” policy both of which are described below.

Although a significant portion of the Company’s executive compensation is performance-based, we believe that our programs do not encourage excessive or unnecessary risk taking. Overall, our compensation mix, including the use of equity, is generally consistent with competitive market practice.

Other Compensation Policies and Programs

Stock Ownership Guidelines for Executive Officers and Directors and Stock Retention Requirement

We maintain a stock ownership policy (the “Stock Ownership Policy”) for our executive officers and the non-employee members of our board of directors in order to align their financial interests with those of our stockholders. The Compensation Committee is responsible for administration of the policy. Under the Stock Ownership Policy, our executive officers and our non-employee members of the board of directors are required to own a certain number of shares of our common stock with a value equal to a specified multiple of their annual base salary or annual cash retainer, as applicable. As adopted, these stock ownership guidelines are as follows:

Covered Person	Applicable Stock Ownership Guideline
Chief Executive Officer	5x base salary
Other Executive Officers	2.5x base salary
Non-Employee Members of the Board of Directors	5x annual cash retainer

The stock ownership guidelines do not apply to certain of our non-independent directors who do not receive equity compensation for their service on the board of directors.

Shares of our common stock that count towards satisfaction of the stock ownership guidelines include shares beneficially owned by the individual or immediate family members, including shares held in a 401(k) plan or other retirement or deferred compensation plan, RSUs and any earned performance-based stock units, even if subject to continued time-vesting conditions. Shares underlying stock options or otherwise subject to a right to acquire will not count toward meeting the stock ownership guidelines.

Under the Stock Ownership Policy, our executive officers and our non-employee members of the board of directors are given five (5) years to achieve the applicable stock ownership requirement. Once the applicable stock ownership requirement has been achieved, the individual will not be required to purchase or retain additional shares in the event of subsequent fluctuations in the market price of our common stock that may cause the value to drop below the applicable stock ownership requirement; however, the individual will be restricted from selling or transferring shares until the requirement has again been achieved. In addition, until such time as an individual has achieved the applicable stock ownership requirement as described above, he or she is required to retain an amount equal to 50% of the net shares of our common stock (i.e., shares remaining after the payment of the exercise price or the tax withholding obligations with respect to an equity award) received as the result of the exercise, vesting, or payment of any equity awards granted to him or her. The foregoing restrictions do not apply to any stock options held by an individual that were issued on or prior to May 27, 2022. As of the date of this proxy statement, our NEOs and independent directors have acted in accordance with this policy and continue to accrue stock towards meeting the applicable ownership requirements. As of the date of this prospectus, all of our NEOs met our stock ownership guidelines.

Clawback Policy

The Company’s board of directors has adopted a Clawback and Recoupment Policy (the “Clawback Policy”) in order to ensure the recovery of “Incentive Compensation” (as defined in the Clawback Policy and below) erroneously awarded to certain “Covered Persons” (as defined in the Clawback Policy) and which includes all executive officers. The Clawback Policy provides that in the event that the Company’s financial statements are restated in whole or in part as the result of an individual’s misconduct, the board of directors may determine to (i) require the Covered Person to reimburse the Company for the difference between (a) any of such individual’s Incentive Compensation that was paid, granted, settled, earned or vested during the two calendar years prior to the date of the determination by our board of directors, based on the financial results of the Company relating to the period or periods so restated and (b) the Incentive Compensation that would have been paid, granted, settled, earned or vested during the two calendar years prior to the date of the determination by our board of directors, based on the restated financial results of the Company for such period or periods, and (ii) require such individual to reimburse the Company for any profits realized during the two calendar years prior to the date of the determination by our board of directors, on any sale of Company stock by such individual occurring after the public issuance of the financial statements that are subsequently restated.

“Incentive Compensation” means an award based upon the attainment of a financial reporting measure of the Company or any of its direct or indirect subsidiaries, whether granted under any equity or equity-based plan, program, agreement or arrangement, any short-term or long-term cash-based plan, program, agreement or arrangement, or otherwise, in any case, granted on or after May 27, 2022.

The Clawback Policy also provides that the board of directors, with respect to Covered Persons who are subject to the requirements of Rule 16b-3 of the Exchange Act, or the Chief Executive Officer, in the case of any other employee of the Company or its subsidiaries, has the discretion to cancel any then outstanding and unsettled stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock, performance stock units, any other equity-based awards and short-term and long-term cash bonus opportunities held by such individual in the event the individual (i) breaches any non-competition, non-solicitation, non-

interference or confidential information restrictive covenant with the Company or its subsidiaries or (ii) engages in any fraudulent conduct in relation to the Company or its subsidiaries or in the conduct of business on behalf of the Company or its subsidiaries.

We intend to revise our Clawback Policy to ensure compliance with the SEC’s final rules adopted in October 2022 and the related new listing standards to be adopted by the NYSE.

2022 SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation provided to our NEOs during the fiscal years ended December 31, 2022, December 31, 2021 and December 31, 2020, as applicable. Certain compensation set forth below has not been, and may never be, fully realized such as earnout shares which are subject to both performance-based and service-based conditions. Values in the Summary Compensation Table and following tables reflect the impact of exchange rates for cash compensation and all other compensation, and may be rounded to the nearest dollar (including with respect to totals and equity grant date fair values).

3
Name and Principal Position	Year	Salary $	Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Paul Abbott,	2022	1,236,667	2,000,000	6,000,000		—		3,630,900	101,632	(5)	12,969,199
Chief Executive	2021	1,233,717	4,000,000	—		9,000,000		4,050,255	115,001		18,398,973
Officer(4)	2020	1,072,751	2,756,540	—		—		—	1,168,879		4,998,170

Martine Gerow, Chief Financial Officer(4),(6)	2022	564,970	1,000,000	3,366,358		—		874,048	72,547	(7)	5,877,923

Andrew Crawley,	2022	806,000	1,000,000	2,999,992		—		1,180,043	69,395	(8)	6,055,430
President(4)	2021	804,318	1,250,000	—		3,750,000		1,140,000	70,818		7,015,136
	2020	471,122	447,938	—		—		—	635,011		1,554,071

Michael Qualantone,	2022	650,000	1,000,000	5,672,920	(10)	2,480,246	(10)	975,000	37,200	(11)	10,815,366
Former Chief Revenue Officer(6),(9)	2021	578,750	500,000	—		3,448,920		1,000,000	36,400		5,564,070

Eric J. Bock, Chief Legal Officer, Global Head of Mergers & Acquisitions and Compliance and Corporate Secretary(6)	2022	636,538	1,000,000	3,303,156		—		975,000	37,200	(12)	5,951,894

(1)	The amounts in this column for 2022 reflect the vesting and payment of the second tranche of the time-vesting portion of the 2020 Executive LTIP awards granted in November 2020, equal to $1,000,000 for Mr. Abbott and $500,000 for each of Ms. Gerow and Messrs. Crawley, Qualantone and Bock. In addition, amounts in this column for 2022 reflect the vesting and payment of the first tranche of the time-vesting portion of the 2021 Executive LTIP awards granted in September 2021, equal to $1,000,000 for Mr. Abbott and $500,000 for each of Ms. Gerow and Messrs. Crawley, Qualantone and Bock.
(2)	The amounts in this column for 2022 reflect the grant date fair value of $6,000,000 for Mr. Abbott and $2,999,992 for each of Ms. Gerow and Messrs. Crawley, Qualantone and Bock in respect of the conversion of 50% of the 2020 Executive LTIP awards granted in November 2020 and 50% of the 2021 Executive LTIP awards granted in September 2021; $199,817 for Ms. Gerow and $303,164 for each of Messrs. Qualantone and Bock in respect of earnout shares calculated based upon the probable outcome of the Earnout Criteria (as defined below) at the grant date, and $166,548 for Ms. Gerow and $276,019 for Mr. Qualantone in respect of a supplemental award of RSUs on August 12, 2022 partially in respect of prior service to the Company and its subsidiaries. Earnout shares, as further described in the tables below, are subject to both service-based vesting conditions and also the satisfaction of stock-price targets that, if not achieved, will cause the earnout shares to be forfeited. The amounts reported in these columns constitute the aggregate grant date fair value of each stock award or option award, as applicable, calculated in accordance with Financial Accounting Standards Board, Accounting Standard Codification (“ASC”) Topic 718, “Compensation - Stock Compensation” (“ASC 718”). Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K, filed with the SEC on March 21, 2023 (the “2022 Annual Report”).
(3)	The amounts in this column reflect the amounts earned in 2022 as annual cash incentive awards as described in more detail under the section “Compensation Discussion & Analysis — Executive Compensation Program Elements — Annual Incentive Compensation” and paid on March 10, 2023.

(4)	Amounts paid in British pounds sterling to Mr. Abbott, Ms. Gerow and Mr. Crawley have been converted to United States dollars for purposes of this disclosure. Salary and all other compensation have been converted at an annual average exchange rate (based on monthly averages) equal to $1.24 per £1.00 for 2022, $1.37 per £1.00 for 2021 and $1.29 per £1.00 for 2020 (in each case, rounded to the nearest cent) and non-equity incentive plan compensation has been converted at the rate in effect on December 31 of the applicable year of disclosure. Executive LTIP amounts reflected in the bonus column have not been converted as the awards are denominated in United States dollars but paid in British pounds sterling.
(5)	Amount includes (i) a United Kingdom supplemental pension cash allowance of $86,676, (ii) a Company-paid car allowance of $14,136 and (iii) a Company contribution of $820 for an annual executive-level medical assessment.
(6)	Due to the Company transitioning from emerging growth company status to full reporting obligations, disclosure in this table has been expanded from three NEOs to five NEOs. Accordingly, this table reflects the fiscal years of compensation with respect to which the applicable executive was identified as an NEO and compensation disclosure was required in accordance with SEC rules.
(7)	Amount includes (i) a United Kingdom supplemental pension cash allowance of $29,123, (ii) a Company-paid car allowance of $14,136, (iii) a housing allowance of $24,933 and (iv) a utilities allowance of $4,355. Ms. Gerow’s housing and utilities allowances were discontinued as of February 1, 2022.
(8)	Amount includes (i) a United Kingdom supplemental pension cash allowance of $55,259 and (ii) a Company-paid car allowance of $14,136.
(9)	Mr. Qualantone stepped down from his position as Chief Revenue Officer and as an executive officer of the Company on December 31, 2022.
(10)	In addition to the amounts described in footnote (2) of this table, amounts include the incremental fair value, computed as of the modification date in accordance with ASC Topic 718, resulting from the modification of Mr. Qualantone’s RSUs and Options in connection with his Separation Agreement, as further described below under “— Separation Agreement with Michael Qualantone”. The incremental fair value of the modifications to Mr. Qualantone’s RSUs equals $2,093,744 and the incremental fair value of the modifications to Mr. Qualantone’s Options equals $2,480,246.
(11)	Amount includes (i) a Company contribution of $12,200 to the GBT 401(k) Plan and (ii) $25,000 cash perquisite award which was discontinued effective 2023.
(12)	Amount includes (i) a Company contribution of $12,200 to the GBT 401(k) Plan and (ii) $25,000 cash perquisite award which was discontinued effective 2023.

Employment Agreements with Our NEOs

Each of our NEOs, other than Mr. Qualantone, is a party to a written employment agreement or employment letter, as amended or supplemented on December 2, 2021 and November 29, 2021 for Mr. Bock (with such amendments and supplements effective on the first date that our stock became publicly traded). Mr. Qualantone is party to an Employment Transition and Separation Agreement that superseded his employment agreement on December 9, 2022 (the “Separation Agreement”). The material terms of each of those arrangements is described below and eligibility for severance payments and benefits, including the treatment of outstanding equity awards, is described in the section “Potential Payments Upon a Termination or Change in Control — Employment Agreements; Severance Protection Agreements”. For a description of the compensation actually paid to the NEOs for fiscal year 2022, please refer to the “Summary Compensation Table,” above.

Paul Abbott

Mr. Abbott is party to an employment agreement with GBT UK, dated June 5, 2020 as amended on December 2, 2021, which provides for customary terms of employment including a minimum annual base salary of £1,000,000 and a target annual bonus opportunity of 200% of base salary (up to a maximum of 300% base salary). Mr. Abbott is eligible to receive annual long-term incentive awards, participate in employee benefit plans generally applicable to GBT UK employees, receive a monthly car allowance of £950 and receive an additional amount each year equal to (8/(1+x))% (where “x” is the aggregate rate of employer national insurance contributions and other employer levies, expressed as a decimal) of his base salary per annum in lieu of pension contributions. Mr. Abbott’s employment agreement also includes certain restrictive covenants, including one-year post-termination noncompetition and non-solicitation of customers and employees restrictions.

Martine Gerow

Ms. Gerow is party to an employment agreement with GBT UK, dated May 10, 2017 as amended on December 2, 2021, which provides for customary terms of employment including a minimum annual base salary of £295,000 and a target annual bonus opportunity of 100% of base salary (up to a maximum of 200% of base salary). Ms. Gerow is eligible to receive annual long-term incentive awards, participate in employee benefit plans generally applicable to GBT UK employees, receive a monthly car allowance of £950, a monthly housing expense, tax assistance payments to cover the tax implications of such housing payments and Company-paid tax advice and preparation services related to income received by Ms. Gerow for her services to us. Ms. Gerow’s employment agreement also includes certain restrictive covenants relating to protection of our confidential information and intellectual property. Ms. Gerow’s housing and utilities allowances were discontinued as of February 1, 2022.

Andrew Crawley

Mr. Crawley is party to an employment agreement with GBT UK, dated November 26, 2019, as amended on December 2, 2021, which provides for customary terms of employment including a minimum annual base salary of £650,000 and a target annual bonus opportunity of 100% of base salary (up to a maximum of 200% base salary). Mr. Crawley is eligible to receive annual long-term incentive awards, participate in employee benefit plans generally applicable to GBT UK employees, receive an annual car allowance of £11,900 and receive an annual cash allowance equal to 8% of his base salary, net of 14.3% national insurance withholding in lieu of pension contributions. Mr. Crawley’s employment agreement also includes certain restrictive covenants relating to protection of our confidential information and intellectual property.

Michael Qualantone

Prior to December 9, 2022, Mr. Qualantone was party to an employment letter with GBT US LLC (“GBT US”), a wholly-owned subsidiary of GBTG, which provided for customary terms of employment including a minimum annual base salary of $550,000 and a target annual bonus opportunity of 100% of base salary (up to a maximum of 200% base salary) and eligibility to participate in employee benefit plans generally applicable to GBT US employees. On December 9, 2022, Mr. Qualantone entered into the Separation Agreement, which sets forth the terms of his continued employment with GBT US effective on January 1, 2023 and the terms of his eligibility for severance payments and benefits as further described in the section below, “Potential Payments Upon a Termination or Change in Control — Separation Agreement with Michael Qualantone”.

Eric J. Bock

Eric J. Bock is a party to an employment letter with GBT III B.V., the parent company of GBT US, dated August 7, 2014, which provides for customary terms of employment including a minimum annual base salary of $600,000 and a target annual bonus opportunity of 100% of base salary (up to a maximum of 200% base salary) and eligibility to participate in employee benefit plans generally applicable to GBT US employees. Mr. Bock’s employment letter also provides that he is eligible for perquisite benefits with an approximate annual value of $25,000, which has historically been paid in cash and which benefit has been discontinued in lieu of a base salary increase beginning in April 2022.

GRANTS OF PLAN-BASED AWARDS TABLE

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)					All Other Stock Awards: Number of Shares of Stock or		All Other Stock Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date(1)	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)		Units (#)		Underlying Options	Awards ($)	Awards ($)
Paul	8/12/2022	6/21/2022	—	—	—	—	—		—		390,625	(4)	—	—	3,000,000
Abbott	8/12/2022	6/21/2022	—	—	—	—	—		—		390,625	(5)	—	—	3,000,000
			—	2,480,000	3,720,000	—	—		—		—		—	—	—
Martine	8/12/2022	6/21/2022	—	—	—	—	—		—		195,312	(4)	—	—	1,499,996
Gerow	8/12/2022	6/21/2022	—	—	—	—	—		—		195,312	(5)	—	—	1,499,996
	8/12/2022	6/21/2022	—	—	—	—	—		—		21,686	(6)	—	—	166,548
	5/27/2022	(7)	—	—	—	—	22,706	(8)	45,413	(8)	—		—	—	199,817
			—	596,998	1,193,996	—	—		—		—		—	—	—
Andrew	8/12/2022	6/21/2022	—	—	—	—	—		—		195,312)	(4)	—	—	1,499,996
Crawley	8/12/2022	6/21/2022	—	—	—	—	—		—		195,312)	(5)	—	—	1,499,996
			—	806,000	1,612,000	—	—		—		—		—	—	—
Michael	8/12/2022	6/21/2022	—	—	—	—	—		—		195,312	(4)	—	—	2,546,868(9)
Qualantone	8/12/2022	6/21/2022	—	—	—	—	—		—		195,312	(5)	—	—	2,546,868(9)
	8/12/2022	6/21/2022	—	—	—	—	—		—		35,940	(6)	—	—	276,019
	5/27/2022	(7)	—	—	—	—	34,450	(10)	68,901	(10)	—		—	—	303,164
			—	—	—	—	—		—		—		—	—	2,480,246(11)
			—	650,000	1,300,000	—	—		—		—		—	—	—
Eric J.	8/12/2022	6/21/2022	—	—	—	—	—		—		195,312	(4)	—	—	1,499,996
Bock	8/12/2022	6/21/2022	—	—	—	—	—		—		195,312	(5)	—	—	1,499,996
	5/27/2022	(7)	—	—	—	—	34,450	(12)	68,901	(12)	—		—	—	303,164
			—	650,000	1,300,000	—	—		—		—		—	—	—

(1)	Awards approved on June 21, 2022 were granted upon filing of the Form S-8 on August 12, 2022.
(2)	Amounts that would be paid in British pounds sterling to Mr. Abbott, Ms. Gerow and Mr. Crawley have been converted to United States dollars for purposes of this disclosure at an annual average exchange rate (based on monthly averages) equal to $1.24 per £1.00 for 2022 (rounded to the nearest cent).
(3)	Represents earnout shares, fifty percent of which will convert into shares of Class A Common Stock upon the VWAP of a share of Class A Common Stock exceeding $12.50 for any twenty trading days within any thirty-day trading period within five years of the closing of the Business Combination, and fifty percent of which will convert into shares of Class A Common Stock upon the VWAP of a share of Class A Common Stock exceeding $15.00 for any twenty trading days within any thirty-day trading period within five years following the closing of the Business Combination (the “Earnout Criteria”). The grant date fair value for each award was calculated in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our 2022 Annual Report. Earnout shares (and when converted, related shares of Class A Common Stock) are subject to service-based vesting conditions. In the event that both the Earnout Criteria and the applicable service-based conditions have not been satisfied, the earnout shares will be forfeited.
(4)	Represents RSUs that vest September 1, 2023, generally subject to continued service through the vesting date. The grant date fair value for each award was calculated in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our 2022 Annual Report.
(5)	Represents RSUs that vest September 1, 2024, generally subject to continued service through the vesting date. The grant date fair value for each award was calculated in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our 2022 Annual Report.
(6)	Represents RSUs that vest approximately one-third on August 12th of each of 2023, 2024 and 2025, generally subject to continued service through the applicable vesting dates. The grant date fair value for each award was calculated in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our 2022 Annual Report.
(7)	Earnout shares were granted upon the closing of the Business Combination and were approved by the board of directors of each of GBT and APSG in connection with the execution of the definitive transaction agreement on December 2, 2021 relating to the Business Combination. In the event that both the Earnout Criteria and the applicable service-based vesting conditions have not been satisfied, the earnout shares will be forfeited.
(8)	Earnout shares are subject to the Earnout Criteria, of which 34,451 (out of the maximum possible number of earnout shares) are service-vested and 10,962 will be eligible to vest 50% on October 1st of each year from 2023 through 2024, generally subject to continued service through the applicable vesting date. In the event that both the Earnout Criteria and the applicable service-based vesting conditions have not been satisfied, the earnout shares will be forfeited.
(9)	Amounts include the incremental fair value for Mr. Qualantone’s RSUs that were modified during fiscal year 2022, as further described in footnote (10) of the Summary Compensation Table.
(10)	Earnout shares are subject to the Earnout Criteria, of which 35,077 (out of the maximum possible number of earnout shares) are service-vested, 15,659 will be eligible to vest on April 1, 2023 and 18,165 will be eligible to vest 50% on each October 1st of each year from 2023 through 2024, subject to continued service through the applicable vesting date. In the event that both the Earnout Criteria and the applicable service-based vesting conditions have not been satisfied, the earnout shares will be forfeited.
(11)	Amounts include the incremental fair value for Mr. Qualantone’s Options granted in 2015, 2018, 2019 and 2021, as further described in the Outstanding Equity Awards Table, that were modified during fiscal year 2022, as further described in footnote (10) of the Summary Compensation Table.
(12)	Earnout shares are service-vested but remain subject to the Earnout Criteria.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2022

The following table provides information about the number of outstanding equity awards held by our NEOs as of December 31, 2022.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised GBTG MIP Options (#) Exercisable		Number of Securities Underlying Unexercised GBTG MIP Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Paul Abbott	994,512	(3)	1,989,023	(3)	10.03	12/2/2031	390,625	(4)	2,636,719	—		—
	—		—		—	—	390,625	(5)	2,636,719	—		—
Martine Gerow	355,518	(3)	711,037	(3)	10.03	12/2/2031	195,312	(4)	1,318,356	—		—
	184,084	(6)	122,722	(6)	14.58	9/25/2029	195,312	(5)	1,318,356	—		—
	964,248	(7)	—		6.72	5/23/2027	21,686		146,381	—		—
	—		—		—	—	—		—	45,413	(8)	306,538
Andrew Crawley	414,379	(3)	828,757	(3)	10.03	12/2/2031	195,312	(4)	1,318,356	—		—
	—		—		—	—	195,312	(5)	1,318,356	—		—
Michael Qualantone(9)	371,303	(3)	742,606	(3)	10.03	12/2/2031	195,312	(4)	1,318,356	—		—
	305,053	(6)	203,369	(6)	14.58	9/25/2029	195,312	(5)	1,318,356	—		—
	350,635	(10)	87,659	(10)	7.23	3/13/2028	35,940		242,595	—		—
	596,081	(11)	—		6.37	9/30/2025	—		—	—		—
	385,699	(11)	—		5.74	3/30/2025	—		—	—		—
	—		—		—	—	—		—	68,901	(12)	465,082
Eric J. Bock	331,503	(3)	663,005	(3)	10.03	12/2/2031	195,312	(4)	1,318,356	—		—
	525,953	(13)	—		6.69	5/24/2026	195,312	(5)	1,318,356	—		—
	1,402,543	(11)	—		5.74	3/30/2025	—		—	—		—
	—		—		—	—	—		—	68,901	(14)	465,082
(1)	The amounts in this column reflect the market value of unvested stock awards, determined by multiplying the number of such awards by the market price of our Class A Common Stock at the close of the last trading day of fiscal year 2022, which was $6.75 per share.
(2)	The amounts in this column reflect the number of earnout shares payable based on achievement of the maximum level of performance multiplied by the market price of our Class A Common Stock at the close of the last trading day of fiscal year 2022, which was $6.75 per share.
(3)	Consists of GBTG MIP Options that vest approximately one-third on December 2nd of 2022, 2023 and 2024, generally subject to continued service through the applicable vesting dates.
(4)	Consists of RSUs that vest September 1, 2023, generally subject to continued service through the vesting date.
(5)	Consists of RSUs that vest September 1, 2024, generally subject to continued service through the vesting date.
(6)	Consists of GBTG MIP Options that vest 20% on October 1st of each year from 2020 through 2024, generally subject to continued service through the applicable vesting date.
(7)	Consists of fully vested GBTG MIP Options.
(8)	Consists of earnout shares that are subject to the Earnout Criteria, of which 34,451 earnout shares (out of the maximum possible number of earnout shares) are service-vested and 10,962 earnout shares will be eligible to vest 50% on October 1st of each year from 2023 through 2024, generally subject to continued service through the applicable vesting date.
(9)	Pursuant to his Separation Agreement, Mr. Qualantone will be eligible to continue to vest in his long-term incentive awards based on their original schedules (with GBTG MIP Options exercisable for the remainder of their terms), provided that he continues to be employed by GBT US in good standing until June 30, 2023, or if earlier, the date of his termination of employment by GBT US without cause or due to his death.
(10)	Consists of GBTG MIP Options that vest 20% on April 1st of each year from 2019 through 2023, generally subject to continued service through the applicable vesting date.

(11)	Consists of fully vested GBTG MIP Options.
(12)	Consists of earnout shares that are subject to the Earnout Criteria, of which 35,077 earnout shares (out of the maximum possible number of earnout shares) are service-vested, 15,659 earnout shares will be eligible to vest on April 1, 2023, 18,165 earnout shares will be eligible to vest 50% on October 1st of each year from 2023 and 2024, generally subject to continued service through the applicable vesting date.
(13)	Consists of fully vested GBTG MIP Options.
(14)	Consists of earnout shares that are subject to the Earnout Criteria, of which all such earnout shares are service-vested.

OPTION EXERCISES AND STOCK VESTED TABLE

As of December 31, 2022, no GBTG MIP Options were exercised by our NEOs and no RSUs or other stock-based awards had vested.

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL

The table below reflects the severance and other benefits that may become payable to our NEOs in connection with certain terminations of employment, assuming in each case that the applicable triggering event(s) occurred on December 31, 2022. None of our NEOs are entitled to receive any payments or benefits automatically triggered by a change in control (i.e., no “single-trigger” payments or benefits). For purposes of this disclosure, “involuntary termination” means a termination of employment of an NEO by the Company or its subsidiary without cause or a resignation by an NEO for good reason. Amounts that would be paid in British pounds sterling to Mr. Abbott, Ms. Gerow and Mr. Crawley in respect of salary, bonuses and the value of health benefits have been converted to United States dollars at an annual average exchange rate (based on monthly averages) equal to $1.24 per £1.00 for 2022 (in each case, rounded to the nearest cent).

Name	Benefit	Involuntary Termination Not in Connection with a Change in Control ($)		Involuntary Termination in Connection with a Change in Control ($)		Death ($)		Disability ($)
Paul Abbott	Base Salary	1,240,000	(1)	2,480,000	(2)	—		1,240,000	(1)
	Bonus	6,110,900	(3)	8,590,900	(4)	—		6,110,900	(3)
	Equity	—		—		—		—
	GBTG MIP Options (5)	—		—		—		—
	RSUs(6)	—		—		—		—
	Health Benefits	27,636	(7)	55,272	(8)	—		27,636	(8)
	Total	7,378,536		11,126,172		—		7,378,536
Martine Gerow(9)	Base Salary	596,998	(1)	1,193,996	(2)	—		596,998	(1)
	Bonus	1,193,996	(10)	1,790,994	(11)	—		1,193,996	(10)
	Equity	—		—		—		—
	GBTG MIP Options (5)	—		—		—		—
	RSUs(6)	48,796	(12)	146,381	(13)	146,381	(13)	48,796	(12)
	Health Benefits	8,700	(8)	13,050	(15)	—		8,700	(8)
	Total	1,848,490		3,144,421		146,381		1,848,490
Andrew Crawley	Base Salary	806,000	(1)	1,612,000	(2)	—		806,000	(1)
	Bonus	1,612,000	(10)	2,418,000	(11)	—		1,612,000	(10)
	Equity	—		—		—		—
	GBTG MIP Options (5)	—		—		—		—
	RSUs (6)	—		—		—		—
	Health Benefits	8,700	(8)	13,050	(15)	—		8,700	(8)
	Total	2,426,700		4,043,050		—		2,426,700
Michael Qualantone(16)	—	—		—		—		—
Eric J. Bock	Base Salary	650,000	(1)	1,300,000	(2)	—		650,000	(1)
	Bonus	1,625,000	(3)	2,275,000	(4)	—		1,625,000	(3)
	Equity	—		—		—		—
	GBTG MIP Options (5)	—		—		—		—
	RSUs(6)	—		—		—		—
	Health Benefits	23,040	(17)	34,560	(18)	—		23,040	(17)
	Total	2,298,040		3,609,560		—		2,298,040

(1)	Represents 12 months of continued base salary.
(2)	Represents 12 months of continued base salary plus 12 months of base salary paid in a lump sum.
(3)	Represents an amount equal to the target annual bonus plus a pro-rata annual bonus based on actual performance.
(4)	Represents an amount equal to two times the target annual bonus plus a pro-rata annual bonus based on actual performance.

(5)	Although portions of outstanding GBTG MIP Options would have vested under certain circumstances of termination of employment, all outstanding and unvested GBTG MIP Options held by our NEOs were underwater as of December 31, 2022, based on the closing stock price of our Class A Common Stock of $6.75 on December 30, 2022 (the last trading day in fiscal year 2022) and therefore the GBTG MIP Options are reflect in this table as having zero value.
(6)	RSUs granted in connection with conversion of the performance-based portion of the 2020 and 2021 Executive LTIP awards do not contain any provisions for the acceleration of vesting upon a terminate on of employment. Ms. Gerow’s supplemental RSUs granted on August 12, 2022 (and that do not relate to the RSUs granted in respect of the conversion of her Executive LTIP awards) contain certain termination protections with the amounts reflected in this table based on the closing stock price of our Class A Common Stock of $6.75 on December 30, 2022 (the last trading day in fiscal year 2022).
(7)	Represents an amount equal to the cost to the Company of providing private medical expenses insurance for 12 months.
(8)	Represents an amount equal to the cost to the Company of providing private medical expenses insurance for 24 months.
(9)	As of December 31, 2022, Ms. Gerow was the only NEO that met the age and service requirements for “retirement” under the Company equity awards, however, Ms. Gerow did not meet the other requirements for retirement at such time, which include one year written notice. If Ms. Gerow had been eligible to retire on December 31, 2022 and had in fact retired, her RSUs that would have vested upon retirement would have a value equal to $ 48,796.
(10)	Represents an amount equal to the target annual bonus plus a pro-rata target annual bonus.
(11)	Represents an amount equal to two times the target annual bonus plus a pro-rata target annual bonus.
(12)	Represents the value of 12 months of continued vesting following termination of employment for outstanding RSUs based on the closing stock price of our Class A Common Stock of $6.75 on December 30, 2022 (the last trading day in fiscal year 2022).
(13)	Represents the value of full vesting of all outstanding RSUs based on the closing stock price of our Class A Common Stock of $6.75 on December 30, 2022 (the last trading day in fiscal year 2022).
(14)	Represents the value of outstanding RSUs that would vest on the first scheduled vesting date following a termination of employment based on the closing stock price of our Class A Common Stock of $6.75 on December 30, 2022 (the last trading day in fiscal year 2022).
(15)	Represents an amount equal to the cost to the Company of providing private medical expenses insurance for 18 months.
(16)	Mr. Qualantone is entitled to the following severance payments and benefits in connection with his Separation Agreement, as described below under “— Separation Agreement with Michael Qualantone”, with the value of RSUs based on the closing stock price of our Class A Common Stock of $6.75 on December 30, 2022 (the last trading day in fiscal year 2022): $1,625,000 in respect of cash severance, $1,500,000 in respect of continued vesting of cash awards under the Executive LTIPs, $2,879,307 in respect of the value of continued vesting of all outstanding RSUs and $34,560 in respect of continued health care coverage at active employee rates.
(17)	Represents the cost to the Company of providing health care continuation for 12 months at active employee rates.
(18)	Represents the cost to the Company of providing health care continuation for 18 months at active employee rates.

Employment Agreements; Severance Protection Agreements

GBT UK has entered into addenda to the employment agreements with Mr. Abbott, Ms. Gerow and Mr. Crawley (the “Severance Amendments”) and GBT US has entered into a severance protection agreement with Mr. Bock (the “Severance Protection Agreement”), in each case that became effective on the first date that our stock became publicly traded. The Severance Amendments and the Severance Protection Agreement provide that upon a termination of the executive’s employment by GBT UK or GBT US, as applicable, without cause, a resignation by the executive for good reason or due to disability (in each case, other than in connection with a change in control), the executive would receive continued base salary for one year, an amount equal to the target annual bonus for the year of termination, a pro-rated annual bonus for the year of termination based on actual performance for Mr. Abbott and Mr. Bock and based on target performance for Ms. Gerow and Mr. Crawley and health benefits for up to 12 months after termination.

Upon a termination of employment by GBT UK or GBT US, as applicable, without cause or a resignation by the executive for good reason, in each case, occurring during the period beginning 60 days prior to and ending 18 months after a change in control of GBTG (except for a resignation for good reason by Mr. Bock, which period begins on the date of the change in control), in addition to the benefits above, then the executive would receive an additional amount equal to the sum of one times’ base salary plus the target annual bonus, payable in a lump sum, and health benefits for an additional 6 months (12 months for Mr. Abbott). Severance benefits under the Severance Amendments and the Severance Protection Agreement are subject to execution and effectiveness of a separation agreement, including a release of claims.

Separation Agreement with Michael Qualantone

On December 9, 2022, GBT US entered into the Separation Agreement with Michael Qualantone, which supersedes Mr. Qualantone’s Severance Protection Agreement with GBT US, dated November 29, 2021. The Separation Agreement provides that if Mr. Qualantone continues employment with GBT US until June 30, 2023, or if earlier, until the date his employment is terminated by GBT US without cause or due to death, then he will receive an amount equal to continued base salary for two years, 18 months of continued health care coverage at active employee rates, a 2023 bonus equal to $325,000 (paid in 2024) and continued vesting of his long-term incentive awards, subject to execution of a release of claims. Mr. Qualantone was also permitted to exchange his Legacy Options (as defined below) for RSUs in the Exchange Offer with a value of $6 million which RSUs continue to be eligible to vest following his separation provided that he complies with certain restrictive covenants, including two-year post-termination noncompetition and non-solicitation of customers and employees restrictions. During his 34 years of service with the Company and its affiliates, Mr. Qualantone successfully led the Company’s Supplier Relations function which is a key area within the organization and critical to our value proposition and growth. Mr. Qualantone participated in the JerseyCo MIP which, from 2014 to 2022, did not deliver any liquidity. Upon the consummation of the Business Combination, the stock options granted under the JerseyCo MIP were converted into Options of GBTG, as described in more detail above under the section “Compensation Discussion & Analysis – Equity Compensation”. Given Mr. Qualantone’s tenure, significant contribution to the Company and inability to realize liquidity with respect to his long-term incentive compensation, the Compensation Committee decided to extend his vesting eligibility through his severance period under the Separation Agreement.

Treatment of Equity Awards

The following describes the treatment of outstanding GBTG MIP Options and RSUs held by our NEOs (other than Mr. Qualantone), as of December 31, 2022, in connection with a termination of employment or a change in control of the Company or its subsidiaries. Details on the termination treatment of Mr. Qualantone’s equity awards are described in the section above, “— Separation Agreement with Michael Qualantone”.

For purposes of the following disclosure, “severance period” refers to the period in which an NEO is entitled to receive continued base salary under any employment or severance agreement with the Company or its subsidiaries as a result of an involuntary termination of employment (or if the base salary is paid in a lump sum, the number of months of base salary that the lump sum represents). All equity awards held by NEOs as of December 31, 2022 are subject to continuing compliance by the holder with certain restrictive covenants following any termination of employment, including one-year post-termination noncompetition and non-solicitation of customers, vendors and employees restrictions.

Legacy Options

Certain of our NEOs were granted stock options prior to December 2, 2021 (“Legacy Options”). Upon an NEO’s involuntary termination, other than in connection with a change in control, Legacy Options will continue to vest for six months following termination of employment and will be exercisable until the earlier of 90 days after the applicable vesting date and the end of the term. Upon a termination of an NEO’s employment due to death or disability, Legacy Options continue to vest for 12 months following such termination of employment and will be exercisable until the earlier of 12 months after the applicable vesting date and the end of the term. In the event that an NEO experiences an involuntary termination within one year after a change in control, Legacy Options will immediately vest in full and remain exercisable for the remainder of the term.

BCA Options

Each of our NEOs was granted stock options on December 2, 2021 (“BCA Options”). Upon an NEO’s involuntary termination, other than in connection with a change in control, BCA Options that are scheduled to vest during the severance period will continue to vest during that severance period. Upon the termination of an NEO’s employment due to death, BCA Options will immediately vest. Upon a termination of an NEO’s employment due to disability or retirement, the next tranche of BCA Options scheduled to vest following such termination of employment will vest on the scheduled vesting date. In each case, BCA Options will remain exercisable until the earlier of (a) the later of November 27, 2023 or the first anniversary of the termination date and (b) the end of the term of the applicable BCA Option. In the event that an NEO experiences a termination of employment by the Company or any of its subsidiaries without cause during the period beginning 60 days prior to and ending 18 months after a change in control, or a termination due to death or disability or resignation for good reason occurring during the 18 month period after a change in control, then the BCA Options will immediately vest in full and be exercisable until the earlier of the first anniversary of termination or the end of the term.

Restricted Stock Units

Upon an NEO’s involuntary termination, other than in connection with a change in control, RSUs that are scheduled to vest during the severance period will continue to vest in accordance with the original schedule. Upon a termination of an NEO’s employment due to death, RSUs will immediately vest and be settled. Upon a termination of an NEO’s employment due to disability, the next tranche of RSUs scheduled to vest will continue to vest and be settled on the original schedule. Upon a termination of an NEO’s employment due to retirement, the RSUs that are next scheduled to vest on the ordinary schedule will continue to vest pro-rata based on the number of months (rounded up) served during the then-current 12-month vesting cycle and be settled on the original schedule.

In the event that an NEO experiences an involuntary termination within 60 days prior to a change in control, RSUs will continue to vest and be settled on their original schedule. If an NEO experiences an involuntary termination within 18 months after a change in control, RSUs will immediately vest and be settled. If an NEO terminates employment due to disability or retirement following a change in control that satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(v) (a “409A change in control”), RSUs will immediately vest and be settled. RSUs are settled within 30 days following the applicable vesting date, except for RSUs settled in connection with qualifying terminations that occur following a 409A change in control, which are settled within 10 days following the termination date.

NON-EMPLOYEE DIRECTOR COMPENSATION

Effective May 27, 2022, we adopted the Non-Employee Director Compensation Policy (the “Director Compensation Policy”). Under our Director Compensation Policy, we pay retainers to our independent directors in a mix of cash and equity-based awards. The cash retainers and additional meeting fees are paid quarterly in arrears, and the equity is awarded as RSUs under the 2022 Plan that are granted each year on the date of the annual meeting of the Company’s stockholders, with the initial grants made on the date the Form S-8 was first effective. RSUs vest on the date of the next annual meeting of the Company’s stockholders following the grant date, with pro-rated vesting from the date of appointment through the date of the next annual meeting of the Company’s stockholders for independent directors elected or appointed to serve on our board of directors for a partial term, in each case, subject to continued service on our board of directors. In addition, we pay a meeting fee premium for each committee meeting attended above (A) eight meetings, with respect to our Audit and Finance Committee and our Compensation Committee or (B) five meetings, with respect to our Nominating and Corporate Governance Committee and our Risk and Compliance Committee.

Our Director Compensation Policy provides for the annual payments and meeting fee premiums to independent directors described in the table below:

	Cash Retainer ($)	Meeting Fee Premium ($)	Restricted Stock Unit Awards ($)
Board
Chair	485,000	—	160,000
Other Directors	85,000	—	160,000
Audit and Finance Committee
Chair	15,000	2,000	—
Other Members	15,000	2,000	—
Compensation Committee
Chair	15,000	2,000	—
Other Members	10,000	2,000	—
Nominating and Corporate Governance Committee
Chair	10,000	2,000	—
Other Members	10,000	2,000	—
Risk Management and Compliance Committee
Chair	10,000	2,000	—
Other Members	10,000	2,000	—

We only pay retainers to directors who are not employees of the Company or any of its subsidiaries. All members of our board of directors, including directors who are not independent, are reimbursed for their travel costs and expenses incurred in connection with attending board and committee meetings and related Company business.

Director Compensation Table

The following table sets forth in summary form information concerning the compensation that we paid or awarded to our non-executive directors during the fiscal year ended December 31, 2022. This table includes individuals who, prior to the closing of the Business Combination, were directors of GBT JerseyCo or were directors of GBTG following the closing of the Business Combination.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Mohammed Saif S.S. Al-Sowaidi	146,651	160,000	306,651
Ugo Arzani(1)	81,233	—	81,233
James P. Bush(2)	169,151	160,000	329,151
Philippe Chérèque(1)	81,233	—	81,233
Marc D. Gordon(1)(5)	81,233	—	81,233
Gloria Guevara(3)	63,274	160,000	223,274
Eric Hart(4)	131,651	160,000	291,651
Raymond Donald Joabar(5)	139,151	160,000	299,151
Glenda McNeal(1)(5)	81,233	—	81,233
Michael Gregory O’Hara(6)	594,493	160,000	754,493
Richard Petrino(5)	139,151	160,000	329,151
Itai Wallach(7)	55,774	—	55,774
Susan Ward	161,651	160,000	321,651
Kathleen Winters(8)	82,024	160,000	242,024

(1)	Messrs. Arzani, Chérèque and Gordon and Ms. McNeal each resigned from the GBT board of directors effective May 27, 2022.
(2)	Mr. Bush’s fees were paid directly to Spyglass Unlimited, LLC, an entity partially owned by Mr. Bush.
(3)	Ms. Guevara’s fees were paid directly to Guevara Manzo Corp, an entity controlled by Ms. Guevara.
(4)	Mr. Hart’s fees were paid to Expedia, Inc. in respect of his service for Q1, Q2 and Q3 2022 and thereafter fees were paid directly to Mr. Hart.
(5)	Messrs. Gordon, Joabar and Petrino’s and Ms. McNeal’s fees were paid to Amex HoldCo. on behalf of each director’s service on the GBT board of directors for the period prior to the Business Combination and thereafter fees were paid directly to Messrs. Joabar and Petrino.
(6)	Mr. O’Hara’s fees were paid directly to Clementine Investments LLC, an entity controlled by Mr. O’Hara.
(7)	Mr. Wallach’s fees were paid to Apollo Principal Holdings III L.P. in respect of his service.
(8)	Ms. Winters’ fees were paid directly to Winters Advisory Inc, an entity controlled by Ms. Winters.

APSG Officer and Director Compensation

Individuals that served as officers or directors of APSG prior to the closing of the Business Combination did not receive compensation for services rendered to APSG (but were reimbursed for certain business expenses and provided with office and administrative support) and no services were rendered to GBT JerseyCo by these individuals prior to the closing of the Business Combination.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of the board or the Compensation Committee. None of the individuals who served on the Compensation Committee during fiscal year 2022 and none of the current members of the Compensation Committee are current or former officers or employees of the Company. Additionally, none of the individuals who currently serve as members of the Compensation Committee or who served as members of the Compensation Committee during fiscal year 2022 has had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K.

Prohibitions Against Hedging and Pledging

As part of our insider trading policy, all directors, officers and employees of the Company are prohibited from engaging in hedging transactions (such as prepaid variable forward sales contracts, equity swaps, collars and exchange funds) involving our securities, holding our securities in a margin account or pledging our securities as collateral for a loan.

SELLING SECURITYHOLDERS

This prospectus relates to the resale from time to time of an aggregate of 466,649,054 shares of our Class A Common Stock by the Selling Securityholders. The Selling Securityholders may from time to time offer and sell any or all of the shares of Class A Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Class A Common Stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, and the aggregate number of shares of Class A Common Stock that the Selling Securityholders may offer pursuant to this prospectus.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

Please see the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities.

	Securities Beneficially Owned Prior to Offering	Securities to be Sold in this Offering	Securities Beneficially Owned After this Offering
Name of Selling Securityholder(1)	Shares of Class A Common Stock	Shares of Class A Common Stock	Shares of Class A Common Stock	Percentage
Juweel Investors (SPC) Limited(2)(3)(4)	162,388,084	168,189,894	—	*
American Express Company(2)(3)(5)	157,786,199	163,423,593	—	*
Expedia Group, Inc.(2)(3)(6)	74,687,866	76,927,871	—	*
APSG Sponsor, L.P.(7)	22,345,250	22,345,250	—	*
Jennifer Fleiss	25,000	25,000	—	*
Mitch Garber	25,000	25,000	—	*
James H. Simmons III	25,000	25,000	—	*
Dendur Master Fund Ltd.(8)	1,000,000	1,000,000	—	*
Trust U/W Carl M. Loeb FBO Elisabeth Levin(9)	25,000	25,000	—	*
Trust U/W Carl M. Loeb FBO Arthur Loeb(10)	25,000	25,000	—	*
Gray’s Creek Capital Partners Fund I, LP(11)	200,000	200,000	—	*
Zoom Video Communications, Inc (12)	4,000,000	4,000,000	—	*
HG Vora Special Opportunities Master Fund, LTD(13)	8,200,000	8,200,000	—	*
Marlins Acquisition Corp. (14)	8,000,000	8,000,000	—	*
ASOF II A (DE)Holdings I, L.P.(15)	662,499	662,499	—	*
ASOF II Holdings I, L.P.(15)	3,675,285	3,675,285	—	*
ASOF Holdings I, L.P.(15)	4,337,784	4,337,784	—	*
Eric J. Bock(3)(16)	465,805	1,189,961	—	*
Martine Gerow(3)(17)	1,158,331	1,316,466	—	*
Patricia Anne Huska(3)(18)	11,452	49,035	—	*
Evan Konwiser(3)(19)	121,335	357,031	—	*
Michael Qualantone(3)(20)	438,117	1,249,624	—	*
David Thompson(3)(21)	1,365,725	1,968,648	—	*
Philippe Chereque(3)(22)	1,928,496	1,997,397	—	*

*	Less than 1%
(1)	The business address of each director and executive officer of GBTG is c/o Global Business Travel Group, Inc., 666 3rd Avenue, 4th Floor, New York, NY 10017. The business address of Jennifer Fleiss, Mitch Garber and James H. Simmons III is 9 West 57th Street, 42nd Floor, New York, NY 10019.

(2)	The Continuing JerseyCo Owners (or certain permitted transferees thereof) have the right, on the terms and subject to the conditions of the Exchange Agreement, to exchange their GBT JerseyCo B Ordinary Shares (with automatic surrender for cancellation of an equal number of shares of Class B Common Stock) for shares of Class A Common Stock on a one-for-one basis, subject to customary adjustments for stock splits, dividends, reclassifications and other similar transactions or, in certain limited circumstances, at the option of the Exchange Committee, for cash (based on the VWAP of the shares of Class A Common Stock for the five trading day period ending on the trading day immediately preceding the applicable exchange date). “Securities Beneficially Owned Prior to Offering” include the shares of Class A Common Stock issuable upon such exchanges.
(3)	The Continuing JerseyCo Owners and holders of GBT Legacy MIP Options and GBT Legacy MIP Shares received “earnout” shares in connection with the Closing. The earnout shares will, upon the achievement of certain earnout milestones, (i) in the case of the Continuing JerseyCo Owners, be converted and re-designated into GBT JerseyCo B Ordinary Shares, with GBTG issuing such holders shares of Class B Common Stock, or (ii) in the case of the holders of GBT Legacy MIP Options and GBT Legacy MIP Shares, be redeemed and cancelled, with the holders thereof receiving shares of Class A Common Stock. “Securities Beneficially Owned Prior to Offering” do not include the shares of Class A Common Stock issuable upon such conversions and redemptions.
(4)	Based solely upon the Schedule 13D filed by Juweel with the SEC on June 6, 2022. “Securities to be Sold in this Offering” consists of (i) 162,388,084 shares of Class A Common Stock that may be issued upon the exchange of 162,388,084 GBT JerseyCo B Ordinary Shares (with automatic surrender for cancellation of an equal number of shares of Class B Common Stock) and (ii) 5,801,810 shares of Class A Common Stock underlying 5,801,810 GBT JerseyCo B Ordinary Shares (and an equal number of shares of Class B Common Stock) that may be issued upon the conversion of 5,801,810 “earnout” shares. The business address of Juweel is 350 Madison Avenue, 8th Floor, New York, NY 10017.
(5)	Based solely upon the Schedule 13D filed by American Express Company with the SEC on June 6, 2022. “Securities to be Sold in this Offering” consists of (i) 157,786,199 shares of Class A Common Stock that may be issued upon the exchange of 157,786,199 GBT JerseyCo B Ordinary Shares (with automatic surrender for cancellation of an equal number of shares of Class B Common Stock) and (ii) 5,637,394 shares of Class A Common Stock underlying 5,637,394 GBT JerseyCo B Ordinary Shares (and an equal number of shares of Class B Common Stock) that may be issued upon the conversion of 5,637,394 “earnout” shares. American Express Travel Holdings Netherlands Cooperatief U.A., an indirect, wholly-owned subsidiary of American Express Company, is the direct holder of these securities. The principal business address of this entity is 200 Vesey Street, New York, NY 10285.
(6)	Based solely upon the Schedule 13D filed by Expedia Group, Inc. with the SEC on June 6, 2022. “Securities to be Sold in this Offering” consists of (i) 74,274,198 shares of Class A Common Stock that may be issued upon the exchange of 74,274,198 GBT JerseyCo B Ordinary Shares (with automatic surrender for cancellation of an equal number of shares of Class B Common Stock) and (ii) 2,653,673 shares of Class A Common Stock underlying 2,653,673 GBT JerseyCo B Ordinary Shares (and an equal number of shares of Class B Common Stock) that may be issued upon the conversion of 2,653,673 “earnout” shares. EG Corporate Travel Holdings LLC, a direct, wholly-owned subsidiary of Expedia Group, Inc., is the direct holder of these securities. The business address of such parties is 1111 Expedia Group Way W., Seattle, Washington 98119.
(7)	Based solely upon the Schedule 13D/A filed by APSG Sponsor, L.P. with the SEC on October 13, 2022. Consists of (i) 20,345,250 converted Founder Shares and (ii) 2,000,000 PIPE Securities. Sponsor is managed by affiliates of Apollo. AP Caps II Holdings GP, LLC (“Holdings GP”) is the general partner of Sponsor. Apollo Principal Holdings III, L.P. (“Principal III”) is the sole member of Holdings GP. Apollo Principal Holdings III GP, Ltd. (“Principal III GP”) serves as the general partner of Principal III. Messrs. Marc Rowan, Scott Kleinman and James Zelter are the directors of Principal III GP and as such may be deemed to have voting and dispositive control of the securities held of record by Sponsor. The address of each of the Sponsor and Holdings GP is c/o Walkers Corporate Limited, 27 Hospital Rd., George Town, Cayman Islands KY1-9008. The address of each of Principal III and Principal III GP is c/o Intertrust Corporate Services, (Cayman) Limited, 190 Elgin Avenue, George Town, Cayman Islands KY1-9008. The address of each of Messrs. Rowan, Kleinman and Zelter is 9 West 57th Street, 43rd Floor, New York, New York 10019.
(8)	Consists of 1,000,000 PIPE Securities. Dendur Capital LP, the investment manager of Dendur Master Fund Ltd., has voting and investment control of the shares held by Dendur Master Fund Ltd. Malcolm Levine is the Chief Investment Officer of Dendur Capital LP and may be deemed to be the beneficial owner of such shares. The registered address of the foregoing individual and entities is 250 West 55th Street, 26th Floor, New York, NY 10019.
(9)	Consists of 25,000 PIPE Securities. Voting and investment power over the shares held by Trust U/W Carl M. Loeb FBO Elisabeth Levin resides with its trustees, John A. Levin, Elisabeth L. Levin and Jean L. Troubh, who may be deemed to be the beneficial owners of the shares. The address of the foregoing individuals and entity is c/o River Partners 767 Fifth Avenue, Floor 21, New York, NY 10153.
(10)	Consists of 25,000 PIPE Securities. Voting and investment power over the shares held by Trust U/W Carl M. Loeb FBO Arthur Loeb resides with its trustees, John A. Levin and John L. Loeb, Jr., who may be deemed to be the beneficial owners of the shares. The address of the foregoing individuals and entity is c/o River Partners 767 Fifth Avenue, Floor 21, New York, NY 10153.
(11)	Consists of 200,000 PIPE Securities. Gray’s Creek Capital Partners Fund I, LP is managed by Gray’s Creek Capital Advisors, LLC and Gray’s Creek Capital Partners, GP. Jason R. Little and Gerrit B. Parker are the natural persons who have voting or investment control over the shares beneficially owned by Gray’s Creek Capital Advisors, LLC and Gray’s Creek Capital Partners, GP. The business address of the foregoing individuals and entities is 500 Post Road East, Suite 233 Westport, CT 06880.
(12)	Consists of 4,000,000 PIPE Securities. Voting and dispositive decisions with respect to the shares are made by Zoom Video Communications, Inc.’s board of directors.
(13)	Consists of 8,200,000 PIPE Securities. HG Vora Capital Management, LLC is the investment adviser to and may be deemed to have voting and dispositive power of the securities held by HG Vora Special Opportunities Master Fund, Ltd. Parag Vora is the manager of HG Vora Capital Management, LLC. The mailing address for each of these entities and the individual discussed in this footnote is 330 Madison Avenue, 20th Floor, New York NY 10017.

(14)	Consists of 8,000,000 PIPE Securities. Voting and dispositive decisions with respect to the shares are made by Marlins Acquisition Corp.’s board of directors.
(15)	Consists of 662,499 PIPE Securities, 3,675,285 PIPE Securities and 4,337,784 PIPE Securities for ASOF II A (DE) Holdings I, L.P., ASOF II Holdings I, L.P. and ASOF Holdings I, L.P. (the “Ares Holders”), respectively. ASOF Investment Management LLC is the manager of the Ares Holders. The sole member of ASOF Investment Management LLC is Ares Management LLC. The sole member of Ares Management LLC is Ares Management Holdings L.P., and the general partner of Ares Management Holdings L.P. is Ares Holdco LLC. The sole member of Ares Holdco LLC is Ares Management Corporation. Ares Management GP LLC is the sole holder of the Class B common stock of Ares Management Corporation (the “Ares Class B Common Stock”) and Ares Voting LLC is the sole holder of the Class C common stock of Ares Management Corporation (the “Ares Class C Common Stock”). Pursuant to Ares Management Corporation’s Certificate of Incorporation in effect as of the date of this filing, the holders of the Ares Class B Common Stock and the Ares Class C Common Stock, collectively, will generally have the majority of the votes on any matter submitted to the stockholders of Ares Management Corporation if certain conditions are met. The sole member of both Ares Management GP LLC and Ares Voting LLC is Ares Partners Holdco LLC (collectively with the foregoing entities mentioned herein, other than the Ares Holders, the “Ares Entities”). Ares Partners Holdco LLC is managed by a board of managers, which is composed of Michael J Arougheti, Ryan Berry, R. Kipp deVeer, David B. Kaplan, Antony P. Ressler and Bennett Rosenthal. Mr. Ressler generally has veto authority over decisions by the board of managers of Ares Partners Holdco LLC. Each of the members of the board of managers , the Ares Entities and the other directors, officers, partners, stockholders, members and managers of the Ares Entities and Ares Holders expressly disclaims beneficial ownership of the securities held of record by each of the Ares Holders. The address of each the Ares Holders and the Ares Entities is c/o Ares Management LLC, 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067.
(16)	“Securities to be Sold in this Offering” consists of (i) 994,508 shares of Class A Common Stock to be issued upon the exercise of vested and unvested GBTG MIP Options, (ii) 126,552 shares of Class A Common Stock issued upon the exercise of vested GBTG MIP Options and (iii) 68,901 shares of Class A Common Stock that may be issued upon the conversion of “earnout” shares. “Securities Beneficially Owned Prior to Offering” do not include 663,006 unvested GBTG MIP Options since they are not exercisable within 60 days.
(17)	“Securities to be Sold in this Offering” consists of (i) 1,271,054 shares of Class A Common Stock to be issued upon the exercise of vested and unvested GBTG MIP Options and (ii) 45,412 shares of Class A Common Stock that may be issued upon the conversion of “earnout” shares. “Securities Beneficially Owned Prior to Offering” do not include 122,723 unvested GBTG MIP Options since they are not exercisable within 60 days.
(18)	“Securities to be Sold in this Offering” consists of (i) 11,452 shares of Class A Common Stock issued upon the exercise of vested GBTG MIP Options and (ii) 37,583 shares of Class A Common Stock that may be issued upon the conversion of “earnout” shares.
(19)	“Securities to be Sold in this Offering” consists of (i) 341,799 shares of Class A Common Stock to be issued upon the exercise of vested and unvested GBTG MIP Options, (ii) 7,402 shares of Class A Common Stock issued upon the exercise of vested GBTG MIP Options and (iii) 7,830 shares of Class A Common Stock that may be issued upon the conversion of “earnout” shares. “Securities Beneficially Owned Prior to Offering” do not include 227,866 unvested GBTG MIP Options since they are not exercisable within 60 days.
(20)	“Securities to be Sold in this Offering” consists of (i) 1,113,909 shares of Class A Common Stock to be issued upon the exercise of vested and unvested GBTG MIP Options, (ii) 66,814 shares of Class A Common Stock issued upon the exercise of vested GBTG MIP Options and (iii) 68,901 shares of Class A Common Stock that may be issued upon the conversion of “earnout” shares. “Securities Beneficially Owned Prior to Offering” do not include 742,606 unvested GBTG MIP Options since they are not exercisable within 60 days.
(21)	“Securities to be Sold in this Offering” consists of (i) 1,923,236 shares of Class A Common Stock to be issued upon the exercise of vested and unvested GBTG MIP Options and (ii) 45,412 shares of Class A Common Stock that may be issued upon the conversion of “earnout” shares. “Securities Beneficially Owned Prior to Offering” do not include 557,511 unvested GBTG MIP Options since they are not exercisable within 60 days.
(22)	“Securities to be Sold in this Offering” consists of (i) 1,928,496 shares of Class A Common Stock to be issued upon the exercise of vested and unvested GBTG MIP Options and (ii) 68,901 shares of Class A Common Stock that may be issued upon the conversion of “earnout” shares.

Material Relationships with the Selling Securityholders

For a description of our relationships with the Selling Securityholders and their affiliates see the sections entitled “Management” and “Certain Relationships and Related Party Transactions.”

DESCRIPTION OF SECURITIES

The following descriptions are summaries of the material terms of our Certificate of Incorporation and our Bylaws. Because they are only summaries, they do not contain all the information that may be important to you. For a complete description of the matters set forth in this section, you should refer to our Certificate of Incorporation and our Bylaws, the GBT JerseyCo Amended and Restated M&A, the Exchange Agreement and the Shareholders Agreement, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law. Under “Description of Securities,” “we,” “us,” “our” and “Company” refer to GBTG and not to any of its subsidiaries.

General

Our purpose is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the DGCL. Our authorized capital stock consists of (i) 3,000,000,000 shares of Class A Common Stock, par value $0.0001 per share, (ii) 3,000,000,000 shares of Class B Common Stock, par value $0.0001 per share and (iii) 6,010,000,000 shares of Preferred Stock. With respect to our Preferred Stock, (a) 3,000,000,000 shares of Class A-1 Preferred Stock is designated pursuant to the Certificate of Designations for the Class A-1 Preferred Stock, (b) 3,000,000,000 shares of Class B-1 Preferred Stock is designated pursuant to the Certificate of Designations for the Class B-1 Preferred Stock and (c) the remaining 10,000,000 shares of Preferred Stock is undesignated Preferred Stock. Pursuant to our Certificate of Incorporation and subject to the provisions of the DGCL, the Board has the authority, without stockholder approval (but without limitation of the rights of any party to the Shareholders Agreement and the Exchange Agreement), to issue additional shares of Class A Common Stock. Unless the Board determines otherwise, we will issue all shares of our capital stock in uncertificated form.

As of April 21, 2023, our issued and outstanding share capital consisted of (i) 69,912,660 shares of Class A Common Stock, (ii) 394,448,481 shares of Class B Common Stock and (iii) no shares of Preferred Stock.

Common Stock

We have two classes of authorized Common Stock: Class A Common Stock and Class B Common Stock, each of which has one vote per share. All classes of Common Stock vote together as a single class on all matters submitted to a vote of stockholders, except as otherwise required by applicable law, including in connection with amendments to the Certificate of Incorporation that increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

In order to preserve the Up-C structure, the Exchange Agreement provides that we and GBT JerseyCo will take (or, in some cases, forbear from taking) various actions, as necessary to maintain a one-to-one ratio between the number of issued and outstanding (x) Class A Stock (and equivalents) and the GBT JerseyCo A Ordinary Shares and (y) Class B Stock and the GBT JerseyCo B Ordinary Shares. For example, the Exchange Agreement provides that, if we issue or sell additional shares of Class A Common Stock, we will contribute the net proceeds of such issuance and sale to GBT JerseyCo, and GBT JerseyCo will issue to us an equal number of GBT JerseyCo A Ordinary Shares. Similarly, the Exchange Agreement provides that neither we nor GBT JerseyCo may effect any subdivision or combination of any of its equity securities unless the other effects an identical subdivision or combination of the corresponding class of its equity securities.

Class A Common Stock

Holders of shares of Class A Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including in the election or removal of directors elected by our stockholders generally. The holders of Class A Common Stock do not have cumulative voting rights in the election of directors.

Holders of shares of Class A Common Stock are entitled to receive dividends when, as and if declared by the Board out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

In the case of our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of Class A Common Stock will be entitled to receive, ratably on a per share basis with other holders of Class A Common Stock (subject to the nominal economic rights of holders of the Class B Common Stock described below), our remaining assets available for distribution to stockholders.

All shares of Class A Common Stock that are outstanding are fully paid and non-assessable. The Class A Common Stock will not be subject to further calls or assessments by us. Except as set forth in the Shareholders Agreement and the Exchange Agreement, holders of shares of Class A Common Stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class A Common Stock. The rights powers, preferences and privileges of Class A Common Stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.

Class B Common Stock

Holders of shares of Class B Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including in the election or removal of directors elected by our stockholders generally. The holders of Class B Common Stock do not have cumulative voting rights in the election of directors.

The shares of Class B Common Stock generally have only nominal economic rights (limited to the right to receive up to the par value in the event of our liquidation, dissolution or winding up). Dividends and other distributions shall not be declared or paid on Class B Common Stock. Holders of shares of Class B Common Stock have the right to receive, ratably on a per share basis with other holders of Class B Common Stock and holders of Class A Common Stock, a distribution from our remaining assets available for distribution to stockholders, up to the par value of such shares of Class B Common Stock, but otherwise are not entitled to receive any of our assets in connection with any such liquidation, dissolution or winding up•

All shares of Class B Common Stock that are outstanding are fully paid and non-assessable. The Class B Common Stock will not be subject to further calls or assessments by us. Except as set forth in the Shareholders Agreement and the Exchange Agreement, holders of shares of Class B Common Stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class B Common Stock. The rights powers, preferences and privileges of Class B Common Stock will be subject to those of the holders of any shares of our Preferred Stock or any other series or class of stock we may authorize and issue in the future.

On the terms and subject to the conditions of the Exchange Agreement, the Continuing JerseyCo Owners (or certain permitted transferees thereof) have the right, on the terms and subject to the conditions of the Exchange Agreement, to exchange their GBT JerseyCo B Ordinary Shares (with automatic surrender for cancellation of an equal number of shares of Class B Stock) for shares of Class A Stock on a one-for-one basis, subject to customary adjustments for stock splits, dividends, reclassifications and other similar transactions or, in certain limited circumstances, at the option of the Exchange Committee, for cash (based on the VWAP of Class A Common Stock for the five trading day period ending on the trading day immediately preceding the applicable exchange date).

Preferred Stock

No shares of Preferred Stock are issued or outstanding.

The Certificate of Designations for the Class A-1 Preferred Stock and the Certificate of Designations for the Class B-1 Preferred Stock are part of our Certificate of Incorporation and authorize the issuance of 3,000,000,000 shares of Class A-1 Preferred Stock and 3,000,000,000 shares of Class B-1 Preferred Stock, respectively.

Holders of Class A-1 Preferred Stock and Class B-1 Preferred Stock have no voting rights except as otherwise from time to time required by law.

Except as set forth in the Certificate of Designations, and as described below, holders of Class A-1 Preferred Stock are entitled to the same rights and privileges, qualifications and limitations as holders of Class A Common Stock and holders of Class B-1 Preferred Stock are entitled to the same rights and privileges, qualifications and limitations as holders of Class B Common Stock, as provided for in our Certificate of Incorporation, Bylaws, applicable law or otherwise and Class A-1 Preferred Stock shall be identical in all respects to the Class A Common Stock and Class B-1 Preferred Stock shall be identical in all respects to the Class B Common Stock.

In the event of any binding share exchange or reclassification involving the Class A-1 Preferred Stock or the Class B-1 Preferred Stock, merger or consolidation of us with another entity (whether or not a corporation) or conversion, transfer, domestication or continuance of us into another entity or into another jurisdiction, in each case, in connection with which holders of Class A Common Stock or Class B Common Stock, as applicable, would receive shares of capital stock that constitute “voting securities” (as such term is used for purposes of the BHC Act) (or options, rights or warrants to purchase, or of securities convertible into or exercisable or exchangeable for, such shares of capital stock), we may provide for the holders of shares of Class A-1 Preferred Stock or the Class B-1 Preferred Stock, as applicable, to receive, in lieu thereof, on a per share basis, the same number of shares of capital stock of another class or series that constitute “nonvoting securities” (as such term is used for purposes of the BHC Act) (or options, rights or warrants to purchase, or securities convertible into or exercisable or exchangeable for, such shares of capital stock), and that otherwise have the same rights and privileges, qualifications and limitations as the shares of capital stock to be received by the holders of Class A Common Stock or Class B Common Stock, as applicable.

In the event any rights, qualifications or limitations would result in the holders of Class A-1 Preferred Stock or the Class B-1 Preferred Stock, as applicable, receiving voting securities in connection with any dividend or distribution by us, such holders shall receive, in lieu of such voting securities, non-voting securities that are otherwise entitled to the same rights, privileges and qualifications as such voting securities subject to the limitations on voting described above.

In the event that the shares of Class A Common Stock or Class B Common Stock shall be split, divided, or combined, substantially concurrently therewith, the outstanding shares of the Class A-1 Preferred Stock or the Class B-1 Preferred Stock, as applicable, shall be proportionately split, divided or combined.

Exchanges of Class B-1 Preferred Stock are governed by the terms set forth in the Exchange Agreement.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, (a) the holders of Class A-1 Preferred Stock shall be entitled to receive a distribution from our remaining assets, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the par value of Class A-1 Preferred Stock plus $0.0001 per share of Class A-1 Preferred Stock and (ii) the distribution to “Participating Shares” contemplated by Section 5.3(c)(i) of the Certificate of Incorporation. For purposes of calculating the amount pursuant to clause (ii) of the immediately preceding sentence, it shall be assumed that all then outstanding shares of Class A-1 Preferred Stock shall have been converted into Class A Common Stock and (b) the holders of Class B-1 Preferred Stock shall be entitled to receive a distribution from our remaining assets, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, up to the par value of Class B-1 Preferred Stock plus $0.0001 per share of Class B-1 Preferred Stock. Other than as set forth in the preceding sentence, the holders of shares of Class B-1 Preferred Stock, as such, shall not be entitled to receive any of our assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs. If upon any such liquidation, dissolution or winding up, the assets available for distribution to our stockholders shall be insufficient to pay to holders of shares of Class A-1 Preferred Stock or Class B-1 Preferred Stock, as applicable, the full amount to which they shall be entitled, the holders of shares of Class A-1 Preferred Stock or the Class B-1 Preferred Stock, as applicable, shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Shares of Class A-1 Preferred Stock and Class B-1 Preferred Stock are not convertible into Common Stock other than in connection with a Permitted BHCA Transfer (as defined below). Any holder of shares of Class A-1 Preferred Stock or Class B-1 Preferred Stock may transfer such shares in a Permitted BHCA Transfer to a Permitted BHCA Transferee (as defined below), and any shares of Class A-1 Preferred Stock or Class B-1 Preferred Stock so transferred shall immediately following such transfer automatically be converted into an equal number of shares of Class A Common Stock or Class B Common Stock, respectively. A “Permitted BHCA Transferee” shall mean a person or entity who acquires shares of Class A-1 Preferred Stock or Class B-1 Preferred Stock from a holder thereof in any of the following transfers (each a “Permitted BHCA Transfer”): (i) a widespread public distribution; (ii) a transfer to us; (iii) a transfer in which no transferee (or group of associated transferees) would receive 2% or more of the outstanding securities of any “class of voting securities” of ours (as such term is used for purposes of the BHC Act); or (iv) a transfer to a transferee who would control more than 50% of every “class of voting securities” (as such term is used for purposes of the BHC Act) of us without giving effect to the shares of our capital stock transferred by the applicable transferred stockholder or any of its Permitted BHCA Transferees.

The Certificate of Incorporation authorizes the Board to establish one or more series of preferred stock (including convertible preferred stock). Subject to any limitations prescribed by the DGCL, the authorized shares of preferred stock are available for issuance without further action by the holders of our Class A Common Stock or Class B Common Stock. The Board may fix the number of shares constituting a series of preferred stock and the designation of such series, the voting powers (if any) of the shares of such series and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our Class A Common Stock might believe to be in their best interests or in which the holders of our Class A Common Stock might receive a premium over the market price of the shares of our Class A Common Stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our Class A Common Stock by restricting dividends on the Class A Common Stock, diluting the voting power of the Class A Common Stock or, as is the case with the Class A-1 Preferred Stock and the Class B-1 Preferred Stock, subordinating the liquidation rights of the Class A Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of Class A Common Stock.

Dividend Rights

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by its board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equal the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Declaration and payment of any dividends will be subject to the discretion of the Board.

Except as described in “Dividend Policy,” we have no current plans to pay dividends on Class A Common Stock. See “Risk Factors — Risks Relating to Ownership of the Class A Common Stock — We do not currently intend to pay cash dividends on the Class A Common Stock, so any returns will be substantially limited to the value of the Class A Common Stock.” We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends from future earnings for the foreseeable future. In addition, our ability to pay dividends is limited by the Senior Secured Credit Agreement and may be limited by covenants under other indebtedness we and our subsidiaries incur in the future, as well as other limitations and restrictions imposed by law.

Annual Stockholder Meetings

Our Bylaws provide that annual stockholder meetings will be held on a date and at a time and place, if any, as exclusively selected by the Board. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Anti-Takeover Effects of Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and our Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of the Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Class A Common Stock held by stockholders.

These provisions include:

Action by Written Consent; Special Meetings of Stockholders

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the corporation’s certificate of incorporation provides otherwise. Our Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting (with exceptions for (i) actions taken by holders of a series of preferred stock, as provided by the applicable certificate of designation, and (ii) actions required or permitted to be taken by holders of Class B Common Stock separately as a class but only if such action were taken by holders of at least 662/3% of the total voting power of all the Class B Common Stock then, outstanding). Our Certificate of Incorporation and our Bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can be called only by or at the direction of the Board pursuant to a resolution adopted by a majority of the total number of directors. Stockholders will not be permitted to call a special meeting or to require the Board to call a special meeting. Our Bylaws prohibit the conduct of any business at a special meeting other than as specified at the notice for such meeting. These provisions may have the effect of deterring, delaying or discouraging hostile takeovers or changes in control of the Company.

Election and Removal of Directors

Our Certificate of Incorporation provides that our directors may be removed only for cause and only by the affirmative vote of at least 662/3% of the votes that all our stockholders would be entitled to cast in an annual election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose. This requirement of a supermajority vote to remove directors could enable a minority of our stockholders to prevent a change in the composition of the Board. In addition, our Certificate of Incorporation and our Bylaws provide that any vacancies on the Board will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by a sole remaining director or at a special meeting of stockholders called by or at the direction of the Board for such purpose. Moreover, under our Certificate of Incorporation, the Board is divided into three classes of directors, each of which will hold office for a three-year term. The existence of a classified board could delay a successful tender offeror from obtaining majority control of the Board, and the prospect of that delay might deter a potential offeror. See “Risk Factors — Risks Relating to Our Organization and Structure — The classification of the Board may have anti-takeover effects, including discouraging, delaying or preventing a change of control.”

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our Certificate of Incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our Class A Common Stock entitled to vote generally in the election of directors will be able to elect all of our directors.

Advance Notice Procedures

Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. Although our Bylaws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Supermajority Approval Requirements

The DGCL generally provides that the affirmative vote of a majority of the shares entitled to vote thereon is required to amend a corporation’s certificate of incorporation, unless the corporation’s certificate of incorporation or bylaws requires a greater percentage. The DGCL does not specify a required vote for stockholders to amend a corporation’s bylaws and, therefore, the default voting standard set forth in a corporation’s bylaws will apply to votes to amend the bylaws unless the certificate of incorporation or bylaws provide otherwise. In addition, the DGCL provides that a board of directors may amend the bylaws without further stockholder action if authorized to do so by the corporation’s certificate of incorporation. Our Certificate of Incorporation provides that, without limiting the rights of any party to the Shareholders Agreement, a majority vote of the Board or the affirmative vote of holders of at least 662/3% of the total votes of the outstanding shares of our capital stock entitled to vote with respect thereto, voting together as a single class, will be required to amend, alter, change or repeal our Bylaws or adopt any provision inconsistent therewith. In addition, our Certificate of Incorporation provides that, without limiting the rights of any party to the Shareholders Agreement, the affirmative vote of the holders of at least 662/3% of the total votes of the outstanding shares of our capital stock entitled to vote with respect thereto, voting together as a single class, will be required to amend our Certificate of Incorporation (and, in addition, the affirmative vote of the holders of at least 662/3% of the total voting power of the Class B Common Stock, voting separately as a class, will be required to amend any provision of the Certificate of Incorporation that adversely affects the rights, priorities or privileged of the Class B Common Stock). This requirement of a supermajority vote to approve amendments to our bylaws and certificate of incorporation could enable a minority of our stockholders to exercise veto power over any such amendments.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of us or our management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of Class A Common Stock that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Authorized but Unissued Shares

Delaware law does not require stockholder approval for any issuance of shares that are authorized and available for issuance. However, the listing requirements of the NYSE, which would apply if and so long as Class A Common Stock remains listed on the NYSE, require stockholder approval prior to the issuance of shares of Class A Common Stock in certain circumstances, including (i) if the number of shares of Class A Common Stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of Class A Common Stock outstanding before the issuance and (ii) if such issuance is to a person considered a Related Party (as defined in Rule 312.03 of the NYSE Listed Company Manual) solely by virtue of being a substantial security holder of the issuer and the number of shares of Class A Common Stock to be issued exceeds five percent of the number of shares of Class A Common Stock outstanding before the issuance.

The Board may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

Our authorized but unissued shares of Class A Common Stock will be available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital and corporate acquisitions. The existence of authorized but unissued shares of Class A Common Stock could render more difficult or discourage an attempt to obtain control of a majority of our Class A Common Stock by means of a proxy contest, tender offer, merger or otherwise.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholders’ stock thereafter devolved by operation of law.

Exclusive Forum

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Delaware Court of Chancery shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of ours to us or our stockholders, or any claim for aiding and abetting such alleged breach, (3) any action asserting a claim arising under any provision of the DGCL, Certificate of Incorporation or our Bylaws or as to which the DGCL confers jurisdiction on the Delaware Court of Chancery, (4) any action to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or our Bylaws, (5) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware or (6) any action asserting an “internal corporate claim” as defined in Section 115 of the DGCL. Our Certificate of Incorporation further provides that, (i) such exclusive forum provision shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction and (ii) to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. We note that our investors and stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our Certificate of Incorporation described above. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the choice of forum provisions contained in our Certificate of Incorporation to be inapplicable or unenforceable. For example, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

Registration Rights

Pursuant to the Registration Rights Agreement and the Subscription Agreements, we are obligated to, among other things, register for resale certain securities that are held by the Sponsor, any other parties to the Registration Rights Agreement and the PIPE Investors. Subject to certain exceptions, we will bear all registration expenses under the Registration Rights Agreement. See the section titled “Certain Relationships and Related Party Transactions — GBT Related Party Transactions — Registration Rights Agreement” for a description of these registration rights.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our Certificate of Incorporation, to the maximum extent permitted by applicable law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our Certificate of Incorporation provides that, subject to the terms thereof, to the fullest extent permitted by law, none of our non-employee directors (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, subject to the terms of our Certificate of Incorporation, and without limiting any separate agreement to between any person and us or any of our subsidiaries, no non-employee director will (i) have any duty to present business opportunities to us or our subsidiaries or (ii) be liable to us, any of our stockholders or any other person who acquires an interest in our stock, by reason of the fact that such person pursues or acquires a business opportunity for itself, directs such opportunity to another person or does not communicate such opportunity or information to us or any of our subsidiaries. Our Certificate of Incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director or officer solely in his or her capacity as a director or officer of, through his or her service to, or pursuant to a contract with, the Company.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages to the Company or its stockholders for any breach of fiduciary duty as a director to the maximum extent permitted by the DGCL from time to time. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. The DGCL does not permit a corporation to eliminate or limit the liability of a director who has acted in bad faith, engaged in intentional misconduct, knowingly violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director. If, however, the DGCL is amended to permit a corporation to eliminate or limit a director’s liability for any such conduct, then the exculpation provisions in our Certificate of Incorporation will function automatically to eliminate our directors’ personal liability to the Company and its stockholder for such conduct.

Our Certificate of Incorporation and our Bylaws generally provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. In addition, in the event that one of our directors or officers may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth in our Certificate of Incorporation and our Bylaws, the Company: (i) shall be the indemnitor of first resort (i.e., its obligations to any such director or officer are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such director or officer are secondary); and (ii) shall be required to advance and indemnify the full amounts to which such director or officer are entitled under our Certificate of Incorporation and our Bylaws, without regard to any rights such director or officer may have against any of the Other Indemnitors. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in our Certificate of Incorporation and our Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

We have entered into indemnification agreements with each of our directors and executive officers as described in “Certain Relationships and Related Party Transactions — Limitation of Liability and Indemnification of Directors and Officers.” Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Section 203 of the DGCL

In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

A Delaware corporation may “opt out” of Section 203 of the DGCL with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have elected not to be governed by Section 203 of the DGCL. Our Certificate of Incorporation, however, includes provisions similar to Section 203 of the DGCL that generally prohibit us from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder becomes an interested stockholder, unless (i) such person became an interested stockholder as a result of a transaction approved by the Board (other than the Business Combination), (ii) such person acquired at least 85% of our voting stock (excluding shares owned by our officers and directors and employee stock plans) in the transaction by which such person became an interested stockholder or (iii) such transactions are approved by the Board and the affirmative vote of at least 662/3% of our outstanding voting stock (other than such stock owned by the interested stockholder). In general, a person and its affiliates and associates will be an “interested stockholder” under our Certificate of Incorporation if such person (a) holds at least 15% of our voting stock or is an affiliate or associate of ours and (b) held at least 15% of our voting stock at any time during the three-year period preceding the date on which it is sought to be determined whether such person is an interested stockholder; however, a person that acquires greater than 15% of our voting stock solely as a result of actions taken by us will not be an interested stockholder unless such person thereafter acquires additional shares of voting stock other than as a result of further corporate action not caused by such person. Further, the foregoing restrictions will not apply if the business combination is with a person who became an interested stockholder as a result of the Business Combination (provided such person does not acquire more than an additional 1% of the outstanding shares of our voting stock after the date of the Closing). As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Transfer Agent and Registrar

The transfer agent and registrar for our capital stock is Continental Stock Transfer & Trust Company.

Listing

Our Class A Common Stock is listed on the NYSE under the symbol “GBTG”.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding the beneficial ownership of our Common Stock as of April 21, 2023:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
●	each of our directors;
●	each of our NEOs; and
●	all of our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options that are currently exercisable or exercisable within 60 days. Company stock issuable upon exercise of options currently exercisable within 60 days are deemed outstanding solely for purposes of calculating the percentage of total voting power of the beneficial owner thereof.

The beneficial ownership of our Common Stock is based on 69,912,660 shares of Class A Common Stock and 394,448,481 shares of Class B Common Stock outstanding as of April 21, 2023.

Unless otherwise indicated, we believe that each person named in the table below has sole voting and investment power with respect to all shares of our Common Stock beneficially owned by them. See “Certain Relationships and Related Party

Transactions — GBT Related Party Transactions — Shareholders Agreement” for additional information regarding our relationship with American Express.

	Class A Common Stock Beneficially Owned		Class B Common Stock Beneficially Owned		Combined Total Voting Power
Name of Beneficial Owner(1)(2)	Shares	Percent	Shares	Percent	Percent
Five Percent Holders
Juweel Investors (SPC) Limited(3)	162,388,084	69.9%	162,388,084	41.2%	35.0%
American Express Company(4)	157,786,199	69.3%	157,786,199	40.0%	34.0%
Expedia Group, Inc.(5)	74,687,866	51.7%	74,274,198	18.8%	16.1%
Apollo Principal Holdings III GP, Ltd.(6)	25,706,886	36.8%	—	—	5.5%
Entities affiliated with or managed by affiliates of Ares Management LLC(7)	8,675,568	12.4%	—	—	1.9%
HG Vora Capital Management, LLC (8)	8,200,000	11.7%	—	—	1.8%
Sabre Corporation(9)	8,000,000	11.4%	—	—	1.7%
Zoom Video Communications, Inc.(10)	4,000,000	5.7%	—	—	*
Directors and Named Executive Officers
Paul Abbott	17,739	*	—	—	*
Martine Gerow(11)	1,158,332	1.6%	—	—	*
Andrew George Crawley	—	—	—	—	—
Michael Qualantone(12)	438,117	*	—	—	*
Eric J.Bock(13)	465,805	*	—	—	*
James Bush	17,500	*	—	—	*
Gloria Guevara Manzo	—	—	—	—	—
Eric Hart	—	—	—	—	—
Raymond Donald Joabar	—	—	—	—	—
Michael Gregory O’Hara	—	—	—	—	—
Richard Petrino	—	—	—	—	—
Mohammed Saif S.S. Al-Sowaidi	—	—	—	—	—
Itai Wallach	—	—	—	—	—
Susan Ward	—	—	—	—	—
Kathleen Winters	—	—	—	—	—
Directors and Executive Officers as a Group (20 Individuals)(14)	3,626,349	5.0%	—	—	*

*	Represents beneficial ownership of less than 1%.
(1)	The Continuing JerseyCo Owners (or certain permitted transferees thereof) have the right, on the terms and subject to the conditions of the Exchange Agreement, to exchange their GBT JerseyCo B Ordinary Shares (with automatic surrender for cancellation of an equal number of shares of Class B Common Stock) for shares of Class A Common Stock on a one-for-one basis, subject to customary adjustments for stock splits, dividends, reclassifications and other similar transactions or, in certain limited circumstances, at the option of the Exchange Committee, for cash (based on the VWAP of the shares of Class A Common Stock for the five trading day period ending on the trading day immediately preceding the applicable exchange date). “Class A Common Stock Beneficially Owned” includes the shares of Class A Common Stock issuable upon such exchanges.
(2)	The business address of each director and executive officer of GBTG is c/o Global Business Travel Group, Inc., 666 3rd Avenue, 4th Floor, New York, NY 10017.
(3)	Based solely upon the Schedule 13D filed by Juweel with the SEC on June 6, 2022. Juweel is managed by its board of directors. The business address of Juweel is 350 Madison Avenue, 8th Floor, New York, NY 10017.
(4)	Based solely upon the Schedule 13D filed by American Express Company with the SEC on June 6, 2022. Consists of securities held of record by American Express Travel Holdings Netherlands Cooperatief U.A., an indirect, wholly-owned subsidiary of American Express Company. The principal business address of this entity is 200 Vesey Street, New York, NY 10285.

(5)	Based solely upon the Schedule 13D filed by Expedia Group, Inc. with the SEC on June 6, 2022. Consists of securities held of record by EG Corporate Travel Holdings LLC, a direct, wholly-owned subsidiary of Expedia Group, Inc. The business address of such parties is 1111 Expedia Group Way W., Seattle, WA 98119.
(6)	Based solely upon the Schedule 13D/A filed by Apollo Principal Holdings III GP, Ltd. (“Principal III GP”) with the SEC on October 13, 2022. APSG Sponsor, L.P. (the “Sponsor”) is managed by affiliates of Apollo. AP Caps II Holdings GP, LLC (“Holdings GP”) is the general partner of Sponsor. Apollo Principal Holdings III, L.P. (“Principal III”) is the sole member of Holdings GP. Principal III GP serves as the general partner of Principal III. Messrs. Marc Rowan, Scott Kleinman and James Zelter are the directors of Principal III GP and as such may be deemed to have voting and dispositive control of the securities held of record by Sponsor. The address of each of the Sponsor and Holdings GP is c/o Walkers Corporate Limited, 27 Hospital Rd., George Town, Cayman Islands KY1-9008. The address of each of Principal III and Principal III GP is c/o Intertrust Corporate Services, (Cayman) Limited, 190 Elgin Avenue, George Town, Cayman Islands KY1-9008. The address of each of Messrs. Rowan, Kleinman and Zelter is 9 West 57th Street, 43rd Floor, New York, New York 10019.
(7)	Consists of 662,499 PIPE Securities, 3,675,285 PIPE Securities and 4,337,784 PIPE Securities for ASOF II A (DE) Holdings I, L.P., ASOF II Holdings I, L.P. and ASOF Holdings I, L.P. (the “Ares Holders”), respectively. ASOF Investment Management LLC is the manager of the Ares Holders. The sole member of ASOF Investment Management LLC is Ares Management LLC. The sole member of Ares Management LLC is Ares Management Holdings L.P., and the general partner of Ares Management Holdings L.P. is Ares Holdco LLC. The sole member of Ares Holdco LLC is Ares Management Corporation. Ares Management GP LLC is the sole holder of the Class B common stock of Ares Management Corporation (the “Ares Class B Common Stock”) and Ares Voting LLC is the sole holder of the Class C common stock of Ares Management Corporation (the “Ares Class C Common Stock”). Pursuant to Ares Management Corporation’s Certificate of Incorporation in effect as of the date of this filing, the holders of the Ares Class B Common Stock and the Ares Class C Common Stock, collectively, will generally have the majority of the votes on any matter submitted to the stockholders of Ares Management Corporation if certain conditions are met. The sole member of both Ares Management GP LLC and Ares Voting LLC is Ares Partners Holdco LLC (collectively with the foregoing entities mentioned herein, other than the Ares Holders, the “Ares Entities”). Ares Partners Holdco LLC is managed by a board of managers, which is composed of Michael J Arougheti, Ryan Berry, R. Kipp deVeer, David B. Kaplan, Antony P. Ressler and Bennett Rosenthal. Mr. Ressler generally has veto authority over decisions by the board of managers of Ares Partners Holdco LLC. Each of the members of the board of managers , the Ares Entities and the other directors, officers, partners, stockholders, members and managers of the Ares Entities and Ares Holders expressly disclaims beneficial ownership of the securities held of record by each of the Ares Holders. The address of each the Ares Holders and the Ares Entities is c/o Ares Management LLC, 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067.
(8)	Based solely on the Schedule 13G/A filed by HG Vora Capital Management, LLC with the SEC on February 14, 2023. HG Vora Capital Management, LLC is the investment adviser to and may be deemed to have voting and dispositive power of the securities held by HG Vora Special Opportunities Master Fund, Ltd. Parag Vora is the manager of HG Vora Capital Management, LLC. The mailing address for each of these entities and the individual discussed in this footnote is 330 Madison Avenue, 20th Floor, New York NY 10017.
(9)	Based solely on the Schedule 13G filed by Sabre Corporation with the SEC on March 3, 2023. Marlins Acquisition Corp. is an indirect, wholly-owned subsidiary of Sabre Corporation. Sabre Corporation may be deemed to have voting and dispositive power of the securities held by Marlins Acquisition Corp. The business address of Sabre Corporation is 3150 Sabre Drive, Southlake, TX 76092.
(10)	Based solely on the Schedule 13G filed by Zoom Video Communications, Inc. with the SEC on February 14, 2023. The business address of Zoom Video Communications, Inc. is 55 Almaden Boulevard, 6th Floor, San Jose, CA 95113.
(11)	Includes 1,148,331 GBTG MIP Options that are exercisable within 60 days of the date of this prospectus.
(12)	Includes 371,303 GBTG MIP Options that are exercisable within 60 days of the date of this prospectus.
(13)	Includes 331,502 GBTG MIP Options that are exercisable within 60 days of the date of this prospectus.
(14)	Includes 3,330,794 GBTG MIP Options that are exercisable within 60 days of the date of this prospectus.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary is a discussion of U.S. federal income tax considerations generally applicable to the ownership and disposition of shares of Class A Common Stock. This section applies only to holders that hold shares of Class A Common Stock as capital assets for U.S. federal income tax purposes (generally, property held for investment).

This section is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular holder in light of such holder’s circumstances or status, nor does it address tax considerations applicable to a holder subject to special rules, including:

●	financial institutions;
●	governments or agencies or instrumentalities thereof;
●	insurance companies;
●	dealers or traders subject to a mark-to-market method of tax accounting with respect to shares of Class A Common Stock;
●	persons holding shares of Class A Common Stock as part of a “straddle,” hedge, integrated transaction or similar transaction, or persons deemed to sell shares of Class A Common Stock under constructive sale provisions of the Code;
●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
●	partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities;
●	holders who are controlled foreign corporations or passive foreign investment companies;
●	regulated investment companies;
●	real estate investment trusts;
●	persons who acquired shares of Class A Common Stock through the exercise or cancellation of employee stock options or otherwise as compensation for their services;
●	persons that actually or constructively own five percent or more (by vote or value) of our common stock;
●	U.S. holders that hold shares of Class A Common Stock through a non-U.S. broker or other non-U.S. intermediary;
●	persons who are, or may become, subject to the expatriation provisions of the Code;
●	persons that are subject to “applicable financial statement rules” under Section 451(b) of the Code;
●	tax-exempt entities; or
●	the Sponsor or its affiliates.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations all as of the date hereof, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein (possibly with retroactive effect).

This discussion does not take into account proposed changes in such tax laws and does not address any aspect of state, local or foreign taxation, or any U.S. federal taxes other than income taxes (such as estate or gift tax consequences, the alternative minimum tax or the Medicare tax on investment income). Each of the foregoing is subject to change, possibly with retroactive effect. You should consult your tax advisors with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

We have not and do not intend to seek any rulings from the U.S. Internal Revenue Service regarding any U.S. federal income tax consequence described herein. There can be no assurance that the U.S. Internal Revenue Service (“IRS”) will not take positions that are inconsistent with the discussion below or that any such positions would not be sustained by a court.

If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds shares of Class A Common Stock, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any shares of Class A Common Stock and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the ownership and disposition of shares of Class A Common Stock.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. ALL PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF SHARES OF CLASS A COMMON STOCK, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of shares of Class A Common Stock who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States as determined for U.S. federal income tax purposes;
●	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) under the laws of the United States, any state thereof or the District of Columbia;
●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
●	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust has validly elected to be treated as a United States person for U.S. federal income tax purposes.

Taxation of Distributions

If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of Class A Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under “U.S. Federal Income Tax Considerations — U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder will generally constitute “qualified dividends” that will be subject to tax at the maximum preferential tax rate applicable to long-term capital gains.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock

A U.S. holder will recognize gain or loss on the sale, taxable exchange or other taxable disposition of Class A Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A Common Stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. holder’s adjusted tax basis in its Class A Common Stock so disposed of. A U.S. holder’s adjusted tax basis in its Class A Common Stock will generally equal the U.S. holder’s acquisition cost less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following describes U.S. federal income tax considerations relating to the ownership and disposition of shares of Class A Common Stock by a non-U.S. holder. A “non-U.S. holder” is a beneficial owner of shares of Class A Common Stock that is, for U.S. federal income tax purposes:

●	a non-resident alien individual;
●	a foreign corporation; or
●	an estate or trust that is not a U.S. holder.

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. holder of shares of Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a non-U.S. holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. holder’s adjusted tax basis in its shares of Class A Common Stock and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described under “U.S. Federal Income Tax Considerations — Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below. In addition, if we determine that we are classified as a “United States real property holding corporation” (see “U.S. Federal Income Tax Considerations — Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. holders. If the non-U.S. holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of Class A Common Stock unless:

●	the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the non-U.S. holder);

●	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or
●	GBTG is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period, and either (i) GBTG’s Class A Common Stock has ceased to be regularly traded on an established securities market or (ii) the non-U.S. holder has owned or is deemed to have owned under constructive ownership rules, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, more than 5% of GBTG’s Class A Common Stock.

Unless an applicable tax treaty provides otherwise, any gain described in the first bullet point above generally will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in addition, a non-U.S. holder described in the first bullet point that is a foreign corporation will be subject to U.S. federal “branch profits tax” at a 30% rate (or a lower applicable tax treaty rate) on such non-U.S. holder’s effectively connected earnings and profits (subject to adjustments). Any gain of a non-U.S. holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30% U.S. federal income tax rate (or a lower applicable tax treaty rate). If you are such an individual, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of shares of Class A Common Stock.

Unless an applicable tax treaty provides otherwise, any gain described in the third bullet point above that is recognized by such non-U.S. holder on the sale, exchange or other disposition of Class A Common Stock generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such Class A Common Stock from a non-U.S. holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition unless our Class A Common Stock is regularly traded on an established securities market and such non-U.S. holder did not actually or constructively hold more than 5% of our Class A Common Stock at any time during the shorter of (a) the five-year period preceding the date of the sale or disposition and (b) the non-U.S. holder’s holding period in such stock. We anticipate that our Class A Common Stock will be regularly traded on an established securities market following this offering. However, no assurance can be given in this regard and no assurance can be given that our Class A Common Stock will remain regularly traded in the future. GBTG will generally be classified as a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. GBTG does not expect to be classified as a USRPHC. However, such determination is factual in nature and subject to change, and no assurance can be provided as to whether GBTG is or will be a USRPHC with respect to a non-U.S. holder at any future time.

Information Reporting and Backup Withholding

Dividend payments with respect to Class A Common Stock and proceeds from the sale, exchange or redemption of Class A Common Stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

A Non-U.S. holder generally will eliminate the requirement for information reporting (other than with respect to dividends) and backup withholding by providing certification of its non-U.S. status on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Foreign Account Tax Compliance Act

Pursuant to the Foreign Account Tax Compliance Act, set forth in Sections 1471 through 1474 of the Code, foreign financial institutions (which include hedge funds, private equity funds, mutual funds and any other investment vehicles regardless of their size) must comply with information reporting rules with respect to their U.S. account holders and investors or bear a withholding tax on certain payments made to them (including such payments made to them in their capacity as intermediaries). Generally, if a foreign financial institution or certain other foreign entity does not comply with these reporting requirements, “withholdable payments” to the noncomplying entity will be subject to a 30% withholding tax. For this purpose, withholdable payments include U.S.-source payments otherwise subject to nonresident withholding tax and, subject to the discussion of the proposed Treasury Regulations below, the entire gross proceeds from the sale of certain equity or debt instruments of U.S. issuers. This withholding tax will apply to a non-compliant foreign financial institution regardless of whether the payment would otherwise be exempt from U.S. nonresident withholding tax.

Withholding under Foreign Account Tax Compliance Act (“FATCA”) will generally apply to payments of dividends on Class A Common Stock to foreign financial institutions that are not in compliance with FATCA. The U.S. Department of the Treasury released proposed regulations which, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds of a sale or disposition of equity interests. In its preamble to the proposed regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

Similar withholding requirements to the foregoing apply to dividends on and, subject to the proposed regulations, gross proceeds from the sale of, Class A Common Stock held by an investor that is a non-financial foreign entity unless such entity provides certain information regarding the entity’s “substantial United States owners,” which the applicable withholding agent will in turn be required to provide to the Secretary of the Treasury.

If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Each non-U.S. holder is urged to consult its tax advisor regarding these rules and whether they may be relevant to such non-U.S. holder’s ownership and disposition of Class A Common Stock.

Foreign entities located in jurisdictions that have entered into intergovernmental agreements with the United States in connection with FATCA may be subject to different rules.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 21,402,684 shares of our Class A Common Stock issuable upon the exercise of GBTG MIP Options. We are also registering for resale by the Selling Securityholders up to 466,649,054 shares of Class A Common Stock.

Except as set forth in any applicable agreement providing registration rights, the Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in connection with disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in the Registration Rights Agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	an over-the-counter distribution in accordance with the rules of NYSE;
●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
●	to or through underwriters or broker-dealers;
●	at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
●	in options transactions;

●	through a combination of any of the above methods of sale; or
●	any other method permitted pursuant to applicable law.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

●	the specific securities to be offered and sold;
●	the names of the Selling Securityholders;
●	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;
●	the names of any participating agents, broker-dealers or underwriters; and
●	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and they may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Class A Common Stock is listed on the NYSE under the symbol “GBTG”.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

SHARES ELIGIBLE FOR FUTURE SALE

We have 69,912,660 shares of Class A Common Stock issued and outstanding as of April 21, 2023. All of the 20,420,250 Founder Shares held by the Sponsor and the Insiders are restricted securities, in that they were issued in private transactions not involving a public offering. All of the 32,350,000 PIPE Securities we issued to the PIPE Investors pursuant to the Subscription Agreements are also restricted securities for purposes of Rule 144. The registration statement of which this prospectus is a part registers for resale all of the Founder Shares and PIPE Securities, and we are obligated to maintain the effectiveness of such registration statement in accordance with the terms and conditions of the Amended and Restated Registration Rights Agreement or applicable Subscription Agreements.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted Common Stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of Common Stock then issued and outstanding; or
●	the average weekly reported trading volume of Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and
●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company (“Form 10 information”).

Following the consummation of the Business Combination we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

As a result, the Sponsor and the Insiders will be able to sell their Founder Shares pursuant to Rule 144 without registration one year after the completion of the Business Combination and the filing of our Form 10 information with the SEC. Similarly, the Continuing JerseyCo Owners will be able to sell the Class A Common Stock they receive upon conversion of the Class B Common Stock pursuant to Rule 144 without registration one year after the completion of the Business Combination and the filing of our Form 10 information.

LEGAL MATTERS

The validity of the shares of the Class A Common Stock covered by this prospectus will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements of GBT JerseyCo Limited and subsidiaries as of December 31, 2022, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2022, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 with respect to the securities offered by this prospectus. This prospectus is a part of that registration statement. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes to the prospectus and the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We are subject to the information reporting requirements of the Exchange Act, and we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website at investors.amexglobalbusinesstravel.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Global Business Travel Group, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Global Business Travel Group, Inc. and subsidiaries (the Company) as of December 31, 2022 and 2021, the related consolidated statements of operations, comprehensive loss, cash flows, and changes in total shareholders’ equity for each of the years in the three year period ended December 31, 2022 and the related notes and financial statement schedule II (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2022, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Variable consideration related to supplier fee incentive revenues

As discussed in Notes 2 and 3 to the consolidated financial statements, the Company reported travel revenue of $1,444 million for the year-ended December 31, 2022, a portion which related to revenue from supplier fee incentives. The Company receives incentives from air travel suppliers for flown incremental bookings above minimum targeted thresholds established under relevant agreements. The Company estimates these incentive revenues using internal and external data detailing completed and estimated completed airline travel and the price thresholds applicable to the volume for the period, as the consideration is variable and determined by meeting volume targets.

We identified the evaluation of variable consideration related to supplier fee incentive revenues as a critical audit matter. A high degree of subjective auditor judgment was required to assess the Company’s estimate of supplier fee incentive variable consideration accrued and recognized as revenue at year-end for certain suppliers, including the estimate of completed airline travel.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following are the primary procedures we performed to address this critical audit matter. We evaluated the design of certain internal controls related to the process of estimating variable consideration in revenue contracts, including a control related to the estimate of completed airline travel. For certain suppliers, we:

●	obtained and read contractual documents, including master agreements and other related documents
●	analyzed the contractual documents to determine if all arrangement terms that may have impacted revenue recognition were identified and properly considered, including terms and conditions for incentive revenue
●	developed an independent estimate of incentive revenue variable consideration at year-end using historical completed airline travel data and compared our results to the Company’s estimate
●	assessed management’s ability to estimate accurately by comparing historical estimates to actual results.

/s/ KMPG LLP

We have served as the Company’s auditor since 2014.

New York, New York

March 21, 2023

GLOBAL BUSINESS TRAVEL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31,
(in $ millions except share and per share data)	2022	2021
Assets
Current assets:
Cash and cash equivalents	$303	$516
Accounts receivable (net of allowance for credit losses of $23 and $4 as of December 31, 2022 and 2021, respectively)	765	381
Due from affiliates	36	18
Prepaid expenses and other current assets	130	137
Total current assets	1,234	1,052
Property and equipment, net	218	216
Equity method investments	14	17
Goodwill	1,188	1,358
Other intangible assets, net	636	746
Operating lease right-of-use assets	58	59
Deferred tax assets	333	282
Other non-current assets	47	41
Total assets	$3,728	$3,771
Liabilities, preferred shares and shareholders’ equity
Current liabilities:
Accounts payable	$253	$137
Due to affiliates	48	41
Accrued expenses and other current liabilities	452	519
Current portion of operating lease liabilities	17	21
Current portion of long-term debt	3	3
Total current liabilities	773	721
Long-term debt, net of unamortized debt discount and debt issuance costs	1,219	1,020
Deferred tax liabilities	24	119
Pension liabilities	147	333
Long-term operating lease liabilities	61	61
Earnout derivative liabilities	90	—
Other non-current liabilities	43	23
Total liabilities	2,357	2,277
Commitments and Contingencies (see note 19)
Preferred shares (par value €0.00001; 3,000,000 shares authorized; 1,500,000 shares issued and outstanding as of December 31, 2021)	—	160
Shareholders’ equity:
Class A common stock (par value $0.0001; 3,000,000,000 shares authorized; 67,753,543 shares issued and outstanding as of December 31, 2022)	—	—
Class B common stock (par value $0.0001; 3,000,000,000 shares authorized; 394,448,481 shares issued and outstanding as of December 31, 2022)	—	—
Voting ordinary shares (par value €0.00001; 40,000,000 shares authorized; 36,000,000 shares issued and outstanding as of December 31, 2021)	—	—
Non-voting ordinary shares (par value €0.00001; 15,000,000 shares authorized as of December 31, 2021; 8,413,972 shares issued and outstanding as of December 31, 2021)	—	—
Profit shares (par value €0.00001; 800,000 shares authorized, issued and outstanding as of December 31, 2021)	—	—
Additional paid-in-capital	334	2,560
Accumulated deficit	(175)	(1,065)
Accumulated other comprehensive loss	(7)	(162)
Total equity of the Company’s shareholders	152	1,333
Equity attributable to noncontrolling interest in subsidiaries	1,219	1
Total shareholders’ equity	1,371	1,334
Total liabilities, preferred shares and shareholders’ equity	$3,728	$3,771

See notes to consolidated financial statements

GLOBAL BUSINESS TRAVEL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
(in $ millions, except share and per share data)	2022	2021	2020
Revenue	$1,851	$763	$793
Costs and expenses:
Cost of revenue (excluding depreciation and amortization shown separately below)	832	477	529
Sales and marketing	337	201	199
Technology and content	388	264	277
General and administrative	313	213	181
Restructuring charges	(3)	14	206
Depreciation and amortization	182	154	148
Total operating expenses	2,049	1,323	1,540
Operating loss	(198)	(560)	(747)
Interest income	—	1	1
Interest expense	(98)	(53)	(27)
Fair value movement on earnouts and warrants derivative liabilities	8	—	—
Loss on early extinguishment of debt	—	(49)	—
Other income, net	1	8	14
Loss before income taxes and share of losses from equity method investments	(287)	(653)	(759)
Benefit from income taxes	61	186	145
Share of losses from equity method investments	(3)	(8)	(5)
Net loss	(229)	(475)	(619)
Less: net loss attributable to non-controlling interests in subsidiaries	(204)	(475)	(619)
Net loss attributable to the Company’s Class A common stockholders	$(25)	$—	$—
Basic loss per share attributable to the Company’s Class A common stockholders	$(0.50)
Weighted average number of shares outstanding – Basic	51,266,570
Diluted loss per share attributable to the Company’s Class A common stockholders	$(0.51)
Weighted average number of shares outstanding – Diluted	445,715,051

See notes to consolidated financial statements

GLOBAL BUSINESS TRAVEL GROUP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Year ended December 31,
(in $ millions except share and per share data)	2022	2021	2020
Net loss	$(229)	$(475)	$(619)
Other comprehensive income (loss), net of tax:
Change in currency translation adjustments, net of tax	(51)	(15)	(2)
Unrealized gains on cash flow hedge, net of tax:
Unrealized gain from cash flow hedges arising during the year	32	—	—
Unrealized gains on cash flow hedge reclassed to interest expense	(4)	—	—
Change in defined benefit plans, net of tax:
Actuarial gain (loss), net, and prior service cost arising during the year	99	28	(80)
Amortization of actuarial loss and prior service cost in net periodic pension cost	2	4	1
Other comprehensive income (loss), net of tax	78	17	(81)
Comprehensive loss	(151)	(458)	(700)
Less: Comprehensive loss attributable to non-controlling interests in subsidiaries	(145)	(458)	(700)
Comprehensive loss attributable to the Company’s Class A common stockholders	$(6)	$—	$—

See notes to consolidated financial statements

GLOBAL BUSINESS TRAVEL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
(in $ millions)	2022	2021	2020
Operating activities:
Net loss	$(229)	$(475)	$(619)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	182	154	148
Deferred tax benefit	(65)	(178)	(110)
Equity-based compensation	39	3	3
Allowance for credit losses	19	(5)	4
Fair value movements on earnouts and warrants derivative liabilities	(8)	—	—
Loss on early extinguishment of debt	—	49	—
Impairment of operating lease ROU and other assets	—	1	20
Other	22	2	3
Defined benefit pension funding	(32)	(25)	(25)
Proceeds from termination of interest rate swap derivative contract	23	—	—
Changes in working capital, net of effects from acquisitions
Accounts receivable	(427)	(85)	524
Prepaid expenses and other current assets	(29)	40	(20)
Due from affiliates	(18)	(3)	1
Due to affiliates	7	8	(20)
Accounts payable, accrued expenses and other current liabilities	122	2	(159)
Net cash used in operating activities	(394)	(512)	(250)
Investing activities:
Purchase of property and equipment	(94)	(44)	(47)
Ovation business acquisition, net of cash acquired	—	(53)	—
Egencia business acquisition, net of cash acquired	—	73	—
Other	(1)	(3)	—
Net cash used in investing activities	(95)	(27)	(47)
Financing activities:
Proceeds from reverse recapitalization, net	269	—	—
Redemption of preference shares	(168)	—	—
Proceeds from issuance of preferred shares	—	150	—
Proceeds from senior secured tranche B-1 term loans, net of debt discount	—	—	388
Proceeds from senior secured tranche B-2 term loans, net of debt discount	—	150	—
Proceeds from senior secured tranche B-3 term loans, net of debt discount	200	785	—
Repayment of senior secured term loans	(3)	(551)	(4)
Repayment of finance lease obligations	(2)	(2)	—
Payment of lender fees and issuance costs for senior secured term loans facilities	—	(8)	—
Prepayment penalty and other costs related to early extinguishment of debt	—	(34)	—
Payment of deferred consideration	(4)	—	—
Payment of offering costs	—	(10)	—
Capital distributions to shareholders	—	(1)	—
Other	—	(1)	—
Net cash from financing activities	292	478	384
Effect of exchange rates changes on cash, cash equivalents and restricted cash	(12)	(7)	7
Net (decrease) increase in cash, cash equivalents and restricted cash	(209)	(68)	94
Cash, cash equivalents and restricted cash, beginning of year	525	593	499
Cash, cash equivalents and restricted cash, end of year	$316	$525	$593
Supplemental cash flow information:
Cash refund for income taxes (net of payments)	$(1)	$(5)	$(13)
Cash paid for interest (net of interest received)	$96	$47	$16
Dividend accrued on preferred shares	$—	$10	$—
Deferred offering costs accrued	$—	$10	$—
Right-of-use assets obtained in exchange for lease obligations, including on acquisitions (see note 12)

Cash, cash equivalents and restricted cash consist of:	As of December 31,
(in $ millions)	2022	2021
Cash and cash equivalents	$303	$516
Restricted cash (included in other non-current assets)	$13	$9
Cash, cash equivalents and restricted cash	$316	$525

See notes to consolidated financial statements

GLOBAL BUSINESS TRAVEL GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN TOTAL SHAREHOLDERS’ EQUITY

															Equity
													Accumulated		attributable to
	Voting		Non-Voting		Profit		Class A		Class B		Additional		other	Total equity of	non-controlling	Total
	ordinary shares		ordinary shares		shares		common stock		common stock		paid-in	Accumulated	comprehensive	the Company’s	interest in	stockholders’
(in $ millions except share and per share data)	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount	capital	deficit	loss	stockholders	subsidiaries	equity
Balance as of December 31, 2019	36,000,000	—	—	—	800,000	—	—	—	—	—	1,750	26	(98)	1,678	4	1,682
Capital distributions to shareholders	—	—	—	—	—	—	—	—	—	—	(1)	—	—	(1)	—	(1)
Equity-based compensation	—	—	—	—	—	—	—	—	—	—	3	—	—	3	—	3
Other comprehensive loss, net of tax	—	—	—	—	—	—	—	—	—	—	—	—	(81)	(81)	—	(81)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(618)	—	(618)	(1)	(619)
Balance as of December 31, 2020	36,000,000	—	—	—	800,000	—	—	—	—	—	1,752	(592)	(179)	981	3	984
Issued on acquisition of Egencia (see note 10)	—	—	8,413,972	—	—	—	—	—	—	—	816	—	—	816	—	816
Dividend on preferred shares (see note 23)	—	—	—	—	—	—	—	—	—	—	(10)	—	—	(10)	—	(10)
Equity-based compensation	—	—	—	—	—	—	—	—	—	—	3	—	—	3	—	3
Settlement of MIP options	—	—	—	—	—	—	—	—	—	—	(1)	—	—	(1)	—	(1)
Other comprehensive income, net of tax	—	—	—	—	—	—	—	—	—	—	—	—	17	17	—	17
Net loss	—	—	—	—	—	—	—	—	—	—	—	(473)	—	(473)	(2)	(475)
Balance as of December 31, 2021	36,000,000	—	8,413,972	—	800,000	—	—	—	—	—	2,560	(1,065)	(162)	1,333	1	1,334
Cumulative effect of the adoption of accounting standard update, net of tax of $1 (see note 6)	—	—	—	—	—	—	—	—	—	—	—	(3)	—	(3)	—	(3)
Dividend on preferred shares	—	—	—	—	—	—	—	—	—	—	(8)	—	—	(8)	—	(8)
Additional shares issued to Expedia (see note 10)	—	—	59,111	—	—	—	—	—	—	—	6	—	—	6	—	6

Equity-based compensation prior to reverse recapitalization	—	—	—	—	—	—	—	—	—	—	5	—	—	5	—	5
Net loss prior to reverse recapitalization	—	—	—	—	—	—	—	—	—	—	—	(121)	—	(121)	—	(121)
Other comprehensive loss, net of tax, prior to reverse recapitalization	—	—	—	—	—	—	—	—	—	—	—	—	(47)	(47)	—	(47)
Equity prior to reverse recapitalization	36,000,000	—	8,473,083	—	800,000	—	—	—	—	—	2,563	(1,189)	(209)	1,165	1	1,166
Reverse recapitalization, net (see note 9)	(36,000,000)	—	(8,473,083)	—	(800,000)	—	56,945,033	—	394,448,481	—	(2,322)	1,039	183	(1,100)	1,195	95
Exchange of warrants for Class A shares (see note 20)	—	—	—	—	—	—	10,808,510	—	—	—	59	—	—	59	—	59
Equity-based compensation after the reverse recapitalization	—	—	—	—	—	—	—	—	—	—	34	—	—	34	—	34
Net loss after the reverse recapitalization	—	—	—	—	—	—	—	—	—	—	—	(25)	—	(25)	(83)	(108)
Other comprehensive income, net of tax, after the reverse recapitalization	—	—	—	—	—	—	—	—	—	—	—	—	19	19	106	125
Balance as of December 31, 2022	—	—	—	—	—	—	67,753,543	—	394,448,481	—	334	(175)	(7)	152	1,219	1,371

See notes to consolidated financial statements

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Business Description and Basis of Presentation

Global Business Travel Group, Inc. (“GBTG”), and its consolidated subsidiaries, including GBT JerseyCo Limited, (“GBT JerseyCo”, and all together the “Company”) is a leading platform serving travel primarily for business purposes and provides a full suite of differentiated, technology-enabled solutions to business travelers and clients, suppliers of travel content (such as airlines, hotels, ground transportation and aggregators) and third-party travel agencies. The Company manages end-to-end logistics of business travel and provides a link between businesses and their employees, travel suppliers, and other industry participants.

On December 2, 2021, GBT JerseyCo entered into a business combination agreement (“Business Combination Agreement”) with Apollo Strategic Growth Capital (“APSG”), a special purpose acquisition company, listed on the New York Stock Exchange (the “Business Combination”). The Business Combination closed on May 27, 2022 and GBT JerseyCo became a direct subsidiary of APSG. Further, APSG was renamed as “Global Business Travel Group, Inc.”

GBTG is a Delaware corporation and tax resident in the United States of America (“U.S.”). GBTG conducts its business through GBT JerseyCo and its subsidiaries in an umbrella partnership-C corporation structure (“Up-C structure”). GBT JerseyCo is tax resident in the United Kingdom (“U.K.”).

The Business Combination was accounted for as a reverse recapitalization. Accordingly, no assets or liabilities were measured at fair value, and no goodwill or other intangible assets were recognized as a result of the Business Combination (see note 9- Reverse Recapitalization).

GBT JerseyCo was incorporated on November 28, 2019 under the Companies (Jersey) Law 1991 and in a reorganization transaction undertaken then became the ultimate parent company of the group. Prior to the Business Combination, GBT JerseyCo operated as a joint venture with American Express Travel Holdings Netherlands Coöperatief U.A. (“Amex Coop”), a resident of the Netherlands, Juweel Investors (SPC) Limited (a successor entity of Juweel Investors Limited) (“Juweel”), a resident of Cayman Islands, and EG Corporate Travel Holdings LLC (“Expedia”) (collectively, with Amex Coop and Juweel the “Continuing JerseyCo Owners”).

For the periods prior to the Business Combination, the consolidated financial statements of the Company comprise the accounts of GBT JerseyCo and its wholly-owned subsidiaries. The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Impact of COVID-19

The outbreak of the novel strain of the coronavirus (“COVID-19”) severely restricted the level of economic activity around the world beginning in 2020. Government measures implemented then to contain the spread of COVID-19, such as imposing restrictions on travel and business operations, limited business travel significantly below 2019 levels.

Since then, many countries have vaccinated a reasonable proportion of their population and the spread of virus is now being contained to varying degrees in different countries. With the evolution of milder COVID-19 variants, availability of multiple vaccine booster doses and increasing familiarity with the virus, many COVID-19 related travel restrictions have been lifted with the countries around the world reopening their borders for foreign travel and clients becoming more comfortable traveling. This has led to a moderation, and to an extent recovery, of the more severe declines in business travel bookings experienced at the height of the pandemic and during periods of resurgence. The Company has seen improvement in its transaction volume starting the second half of 2021 and continuing into 2022. While the global travel activity has since shown a recovery trend, it still remains below 2019 levels. The Company incurred a net loss of $229 million and had cash outflows from operations of $394 million for the year ended December 31, 2022 compared to a net loss of $475 million and cash outflows from operations of $512 million for the year ended December 31, 2021 and a net loss of $619 million and cash outflows from operations of $250 million for the year ended December 31, 2020.

Overall, the full duration and total impact of COVID-19 remains uncertain and it is difficult to predict how the recovery will unfold for the travel industry and, in particular, the Company’s business, going forward. The severity and duration of resurgence of COVID-19 variants, as well as uncertainty over the efficacy of the vaccines against such new variants of the virus, may contribute to delays in economic recovery.

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company believes its liquidity is important given the limited ability to predict its future financial performance due to the uncertainty associated with the recovery from COVID-19 pandemic and/or resurgence due to new variants. Since March 2020, the Company has taken several measures to preserve its liquidity, including initiating a business response plan to the COVID-19 pandemic (voluntary and involuntary redundancies, flexible workings, mandatory pay reductions, consolidating facilities, etc.), and entering into several financial transactions, including debt financing / refinancing transactions and the consummation of the Business Combination. Apart for the expectation of the recovery in its business operations, the Company continues to further explore other capital market transactions, process rationalizations and cost reduction measures to improve its liquidity position. In January 2023, the Company amended its senior secured credit agreement to obtain additional term loans in a principal amount of $135 million to further strengthen its liquidity position. The Company also announced a restructuring plan to further streamline its operations and to build efficiencies in its operating model that will result in reduction in its work force and cost savings (see note 29 – Subsequent Events).

Based on the Company’s current and expected operating plan, existing cash and cash equivalents, the resurgence of business travel indicated by recent volume trends, the Company’s mitigation measures taken or planned to strengthen its liquidity and financial position, along with the Company’s available funding capacity and cash flows from operations, the Company believes it has adequate liquidity to meet the future operating, investing and financing needs of the business for a minimum period of twelve months.

(2)	Summary of Significant Accounting Policies

Consolidation

The Company’s consolidated financial statements include the accounts of GBTG, its wholly- owned subsidiaries and entities controlled by GBTG, including GBT JerseyCo. There are no entities that have been consolidated due to control through operating agreements, financing agreements or as the primary beneficiary of a variable interest entity. The Company reports the non-controlling ownership interests in subsidiaries that are held by third-party owners as equity attributable to non-controlling interests in subsidiaries on the consolidated balance sheets. The portion of income or loss attributable to third-party owners for the reporting periods is reported as net income (loss) attributable to non-controlling interests in subsidiaries on the consolidated statements of operations. The Company has eliminated intercompany transactions and balances in its consolidated financial statements.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures in the consolidated financial statements and accompanying notes. Estimates are used for, but not limited to, supplier revenue, allowance for credit losses, depreciable lives of property and equipment, acquisition purchase price allocations including valuation of acquired intangible assets and goodwill and contingent consideration, fair value determination of equity-based compensation, valuation of operating lease right-of-use (“ROU”) assets, impairment of goodwill, other intangible assets, long-lived assets, capitalized client incentives and investments in equity method investments, valuation allowances on deferred income taxes, valuation of pensions, interest rate swaps, warrants and Earnout Shares and accrual of contingent liabilities. Actual results could differ materially from those estimates.

The COVID-19 pandemic has created and may continue to create significant uncertainty in macroeconomic conditions, which may cause further business disruptions and adversely impact the Company’s results of operations. As a result, many of the Company’s estimates and assumptions require increased judgment. As events continue to evolve and additional information becomes available, the Company’s estimates may change materially in future periods.

Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents include cash on hand and at bank, and, bank deposits and other highly liquid investments with original maturities of 90 days or less. Restricted cash includes cash that is restricted through legal contracts or regulations. It primarily includes collateral provided for bank guarantees for certain office leases and to certain travel suppliers. Restricted cash is aggregated with cash and cash equivalents in the consolidated statements of cash flows.

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounts Receivable and Allowance for Credit Losses

Accounts receivable primarily includes trade accounts receivable from business clients and travel suppliers, and receivables from government for grants, less allowances for credit losses. For periods prior to January 1, 2022, the allowance for doubtful accounts was estimated based on historical experience, aging of the receivable, credit quality of the customers, and other factors that may affect the Company’s ability to collect from customers.

On January 1, 2022, the Company adopted the accounting standards update on the measurement of expected credit losses, which requires the Company to estimate lifetime expected credit losses upon recognition of the financial assets, which primarily comprise accounts receivable. The Company has identified the relevant risk characteristics, of its customers and the related receivables, which include size, type (e.g. business clients vs. supplier and credit card vs. non-credit-card customers) or geographic location of the customer, or a combination of these characteristics. The Company has considered the historical credit loss experience, current economic conditions, forecasts of future economic conditions, and any recoveries in assessing the lifetime expected credit losses on its accounts receivables. Other key factors that influence the expected credit loss analysis include customer demographics and payment terms offered in the normal course of business to customers. This is assessed at each quarter based on the Company’s specific facts and circumstances. See note 6 – Allowance for Expected Credit Losses for additional information.

The majority of the Company’s receivables are trade receivables due in less than one year. Receivables are considered to be delinquent when contractual payment terms are exceeded. All receivables aged over twelve months are generally fully reserved. Receivables are written off against the allowance when it is probable that all remaining contractual payments will not be collected as evidenced by factors such as the extended age of the balance, the exhaustion of collection efforts, and the lack of ongoing contact or billing with the customer.

Governments of multiple countries extended several programs to help businesses during the COVID-19 pandemic (see note 1 - Business Description and Basis of Presentation) through loans, wage subsidies, tax relief or deferrals and other financial aid. The Company has participated in several of these government programs. A substantial portion of these government support payments were to ensure that the Company continues to pay and maintain the employees on its payroll and does not make them redundant as the demand for travel services significantly reduced due to the Covid-19 pandemic. During the years ended December 31, 2022 2021 and 2020, the Company recognized in its consolidated statements of operations government grants and other assistance benefits of $24 million, $64 million and $101 million, respectively, as a reduction of its operating expenses. As of December 31, 2022 and 2021, the Company had a receivable of $13 million and $6 million, respectively, in relation to such government grants, that is included in the accounts receivable balance in the consolidated balance sheets. These relate to payments that are expected to be received under the government programs where the Company has met the qualifying requirements and it is probable that payments will be received.

Property and Equipment

Property and equipment are recorded at cost, net of accumulated depreciation and amortization.

The Company also capitalizes certain costs associated with the acquisition or development of internal-use software. The Company capitalizes costs incurred during the application development stage related to the development of internal use software. The Company expenses cost incurred related to the planning and post-implementation phases of development as incurred.

Depreciation is recognized once an asset is available for its intended use. Depreciation is computed using the straight-line method over the estimated useful lives of assets which are as follows:

Capitalized software for internal use	2.5 – 7 years
Computer equipment	3 – 5 years
Leasehold improvements	Shorter of 5 –10 years or lease term
Furniture, fixtures and other equipment	Up to 7 years

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Equity Method Investments

Investments in entities in which the Company exercises significant influence over the operating and financial policies of the investee are accounted for using the equity method of accounting. Generally, if the Company owns voting rights of between 20% and 50% of equity interest, it is presumed to exercise significant influence. The Company’s proportionate share of the net income (loss) of the equity method investments is included in the Company’s results of operations. When the Company share of losses of an equity method investment equals or exceeds its investment value plus advances made to equity method investment, the Company discontinues recognizing share of further losses. Additional losses are provided for and a liability is recognized, only to the extent the Company has legal or constructive obligations to fund further losses in the equity method investment. Dividends received from the equity method investees are recorded as reductions to the carrying value of the equity method investment.

The Company periodically reviews the carrying value of these investments to determine if there has been an other-than temporary decline in their carrying values. A variety of factors are considered when determining if a decline in the carrying value of equity method investment is other than temporary, including, among others, the financial condition and business prospects of the investee, as well as the Company’s investment intent. Based on the Company’s assessment, the Company recorded $2 million as impairment of equity method investments for the year ended December 31, 2021, which is included within share of (losses) earnings from equity method investments in the consolidated statements of operations. There were no impairments of equity method investments during the years ended December 31, 2022 and 2020.

Business Combinations and Goodwill

The Company accounts for business combinations using purchase method of accounting which requires assigning the fair value of the consideration transferred to acquire a business to the tangible assets and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values at the date of acquisition. Goodwill represents the excess of the purchase consideration over the fair value of net tangible and identifiable assets acquired. The purchase price allocation process requires the Company to make significant assumptions and estimates in determining the purchase price, fair value of assets acquired and liabilities assumed at the acquisition date, especially with respect to acquired intangible assets. Fair value measurements may include the use of appraisals, market quotes for similar transactions, discounted cash flow techniques or other methodologies management believes to be relevant. Significant estimates in valuing certain intangible assets include but are not limited to future expected cash flows from customer and supplier relationships, and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. Any changes to provisional amounts identified during the measurement period are recognized in the reporting period in which the adjustment amounts are determined.

The Company evaluates goodwill for impairment on December 31 each year, or more frequently, if impairment indicators exist. The Company performs either a qualitative or quantitative assessment of whether it is more likely than not that the reporting unit’s fair value is less than its carrying value. A goodwill impairment loss is measured at the amount by which a reporting unit’s carrying amount exceeds its fair value, not to exceed the carrying amount of goodwill. Fair values are determined using a combination of standard valuation techniques, including an income approach (discounted cash flows) and market approaches (e.g., sales or earnings before interest, taxes, depreciation, and amortization (“EBITDA”) multiples of comparable publicly traded companies) and based on market participant assumptions.

Based on the results of the annual impairment test, the Company concluded that there was no impairment of goodwill during the years ended December 31, 2022, 2021 and 2020 because qualitative and/or quantitative tests indicated the reporting units’ fair value was in excess of their respective carrying values. The estimates and assumptions about future results of operations and cash flows made in connection with the impairment testing could differ from actual results of operations and cash flows, and if so, could cause the Company to conclude in the future that impairment indicators exist and that goodwill may become impaired.

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Impairment of Other Intangible Assets and Long-Lived Assets

Finite-lived intangible assets are amortized on a straight-line basis and estimated to have useful lives as follows:

Trademarks / tradenames	5 – 10 years
Business client relationships	10- 15 years
Supplier relationships	10 years
Travel partner network	10 years

Finite-lived intangible assets and long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of those assets or groups of assets, that generate cash flows largely independent of other assets or asset groups, may not be recoverable. If impairment indicators exist, the undiscounted future cash flows associated with the expected service potential of the asset or asset group and cash flows from their eventual disposition are compared to the carrying value of the asset or asset group. If the sum of the undiscounted expected cash flows is less than the carrying amount of the asset or asset group, an impairment loss is recognized in an amount by which the carrying value of the asset or asset group exceeds its fair value through a charge to the Company’s consolidated statements of operations. The estimated fair value of the asset group is determined using appropriate valuation methodologies which would typically include an estimate of discounted cash flows.

Leases

The Company determines whether an arrangement contains a lease at inception of a contract. Lease assets represent the Company’s right-of-use (“ROU”) of an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The Company’s accounting policy is to evaluate lessee agreements with a minimum term greater than one year for recording on the consolidated balance sheet.

Finance leases are generally those leases that allow the Company to either utilize the entire asset over its economic life or substantially pay for all of the fair value of the asset over the lease term. All other leases are categorized as operating leases. Lease ROU assets and lease liabilities are recognized based on the present value of the fixed lease payments over the lease term at the commencement date. As the interest rate implicit in the lease is generally not determinable in transactions where the Company is a lessee, the Company uses its incremental borrowing rate, based on the information available at the commencement date, in determining the present value of future payments and uses the implicit rate when readily available. The operating lease ROU assets include lease pre-payments and initial direct costs and are reduced for deferred rent and any lease incentives. Certain of the Company’s lease agreements contain renewal options, early termination options and/or payment escalations based on fixed annual increases, local consumer price index changes or market rental reviews. The lease term may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option.

The Company’s lease agreements may include both lease and non-lease components. For leases of information technology equipment used in its data centers, the Company accounts for the lease and non-lease components on a combined basis. For leases of all other assets, lease and non-lease components are accounted for separately.

Operating leases are included in operating lease ROU assets, and current and long-term portion of operating lease liabilities on the Company’s consolidated balance sheets. Operating lease expense is generally recognized on a straight-line basis over the lease term. Finance leases are included in property and equipment, net, and accrued expenses and other current liabilities, and other long-term liabilities on the Company’s consolidated balance sheets.

Income Taxes

The Company accounts for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating losses and tax credit carryforwards. All deferred income taxes are classified as non-current assets and/or liabilities on the Company’s consolidated balance sheets.

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that apply to taxable income in effect for the years in which those tax assets or liabilities are expected to be realized or settled. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized. In order for the Company to realize the deferred tax assets, it must be able to generate sufficient taxable income in those jurisdictions where the deferred tax assets are located. A change in the Company’s estimate of future taxable income may change the Company’s conclusion on its ability to realize all or a part of its net deferred tax assets, requiring an adjustment to the valuation allowance charged to the provision for income taxes in the period in which such a determination is made.

The Company recognizes deferred taxes on undistributed earnings of foreign subsidiaries because it does not plan to indefinitely reinvest such earnings.

A two-step approach is applied in the recognition and measurement of uncertain tax positions taken or expected to be taken in a tax return. The first step is to determine if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained on examination by the taxing authorities, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. The Company recognizes interest and penalties related to unrecognized tax benefits within the benefit from/provision for income taxes in its consolidated statements of operations.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various valuation approaches. A hierarchy has been established for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market rates obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s estimates about the assumptions market participants would use in the pricing of the asset or liability based on the best information available. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

Level 2 — Valuations based on quoted prices in active markets for similar assets or liabilities, quoted prices in non-active markets or for which all significant inputs, other than quoted prices, are observable either directly or indirectly, or for which unobservable inputs are corroborated by market data.

Level 3 — Valuations based on inputs that are unobservable and significant to overall fair value measurement.

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss), net of taxes, consists of (i) foreign currency translation adjustments, (ii) unrealized actuarial gains and losses on defined benefit plans and unamortized prior service cost and (iii) unrealized gains and losses on derivatives accounted for as effective hedges and certain historical net investment hedges.

Certain Risks and Concentrations

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and cash equivalents and accounts receivable.

The Company maintains cash and cash equivalents balances with financial institutions that are in excess of Federal Deposit Insurance Corporation (or equivalent) insurance limits. The Company’s cash and cash equivalents are primarily composed of current account balances in banks, are mainly non-interest bearing and are primarily denominated in U.S. dollar, British pound sterling and Euro currencies. As of December 31, 2022, approximately 35% of our cash balance is with a single bank.

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Concentrations of credit risk associated with accounts receivable are considered minimal due to the Company’s diverse customer base spread across different countries.

Revenue Recognition

The Company generates revenue in two primary ways:

●	Travel Revenues which include fees received from business clients and travel suppliers relating to servicing a travel transaction, which can be air, hotel, car rental, rail or other travel-related bookings or reservations, cancellations, exchanges or refunds and
●	Products and Professional Services Revenues which include revenues received from business clients, travel suppliers and Network Partners for using the Company’s platform, products and value-added services.

Revenue is recognized when control of the promised services in an arrangement is transferred to the customers in an amount that reflects the expected consideration in exchange for those services. The Company’s customers are its (i) business clients to whom the Company provides travel processing, consultancy and management services and (ii) travel suppliers including providers of Global Distribution Systems (“GDS”).

The Company has determined a net presentation of revenue (that is, the amount billed to a business client less the amount paid to a travel supplier) is appropriate for the majority of the Company’s transactions as the travel supplier is primarily responsible for providing the underlying travel services and the Company does not control the service provided to the traveler/business clients. The Company excludes all taxes assessed by a government authority, if any, from the measurement of transaction prices that are imposed on its travel related services or collected by the Company from customers (which are therefore excluded from revenue).

Travel Revenue

Client Fees

Transaction Fees and Other Revenues: The Company enters into contracts with business clients to provide travel-related services each period over the contract term. The Company’s obligation to the client is to stand ready to provide service over the contractual term. The performance obligations under these contracts are typically satisfied over time as the clients benefit from these services as they are performed. The Company receives nonrefundable transaction fees from business clients each time a travel transaction is processed. Transaction fee revenue, which is unit-priced under the service contract, is generally allocated to and recognized in the period the transaction is processed. The Company also receives revenue from the provision of other transactional services to clients such as revenue generated from the provision of servicing after business close or during travel disruption. Such other transactional travel revenue is also generally allocated to and recognized in the period when the travel transaction is processed.

Consideration Payable to Clients and Client Incentives: As part of the arrangements with business clients, the Company may be contractually obligated to share with them the commissions collected from travel suppliers that are directly attributable to the Company’s business with the business clients. Additionally, in certain contractual agreements with its clients, the Company promises consideration to them in the form of credits or upfront payments. The Company capitalizes such consideration payments to its clients and recognizes it ratably over the period of contract, as a reduction of revenue, as the revenue is recognized, unless the payment is in exchange for a distinct good or service that the business clients transfer to the Company. The capitalized upfront payments are reviewed for recoverability and impairment based on future forecasted revenues, and are included within other non-current assets or liabilities, net, on the Company’s consolidated balance sheets.

Supplier Fees

Base Commissions and Incentives: Certain of the Company’s travel suppliers (e.g., airlines, hotels, car rental companies, and rail carriers) pay commissions and/or fees on tickets issued, sales and other services provided by the Company based on contractual agreements to promote or distribute the travel supplier content. Commissions and fees from travel suppliers are generally recognized

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(i) at the time a ticket is purchased for air travel reservations as the Company’s performance obligation to the supplier is satisfied at the time of ticketing and (ii) upon fulfillment of the reservation for hotels and car rentals as the performance obligation to the hotel and car rental companies is not satisfied until the customer has checked-in to the hotel property and/or picked-up the rental car.

Incentive Revenues: The Company receives incentives from air travel suppliers for flown incremental bookings above minimum targeted thresholds established under the contract. The Company estimates such incentive revenues using internal and external data detailing completed and estimated completed airline travel and the price thresholds applicable to the volume for the period, as the consideration is variable and determined by meeting volume targets. The Company allocates the variable consideration to the flown bookings during the incentive period, which is generally determined by the airlines to be a single fiscal quarter, and recognizes that amount as the related performance obligations are satisfied, to the extent that it is probable that a subsequent change in the estimate would not result in a significant revenue reversal.

GDS Revenues: In certain transactions, the GDS provider receives commission revenues from travel suppliers in exchange for distributing its content and distributes a portion of these commissions to the Company as an incentive for the Company to utilize its platform. Therefore, the Company views payments from the providers of the GDS as commissions from travel suppliers and recognize these commissions in revenue as travel bookings are made through the GDS platform.

Products and Professional Services Revenues

Management Fees: The Company receives management fees from business clients for travel management services. The Company’s obligation to the client is to stand ready to provide service over the contractual term. The performance obligation under these contracts are typically satisfied over time as the clients benefit from these services as they are performed. Management fees are recognized ratably over the contract term as the performance obligation is satisfied on a stand-ready basis over the contract period.

Product Revenues: Revenue from provision of travel management tools to business clients to manage their travel programs are recognized ratably over the contract term as the performance obligation is satisfied over the contract period over which the travel-related products are made available to the clients.

Consulting and Meeting and Events Revenues: The Company receives fees from consulting and meetings and events planning services that are recognized over the contract term as the promised services are delivered by the Company’s personnel.

Other Revenues: Fees from Network Partners are recognized in proportion to sales as sales occur over the contract term, as the performance obligation is satisfied.

Cost of revenue

Cost of revenue primarily consists of (i) salaries and benefits of the Company’s travel counsellors, meetings and events teams and their supporting functions and (ii) the cost of outsourcing resources in transaction processing and the processing costs of online booking tools.

Sales and marketing

Sales and marketing primarily consists of (i) salaries and benefits of the Company’s employees in its sales and marketing function and (ii) the expenses for acquiring and maintaining customer partnerships including account management, sales, marketing, and consulting alongside the functions that support these efforts.

Technology and content

Technology and content primarily consists of (i) salaries and benefits of employees engaged in the Company’s product and content development, back-end applications, support infrastructure and maintenance of the security of the Company’s networks and (ii) other costs associated with licensing of software and information technology maintenance expense.

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

General and Administrative

General and administrative expenses consists of (i) salaries and benefits of the Company’s employees in finance, legal, human resources and administrative support including expenses associated with the executive non-cash equity plan and long-term incentive plans, (ii) integration expenses related to acquisitions and mergers and acquisitions costs primarily related to due diligence, legal expenses and related professional services fees and (iii) fees and costs related to accounting, tax and other professional services, legal related costs, and other miscellaneous expenses.

Restructuring charges

Restructuring and other charges consist primarily of costs associated with (i) employee termination benefits and (ii) lease exit and related costs. One-time involuntary employee termination benefits are recognized as a liability at estimated fair value when the plan of termination has been communicated to employees and certain other criteria have been met. With respect to employee terminations under ongoing benefit arrangements, a liability for termination benefits is recognized at estimated fair value when it is probable that amounts will be paid to employees and such amounts are reasonably estimable. Costs associated with exit or disposal activities, including impairment of operating lease ROU assets are presented as restructuring charges in the consolidated statement of operations (see note 15 – Restructuring Charges).

Advertising Expense

Advertising costs are expensed in the period incurred and include online marketing costs, such as search and banner advertising, and offline marketing, such as television, media and print advertising. Advertising expense, included in sales and marketing expenses on the consolidated statements of operations, was approximately $6 million, $2 million and $3 million for the years ended December 31, 2022, 2021 and 2020, respectively.

Equity-based Compensation

The Company has an equity-based compensation plan that provides for grants of stock options to employees and non-employee directors of the Company who perform services for the Company. The awards are equity-classified and the compensation is expensed, net of actual forfeitures, on a straight line basis over the requisite service period based upon the fair value of the award on the grant date and vesting conditions.

Pension and Other Post-retirement Benefits

The Company sponsors defined contribution savings plans under which the Company matches the contributions of participating employees on the basis specified by the plan. The Company’s costs for contributions to these plans are recognized as a component of salaries and benefits, in the Company’s consolidated statements of operations as such costs are incurred. The Company also sponsors both non-contributory and contributory defined benefit pension plans whereby benefits are based on an employee’s years of credited service and a percentage of final average compensation, or as otherwise described by the plan. The Company recognizes the funded status of its defined benefit plans and presents it as a non-current liability on its consolidated balance sheets. The funded status is the difference between the fair value of plan assets and the benefit obligation as of the balance sheet date. The measurement date used to determine benefit obligations and the fair value of plan assets for all defined benefit plans is December 31 of each year.

Defined benefit plan expenses are recognized in the Company’s consolidated statements of operations based upon various actuarial assumptions, including expected long-term rates of return on plan assets, discount rates, employee turnover, and mortality rates. Actuarial gains or losses arise from actual returns on plan assets being different from expected returns and from changes in assumptions used to calculate the projected benefit obligation each year. The defined benefit obligation may also be adjusted for any plan amendments. Such actuarial gains and losses and adjustments resulting from plan amendments are deferred within accumulated other comprehensive income (loss), net of tax.

The amortization of actuarial gains and losses is determined by using a 10% corridor of the greater of the fair value of plan assets or the defined benefit obligation. Total unamortized actuarial gains and losses in excess of the corridor are amortized over the average remaining future service. For plans with no active employees, they are amortized over the average life expectancy of plan participants.

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Adjustments resulting from plan amendments are generally amortized over the average remaining future service of plan participants at the time of the plan amendment.

All components of net periodic pension benefit (costs), other than service cost, is recognized within other income (expense), net, on the Company’s consolidated statements of operations. Service cost is recognized as a component of salaries and wages on the Company’s consolidated statements of operations.

Interest Expense and Interest Income

Interest expense is primarily comprised of interest expense on debt including the amortization of debt discount and debt issuance costs, calculated using the effective interest method and amounts reclassified from accumulated other comprehensive loss related to terminated interest rate swaps that were accounted for as effective cash flow hedges.

Interest income is comprised of interest earned from bank deposits.

Foreign Currency Translations and Transaction Gain (Loss)

On consolidation, assets and liabilities of subsidiaries having non-U.S. dollar functional currencies are translated into U.S. dollars based upon exchange rates prevailing at the end of each reporting period and the subsidiaries’ results of operations are translated in U.S. dollars at the spot/daily exchange rates. The resulting translation adjustments are included in accumulated other comprehensive income (loss), a component of total equity on the Company’s consolidated balance sheets, as currency translation adjustments. Translation adjustments are reclassified to earnings upon the sale or substantial liquidation of investments in foreign operations.

Gains and losses related to transactions in a currency other than the functional currency or upon remeasurement of non-functional currency denominated monetary assets and liabilities into functional currency are reported within other income (expense), net, in the Company’s consolidated statements of operations.

Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing the net income (loss) available to the Company’s ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. Diluted net income per share is computed by dividing the net income available to the Company’s ordinary shareholders by the weighted average number of ordinary shares outstanding and potentially dilutive securities outstanding during the period. Potentially dilutive securities include stock options, calculated using the treasury stock method. Potentially dilutive securities are excluded from the computations of diluted earnings per share if their effect of inclusion would be antidilutive.

Warrant Instruments and Earnout Liabilities

The Company accounted for its (i) public and privately issued warrants (see note 20 – Warrants) and (ii) substantially all of the Earnout Shares (see note 15 – Earnout Shares) in accordance with the guidance contained in ASC 815, “Derivatives and Hedging,” (“ASC 815”) whereby under that provision the warrants and substantially all of the Earnout Shares do not meet the criteria for equity treatment and are recorded as liabilities. Accordingly, the Company classified the warrants and such Earnout Shares as liabilities at fair value and adjusted the instruments to fair value at each reporting period. The Company remeasured the warrant liability and such Earnout Shares liability at each balance sheet date and any change in the fair value was recognized in the Company’s consolidated statement of operations. During October 2022, the Company exchanged its warrants for GBTG’s Class A common stock. The Earnout Shares liabilities will be remeasured at fair value, with any movement in fair value recorded in the consolidated statement of operations, until such Earnout Shares are no longer contingent.

Until the date the warrants were outstanding, the fair value of warrants was determined using a market price for the public warrants and, when relevant, Black-Scholes model for the private warrants.

The fair value of Earnout Shares was determined using Monte Carlo valuation method and were categorized as level 3 on the fair value hierarchy (see note 26 – Fair Value Measurements).

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recently Adopted Accounting Pronouncements

Credit Losses

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which significantly changed how entities account for credit losses for most financial assets, including accounts receivable, and certain other instruments that are not measured at fair value through net income. The new guidance replaces the then existing incurred loss impairment model with an expected loss methodology, which results in a more timely recognition of credit losses. Following loss of Emerging Growth Company status in the fourth quarter of 2022, the Company adopted ASU 2016-13 on a prospective basis, effective January 1, 2022, and recognized a $3 million cumulative adjustment, net of taxes, in accumulated deficit. By applying ASU 2016-13 at the adoption date, the presentation of credit losses for periods prior to January 1, 2022 remained unchanged. See note 6 – Allowance for Expected Credit Losses for additional information.

Income Taxes

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-12, “Income taxes (Topic 740): Simplifying the Accounting for Income Taxes” that amends the guidance to simplify accounting for income taxes, including elimination of certain exceptions in current guidance related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences, ownership changes in investments (changes from a subsidiary to equity method investments and vice versa), etc. The Company adopted this guidance on January 1, 2022, and there was no material impact on the Company’s consolidated financial statements upon the adoption of this guidance.

Freestanding Equity-Classified Written Call Options

In May 2021, the FASB issued ASU No. 2021-04, “Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options” which provides a principles-based framework for issuers to account for a modification or exchange of freestanding equity-classified written call options. The new guidance clarifies that to the extent applicable, issuers should first reference other accounting principles to account for the effect of a modification. If other accounting principles are not applicable, the guidance clarifies whether to account for the modification or exchange as (1) an adjustment to equity, with the related earnings per share implications, or (2) an expense, and if so, the manner and pattern of recognition. The accounting depends on the substance of the transaction, such as whether the modification or exchange is the result of raising equity, a financing transaction, or some other event. The Company adopted this guidance on January 1, 2022, and there was no material impact on the Company’s consolidated financial statements upon the adoption of this guidance.

Disclosures about Government Assistance

In November 2021, the FASB issued ASU No. 2021-10, “Disclosures by Business Entities about Government Assistance” which provides for disclosures by business entities about government assistance. The amendments in this update require disclosures about transactions with a government that have been accounted for by analogizing to a grant or contribution accounting model to increase transparency about (1) the nature and types of transactions, (2) the accounting for the transactions, and (3) the effect of the transactions on an entity’s financial statements. The guidance is effective for the Company for annual periods beginning after December 15, 2021, with early application permitted, and can be applied either prospectively or retrospectively. The Company adopted this guidance on January 1, 2022, and there was no material impact on the Company’s consolidated financial statements upon the adoption of this guidance.

Accounting Pronouncements — Not Yet Adopted

Reference rate reforms

In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” This ASU provides expedients and exceptions to existing guidance on contract modifications and hedge accounting that is optional to facilitate the market transition from a reference rate, including the London Interbank Offered

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Rate (“LIBOR”) expected to be discontinued because of reference rate reform, to a new reference rate. The provisions of this ASU would impact contract modifications and other changes that occur while LIBOR is phased out. The guidance is effective upon issuance and generally can be applied to applicable contract modifications through December 31, 2022. In December 2022, the FASB issued ASU No. 2022-06, “Reference Rate Reform: Deferral of the Sunset Date of Topic 848.” As a result of the UK Financial Conduct Authority’s decision to extend the cessation date for publishing LIBOR rates from December 31, 2021 to June 30, 2023, the FASB decided to defer the sunset date of this topic from December 31, 2022 to December 31, 2024.

On January 25, 2023, the Company’s senior secured credit agreement was amended, which, among other things, replaced LIBOR with Secured Overnight Financing Rate (“SOFR”) as the benchmark rate applicable to each of its senior secured tranche B-3 term loan facility and the senior secured revolving credit facility. See note 16 – Long-term Debt. The Company continues to evaluate and monitor developments and its assessment of this guidance during the LIBOR transition period.

Contracts with Customers Acquired in a Business Combination

In October 2021, the FASB issued ASU No. 2021-08, “Accounting for Contract Assets and Contract Liabilities from Contracts with Customers” to add contract assets and contract liabilities acquired in a business combination to the list of exceptions to the recognition and measurement principles that apply to business combinations and to require that an entity (acquirer) recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with the revenue recognition guidance. This updated guidance amends the current business combination guidance where an acquirer generally recognizes such items at fair value on the acquisition date. The guidance is effective for the Company commencing with fiscal year 2023, including each interim period therein, and is to be applied prospectively to all business combinations that occur on or after the date of initial application. The Company does not expect a material impact of the adoption of the guidance on its consolidated financial statements.

(3)	Revenue from Contracts with Customers

The Company disaggregates revenue based on (i) Travel Revenues which include all revenue relating to servicing a transaction, which can be air, hotel, car rental, rail or other travel-related booking or reservation and (ii) Products and Professional Services Revenues which include all revenue relating to using the Company’s platform, products and value-added services. The following table presents the Company’s disaggregated revenue by nature of service. Sales and usage-based taxes are excluded from revenue.

	Year ended December 31,
(in $ millions)	2022	2021	2020
Travel revenue	$1,444	$446	$468
Products and professional services revenue	407	317	325
Total revenue	$1,851	$763	$793

Payments from customers are generally received within 30-60 days of invoicing or from their contractual date agreed under the terms of contract.

Contract Balances

Contract assets represent the Company’s right to consideration in exchange for services transferred to a customer when that right is conditioned on the Company’s future performance obligations. Contract liabilities represent the Company’s obligation to transfer services to a customer for which the Company has received consideration (or the amount is due) from the customer.

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The opening and closing balances of the Company’s accounts receivable, net, contract assets and contract liabilities are as follows:

		Contract	Contract
		liabilities	liabilities
	Accounts	Client	Deferred
	receivable,	incentives, net	revenue
(in $ millions)	net(1)	(non-current)	(current)
Balance as of December 31, 2022	$752	$19	$19
Balance as of December 31, 2021	$375	$3	$18
(1)	Accounts receivables, net, exclude balances not related to contracts with customers.

Deferred revenue is recorded when a performance obligation has not been satisfied but an invoice has been raised. Cash payments received from customers in advance of the Company completing its performance obligations are included in deferred revenue in the Company’s consolidated balance sheets. The Company generally expects to complete its performance obligations under the contracts within one year. During the year ended December 31, 2022, the cash payments received or due in advance of the satisfaction of the Company’s performance obligations were offset by $13 million of revenue recognized that was included in the deferred revenue balance as of December 31, 2021.

Remaining Performance Obligations

As of December 31, 2022, the aggregate amount of the transaction price allocated to the Company’s remaining performance obligations was approximately $15 million, of which the Company expects to recognize revenue as performance obligations are satisfied over the next 24 months.

The Company does not disclose the value of unsatisfied performance obligations for contracts with an original expected term of one year or less.

(4)	Income Taxes

As discussed in note 1 – Business Description and Basis of Preparation, GBTG is a Delaware corporation and tax resident in the U.S. Post Business Combination, GBTG holds its equity interests and conducts its business through GBT JerseyCo and its subsidiaries in an Up-C structure. GBT JerseyCo is incorporated in and subject to Jersey company law, is a tax resident in the U.K. and is treated as a partnership for U.S. income tax purposes. As such, GBT JerseyCo generally is not subject to U.S. income tax under current U.S. tax laws. However, GBTG, being a U.S. tax resident shareholder of GBT JerseyCo, is subject to U.S. partnership tax law on its share of equity interest in GBT JerseyCo.

The following table summarizes the Company’s U.S., U.K. and other jurisdictions loss before income taxes and share of losses from equity method investments. The Company has opted for this disclosure due to jurisdictional change in its reporting and “domestic” entity from U.K. to U.S. following the Business Combination in May 2022. The U.S. includes GBTG and its subsidiaries that are U.S. tax resident, U.K. includes GBT Jersey Co. and its subsidiaries that are U.K. tax resident and other includes all other jurisdictions:

	Year ended December 31,
(in $ millions)	2022	2021	2020
U.S.	$(129)	$(32)	$(74)
U.K.	(95)	(441)	(529)
Other	(63)	(180)	(156)
Loss before income taxes and share of losses from equity method investments	$(287)	$(653)	$(759)

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of benefit from income taxes consist of the following:

	Year ended December 31,
(in $ millions)	2022	2021	2020
Current taxes:
U.S.	$—	$4	$20
U.K.	(1)	1	12
Other	(3)	3	3
Current income tax (expense) benefit	(4)	8	35
Deferred taxes:
U.S.	35	22	4
U.K.	28	132	90
Other	2	24	16
Deferred tax benefit (1)	65	178	110
Benefit from income taxes	$61	$186	$145
(1)	Includes deferred tax benefit of $69 million related to GBT JerseyCo and its subsidiaries and a deferred tax charge of $4 million related to GBTG.

The table below sets forth a reconciliation of the U.S. statutory tax rate of 21% for the year ended December 31, 2022 and the U.K. statutory tax rate of 19% for the years ended December 31, 2021 and 2020 to the Company’s effective income tax rate for the respective years.

	Year ended December 31,
(in $ millions, except percentages)	2022	2021	2020
Statutory tax rate	21.00%	19.00%	19.00%
Tax benefit at statutory tax rate	$60	$124	$144
Changes in taxes resulting from:
Impact of Up-C structure	(4)	—	—
Permanent differences	(12)	(14)	(1)
Local and state taxes	7	2	2
Change in valuation allowance	(11)	(17)	(17)
Change in enacted tax rates	—	35	—
Rate differential in the United Kingdom	6	24	—
Foreign tax rate differential	1	14	13
Return to provision adjustment	13	11	(5)
Tax settlement and uncertain tax positions	3	6	(5)
Other	(2)	1	14
Benefit from income taxes	$61	$186	$145
Effective tax rate	21.26%	28.39%	19.13%

The Company’s effective tax rate for the years ended December 31, 2022 and 2020 were broadly inline with respective statutory tax rates.

The effective tax rate during the year ended December 31, 2021 increased 9% primarily due to the change in U.K.’s enacted tax rates from 19% to 25%, in the second quarter of 2021, and which becomes effective from April 2023. This change in enacted tax rates resulted in $59 million of deferred tax benefit during the year ended December 31, 2021, including $35 million due to remeasurement of the Company’s opening deferred tax assets and liabilities.

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The significant components of the Company’s deferred tax assets and liabilities are as follows:

	As of December 31,
(in $ millions)	2022	2021
Deferred tax assets:
Outside basis investment in partnership	$25	$—
Net operating loss carryforwards	392	391
Pension liability	38	74
Interest expense deduction restriction	45	23
Operating lease liabilities	20	20
Stock compensation	15	—
Property and equipment	12	—
Accrued liabilities	12	7
Goodwill	117	1
Other	8	2
Valuation allowance	(124)	(116)
Deferred tax assets	560	402
Netted against deferred tax liabilities	(227)	(120)
Deferred tax assets as presented in the consolidated balance sheets	$333	$282
Deferred tax liabilities:
Foregone partnership deferred tax credits	$(43)	$—
Other intangible assets	(175)	(214)
Operating lease ROU assets	(15)	(14)
Property and equipment	(10)	(4)
Goodwill	(4)	(2)
Other	(4)	(5)
Deferred tax liabilities	(251)	(239)
Netted against deferred tax assets	227	120
Deferred tax liabilities as presented in the consolidated balance sheets	$(24)	$(119)

As a result of the Business Combination in May 2022, GBTG as a new shareholder in GBT JerseyCo and standalone U.S. tax payer is required to calculate its U.S. tax position on its share of the GBT JerseyCo’s consolidated results. It has recorded a deferred tax asset of $25 million in respect the cost of its acquisition of its equity interest in GBT JerseyCo i.e. “outside basis investment in partnership”, and a deferred tax liability of $43 million on its share of the profits of GBT JerseyCo consolidated results but without the tax shield arising from GBT JerseyCo’s Net Operating Losses (NOLs) i.e. “Foregone partnership deferred tax credits”.

During the year, the Company completed its assessment of deferred taxes in relation to the Egencia acquisition and recognized a deferred tax assets of $124 million, primarily related to Egencia goodwill (see note 10 – Business Acquisitions – Acquisition of Egencia).

The Company recognizes deferred taxes on the undistributed earnings of foreign subsidiaries, as these earnings are not deemed to be indefinitely reinvested. Foreign deferred taxes liabilities of approximately $3 million and $3 million as of December 31, 2022 and 2021, respectively, have been provided on these earnings.

The Company has gross net operating loss (“NOL”) carryforwards related to global operations of approximately $1,762 million, of which $1,690 million have an indefinite life. The remaining NOL carryforwards will begin to expire as follows:

(in $millions)	Amount
2023-2027	$31
2028-2032	28
2033-2042	13

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company regularly assesses the realizability of all its deferred tax assets. An adjustment to the conclusion as to whether it is more likely than not that the Company will realize the benefit of the deferred tax assets would impact the income tax expense in the period for which it is determined this analysis has changed. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon future taxable income during the periods in which those temporary differences become deductible. When assessing the need for a valuation allowance, all positive and negative evidence is analyzed, including the Company’s ability to carry back NOLs to prior periods, the reversal of deferred tax liabilities, tax planning strategies and projected future taxable income.

As of December 31, 2022 and 2021, the Company had valuation allowance on its deferred tax assets of $124 million and $116 million, respectively, that is related primarily to unrealized NOLs. As of December 31, 2022, a valuation allowance has been created against deferred tax assets relating to approximately $480 million of the total gross losses, where the Company believes it is less likely that it will be able to utilize these assets in the future. For the deferred tax assets related to remaining NOLs against which there is no valuation allowance, the Company believes it is more likely than not that the results of future operations will generate sufficient taxable income to realize these deferred tax assets.

Current developments of tax legislation globally potentially indicates that while the Company has significant NOLs, its ability to monetize these NOLs is likely to be restricted. Many tax authorities now restrict the rate of utilization to a percentage of current year taxable income (typically in the range of 50%-80%), which means that NOLs take longer to monetize and can result in cash tax outflows in years of profit even where significant NOLs exist. In addition, many jurisdictions are introducing or have recently introduced tax legislation that aims to restrict the tax deduction of expenditure in certain circumstances and to impose minimum taxation in an attempt to raise taxes (e.g. OECD’s Base Erosion and Profit Shifting (BEPS) measures and the recently enacted U.S. Inflation Reduction Act (IRA)). The Company believes the impact of IRA is likely to be minimal for the foreseeable future, however, as being an international company with significant NOLs, the Company is affected by the BEPS measures and is currently assessing their impact on its future tax profile.

The Company previously agreed to pay affiliates of Amex Coop for the value of any NOL carryforward benefits realized that relate to the period prior to the joint venture formation in 2014. The amount of this liability to affiliates of Amex Coop is $2 million as of both December 31, 2022 and 2021 and is recorded within due to affiliates.

Significant judgment is required in determining the Company’s worldwide provision for income taxes and recording the related assets and liabilities. In the ordinary course of business, there are many transactions and tax positions where the ultimate tax determination is uncertain. Although the Company believes there is appropriate support for the positions taken on its tax returns, the Company has recorded liabilities (or reduction of tax assets) representing the estimated economic loss upon ultimate settlement for certain positions. The Company believes its tax provisions are adequate for all open years, based on the assessment of many factors, including past experience and interpretations of tax law applied to the facts of each matter. Although the Company believes the recorded assets and liabilities are reasonable, tax regulations are subject to interpretation and tax litigation is inherently uncertain; therefore, the Company’s assessments can involve both a series of complex judgments about future events and reliance on significant estimates and assumptions. While the Company believes the estimates and assumptions supporting the assessments are reasonable, the final determination of tax audits and any other related litigation could be materially different from that which is reflected in historical income tax provisions and recorded assets and liabilities.

As of December 31, 2022 and 2021, the Company has accrued for a tax liability of $4 million and $7 million, respectively, associated with uncertain tax positions, including interest and penalties thereon, arising from differences between amounts recorded in the consolidated financial statements and amounts expected to be included in tax returns. The majority of uncertain tax positions are

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

under discussions with tax authorities and the Company does not believe that the outcome of current and future examinations will have a material impact on its consolidated financial statements. The movement of uncertain tax position liability is as follows:

	As of December 31,
(in $millions)	2022	2021	2020
Balance, beginning of the year	$7	$9	$11
Increases to tax positions related to acquisitions	—	4	—
Increases to tax positions related to the current year	1	—	—
Decrease in tax positions related to prior years	—	(6)	(2)
Release due to expiry of statute of limitations	(4)	—	—
Balance, end of the year	$4	$7	$9

There were no settlements of uncertain tax position liability during any of the years presented. As of December 31, 2022, the Company does not expect the unrecognized tax benefits to significantly increase or decrease within the next twelve months.

The Company recognizes interest and penalties accrued related to unrecognized tax benefits as part of the provision for income taxes. There were no material amounts of interest or penalty charged (credited) to the Company’s consolidated statements of operations for any of the years ended December 31, 2022, 2021 and 2020. and. there was no material interest and/or penalties accrued as of December 31, 2022 and 2021. The Company does not currently expect the unrecognized tax benefits to significantly increase or decrease in the next twelve months.

The Company is subject to taxation in various countries in which the Company operates. As of December 31, 2022, tax years for 2015 through 2022 are open to examination by the tax authorities in the major tax jurisdictions, mainly in the U.S. and U.K. primarily due to loss carryback claims.

(5)	Other Income, Net

Other income, net, in consolidated statements of operations consist of:

	Year ended December 31,
(in $millions)	2022	2021	2020
Foreign exchange (loss) gains, net	$(7)	$—	$12
Loss on disposal of businesses	—	(1)	—
Non-service components of net periodic pension benefit	8	9	2
Other income, net	$1	$8	$14

(6)	Allowances for Expected Credit Losses

The Company adopted the guidance on allowance for credit losses in ASC 326 – Financial Instruments - Credit Losses, (“ASC 326”) for the measurement of credit losses for its financial assets, mainly the accounts receivable, on January 1, 2022. Under this standard, the previous “incurred loss” approach is replaced with an “expected loss” model for financial instruments measured at amortized cost. The adoption of this standard resulted in a $4 million increase in the allowance for credit losses, partially offset by a $1 million decrease in deferred tax liabilities with a corresponding increase of $3 million in the Company’s opening accumulated deficit as of January 1, 2022. The movement in Company’s allowance for credit losses applying ASC 326 for the year ended December 31, 2022, is set out below:

(in $millions)	Amount
Balance as of December 31, 2021	$4
Cumulative effect of adjustment upon adoption of ASC 326	4
Current year provision for expected credit losses	19
Write-offs	(4)
Balance as of December 31, 2022	23

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The impact of the COVID-19 pandemic on the global economy and other general increases in aging balances has impacted the Company’s estimate of expected credit losses. Uncertain macroeconomic factors, including the potential recession or economic downtown, and reducing government funding following the peak of Covid-19 in 2020, can have a significant effect on additions to the allowance as the continuing impact of pandemic could potentially result in the restructuring or bankruptcy of customers. Given the uncertainties surrounding the duration and effects of COVID-19, the Company cannot provide assurance that the assumptions used in its estimates will be accurate and actual write-offs may vary from such estimates of credit losses.

(7)	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of:

	As of December 31,
(in $ millions)	2022	2021
Prepaid travel expenses	$52	$42
Income tax receivable	26	32
Value added and similar taxes receivables	11	11
Deferred offering costs	—	21
Other prepayments and receivables	41	31
Prepaid expenses and other current assets	$130	$137

(8)	Property and Equipment, Other

Property and equipment, net consist of:

	As of December 31,
(in $ millions)	2022	2021
Capitalized software for internal use	$365	$304
Computer equipment	71	65
Leasehold improvements	49	52
Furniture, fixtures and other equipment	5	6
Capital projects in progress	5	9
	495	436
Less: accumulated depreciation and amortization	(277)	(220)
Property and equipment, net	$218	$216

As of December 31, 2022 and 2021, the Company had capital lease assets of $6 million and $5 million, respectively, with accumulated depreciation of $3 million and $2 million, respectively, included within computer equipment.

Depreciation and amortization expense for the years ended December 31, 2022, 2021 and 2020 was $89 million, $86 million and $86 million, respectively. Depreciation and amortization include $62 million, $52 million and $52 million of amortization related to capitalized software for internal use for the years ended December 31, 2022, 2021 and 2020, respectively.

Upon retirement or other disposal of property and equipment, the costs and related amounts of accumulated depreciation or amortization are eliminated from the asset and accumulated depreciation accounts, respectively. The difference, if any, between the net asset value and the proceeds received, if any, is recorded in consolidated statements of operations as gain (loss) on disposal of asset within general and administrative expense.

(9)	Reverse Recapitalization

Pursuant to the Business Combination Agreement, among other things, (i) GBTG acquired 100% voting interest and an approximately 13% equity interest in GBT JerseyCo, (ii) GBT JerseyCo became jointly-owned by GBTG and Continuing JerseyCo Owners and (iii) GBT JerseyCo serves as the operating partnership as part of an Up-C structure.

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On December 2, 2021, concurrent with the execution of the Business Combination Agreement, GBTG also entered into subscription agreements with certain private investors (“PIPE Investors”), pursuant to which the PIPE Investors collectively agreed to subscribe for 33.5 million shares of the Company’s Class A common stock for an aggregate purchase price equal to $335 million (the “PIPE Investment”), including $2 million subscribed by entities related to APSG. The PIPE Investment was consummated concurrently with the closing of the Business Combination on May 27, 2022, generating proceeds of $323.5 million from the PIPE Investment. The gross proceeds received upon closing of the transaction was $365 million, which included $42 million of cash remaining, net of redemptions, from GBTG’s (formerly APSG) initial public offering.

The Business Combination was treated as a reverse recapitalization transaction, whereby GBT JerseyCo was considered the accounting acquirer in the transaction and the predecessor entity of GBTG and recognized the carrying value of the net assets of GBTG as an equity contribution with no incremental goodwill or intangible assets recognized.

In connection with the consummation of the Business Combination/immediately upon the Business Combination, the following occurred:

●	GBTG holds all of the A ordinary shares of GBT JerseyCo – which carry both voting and economic interest rights. The Continuing JerseyCo Owners hold all of the B ordinary shares of GBT JerseyCo – which carry no voting rights, but only economic rights.
●	The Continuing JerseyCo Owners hold Class B common stock in GBTG, in equal number as their shares in GBT JerseyCo, which carry nominal economic rights (limited to the right to receive up to the par value in the event of a liquidation, dissolution or winding up of GBTG) and full voting rights.
●	GBTG’s issued and outstanding Class A common stock, which is equal in number to the number of GBT JerseyCo’s A ordinary shares, is held by public and the PIPE Investors.
●	GBT JerseyCo MIP Options were converted into GBTG MIP Options and equity compensation plans, generally with no change in any terms and conditions of grant/vesting/exercise. In a separate transaction in January 2023, certain GBTG MIP Options were cancelled and/or exercised and new RSUs granted to the participants under an exchange offer (see note 29 – Subsequent Events).
●	The Continuing JerseyCo Owners and holders of GBT JerseyCo’s MIP Options were granted C ordinary shares of GBT JerseyCo that have no voting or economic interest and will be converted either to (i) GBTG’s Class B common stock and GBT JerseyCo’s B ordinary shares (for Continuing JerseyCo Owners) or (ii) GBTG’s Class A common stock (for GBT JerseyCo’s MIP Option holders) upon GBTG’s Class A common stock meeting certain price thresholds over a certain period of time. Further, certain of GBTG’s Class A common stock are subject to forfeitures and surrender/cancellations for no consideration if GBTG’s Class A common stock does not meet certain price thresholds over a certain period of time. All such shares are referred to as (“Earnout Shares”).
●	The outstanding warrants of APSG converted to those of GBTG on the same terms and conditions as existed prior to the closing of the Business Combination Agreement. In a separate transaction in October 2022, these warrants were exchanged for GBTG’s Class A common stock (see note 20 – Warrants).
●	All of the Business Combination transaction costs were paid out from the proceeds of the PIPE Investments or cash invested by GBTG in GBT JerseyCo or by GBT JerseyCo.
●	GBT JerseyCo repaid all of its outstanding amounts of preferred shares including dividends accrued thereon from the proceeds of the Business Combination.
●	GBTG, GBT JerseyCo and the Continuing JerseyCo Owners entered into an Exchange Agreement (the “Exchange Agreement”) which provides a right to the Continuing JerseyCo Owners to exchange their B ordinary shares in GBT JerseyCo for Class A common stock of GBTG on a one-for-one basis, with surrender and cancellation of Class B common

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

stock held by them in GBTG. Alternatively, if approved by the “Exchange Committee” (comprising of disinterested and independent board of directors of GBTG), such B ordinary shares can be settled in cash. If the Exchange Committee elects to settle B ordinary shares in cash, the cash must be funded only through issuance of GBTG’s Class A common stock.

At the time of the closing of the Business Combination Agreement, there were 56,945,033 shares of Class A common stock and 394,448,481 shares of Class B common stock of GBTG that were outstanding. The number of shares of Class B common stock outstanding corresponded to the number of B ordinary shares held by Continuing JerseyCo Owners in GBT JerseyCo which represented the non-controlling ownership interests in the Company.

Concurrently with the Closing, the Company entered into certain other related agreements which are discussed further in note 23 – Stockholders’ Equity and note 27 – Related Party Transactions.

(10)   Business Acquisitions

There was no material business acquisition during the year ended December 31, 2022.

Acquisition of Ovation

On January 21, 2021, the Company, through its wholly-owned subsidiary, GBT US LLC, acquired all of the outstanding shares of Ovation Travel, LLC, (along with its subsidiaries, “Ovation”) for a total cash purchase consideration of $57 million (including approximately $4 million of deferred consideration), net of cash acquired. Ovation Group is a U.S.-based travel management company providing business travel services and meeting and special events planning across several sectors, particularly legal, financial, professional services, entertainment and media. The acquisition enhances the Company’s business client base, further improving the global scale and reach of its corporate travel business. The results of Ovation’s operations have been included in the consolidated financial statements of the Company since the date of its acquisition. During the year ended December 31, 2022, the Company paid the deferred consideration of $4 million as the conditions for deferred consideration were satisfied during the period.

The terms of the acquisition further included contingent consideration of approximately $4 million that was subject to the continued employment of certain Ovation employees for a specified duration of employment as set out under the business purchase agreement. The Company accrued for this expense as compensation expense, which was paid during the year ended December 31, 2022.

The fair value of the acquisition was allocated primarily to goodwill of $36 million, amortizing intangible assets of $29 million (business client relationships of $25 million and Tradenames of $4 million) and net liabilities assumed of $8 million. Goodwill generated from the acquisition is attributable to acquired workforce and expected synergies from centralized management and future growth. The acquired business client relationships and tradenames are being amortized over their estimated useful lives of 10 years and 5 years, respectively. The Company incurred $3 million in acquisition related costs which was expensed as incurred.

The amount of revenue and net loss of Ovation since the acquisition date included in the consolidated statements of operations for the year ended December 31 2021 was $23 million and $16 million, respectively,. Assuming an acquisition date of January 1, 2020 (i) the unaudited consolidated pro forma revenue and net loss of the Company for the year ended December 31, 2020 would have been $829 million and $637 million, respectively, and (ii) the unaudited pro forma revenue and net loss of the Company for the year ended December 31, 2021 would not have been materially different to the amount of revenue and net loss presented in the consolidated statements of operations. The pro forma financial information adjusts for the effects of material business combination items primarily related to amortization of acquired intangible assets and the corresponding income tax effects.

Acquisition of Egencia

On November 1, 2021, the Company completed its acquisition of Egencia, a business-to-business digital travel management company serving business clients, from an affiliate of Expedia, Inc., EG Corporate Travel Holdings LLC (“Expedia”). As purchase consideration for this acquisition, the Company initially issued 8,413,972 non-voting ordinary shares, fair value of which was determined to be $816 million. As a result, Expedia became an indirect holder of non-voting ordinary shares of GBT JerseyCo, which then represented approximately 19% of GBT JerseyCo’s equity interests, excluding GBT JerseyCo’s preferred shares, Profit Shares,

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MIP Options and MIP Shares (as defined in GBT JerseyCo’s organizational documents). This value was determined on the basis of the estimated total enterprise value of GBT JerseyCo (post acquisition of Egencia) and calculated based on a multiple of Adjusted EBITDA. The acquisition of Egencia will complement the Company’s existing business and is expected to further accelerate its growth strategy in the small-to-medium-sized enterprise sector.

During the second quarter of 2022, the Company finalized the net debt and working capital adjustments related to the Egencia acquisition, which resulted in an adjustment of $6 million payable by GBT JerseyCo and in relation to which it issued additional 59,111 non-voting ordinary shares to Expedia. Further, the Company obtained additional information and completed its purchase price allocation during the third quarter of 2022. As a result, the Company recognized an additional $124 million of deferred tax assets (primarily related to goodwill that was determined to be tax deductible) and adjusted its preliminary goodwill balance. Further, during 2022, the Company recognized a $19 million charge in its statement of operations associated with a loss contingency as it became probable that the Company will pay the amount for a contingent event that existed as of the Egencia acquisition date. The following table reflects the Company’s fair values of the assets acquired and liabilities assumed of Egencia as of the date of the acquisition after considering all measurement period adjustments.:

(in $millions)	Amount
Cash and cash equivalents	$73
Accounts receivable	154
Prepaid expenses and other current assets	32
Property and equipment	58
Goodwill	189
Other intangible assets	440
Operating lease right-of-use assets	9
Deferred tax assets	11
Other non-current assets	30
Total assets	996
Accounts payable	56
Due to affiliates	26
Accrued expenses and other current liabilities	80
Operating lease liabilities	10
Deferred tax liabilities	—
Other non-current liabilities	2
Total liabilities	174

Purchase consideration / Net assets acquired	$822

Goodwill generated from the acquisition is attributable to acquired workforce and expected synergies from combining operations, centralized management and future growth. A substantial portion of goodwill is expected to be deductible for income tax purposes. The fair value and amortization periods of identifiable intangible assets acquired is as follows:

	Fair value of acquired	Amortization
	intangibles	period
	(in $millions)	(in years)
Business client relationships	$390	$15
Tradenames	50	10
Acquired technology	50	5

The fair value of business client relationships was determined utilizing the excess earnings method of valuation, and the fair values of tradenames and acquired technology was determined utilizing the relief from royalty method. The process for estimating the fair values of identifiable intangible assets requires the use of significant estimates and assumptions, including revenue growth rates, operating margin, income tax rates, obsolescence curves, royalty rates and discount rates. Intangible assets are being amortized over their average useful lives primarily based upon the pattern in which anticipated economic benefits from such assets are expected to be realized.

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pursuant to the reverse recapitalization discussed in note 9 above, all non-voting ordinary shares issued to Expedia, were redeemed and cancelled by GBT JerseyCo and Expedia received B ordinary shares from GBT JerseyCo, and an equal number of Class B common stock from GBTG as calculated using the exchange ratio as was used to convert the then existing GBT JerseyCo shares to new class of shares under the Business Combination.

The Company incurred $15 million in acquisition related costs which were expensed in the period as incurred and included in general and administrative expenses in the Company’s consolidated statements of operations, with $13 million and $2 million recognized during the years ended December 31, 2021, and 2020, respectively.

The financial results of Egencia have been included in the Company’s consolidated financial statements since the date of its acquisition. The amount of revenue and net loss of the Egencia business since the acquisition date included in the consolidated statements of operations for the period ended December 31, 2021 was $33 million and $26 million, respectively. Assuming an acquisition date of January 1, 2020 (i) the unaudited pro forma revenue and net loss of the Company for the year ended December 31, 2021 would have been $889 million and $701 million, respectively, and (ii) the unaudited consolidated pro forma revenue and net loss of the Company for the year ended December 31, 2020 would have been $960 million and $1,032 million, respectively. The pro forma financial information adjusts for the effects of material business combination items, including amortization of acquired intangible assets and the reversal of Expedia’s share of hotel commission revenue recorded by Egencia in connection with a long-term hotel supply contract between the Company and Expedia, and the corresponding income tax effects.

(11)    Goodwill and Other Intangible Assets, Net

The following table sets forth changes in goodwill during the years ended December 31, 2022 and 2021:

(in $ millions)	Amount
Balance as of December 31, 2020	$1,028
Additions(1)	343
Currency translation adjustments	(13)
Balance as of December 31, 2021	1,358
Egencia acquisition adjustments(2)	(118)
Currency translation adjustments	(52)
Balance as of December 31, 2022	1,188
(1)	Relates to acquisition of Ovation ($36 million) and Egencia ($307 million) which was based on preliminary purchase price allocation (see note 10 – Business Acquisitions).
(2)	Relates to measurement period adjustments for Egencia acquisition (see note 10 – Business Acquisitions – Acquisition of Egencia).

There were no goodwill impairment losses recorded for the years ended December 31, 2022, 2021 and 2020 and there are no accumulated goodwill impairment losses as of December 31, 2022.

The following table sets forth the Company’s other intangible assets with definite lives as of December 31, 2022 and 2021:

	December 31, 2022			December 31, 2021
		Accumulated			Accumulated
(in $ millions)	Cost	depreciation	Net	Cost	depreciation	Net
Trademarks/tradenames	$116	$(69)	$47	$115	$(62)	$53
Business client relationships	788	(240)	548	815	(189)	626
Supplier relationship	253	(213)	40	254	(188)	66
Travel partner network	4	(3)	1	4	(3)	1
Other intangible assets, net	$1,161	$(525)	$636	$1,188	$(442)	$746

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Amortization expense relating to definite-lived intangible assets was $93 million, $67 million and $62 million for the years ended December 31, 2022, 2021 and 2020, respectively. As of December 31, 2022, the estimated amortization expense relating to definite-live intangible assets, assuming no subsequent impairment of the underlying assets, for each of the five succeeding years and periods thereafter is as follows:

(in $ millions)	Amount
2023	$91
2024	70
2025	49
2026	48
2027	48
Thereafter	330
Total	$636

(12)    Leases

The Company has operating leases in various countries primarily for office facilities and finance leases in the United States primarily for information technology equipment.

As of December 31, 2022, the Company’s leases generally do not contain any material residual value guarantees or material restrictive covenants. The depreciable life of lease ROU assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise.

The operating lease cost, including short term leases, recognized in the consolidated statement of operations for the years ended December 31, 2022, 2021 and 2020 was $26 million, $28 million and $32 million, respectively. Short term lease cost is immaterial to the Company’s consolidated statements of operations. The operating lease costs relate primarily to leases of office facilities.

The finance lease amounts recognized in the consolidated statements of operations relating to amortization of ROU assets and interest on finance lease obligations was $1 million, $2 million and less than $1 million for the years ended December 31, 2022, 2021, and 2020, respectively.

The following table sets out supplemental cash flow information related to leases for the year ended December 31, 2022, 2021 and 2020:

	Year ended December 31,
(in $ millions)	2022	2021	2020
Cash paid for amounts included in the measurement of lease liabilities:
Cash used in operating activities related to operating leases	$30	$30	$31
Cash used in financing activities related to finance leases	$2	$2	$—

ROU assets obtained in exchange for lease obligations:
Operating lease	$21	$9	$21
Finance lease	$1	$—	$5

Additions to ROU assets on account of business acquisitions
Operating lease	$—	$20	$—

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table sets out supplemental other information related to leases:

	2022	2021	2020
Weighted average remaining lease term:
Operating leases	6.19 years	5.36 years	4.3 years
Finance leases	1.2 years	1.7 years	2.7 years

Weighted average discount rate:
Operating lease	8.42%	7.15%	5.02%
Finance lease	5.08%	3.56%	3.56%

Further, in order to reduce its operating costs to mitigate the negative impact resulting from the COVID-19 pandemic (see note 1 – Business Description and Basis of Presentation), the Company terminated and/or abandoned a number of office facilities in various locations worldwide. As a result, the Company recognized an impairment of $1 million and $20 million of operating lease ROU assets in its consolidated statements of operations for the year ended December 31, 2021 and 2020, respectively. There was no impairment of operating lease ROU asset recognized for the year ended December 31, 2022.

The following table sets out the undiscounted future payments for operating and finance lease liabilities as of December 31, 2022:

(in $ millions)	Finance lease liabilities	Operating lease liabilities
2023	$2	$22
2024	—	20
2025	—	16
2026	—	11
2027	—	7
Thereafter	—	27
Total undiscounted future payments	2	103
Less: Interest cost included	—	(25)
Total lease liabilities	2	78
Less: Current portion of lease liabilities	2	(17)
Long-term portion of lease liabilities	$—	$61

(13)    Other Non-Current Assets

Other non-current assets consist of:

	As of December 31,
(in $ millions)	2022	2021
Restricted cash	$13	$9
Derivative asset	10	—
Other assets	24	32
Other non-current assets	$47	$41

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(14)    Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of:

	As of December 31,
(in $ millions)	2022	2021
Accrued payroll and related costs	$196	$198
Accrued operating expenses	147	147
Client deposits	56	59
Deferred revenue	19	18
Accrued restructuring costs (see note 15)	11	69
Income tax payable	4	7
Value added and similar taxes payable	9	6
Other payables	10	15
Accrued expenses and other current liabilities	$452	$519

(15)    Restructuring Charges

In order to mitigate the adverse impact on the Company’s business resulting from the COVID-19 pandemic and in order to simplify the Company’s business process and improve its operational efficiencies, in 2020, the Company initiated cost savings measures which included voluntary and involuntary terminations of employee services and facility closures. Such measures are expected to provide efficiencies and realign resources within the Company. Except for in certain jurisdictions, these restructuring activities are substantially complete and the Company does not expect additional restructuring charges associated with these activities to be significant. However, the Company continues to actively evaluate additional cost reduction efforts and should the Company make decisions in future periods to take further actions, it may incur additional restructuring charges. In this respect, in January 2023, the Company announced changes to its internal operating model which would result in future cash expenditures for the payment of severance and related benefits costs resulting from reduction in workforce (see note 29 - Subsequent Events).

The Company incurred $(3) million, $14 million and $206 million in restructuring charges, which included restructuring costs related to voluntary and involuntary employee terminations, facility closures, and other exit activities during the years ended December 31, 2022, 2021 and 2020, respectively.

The table below sets forth accrued restructuring cost, included in accrued expenses and other current liabilities, for the years ended December 31, 2022, 2021 and 2020:

(in $ millions)	Employee related	Facility	Total
Balance as of December 31, 2019	10	—	10
Charges	178	28	206
Cash settled	(94)	(5)	(99)
Other non-cash(1)	—	(20)	(20)
Balance as of December 31, 2020	94	3	97
Charges, net	13	1	14
Acquired on acquisition	30	—	30
Reclassification	(4)	4	—
Other non-cash(1)	—	(1)	(1)
Cash settled	(69)	(2)	(71)
Balance as of December 31, 2021	64	5	69
Reversal of accruals	(1)	(2)	(3)
Cash settled	(55)	—	(55)
Balance as of December 31, 2022	$8	$3	$11

(1)

Includes impairment of operating lease ROU assets of $1 million and $20 million for the years ended December 31, 2021 and 2020, respectively. There was no impairment of operating lease ROU asset for the year ended December 31, 2022.

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(16)    Long-term Debt

The outstanding amount of the Company’s long-term debt consists of:

	As of December 31,
(in $ millions)	2022	2021
Senior Secured Credit Agreement
Principal amount of senior secured initial term loans (Maturity – August 2025)(1)	$239	$242
Principal amount of senior secured tranche B-3 term loans (Maturity – December 2026)(2)	1,000	800
Principal amount of senior secured revolving credit facility (Maturity – August 2023)(3)	—	—
	1,239	1,042
Less: Unamortized debt discount and debt issuance costs	(17)	(19)
Total debt, net of unamortized debt discount and debt issuance costs	1,222	1,023
Less: Current portion of long-term debt	3	3
Long-term debt, non-current, net of unamortized debt discount and debt issuance costs	$1,219	$1,020
(1)	Stated interest rate of LIBOR + 2.50% as of December 31, 2022 and 2021.
(2)	Stated interest rate of LIBOR + 6.50% (with a LIBOR floor of 1.00%) as of December 31, 2022 and 2021. See below for amendment to the senior secured credit agreement subsequent to December 31, 2022.
(3)	Stated interest rate of LIBOR + 2.25% as of December 31, 2022 and 2021. See below for amendment to the senior secured credit agreement subsequent to December 31, 2022.

On August 13, 2018, certain of the Company’s subsidiaries entered into a senior secured credit agreement, dated as of August 13, 2018 (as amended from time to time, the “senior secured credit agreement”), by and among GBT Group Services B.V., a wholly owned subsidiary of GBTG (the “Borrower”), GBT III B.V., as the original parent guarantor, Morgan Stanley Senior Funding, Inc., as administrative agent and as collateral agent, and the lenders and letter of credit issuers from time to time party thereto, which initially provided for: (i) a principal amount of $250 million senior secured initial term loan facility for general corporate purposes, fully drawn on the closing date, maturing on August 13, 2025, issued at a discount of 0.25% and which requires quarterly installments payable of 0.25% of the principal amount and (ii) a $50 million senior secured revolving credit facility for general corporate purposes maturing on August 13, 2023. The interest rate per annum applicable to (a) the senior secured initial term loans is based on, at the election of the Borrower, LIBOR (as selected by the Borrower for designated interest periods) plus 2.50% or the base rate (as defined in the senior secured credit agreement) plus 1.50% and (b) the borrowings under the senior secured revolving credit facility was based on, at the election of the Borrower, LIBOR (as selected by the Borrower for designated interest periods) plus 2.25% or the base rate plus 1.25%. The Company elected to pay interest on outstanding loans under such facilities based on LIBOR. In December 2019, the senior secured credit agreement was modified to, among other things, permit certain internal reorganization transactions and add GBT UK TopCo Limited, a wholly-owned direct subsidiary of GBTG, as the parent guarantor.

On September 4, 2020, a new $400 million principal amount of senior secured tranche B-1 incremental term loan facility was obtained for general corporate purposes under the senior secured credit agreement, which was drawn in full on that date The senior secured tranche B-1 term loans (i) were to mature on August 13, 2025, (ii) were issued at a discount of 3.00% and (iii) required quarterly installments payable of 0.25% of the principal amount. The senior secured tranche B-1 term loans carried interest at a per annum rate equal to the applicable margin, plus, at the election of the Borrower, either (1) adjusted LIBOR (as selected by the Borrower for designated interest periods, subject to a 1.00% LIBOR “floor”) or (2) the base rate (as defined in the credit agreement). The interest rate margin was modified in January 2021 to be based on a pricing grid that varied with the total net leverage ratio (calculated in a manner set forth in the senior secured credit agreement), ranging from 6.25% to 7.00% per annum for LIBOR loans and 5.25% to 6.00% per annum for base rate loans. The Company paid interest on such loans based on LIBOR. On January 20, 2021, the senior secured credit agreement was further amended to, among other things, establish a new $200 million principal amount of senior secured tranche B-2 delayed-draw incremental term loan facility, with $50 million of loans thereunder permitted to be borrowed in each quarter in 2021, subject to certain conditions, including a requirement that, with each such borrowing, equity investments in an amount equal to the amount of such borrowing shall have been funded in the Company under the Shareholders Equity Commitments (see note 23 – Shareholders’ Equity). During the year ended December 31, 2021, $50 million of principal amount of loans were borrowed under the senior secured prior tranche B-2 term loan facility in each of the first three quarters of 2021

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(aggregate of $150 million during such year), and, in connection therewith, a total of $50 million of equity commitments were funded under the Shareholders Equity Commitments in each of the first three quarters of 2021 (aggregate of $150 million during such year). Outstanding loans under the senior secured tranche B-2 term loan facility carried interest at a per annum rate equal to the applicable margin, plus, at the election of the Borrower, either (1) adjusted LIBOR (as selected by the Borrower for designated interest periods, subject to a 1.00% LIBOR “floor”) or (2) the base rate (as defined in the credit agreement). The applicable margin for such loans was based on the same pricing grid referred to above that applied to the senior secured tranche B-1 term loans. The Company paid interest on such loans based on LIBOR. The Company paid 3% of the senior secured tranche B-2 term loan facility, or $6 million, upfront as commitment fees to the lenders. The Borrower was also required to pay a fee of 0.75% per annum on the unused commitments under the senior secured tranche B-2 term loan facility, payable quarterly in arrears.

On December 2, 2021, the Borrower obtained commitments for $1,000 million principal amount of senior secured tranche B-3 term loan facilities. Effective as of December 16, 2021, the Company amended its senior secured credit agreement to, among other things, (i) establish the senior secured tranche B-3 term loan facilities under the senior secured credit agreement and (ii) amend certain covenants and certain other terms of the senior secured credit agreement. Initial borrowings in a principal amount of $800 million were funded on such date under the senior secured tranche B-3 term loan facilities. The Company borrowed the remaining $200 million of principal amount of senior secured tranche B-3 term loans in the second quarter of 2022. The senior secured tranche B-3 term loan facilities (i) mature on December 16, 2026 and (ii) do not have any scheduled amortization payments prior to maturity (however, certain mandatory prepayment provisions in the senior secured credit agreement apply to such facilities, as described below). Loans outstanding under the senior secured tranche B-3 term loan facilities accrued interest at a variable interest rate based on either LIBOR or the “base rate” (as defined in the senior secured credit agreement), plus an applicable margin (subject to a 1.00% LIBOR floor). For any period for which accrued interest is paid in cash, the applicable margin for loans under the senior secured tranche B-3 term loan facilities was initially 6.50% per annum for LIBOR loans and 5.50% per annum for base rate loans and, commencing with the test period ended December 31, 2022, varied with the total leverage ratio (calculated in a manner set forth in the senior secured credit agreement), ranging from 5.00% to 6.50% per annum for LIBOR loans and 4.00% to 5.50% per annum for base rate loans. Until December 16, 2023, after giving effect to the January 2023 amendment described below, the Borrower will have the option to pay accrued interest on loans under the senior secured tranche B-3 term loan facilities at a rate equal to (i) the adjusted Secured Overnight Financing Rate (“SOFR”) (with a 1.00% SOFR floor) plus 4.00% per annum with respect to the portion required to be paid in cash plus (ii) 4.00% per annum with respect to the portion paid in kind by adding such interest to the principal amount of the loans.

In 2021, the Borrower paid $15 million of upfront fees for the commitments of the lenders under the senior secured tranche B-3 term loan facilities. The Borrower also paid a fee of 3.00% per annum on the actual daily unused commitments until the date such commitments were not drawn down. Voluntary prepayments and debt incurrence-related mandatory prepayments of the senior secured tranche B-3 term loans are subject to the prepayment premiums as set forth in the senior secured credit agreement. On December 16, 2021, a portion of the proceeds from the initial borrowings under the senior secured tranche B-3 term loan facilities was applied to refinance and repay in full the outstanding principal amount of senior secured tranche B-1 and tranche B-2 term loans, together with applicable prepayment premiums and accrued and outstanding interest thereon as of the date of repayment, resulting in loss on early extinguishment of debt of $49 million. Following such repayments, the senior secured tranche B-1 and tranche B-2 facility were terminated. The balance of the proceeds from senior secured tranche B-3 term loan facility were used for transaction fees and costs and other general corporate purposes.

At the option of Group Services B.V., a wholly owned subsidiary of GBTG (the “Borrower”), upon prior written notice, amounts borrowed under one or more of the senior secured credit facilities (as selected by the Borrower) may be voluntarily prepaid, and/or unused commitments thereunder may be voluntarily reduced or terminated, in each case, in whole or in part, at any time without premium or penalty (other than (i) any applicable prepayment premium required to be paid pursuant to the senior secured credit agreement, and (ii) customary breakage costs in connection with certain prepayments of loans bearing interest at a rate based on LIBOR). Subject to certain exceptions set forth in the senior secured credit agreement, the Borrower is required to prepay the senior secured term loans with (i) 50% (subject to leverage-based step-downs) of annual excess cash flow (as defined in the senior secured credit agreement) in excess of a threshold amount, (ii) 100% (subject to leverage-based step-downs) of the net cash proceeds from certain asset sales and casualty events, subject to customary reinvestment rights, (iii) 100% of the net cash proceeds from the incurrence of certain indebtedness and (iv) other than in connection with the consummation of the business combination pursuant to the Business Combination Agreement, 50% of the net cash proceeds from the consummation of any initial public offering (or similar transaction) of the common stock of GBT UK TopCo Limited (or a parent entity thereof).

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The senior secured revolving credit facility has (i) a $30 million sublimit for extensions of credit denominated in certain currencies other than U.S. dollars, (ii) a $10 million sublimit for letters of credit, and (iii) a $10 million sublimit for swingline borrowings. Extensions of credit under the senior secured revolving credit facility are subject to customary borrowing conditions and to additional conditions during the covenant suspension period provided by the January 2023 amendment described below. The Borrower is required to pay a fee of 0.375% per annum on the average daily unused commitments under the senior secured revolving credit facility, payable quarterly in arrears. As of both December 31, 2022 and 2021, no borrowings or letters of credit were outstanding under the senior secured revolving credit facility.

Interest on the senior secured credit facilities is payable quarterly in arrears (or, if earlier in the case of LIBOR and SOFR loans, at the end of the applicable interest period). The effective interest rate on the senior secured term loans for the year ended December 31, 2022 was approximately 8.2%.

On January 25, 2023, the senior secured credit agreement was further amended to, among other things, (i) establish the $135 million senior secured tranche B-4 term loan facility and (ii) modify certain terms applicable to the senior secured tranche B-3 term loan facilities and the senior secured revolving credit facility (including the maturity date of such facility) under the senior secured credit agreement. The various amendments referred to above also modified certain covenants and certain other terms of the senior secured credit agreement. See note 29 – Subsequent Events for further information.

Security; Guarantees

GBT UK TopCo Limited, a wholly-owned direct subsidiary of GBT JerseyCo, and certain of its direct and indirect subsidiaries, as guarantors (such guarantors, collectively with the Borrower, the “Loan Parties”), provide an unconditional guarantee, on a joint and several basis, of all obligations under the senior secured credit facilities and under cash management agreements and swap contracts with the lenders or their affiliates (with certain limited exceptions). Subject to certain cure rights, as of the end of each fiscal quarter, at least 70% of the consolidated total assets of the Loan Parties and their subsidiaries must be attributable, in the aggregate, to the Loan Parties; provided that such coverage test shall instead be calculated based on 70% of Consolidated EBITDA (as defined in the senior secured credit agreement) of the Loan Parties and their subsidiaries for the four prior fiscal quarters, commencing with the first quarterly test date after January 2021 on which Consolidated EBITDA of the Loan Parties and their subsidiaries exceeds $100 million. Further, the lenders have a first priority security interest in substantially all of the assets of the Loan Parties.

Covenants

The senior secured credit agreement contains various affirmative and negative covenants, including certain financial covenants (see below) and limitations (subject to exceptions) on the ability of the Loan Parties and their subsidiaries to: (i) incur indebtedness or issue preferred stock; (ii) incur liens on their assets; (iii) consummate certain fundamental changes (such as acquisitions, mergers, liquidations or changes in the nature of the business); (iv) dispose of all or any part of their assets; (v) pay dividends or other distributions with respect to, or repurchase, any equity interests of any Loan Party or any equity interests of any direct or indirect parent company or subsidiary of any Loan Party; (vi) make investments, loans or advances; (vii) enter into transactions with affiliates and certain other permitted holders; (viii) modify the terms of, or prepay, any of their subordinated or junior lien indebtedness; (ix) make certain changes to a Loan Party’s entity classification for U.S. federal income tax purposes or certain intercompany transfers of a Loan Party’s assets if, as a result thereof, an entity would cease to be a Loan Party due to adverse tax consequences; (x) enter into swap contracts; and (xi) enter into certain burdensome agreements.

Certain restricted payments and debt incurrences that would otherwise be permitted under the senior secured credit agreement cannot be made during the suspension period implemented pursuant to the January 2023 amendment described above. Any such prohibited payment or incurrence would trigger an automatic reduction to zero of the commitments under the senior secured revolving credit facility for the duration of the suspension period, which would give rise to prepayment and/or cash collateral requirements in respect of then-current utilization of the senior secured revolving credit facility. Additionally, any such payment or incurrence would constitute a violation of the senior secured credit agreement if any revolving loans would be outstanding immediately thereafter.

The senior secured credit agreement also requires that an aggregate amount of Liquidity (as defined in the senior secured credit agreement) equal to at least $200 million be maintained as of the end of each calendar month. Liquidity is calculated as the aggregate

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

amount of unrestricted cash and cash equivalents of the Loan Parties and their subsidiaries plus, under certain circumstances, the unused amount available to be drawn under the senior secured revolving credit facility.

The senior secured credit agreement also contains an additional financial covenant applicable solely to the senior secured revolving credit facility. After giving effect to the January 2023 amendment described above, such financial covenant requires the first lien net leverage ratio (calculated in a manner set forth under the senior secured credit agreement) to be less than or equal to 3.50 to 1.00 as of the last day of any fiscal quarter on which (a) the suspension period is not in effect and (b) the aggregate principal amount of outstanding loans and letters of credit under the aggregate principal amount of outstanding loans and letters of credit under the senior secured revolving credit facility exceeds 35% of the aggregate principal amount of the senior secured revolving credit facility. The senior secured credit agreement provides that such financial covenant is suspended for a limited period of time if an event that constitutes a “Travel MAC” (as defined in the senior secured credit agreement) has occurred and the Loan Parties are unable to comply with such covenant as a result of such event. Such financial covenant did not apply for the year ended December 31, 2022.

After giving effect to the Senior Secured Credit Agreement Amendment (see note 29 – Subsequent Events), as of December 31, 2022, the Company was in compliance with all applicable covenants under the senior secured credit agreement.

Events of Default

The senior secured credit agreement contains default events (subject to certain materiality thresholds and grace periods), which could require early prepayment, termination of the senior secured credit agreement or other enforcement actions customary for facilities of this type. After giving effect to the Senior Secured Credit Agreement Amendment (see note 29 – Subsequent Events, as of December 31, 2022, no event of default existed under the senior secured credit agreement.

Amortization of Debt Discount and Debt Issuance Costs

The Company had total unamortized debt discount and debt issuance costs of $17 million and $19 million as of December 31, 2022 and 2021, in relation to the senior secured term loans, which are presented as a deduction from the outstanding principal amount of senior secured term loans. The debt discount and debt issuance costs are amortized over the term of the related debt into earnings as part of the interest expense in the consolidated statements of operations. The changes in total unamortized debt discount and debt issuance costs are summarized below:

	As of December 31,
(in $ millions)	2022	2021	2020
Beginning balance	$19	$19	$10
Capitalized during the year	3	18	12
Amortized/written-off during the year	(5)	(18)	(3)
Closing balance	$17	$19	$19

During the years ended December 31, 2022, 2021 and 2020, the Company amortized $5 million, $5 million and $3 million, respectively, of debt discount and debt issuance costs. Further, during the year ended December 31, 2021, $13 million of unamortized debt discount and debt issuance costs were written off as loss on extinguishment of debt upon the early repayment of outstanding principal amounts of senior secured tranche B-1 and tranche B-2 term loans as discussed above.

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Debt Maturities

Aggregate maturities of debt as of December 31, 2022 are as follows:

(in $ millions)	Amount
Year ending December 31,
2023	$3
2024	3
2025	233
2026	1,000
1,239
Less: Unamortized debt discount and debt issuance costs	(17)
Long-term debt, net of unamortized debt discount and debt issuance costs	$1,222

(17)    Employee Benefit Plans

Defined Contribution Plan

The Company sponsors several country-specific defined contribution savings plans, which are tax qualified defined contribution plans that allow tax deferred savings by eligible employees to provide funds for their retirement. The Company matches the contributions of participating employees on the basis specified by the plans. The Company’s contributions for these plans were $31 million for the year ended December 31, 2022 and $20 million for each of the years ended December 31, 2021 and 2020. The increase in defined contribution costs is primarily due to the increased number of employees due to the Egencia acquisition.

Defined Benefit Plans

The Company sponsors both contributory and non-contributory defined benefit pension plans in certain non-U.S. subsidiaries. Under the plans, benefits are based on employees’ years of credited service and a percentage of final average compensation, or as otherwise described by the plan. The Company’s most material defined benefit plan in the U.K. is frozen, meaning that no new employees can participate in the plan and the active/former employees do not accrue additional benefits. As of December 31, 2022 and 2021, the aggregate projected benefit obligations of these plans were $570 million and $1,001 million, respectively, and the aggregate accumulated benefit obligation of these plans were $556 million and $975 million, respectively.

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company uses a December 31 measurement date each year to determine its defined benefit pension obligations. For such plans, the following tables provide a statement of funded status as of December 31, 2022 and 2021 and summaries of the changes in the defined benefit obligation and fair value of plan assets for the years then ended:

	As of December 31,
(in $ millions)	2022	2021
Changes in benefit obligation:
Benefit obligation, beginning of year	$1,001	$1,046
Service cost	5	6
Interest cost	16	13
Plan participants’ contribution	1	1
Actuarial (gain) loss, net	(339)	(18)
Benefit paid	(18)	(22)
Plan amendments	—	(1)
Curtailments and settlements	(3)	(3)
Expenses paid from assets	(1)	(1)
Currency translation adjustment	(92)	(20)
Benefit obligation, end of year	570	1,001
Change in fair value of plan assets
Fair value of plan assets, beginning of year	670	634
Employer contributions	32	25
Plan participants’ contributions	1	1
Benefits paid	(18)	(22)
Actual return on plan assets	(194)	47
Expenses paid from assets	(1)	(1)
Plan settlements	(3)	(3)
Currency translation adjustments	(62)	(11)
Fair value of plan assets, end of year	$425	$670
Unfunded status	$145	$331

The actuarial gain, net, of $339 million and $18 million for the years ended December 31, 2022 and 2021, respectively, are primarily attributable to increases in the discount rate in the respective years.

The amount included in accumulated other comprehensive loss that has not been recognized as a component of net periodic pension benefit (cost) is as follows:

	As of December 31,
(in $ millions)	2022	2021
Unrecognized net actuarial loss	$20	$150
Prior service cost	2	3
Total	22	153
Deferred taxes	5	(25)
Amounts recognized in accumulated other comprehensive loss	$27	$128

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table provides the components of net periodic pension benefit (cost) for the years ended December 31, 2022, 2021 and 2020:

	Year ended December 31,
(in $ millions)	2022	2021	2020
Service cost	$5	$6	$7
Interest cost	16	13	15
Expected return on plan assets	(26)	(25)	(24)
Amortization of actuarial loss	2	4	2
Curtailments and settlements	—	(1)	4
Net periodic pension (benefit) cost	$(3)	$(3)	$4

The weighted average assumptions used to determine the net periodic pension benefit (cost) and projected benefit obligation were as follows:

	Year ended December 31,
	2022	2021	2020
Net periodic pension (benefit) cost:
Interest cost discount rate	1.7%	1.2%	1.8%
Expected long-term return on plan assets	4.5%	4.4%	4.4%
Rate of compensation increase	3.1%	2.6%	2.6%

Projected benefit obligation:
Discount rate	4.5%	1.7%	1.2%

The discount rate assumption is developed by determining a constant effective yield that produces the same result as discounting projected plan cash flows using high quality (AA) bond yields of corresponding maturities as of the measurement date. The expected long-term rate of return for plan assets has been determined using historical returns for the different asset classes held by the Company’s trusts and its asset allocation, as well as inputs from internal and external sources regarding expected capital market return, inflation and other variables.

Investment objectives, policies and strategies are generally set by the independent custodians of the pension plans. The overall investment strategy for plan assets is to provide and maintain sufficient assets to meet obligations both as an ongoing business, as well as in the event of termination, at the lowest cost consistent with prudent investment management, actuarial circumstances and economic risk, while minimizing the earnings impact. The assets of the plans are managed in the long-term interests of the participants and beneficiaries of the plans. Investment objectives have been established based on a comprehensive review of the capital markets and each underlying plan’s current and projected financial requirements. The assets and their investments and allocation strategy, is determined by the independent custodians of the pension plan assets with the assistance of independent diversified professional investment management organization. Diversification is provided by using an asset allocation primarily between matching assets / liability-driven investments (combination of bonds and derivatives aimed at hedging against interest and inflation risks associated with pension liabilities) and return-seeking investments consisting of equity, debt, real estate and other funds in proportions expected to provide opportunities for reasonable long-term returns with acceptable levels of investment risk.

The Company’s U.K. defined benefit pension plan has target allocations of 38% for matching assets / liability-driven investments and 62% for return-seeking investments and cash. Certain of the other defined pension plans in Europe invest fully in insurance contracts or collective pension foundation and do not have target assets allocation.

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table below sets out the fair value of pension plan assets as of December 31, 2022:

	As of December 31, 2022
(in $ millions)	Level 1	Level 2	Level 3	Total
Matching assets
Liability-driven investments	$—	$129	$—	$129
Return-seeking assets
Equity funds	—	18	54	72
Debt funds	—	27	8	35
Real estate funds	—	44	19	63
Other	—	8	40	48
Cash and cash equivalents	33	—	—	33
	$33	$226	$121	380
Other investments measured at NAV				45
Total fair value of plan assets				$425

The table below sets out the fair value of pension plan assets as of December 31, 2021:

	As of December 31, 2021
(in $ millions)	Level 1	Level 2	Level 3	Total
Matching assets
Liability-driven investments	$—	$209	$—	$209
Return-seeking assets
Equity funds	—	73	28	101
Debt funds	—	119	11	130
Real estate funds	—	72	19	91
Other	—	41	33	74
Cash and cash equivalents	7	—	—	7
	$7	$514	$91	612
Other investments measured at NAV				58
Total fair value of plan assets				$670

Equity and debt securities are primarily held in pooled investment funds that are valued based on the fair value provided by the fund administrator. Other investments primarily consist of investments in diversified funds. The Company has taken practical expedient for investments that are measured at fair value using the Net Asset Value (“NAV”) and has not classified them in the fair value hierarchy. The fair value amounts presented in the “Other investments measured at NAV” are intended to permit reconciliation of the pension plan assets presented within the fair value hierarchy to the closing balance of total fair value of plan assets.

The Company contributed $32 million, $25 million and $25 million to fund its defined benefit pension plans during the years ended December 31, 2022, 2021 and 2020, respectively. Annual contributions to the Company’s defined benefit pension plans are based on several factors that may vary from year to year. The Company’s policy is to contribute amounts sufficient to meet minimum funding requirements as set forth in employee benefit plan and tax laws, plus such additional amounts as the Company determines to be appropriate. Past contributions are not always indicative of future contributions. Based on current assumptions, the Company expects to make $27 million in contributions to its defined benefit pension plans in 2023.

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company expects the defined benefit pension plans to make the following estimated future benefit payments:

(in $ millions)	Amount
2023	$20
2024	20
2025	21
2026	22
2027	24
2028-2032	135

(18)    Other non-current liabilities

Other non-current liabilities primarily include liabilities for client incentives payables and asset retirement obligations. Client incentive liabilities represent contractual upfront or commission payables to business clients and were $19 million and $3 million as of December 31, 2022 and 2021, respectively. Asset retirement obligations are mainly associated with closure, reclamation and removal costs for leasehold premises. The Company’s asset retirement obligations were approximately $18 million and $13 million as of December 31, 2022 and 2021, respectively. Estimated asset retirement obligation costs and settlement dates, which affect the carrying value of the liability and the related capitalized asset, are reviewed periodically to ensure that any material changes are incorporated into the latest estimate of the obligation.

(19)    Commitments and Contingencies

Purchase Commitment

In the ordinary course of business, the Company makes various commitments to purchase goods and services from specific suppliers, including those related to capital expenditures. As of December 31, 2022, the Company had approximately $224 million of outstanding non-cancellable purchase commitments, primarily relating to service, hosting and licensing contracts for information technology, of which $89 million relates to the year ending December 31, 2023. These purchase commitments extend through 2031.

Guarantees

The Company has obtained bank guarantees in respect of certain travel suppliers and real estate lease agreements amounting to $20 million as of December 31, 2022. Certain of these bank guarantees require the Company to maintain cash collateral which has been presented as restricted cash within other non-current assets in the Company’s consolidated balance sheet.

Legal Contingencies

The Company recognizes legal fees as expense when the legal services are provided.

Based on its current knowledge, and taking into consideration its litigation-related liabilities, the Company believes it is not a party to any pending legal proceeding or governmental examination that would have a material adverse effect on the Company’s consolidated financial condition or liquidity.

(20)    Warrants

The Company accounted for public and private warrants under ASC 815. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s consolidated statements of operations.

On October 12, 2022, GBTG completed its exchange offer (the “Exchange Offer”) and consent solicitation (the “Consent Solicitation”) relating to its outstanding public and private warrants. At the time of the Exchange Offer, there were 39,451,067

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

warrants outstanding (12,224,134 private warrants and 27,226,933 public warrants) each having an exercise price of $11.50 per warrant. Holders of the warrants that were tendered prior to the expiration of the Exchange Offer and Consent Solicitation received 0.275 shares of Class A common stock in exchange for each warrant tendered. GBTG issued 10,444,363 shares of Class A common stock in exchange for the warrants tendered in the Exchange Offer. The Company also entered into the related amendment to the warrant agreement governing the warrants (the “Warrant Amendment”) and exercised its right under the Warrant Amendment to acquire and retire all remaining untendered warrants in exchange for shares of its Class A common stock at an exchange ratio of 0.2475 shares of Class A common stock for each warrant (the “Mandatory Exchange”). The Mandatory Exchange was settled on October 31, 2022, and GBTG issued an additional 364,147 shares of Class A common stock.

Subsequent to the completion of the Mandatory Exchange, there are no warrants outstanding as of December 31, 2022. Upon exchange of warrants for Class A shares, the warrant liability of $59 million was extinguished and the amount credited to additional paid in capital.

(21)    Earnout Shares

As part of the reverse recapitalization transaction, certain stockholders and employees are entitled to additional consideration in the form of “Earnout Shares” of the Company’s Class A common stock (and Class B common stock, with equal number of B ordinary shares of GBT JerseyCo, where the Earnout Shares have been given to certain stockholders) to be issued when the Company’s Class A common stock’s price achieves certain market share price milestones within specified periods following the reverse recapitalization transaction on May 27, 2022. These shares will be issued in tranches based on the following conditions:

(1)  If the volume-weighted average share price (“VWAP”) of the Company’s Class A common stock equals or exceeds $12.50 per share for any 20 trading days within any consecutive 30-trading day period prior to the five-year anniversary from May 27, 2022, then the Company is required to issue Class A common stock to the holders with the contingent right to receive approximately 50% of the Earnout Shares. These Earnout Shares may instead be issued in the event of a change of control (as defined in the Business Combination Agreement) prior to the five-year anniversary of the closing date if the per share consideration in such transaction is at least $12.50.

(2)  If the VWAP of the Company’s Class A common stock equals or exceeds $15.00 per share for any 20 trading days within any consecutive 30-trading day period prior to the five-year anniversary from May 27, 2022, then the Company is required to issue Class A common stock to the holders with the contingent right to receive the remainder of the Earnout Shares. These Earnout Shares may instead be issued in the event of a change of control (as defined in the Business Combination Agreement) prior to the five-year anniversary of the closing date if the per share consideration in such transaction is at least $15.00.

If the stock price thresholds mentioned above are not achieved during the five-year period from the reverse recapitalization date (assuming there is no change in control event), the Earnout Shares are forfeited for no additional consideration.

The Earnout Shares to employees are linked to the conditions of the GBTG MIP Options. As a result, the Company has accounted for such Earnout Shares as stock-based compensation under ASC 718, Compensation - Stock Compensation (“ASC 718”), and recognized an expense of $2 million during the year ended December 31, 2022 in its consolidated statement of operations.

The Earnout Shares to stockholders are accounted under ASC 815. Such guidance provides that because the Earnout Shares do not meet the criteria for equity treatment thereunder, Earnout Shares must be recorded as a liability. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the Earnout Shares liability will be adjusted to fair value, with the change in fair value recognized in the Company’s consolidated statements of operations.

The fair value of the Earnout Shares was estimated using the Monte Carlo simulation of the stock prices based on historical and implied market volatility of a peer group of public companies.

As of December 31, 2022 the fair value of the Earnout Shares liability was estimated to be $90 million. The Company recognized a gain on the fair value change in Earnout Shares liability of $10 million in its consolidated statement of operations for the year ended December 31, 2022.

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(22)    Equity-Based Compensation

Management Incentive Plan

In May 2022, GBTG adopted the Global Business Travel Group, Inc. Management Incentive Plan (the “GBTG MIP”) which superseded the GBT JerseyCo Management Incentive Plan, as amended and restated from time to time with the last amendment being on December 2, 2021 (the “Legacy GBT MIP”). Further, all options granted under the Legacy GBT MIP (“GBT JerseyCo MIP Options”) that were outstanding at the closing of the Business Combination, whether vested or unvested, were converted into options to purchase shares of GBTG’s Class A common stock (“GBTG MIP Options”) under the terms and conditions of the GBTG MIP. The outstanding GBT JerseyCo MIP Options were converted using the same exchange ratio as was used to convert the then-existing GBT JerseyCo shares to new classes of shares under the Business Combination. The exercise price of the GBT JerseyCo MIP Options was accordingly adjusted. Generally, the vesting and forfeiture terms of the GBTG MIP Options held by executive officers of GBT JerseyCo continue to be the same as provided under the Legacy GBT MIP under which they were granted. Under the GBTG MIP, all unexercised GBTG MIP Options, whether vested or unvested, expire on the tenth anniversary of their grant date, unless earlier cancelled, such as in connection with a termination of employment. GBTG MIP Options generally vest ratably in annual increments over a three or five year vesting period (i.e. one-third annually for a three year vesting period or 20% annually over a five year vesting period). There are no performance conditions associated with the vesting of the GBTG MIP Options. The exercise price of GBTG MIP Options granted under the GBTG MIP is 100% of the fair market value of the shares subject to the award, determined as of the date of grant.

The table below presents the activity of the GBTG MIP Options granted under the GBTG MIP for the year ended December 31, 2022:

		Weighted average	Weighted average
	Number of	exercise price	remaining	Aggregate intrinsic
	options	per option	contractual term	value (in $ millions)
Balance of GBT JerseyCo MIP Options as of December 31, 2021	4,173,448	$67.22
Exchange ratio conversion	8.7659
Recalculated GBTG MIP Options beginning balance	36,584,013	7.67
Forfeited	(138,124)	$10.03
Exercised	(48,212)	$6.55
Balance as of December 31, 2022 (1)	36,397,677	$7.66
Exercisable as of December 31, 2022	27,766,065	$7.10	4.1	13
Expected to vest as of December 31, 2022	8,631,632	$10.31	8.5	—
(1)	In January 2023, a portion of GBTG MIP Options was cancelled/exercised and exchanged for new RSUs. (See note 29 – Subsequent Events)

The fair value of GBTG MIP Options is determined utilizing Black Scholes model. There were no options granted in 2022 or 2020. The weighted average grant-date fair value of the GBTG MIP Options granted in 2021 was $3.02 per option. The key assumptions used in the valuation of these options are presented in the table below.

Assumption	2021
Annual risk-free interest rate	1.15%
Equity volatility	29%
Expected average life of options	6 years
Dividend yield	0%

The annual risk-free interest rate is determined by considering the U.S. treasury yield risk-free interest rate that corresponds with the expected term of the award. The expected volatility was determined by taking the average historical volatility of a group of comparable publicly traded companies over a period equal to the expected term of the awards. The expected term was based on the average period the stock-based awards are expected to remain outstanding. Dividend yield of zero was determined as the Company currently does not pay any dividend.

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In January 2023, pursuant to the closing of an exchange offer, the Company cancelled and/or mandatorily exercised certain of the GBTG MIP Options and issued new RSUs to certain participants (see note 29 – Subsequent Events).

2022 Equity Incentive Plan

In May 2022, GBTG stockholders approved the Global Business Travel Group, Inc. 2022 Equity Incentive Plan (the “2022 Plan”) under which, a maximum of 47,870,291 shares of Class A common stock are available for issuance which is also the maximum number of shares that may be issued in respect of incentive stock options (“Share Reserve”). Under the 2022 Plan, GBTG may issue options, stock appreciation rights, restricted and performance stock, restricted stock units or performance stock units, or other awards that are payable in, or valued in, in whole or part by reference to GBTG shares. The 2022 Share Reserve will also be increased by the number of shares underlying the portion of an award granted under the GBTG MIP that is cancelled, terminated or forfeited or lapses after the effective date of the 2022 Plan. Shares issued by GBTG in connection with the assumption or substitution of outstanding grants or under certain stockholder approved plans from an acquired company will not reduce the number of shares available for awards under the 2022 Plan. Shares underlying the portion of an award that is forfeited or otherwise terminated for any reason whatsoever, in any case, without the issuance of shares, will be added back to the number of shares available for grant under the 2022 Plan. Shares issued under the 2022 Plan may, at the election of the board of directors of GBTG (the “GBTG Board”), be (i) authorized but previously unissued or (ii) previously issued and outstanding and reacquired by GBTG.

During the year ended December 31, 2022, the Company granted restricted share units (“RSUs”) under the 2022 Plan to certain of its key employees. The RSUs generally vest one-third annually or on such dates as determined under the award agreement and have a vesting period of 12 months to 36 months from the grant date, The vesting is conditional upon continued employment of the grantee through the applicable vesting period. RSUs included RSUs granted to the Company’s non-employee directors who are deemed as employees solely for purposes of stock compensation accounting. The RSUs do not accrue dividends or dividend equivalent right associated with the underlying stock. The fair value of RSUs is determined to be the market price of the Company’s Class A common stock at the date of grant.

The table below presents the activity of the Company’s RSUs granted under the 2022 Plan for the year ended December 31, 2022:

		Weighted
	Number of	average grant
(in $ millions)	RSUs	date fair value
Granted during the year	11,430,966	$7.56
Forfeited / cancelled during the year	(142,221)	$6.19
Balance as of December 31, 2022	11,288,745	$7.56

Earnout Shares

During 2022, in connection with the Business Combination, the Company granted certain Earnout Shares to its employees (see note 21 – Earnout Shares). The Earnout Shares granted to employees are linked to the original vesting conditions of GBTG MIP Options granted prior to December 2021. As a result, the Company has accounted for such Earnout Shares as stock-based compensation expense. See note 26 – Fair Value Measurements for discussion on the fair value of Earnout Shares granted to employees.

Employee Stock Purchase Plan

In May 2022, GBTG stockholders approved the Global Business Travel Group, Inc. Employee Stock Purchase Plan (the “ESPP”) under which a maximum of 11,068,989 shares of Class A common stock (the “ Initial ESPP Reserve”) are initially available for purchase under the ESPP. There are two offering periods each year, to be determined by the compensation committee. An employee can start contributing toward the ESPP at the beginning of each offering period. On January 1 of each year during which the ESPP is in effect, commencing on January 1, 2023, the number of shares of Class A common stock available for purchase under the ESPP will be automatically increased by the lesser of (x) the Initial ESPP Reserve, (y) 1% of the number of shares of all classes of GBTG common stock outstanding as of the immediately preceding December 31 (calculated on a fully diluted basis) and (z) such lesser number of shares as the GBTG board may determine.

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In 2022, the Company did not commence any offering periods under the ESPP and no shares were purchased under the ESPP.

Total equity-based compensation expense recognized in the Company’s consolidated statements of operations for the years ended December 31, 2022, 2021 and 2020 amount to $39 million, $3 million and $3 million, respectively, ($31 million, $3 million and $3 million after considering the tax impact) and were included as follows:

(in $ millions)	Amount
Cost of revenue (excluding depreciation and amortization)	$2
Sales and marketing	14
Technology and content	8
General and administrative	15
Total	39

As of December 31, 2022, the Company expects compensation expense, related (i) to unvested GBTG MIP Options of approximately $28 million to be recognized over the remaining weighted average period of 1.7 years and (ii) unvested RSUs of approximately $60 million to be recognized over the remaining weighted average period of 1.8 years.

(23)    Shareholders’ Equity

Subsequent to the reverse recapitalization as described in note 9, GBTG’s authorized capital stock consists of:

(i)	3,000,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), of which 67,753,543 shares are issued and outstanding as of December 31, 2022
(ii)	3,000,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B common stock”), of which 394,448,481 shares are issued and outstanding as of December 31, 2022 and
(iii)	6,010,000,000 shares of preferred stock, par value of $0.00001 per share, none of which are issued and outstanding as of December 31, 2022. Further (a) 3,000,000,000 shares of Class A-1 preferred stock are designated as Class A-1 preferred stock, none of which are issued and outstanding as of December 31, 2022, (b) 3,000,000,000 shares of Class B-1 preferred stock are designated as Class B-1 preferred stock, none of which are issued and outstanding as of December 31, 2022 and (c) the remaining 10,000,000 shares of preferred stock are undesignated preferred stock, none of which are issued and outstanding as of December 31, 2022.

Holders of Class A common stock and Class B common stock vote together as a single class on all matters submitted to the stockholders for their vote or approval, except as required by applicable law. In order to preserve the Up-C structure, the Exchange Agreement (see note 9 – Reverse Recapitalization) provides that GBTG and GBT JerseyCo will take (or, in some cases, forbear from taking) various actions, as necessary to maintain a one-to-one ratio between the number of issued and outstanding (x) Class A common stock of GBTG and the A ordinary shares of GBT JerseyCo and (y) Class B common stock of GBTG and the B ordinary shares of GBT JerseyCo.

Class A Common Stock

Voting: Holders of Class A common stock are entitled to one vote for each share on all matters submitted to the stockholders for their vote or approval.

Dividend: Holders of shares of Class A common stock are entitled to receive ratably, in proportion to the number of shares held by them, dividends and other distributions when, as, and if declared by the GBTG Board out of legally available funds, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or loan agreements.

Liquidation: Further, in the case of the Company’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Class A common stock will be entitled to receive, ratably on a per share basis with other holders of Class A common stock (subject to the nominal economic rights of holders of the Class B common stock), the Company’s remaining assets available for distribution to stockholders.

Other rights: Except as set forth in the New Shareholders Agreement (see note 27 - Related Party Transactions) and the Exchange Agreement (see note 9 - Reverse Recapitalization), holders of shares of Class A common stock do not have preemptive, subscription, redemption or conversion rights.

Class B Common Stock

Voting: Holders of Class B common stock are entitled to one vote for each share on all matters submitted to the stockholders for their vote or approval.

Dividend: The shares of Class B common stock generally have only nominal economic rights (limited to the right to receive up to the par value in the event of a liquidation, dissolution or winding up of GBTG).

Liquidation: Holders of shares of Class B common stock have the right to receive, ratably on a per share basis with other holders of Class B common stock and holders of Class A common stock, a distribution from GBTG’s remaining assets available for distribution to stockholders, up to the par value of such shares of Class B common stock, but otherwise are not entitled to receive any assets of GBTG in connection with any such liquidation, dissolution or winding up.

Other rights: Except as set forth in the New Shareholders Agreement (see note 27 - Related Party Transactions) and the Exchange Agreement (see note 9 - Reverse Recapitalization), holders of shares of Class B common stock do not have preemptive, subscription, redemption or conversion rights.

Exchange Agreement: The Continuing JerseyCo Owners (or certain permitted transferees thereof) have the right, on the terms and subject to the conditions of the Exchange Agreement, to exchange their GBT JerseyCo B ordinary shares (with automatic surrender for cancellation of an equal number of shares of GBTG’s Class B common stock) for shares of GBTG’s Class A common stock on a one-for-one basis, subject to customary adjustments for stock splits, dividends, reclassifications and other similar transactions or, in certain limited circumstances, at the option of the Exchange Committee, for cash.

Preferred Stock

Voting: Holders of Class A-1 preferred stock and Class B-1 preferred stock have no voting rights except as otherwise from time to time required by law.

Generally, holders of Class A-1 preferred stock are entitled to the same rights and privileges, qualifications and limitations as holders of Class A common stock and holders of Class B-1 preferred stock are entitled to the same rights and privileges, qualifications and limitations as holders of Class B common stock. Further, Class A-1 preferred stock shall be identical in all respects to the Class A common stock and Class B-1 preferred stock shall be identical in all respects to the Class B common stock.

Preferred Shares of GBT JerseyCo: GBT JerseyCo’s amended memorandum and articles of association included authorized preferred share capital of 3 million of nominal value €0.00001 per preferred share, as a class of share with no voting rights. The holders of preferred shares were entitled to receive, when, as and if declared by the board of directors of GBT JerseyCo out of funds of GBT JerseyCo legally available therefor, cumulative dividends at the rate of 12% per share per annum; provided, that if any preferred share remains issued and outstanding following September 15, 2023, the dividend rate with respect to such preferred share increases to 14% per share per annum from and after September 15, 2023. Further, the total amount of dividends on such preferred shares was computed on a cumulative basis and compounded daily. The preferred shares were redeemable, in whole or in part, at the election of GBT JerseyCo, at any time at a price per share equal to the unreturned capital contributions associated with such preferred share plus accrued and unpaid cumulative dividends thereon to the date of redemption.

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Upon closing of the Business Combination on May 27, 2022, GBT JerseyCo redeemed, in full, the outstanding amount of its then issued and outstanding preferred shares, including dividends accrued thereon. Upon redemption, all of the preferred shares were cancelled.

There was no issuance of preferred shares during the year ended December 31, 2022; however, GBT JerseyCo accrued a dividend of $8 million for the year ended December 31, 2022, on the outstanding balance of preferred shares, until the date such preferred shares were outstanding. During the year ended December 31, 2021, the Company issued 1,500,000 preferred shares, in equal proportion to Amex Coop and Juweel for a total consideration of $150 million. During the year ended December 31, 2021, the Company accrued a dividend of $10 million on such preferred shares. As the preferred shares of GBT JerseyCo were issued to the ordinary shareholders, although the preferred shares were redeemable at the option of GBT JerseyCo, these were classified as mezzanine equity.

Distributions

The Company paid cash of $1 million during the year ended December 31, 2021 in relation to accrued capital distribution to cover certain administrative costs of GBT JerseyCo’s then existing shareholders. There were no such distributions during the year ended December 31, 2022 or 2020. See the discussion above for dividends on preferred shares accrued during the year ended December 31, 2022 and 2021.

Registration Rights Agreement

In May 2022, GBTG, APSG Sponsor, L.P., (the “Sponsor”), certain of APSG’s then existing board members (the “Insiders”) and the Continuing JerseyCo Owners entered into an amended and restated registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, GBTG has registered for resale, pursuant to Rule 415 under the Securities Act, certain shares of Class A common stock and other equity securities of GBTG that are held by the holders party to the Registration Rights Agreement from time to time.

Sponsor Side Letter

In connection with the Business Combination Agreement, on December 2, 2021, the Sponsor, the Insiders, GBTG and GBT JerseyCo entered into a side letter (as amended on May 27, 2022, “Sponsor Side Letter”) which, among other things, contain certain restrictions on the transfer by the Sponsor and the Insiders with respect to the Class A common stock issued to each of them at the closing of the Business Combination (such shares issued to the Sponsor, the “Sponsor Shares”). The Sponsor and the Insiders are not permitted to transfer their Class A common stock, subject to certain permitted exceptions, until the earlier to occur of (a) one year following the closing date of the Business Combination and (b) the date which the VWAP of Class A common stock exceeds $12.00 per share for any 20 trading days within a period of 30 consecutive trading days.

Further, approximately 8 million of the Sponsor Shares were deemed unvested and were subject to certain triggering events to occur within five years following the closing (the “Sponsor Side Letter Vesting Period”) for these shares to vest. If, within the Sponsor Side Letter Vesting Period, the VWAP of Class A common stock is greater than or equal to $12.50 for any 20 trading days within a period of 30 consecutive trading days, approximately 5 million of the unvested Sponsor Shares will vest. If, within the Sponsor Side Letter Vesting Period, the VWAP of Class A common stock is greater than or equal to $15.00 for any 20 trading days within a period of 30 consecutive trading days the remaining approximately 3 million of the unvested Sponsor Shares will vest. To the extent that either of the aforementioned triggering events do not occur within the Sponsor Side Letter Vesting Period, such Sponsor Shares will be forfeited to and terminated by GBTG. The registered holder(s) of the unvested Sponsor Shares continue to be entitled to all of the rights of ownership thereof, including the right to vote and receive dividends and other distributions in respect thereof. The number of shares and the price targets listed above will be equitably adjusted for stock splits, reverse stock splits, dividends (cash or stock), reorganizations, recapitalizations, reclassifications, combinations or other like changes or transactions with respect to the Class A common stock.

Any Class A common stock purchased by the Sponsor in connection with the PIPE investment will not be subject to the vesting or transfer restrictions described above.

These shares are accounted for as part of Earnout Shares discussed in note 21 above.

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) represents certain components of revenues, expenses, gains and losses that are included in comprehensive income (loss) but are excluded from net income (loss). Other comprehensive income (loss) amounts are recorded directly as an adjustment to total equity, net of tax. The changes in the accumulated other comprehensive loss, net of tax, were as follows:

			Unrealized gain on
	Currency	Defined	cash flow hedge and	Total accumulated
	translation	benefit plan	hedge of investments	other comprehensive
(in $ millions)	adjustments	related	in foreign subsidiary	loss
Balance as of December 31, 2019	(21)	(81)	4	(98)
Net changes during the year, net of tax benefit(1)	(2)	(79)	—	(81)
Balance as of December 31, 2020	(23)	(160)	4	(179)
Net changes during the year, net of tax expense(1)	(15)	32	—	17
Balance as of December 31, 2021	(38)	(128)	4	(162)
Net changes prior to reverse recapitalization, net of tax benefit	(59)	—	12	(47)
Allocated to non-controlling interest	85	112	(14)	183
Net changes post reverse recapitalization, net of tax benefit(1)	8	101	16	125
Allocated post reverse recapitalization change to non-controlling interest	(6)	(86)	(14)	(106)
Balance as of December 31, 2022	(10)	(1)	4	(7)
(1)	The tax (expense) benefit relates to defined benefit pension plans and amount to $(30) million, $10 million and $(15) million for the years ended December 31, 2022, 2021 and 2020, respectively.

Amounts in accumulated other comprehensive loss are presented net of the related tax impact. Reclassifications out of accumulated other comprehensive losses related to actuarial losses and prior service costs is included as component of net periodic pension benefit (cost) included within other income (expense), net, in the Company’s consolidated statements of operations.

(24)    Loss per share

The Company’s basic loss per share for the year ended December 31, 2022 is based on results for the period from the date of the Business Combination, May 27, 2022 to December 31, 2022, the period where the Company had loss attributable to Class A common stockholders. The Company’s diluted loss per share for the year ended December 31, 2022 is based on the results of operations for the year. This is because the numerator calculated for basic loss per share adjusts for the results of operations that are attributable to the Class B common stockholders who are also the Continuing JerseyCo Owners of GBT JerseyCo (which is a predecessor to GBTG). The Company analyzed the calculations of net loss per share for periods prior to the Business Combination and determined that the values would not be meaningful to the users of these consolidated financial statements as it did not represent equity structure post Business Combination transaction.

Basic loss per share is based on the average number of shares of Class A common stock outstanding during the period. Diluted loss per share is based on the average number of shares of Class A common stock used for the basic loss per share calculation, adjusted for the dilutive effect of warrants, GBTG MIP Options and RSUs using the “treasury stock” method, and Earnout Shares and GBTG’s Class B common stock that convert into potential shares of Class A common stock, using the “if converted” method, to the extent they are dilutive.

As discussed in note 21 – Earnout Shares, the Company has issued and outstanding approximately 23 million of Earnout Shares, which are subject to forfeiture if the achievement of certain stock price thresholds are not met. In accordance with ASC 260, “Earnings Per Share,” Earnout Shares are excluded from weighted-average shares outstanding to calculate basic loss per share as they are considered contingently issuable shares due to their potential forfeiture. Earnout Shares will be included in weighted-average

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

shares outstanding to calculate basic earnings (loss) per share as of the date their stock price thresholds are met and they are no longer subject to forfeiture. Additionally, dividends accrued on Earnout Shares, if any, will be forfeited if the pricing thresholds for Earnout Shares are not met during the specified time period.

As the Company had net loss for the period, approximately 36 million of GBTG MIP Options and 11 million of RSUs have been excluded from the calculation of diluted loss per share as their inclusion would have resulted in anti-dilutive effect on loss per share.

GBTG’s Class B common stock generally has only nominal economic rights (limited to the right to receive up to the par value in the event of a liquidation, dissolution or winding up of GBTG). As such, basic earnings (loss) per share of Class B common stock have not been presented. However, as these shares can be converted to Class A common stock under the provisions of Exchange Agreement, Class B common stock has been included in the calculations of diluted earnings loss per share.

The following table reconciles the numerators and denominators used in the computation of basic and diluted loss per share from continuing operations:

(in $ millions, except share and per share data)	2022
Numerator – Basic and diluted loss per share:
Net loss attributable to the Company’s Class A common stockholders (A)	$(25)
Add: Net loss attributable to non-controlling interests in subsidiaries(1)	(204)
Net loss attributable to the Company’s Class A and Class B common stockholders – Diluted (B)	$(229)

Denominator – Basic and diluted weighted average number of shares outstanding:
Weighted average number of Class A common stock outstanding – Basic (C)	51,266,570
Assumed conversion of Class B common stock	394,448,481
Weighted average number of Class A common stock outstanding – Diluted (D)	445,715,051

Basic loss per share attributable to the Company’s Class A common stockholders: (A) / (C)	$(0.50)

Diluted loss per share attributable to the Company’s Class A and Class B common stockholders: (B) / (D)	$(0.51)
(1)	Primarily represents net loss attributed to the Continuing JerseyCo Owners for the periods prior to the Business Combination and their proportionate share of income (loss) after the Business Combination.

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(25)    Derivatives and Hedging

Except as mentioned below, the Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. The Company does not hold or issue financial instruments for speculative or trading purposes. The Company does not offset derivative assets and liabilities within the consolidated balance sheets.

Interest Rate Swap

The Company is subject to market risk exposure arising from changes in interest rates on debt, which bears interest at variable rates. The Company has interest rate risk primarily related to its senior secured term loans under the senior secured credit agreement, which bear interest at a variable rate that is currently based on three-months LIBOR or SOFR (subject to certain benchmark replacement provisions and certain interest rate floors, as applicable). In order to protect against potential higher interest costs resulting from anticipated increases in the benchmark rate for the senior secured tranche B-3 term loans, in February, 2022, Group Services B.V., a wholly owned subsidiary of GBTG and the borrower under the senior secured credit agreement, entered into an interest rate swap contract that fixed the benchmark interest rate with respect to a portion of the senior secured tranche B-3 term loans. The terms of such swap were initially linked to LIBOR as the benchmark rate, with a secured overnight financing rate (SOFR)-based rate replacing LIBOR as the benchmark rate for such swap, commencing in June 2023. The Company’s objective in using an interest rate swap derivative is to mitigate its exposure to increase / variability in LIBOR / SOFR interest rates. The interest rate swap was for a notional amount of debt of $600 million, for a period from March 2022 to March 2025 with fixed interest rate of 2.0725%. The interest rate swap was designated as a cash flow hedge that is highly effective at offsetting the increases in cash outflows when three-month LIBOR exceeds 2.0725%. In June 2022, the Company terminated this interest rate swap realizing $23 million in cash and simultaneously entered into another interest rate swap agreement, on substantially the same terms and conditions as the previous one, except the new fixed interest rate was contracted to be 3.6858%. Under ASC 815, Derivatives and Hedging, the Company has determined that the total amount of $23 million credited to the accumulated other comprehensive income in connection with the termination of the February 2022 interest rate swap contract will be included in the consolidated statement of operations proportionately until March 2025 as an offset to interest expense as the interest payments are made over this period. As a result, during the year ended December 31, 2022, the Company has reclassified $4 million from accumulated other comprehensive loss and recognized it as a credit to interest expense. Further, the Company has determined that the new interest rate swap contract will be designated as a cash flow hedge that is highly effective at offsetting the increases in cash outflows when three-month LIBOR exceeds 3.6858%. Changes in the fair value of the interest rate swap, net of tax, are recognized in other comprehensive income and are reclassified out of accumulated other comprehensive income (loss) and into interest expense when the hedged interest obligations affect earnings.

In February 2023, the Company further entered into another interest rate swap agreement for a notional principal amount of debt of $300 million. See note 29 - Subsequent Events.

Warrants and Earnout Shares

As a result of the Business Combination, GBTG has issued and outstanding Earnout Shares (see note 21 – Earnout Shares). For a period from the date of the Business Combination until October 2022, the Company also had warrants issued and outstanding, which were exchanged for Class A shares in October 2022 (see note 20 – Warrants). The public and private warrants and non-employee Earnout Shares are considered as derivative liabilities under ASC 815 and classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2022, there are no warrants issued and outstanding and approximately 15 million of non-employee Earnout Shares are issued and outstanding. The following table presents the balance sheet location and fair value of the Company’s derivative instruments, on a gross basis, under ASC 815:

	Balance sheet	As of	As of
(in $millions)	location	December 31, 2022	December 31, 2021
Derivatives designated as hedging instruments
Interest rate swaps	Other non-current assets	$10	—
Derivatives not designated as hedging instruments
Earnout Shares	Earnout derivative liabilities	$90	—
		$100	—

The table below presents the impact of changes in fair values of derivatives on other comprehensive loss and on net loss:

	Amount of gain/(loss) recognized in				Amount of gain/(loss) recognized in
	other comprehensive loss				statements of operations
	Year ended				Year ended
	December 31			Statement of	December 31
	2022	2021	2020	operations location	2022	2021	2020
Derivatives designated as hedging instruments
Interest rate swap	$32	—	—	NA	—	—	—
Interest rate swap reclassed to statement of operations	(4)	—	—	Interest expense	$4	—	—
Derivatives not designated as hedging instruments
Earnout Share	NA	—	—	Fair value movement on earnouts and warrants derivative liabilities	10	—	—
Warrants	NA	—	—	Fair value movement on earnouts and warrants derivative liabilities	(2)	—	—
					$12	—	—

During the year ended December 31, 2022, the Company has reclassified $4 million from accumulated other comprehensive loss and recognized it as a credit to interest expense. The total net gain of $8 million on the interest rate swap contract is expected to be reclassified to net earnings as a credit to interest expense within the next 12 months.

(26)    Fair Value Measurements

Financial instruments which are measured at fair value, or for which a fair value is disclosed, are classified in the fair value hierarchy, as outlined below, on the basis of the observability of the inputs used in the fair value measurement:

Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

Level 2 — Valuations based on quoted prices in active markets for similar assets or liabilities, quoted prices in non-active markets or for which all significant inputs, other than quoted prices, are observable either directly or indirectly, or for which unobservable inputs are corroborated by market data.

Level 3 — Valuations based on inputs that are unobservable and significant to overall fair value measurement.

As of December 31, 2022, the Company’s financial assets and liabilities recorded at fair value on a recurring basis consist of its derivative instruments— interest rate swap and non-employee Earnout Shares. The fair value of the Company’s interest rate swap has been calculated using a discounted cash flow analysis by taking the present value of the fixed and floating rate cash flows utilizing the

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

appropriate forward LIBOR and/or SOFR curves and the counterparty’s credit risk, which was determined to be not material. The fair value of non-employee Earnout Shares is determined using Monte Carlo valuation method.

Presented below is a summary of the gross carrying value and fair value of the Company’s assets and liabilities measured at a fair value on a recurring basis:

		As of
	Fair Value	December 31,	December 31,
(in $ millions)	Hierarchy	2022	2021
Interest rate swaps	Level 2	$10	$—
Non-employee Earnout Shares	Level 3	$90	—

The fair value of each Earnout Share (both employee and non-employee) was estimated using the Monte Carlo Option Pricing Method. Inherent in the Monte Carlo Option Pricing Method are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimated the volatility of the Earnout Shares based on implied volatility from historical volatility of select peer companies’ common stock that matches the expected remaining life of the Earnout Shares. The risk-free interest rate was based on the U.S. Treasury zero-coupon yield curve for a maturity similar to the expected remaining life of the Earnout Shares. The expected life of the Earnout Shares was assumed to be equivalent to their remaining contractual term. The Company anticipated the dividend rate will remain at zero.

The following table presents the assumptions used for the initial measurement of the Earnout Shares on May 27, 2022 and to remeasure the fair value of outstanding non-employee earnout shares liabilities as of December 31, 2022:

	As of
	December 31,	May 27,
	2022	2022
Stock price ($)	$6.75	$7.39
Risk-free interest rate	4.06%	2.81%
Volatility	42.5%	37.5%
Expected term (years)	4.4	5.0
Expected dividends	0.0%	0.0%

Fair value ($) (per Earnout Share – Tranche 1)	$4.30	$4.82
Fair value ($) (per Earnout Share – Tranche 2)	$3.58	$3.98

During the period public warrants were outstanding, they were valued using quoted market prices on the New York Stock Exchange under the ticker GBTG.WS and were included in Earnouts and warrants derivative liabilities on the consolidated balance sheets. As of May 27, 2022, the price per public warrant was $1.33.

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On the closing date of the Business Combination, the fair value of private warrants was estimated using the Black-Scholes option pricing method. Inherent in the Black Scholes option pricing method are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimated the volatility of the private warrants based on implied volatility from historical volatility of select peer companies’ common stock that matches the expected remaining life of the private warrants. The risk-free interest rate was based on the U.S. Treasury zero-coupon yield curve for a maturity similar to the expected remaining life of the private warrants. The expected life of the private warrants was assumed to be equivalent to their remaining contractual term. The Company anticipated the dividend rate will remain at zero. The following table presents the assumptions used for the initial measurement of the private warrants on May 27, 2022.

May 27,
2022
Stock price ($)	$7.39
Exercise price ($)	$11.50
Risk-free interest rate	2.70%
Volatility	37.5%
Expected term (years)	5.00
Expected dividends	0.00%

Fair value ($) (per private warrant)	$1.68

The following table presents changes in Level 3 financial liabilities measured at fair value for the period from the date of closing of the Business Combination, May 27, 2022, to December 31, 2022:

	Non-employee	Private
	Earnout Shares	warrants
As of date of Business Combination - May 27, 2022	$100	$21
Change in fair value	(10)	(2)
Transferred to level 2	—	(19)
Balance as of December 31, 2022	$90	$—

The Company does not measure its debt at fair value in its consolidated balance sheets. Where the fair value of the Company’s long-term debt is determined based on quoted prices for identical or similar debt instruments when traded as assets, it is categorized within Level 2 of the fair value hierarchy. Where quoted prices are not available, fair value is estimated using discounted cash flows and market-based expectation of interest rates, credit risks and contractual term of the debt instruments and is categorized within Level 3 of the fair value hierarchy.

The fair values of the Company’s outstanding senior secured term loans are as follows:

		As of		As of
	Fair	December 31, 2022		December 31, 2021
	Value	Carrying	Fair	Carrying	Fair
(in $ millions)	Hierarchy	amount (1)	Value	amount (1)	Value
Senior secured initial term loans	Level 2	$235	$220	$236	$233
Senior secured tranche B-3 term loans	Level 3	$987	$1,017	$787	$800
(1)	Outstanding principal amount of the relevant class of senior secured term loans less unamortized debt discount and debt issuance costs with respect to such loans.

The carrying amounts of cash and cash equivalents, accounts receivable, other current assets, accounts payable, and accrued expenses and other current liabilities approximate fair value due to the short-term maturities of these assets and liabilities.

Certain assets and liabilities, including long-lived assets, goodwill and other intangible assets, are measured at fair value on a non-recurring basis.

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(27)    Related Party Transactions

The following summaries relate to certain related party transactions entered into by the Company with certain of its shareholders, its shareholders affiliates and the Company’s affiliates.

Advisory Services Agreement

Certares Management Corp. (“Certares”), an indirect equity owner of the Company, provides certain advisory services to the Company for which fees of approximately $1 million, $2.5 million and $2.5 million were incurred for each of the years ended December 31, 2022, 2021 and 2020, respectively. As of December 31, 2022 and 2021, the Company had $5 million and $4 million as amounts payable to Certares under this agreement. This agreement terminated upon the closing of the Business Combination.

Commercial Agreements

The Company has various commercial agreements with the affiliates of Amex Coop. In respect of such agreement, included in the operating costs are costs of approximately $24 million, $10 million and $12 million for the year ended December 31, 2022, 2021 and 2020, respectively. Revenues also include revenue from affiliates of Amex Coop of approximately $21 million, $19 million and $21 million for the years ended December 31, 2022, 2021 and 2020, respectively. Amounts payable to affiliates of Amex Coop under these agreements as of December 31, 2022 and December 31, 2021, were $24 million and $16 million, respectively. Amounts receivable from affiliates of Amex Coop under these agreements was $15 million as of both December 31, 2022 and December 31, 2021, respectively. Effective upon, the closing of the Business Combination, the parties amended the terms of certain of these commercial arrangements.

Apart from above, there are certain tax indemnity (see note 4 – Income Taxes) between the Company and affiliates of Amex Coop. Amounts payable to affiliates of Amex Coop in respect of such agreements was $2 million as of both December 31, 2022 and 2021.

License of American Express Marks

GBT US LLC, a wholly owned subsidiary of GBTG, entered into a trademark license agreement with an affiliate of Amex Coop pursuant to which GBT US LLC was granted a license to use, and the right to sublicense to certain subsidiaries of GBTG the right to use, the American Express trademarks used in the American Express Global Business Travel and American Express Meetings & Events brands for business travel, business consulting and meetings and events businesses on a royalty-free, exclusive, non- assignable, non-sublicensable (other than as set out in the trademark license agreement), and worldwide basis.

Effective upon closing of the Business Combination, GBT Travel Services UK Limited (“GBT UK”), an indirect wholly owned subsidiary of GBTG, and an affiliate of Amex Coop, entered into a long-term, 11-year amended and restated trademark license agreement (unless earlier terminated or extended) pursuant to which GBT UK was granted an exclusive, non-assignable, worldwide, royalty-free license to use, and the right to sublicense to all wholly owned operating subsidiaries of GBTG and other permitted sublicensees the right to use, the American Express trademarks used in the American Express Global Business Travel brand, and the American Express GBT Meetings & Events brands for business travel, meetings and events, business consulting and other services related to business travel (“Business Travel Services”). The amended and restated trademark license agreement also provides GBTG the flexibility to operate non-Business Travel Services businesses under brands that do not use any trademarks owned by American Express, subject to certain permissibility and other requirements.

Exchange Agreement

See note 9 - Reverse Recapitalization for further discussion of the Exchange Agreement.

New Shareholders Agreement

At the closing of the Business Combination, GBTG, GBT JerseyCo and the Continuing JerseyCo Owners entered into a Shareholders Agreement (the “New Shareholders Agreement”). The New Shareholders Agreement sets forth various restrictions,

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

limitations and other terms concerning the transfer of equity securities of GBTG and GBT JerseyCo by the parties thereto (other than, in most circumstances, the A ordinary shares of GBT JerseyCo). Among other matters, and subject to certain terms, conditions and exceptions, the Shareholders Agreement prohibits each Continuing JerseyCo Owner, severally and not jointly, from effecting transfers of such equity securities to certain specified restricted persons, as well as transfers that would violate applicable securities laws or cause GBT JerseyCo to be treated other than as a pass-through entity for U.S. federal income tax purposes.

The New Shareholders Agreement specifies the initial composition of the GBTG Board, effective immediately upon the closing and sets out the composition and appointment of the GBTG Board. The New Shareholders Agreement will also require (subject to certain specified conditions and exceptions including those described below) the approval of each Continuing JerseyCo Owner for GBTG or its subsidiaries to take certain actions, including: (i) the redemption, cancellation or repayment of any equity securities of GBTG or GBT JerseyCo, other than on a pro rata basis from all shareholders; (ii) dividends or distributions, other than on a pro rata basis; (iii) any share exchanges, splits, combinations and similar actions with respect to one or more, but not all, classes or series of GBTG or GBT JerseyCo shares; (iv) amendments to GBT JerseyCo’s organizational documents that relate specifically and solely to rights, priorities and privileges of the B ordinary shares or the C ordinary shares of GBT JerseyCo, as applicable; or (v) any agreement or commitment to do any of the foregoing. Further, the New Shareholders Agreement also provides for various provisions for shareholder rights, termination of such rights, cash distributions to satisfy tax liabilities of the GBT JerseyCo’s shareholders, etc. subject to certain terms and conditions as set out in the agreement.

Commercial and Operating Agreements with Expedia

In connection with the acquisition of Egencia, on November 1, 2021, an affiliate of GBT and an affiliate of Expedia entered into a ten-year term marketing partner agreement to provide the GBT’s business clients with access to Expedia group hotel content (the “EPS Agreement”). The EPS Agreement requires an affiliate of Expedia to meet certain competitiveness thresholds with respect to the Expedia group hotel content offered to the Company and requires the Company to satisfy certain share of wallet commitments to the affiliate of Expedia (including the making of cash shortfall payments in the event of share of wallet failure, subject to offset based on outperformance by the Company in subsequent periods). The Company’s share of wallet obligations are subject to adjustment for future acquisitions and dispositions and the failure of the affiliate of Expedia to meet agreed competitiveness thresholds. As a result of the above agreement, the Company recognized revenue of $130 million and $8 million for the period ended December 31, 2022 and 2021, respectively. As of December 31, 2022 and 2021, the Company had a $18 million and $4 million receivable from the affiliate of Expedia, respectively.

As part of the Egencia acquisition, on November 1, 2021, GBT UK entered into a Transition Services Agreement with Expedia, Inc. (the “Egencia TSA”), pursuant to which Expedia, Inc. (an affiliate of Expedia) and its affiliates provide certain transition services to GBT UK and its affiliates to facilitate an orderly transfer of Egencia from Expedia to GBT. The initial term of the Egencia TSA is 18 months. The initial term of each service is set forth in the Egencia TSA, and the term of certain services is subject to extension under certain circumstances. GBT UK has the right to terminate services for convenience upon prior written notice to Expedia, Inc. For services provided by Expedia to Egencia prior to the Egencia acquisition, pricing under the Egencia TSA is determined in the same manner as pricing for such services was historically determined by Expedia, Inc. For services that were not provided by Expedia, Inc. to Egencia prior to the Egencia acquisition, in general pricing is equal to the cost of providing such services. For the period ended December 31, 2022 and 2021, the total cost charged to the Company was approximately $34 million and $8 million that was included in the Company’s consolidated statements of operations. As of both December 31, 2022 and 2021, the Company had a payable to Expedia Inc. of $8 million. Further, as of December 31, 2022 and 2021, Egencia had a net receivable of $4 million and a net payable of $16 million to Expedia, respectively, on account of net cash settled on behalf of or on Egencia’s behalf by Expedia during the respective years.

During the year ended December 31, 2022, the Company recognized a charge of $19 million in its statement of operations for a loss contingency as it became probable that the Company will pay the amount to Expedia for a contingent event that existed as of the Egencia acquisition date. As of December 31, 2022, the Company has a payable of $15 million to Expedia.

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(28)    Segment Information

Reportable segments are determined based upon the Company’s internal organizational structure; the manner in which the Company’s operations are managed; the criteria used by the Company’s Chief Executive Officer, who is also the Company’s Chief Operating Decision Maker (“CODM”), to evaluate segment performance; the availability of separate financial information utilized on a regular basis by the CODM to assess financial performance and to allocate resources; and overall materiality considerations. All significant operating decisions are based on analysis of the Company as a single global business. The Company has determined it has three operating segments, Business Travel, Meetings and Events, and Egencia that have been aggregated and presented as one reportable segment due to their similar economic characteristics, nature of services provided, type of customers, methods used to provide services and regulatory environment.

The financial measures which the Company’s CODM uses to evaluate the performance of the Company are net revenue and Adjusted EBITDA, which is defined as net income (loss) before interest income, interest expense, benefit from (provision for) income taxes, and depreciation and amortization and further excluding costs that management believes are non-core to the underlying business of the Company including restructuring costs, integration costs, costs related to mergers and acquisitions, non-cash equity-based compensation, certain corporate costs, foreign currency gains (losses), non-service components of net periodic pension benefit (cost) and gains (losses) on disposal of business. The CODM also regularly reviews revenue by transaction type – Travel Revenue and Products and Professional Services Revenue (see note 3 – Revenue from Contracts with Customers).

The Company maintains operations in the United States, United Kingdom and other international territories. The table below presents the Company’s revenue and long-lived assets, comprising property and equipment, net, and operating lease ROU assets, by geographic location:

(in $ millions)	United States	United Kingdom	All other countries	Total
Revenue
Year ended December 31, 2022	$672	$687	$492	$1,851
Year ended December 31, 2021	$226	$276	$261	$763
Year ended December 31, 2020	$191	$314	$288	$793
Long-lived assets
As of December 31, 2022	$123	$68	$85	$276
As of December 31, 2021	$100	$76	$99	$275
As of December 31, 2020	$38	$93	$118	$249

The geographical determination of revenue is based on the jurisdiction of the legal entity contracting with the customer. No single customer accounted for 10 percent or more of the Company’s revenue for the years ended December 31, 2022, 2021 and 2020. Similarly, no single customer accounted for 10 percent or more of the accounts receivable balance as of December 31, 2022 and 2021.

GLOBAL BUSINESS TRAVEL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(29)    Subsequent Events

Amendment of Senior Secured Credit Agreement

On January 25, 2023, the senior secured credit agreement (see note 16 – Long-term Debt) was amended to provide for additional term loans in an aggregate principal amount equal to $135 million (the “New Loans”). The Company intends to use the proceeds from the New Loans for general corporate purposes. The New Loans have substantially the same terms as the existing loans under the senior secured credit agreement’s tranche B-3 term facility. The amendment also extended the maturity of the senior secured revolving credit facility from August 2023 to September 2026, subject to a springing maturity provision. The senior secured revolving credit facility will automatically terminate on May 14, 2025 if the senior secured initial term loans have not been refinanced, replaced or extended (with a resulting maturity date that is December 16, 2026 or later) or repaid in full prior to May 14, 2025. Additionally, the amendment suspended the financial covenant restriction on the draw-down of the revolving credit facility until July 1, 2024, and replaced it with certain other borrowing conditions. Subject to meeting such borrowing conditions, the Company can draw-down the entire $50 million of revolving credit facility.

The amendment replaced LIBOR with SOFR as the benchmark rate applicable to each of the senior secured tranche B-3 term loan facility and the senior secured revolving credit facility and increased the applicable interest rate margins under such facilities. The New Loans and the existing loans under the senior secured tranche B-3 term loan facility will accrue interest at a variable interest rate based on SOFR plus a leverage-based margin ranging from 5.25% to 6.75% per annum, and loans under the senior secured revolving credit facility will accrue interest at a variable interest rate based on SOFR plus a leverage-based margin ranging from 4.75% to 6.25% per annum. A SOFR floor of 1.00% applies to the New Loans and each of the senior secured tranche B-3 term loan facility and the senior secured revolving credit facility.

Restructuring

On January 24, 2023, the Company announced changes to its internal operating model and expects to incur total pre-tax restructuring and related charges of approximately $20 million to $25 million during the year ending December 31, 2023 in connection with the costs associated with implementing these changes, substantially all of which represent future cash expenditures for the payment of severance and related benefits costs resulting from reduction in workforce. This strategic realignment and related actions are expected to be substantially complete by the end of the second quarter of 2023.

MIP Exchange Offer

In December 2022, the Company initiated an exchange offer which provided eligible participants with the opportunity to tender their underwater GBTG MIP Options for new RSUs calculated in a manner as set out in the exchange offer.

The exchange offer expired on January 26, 2023. Pursuant to the terms of exchange offer, 10,088,754 GBTG MIP Options were cancelled and the Company granted 4,817,142 new RSUs in respect of the cancelled GBTG MIP Options. In addition, 2,699,885 GBTG MIP Options were automatically exercised as required by the terms of the exchange offer. The new RSUs were granted under the 2022 Plan and vest one-third on each of the first three anniversaries of the grant date, generally subject to continued employment by the participant through the applicable vesting date and other such terms and conditions as set forth in the applicable restricted stock unit award agreement.

Interest Rate Swap Contract

In February 2023, in order to mitigate the financial impact of expected increases in interest rates, the Company entered into an interest rate swap for a notional amount of $300 million of debt for a period covering from March 2023 to March 2027. The terms of the agreement require the Company to receive a variable rate of 3 months U.S SOFR, with a floor of 0.9%, and pay fixed rate of 4.295%.

GLOBAL BUSINESS TRAVEL GROUP, INC.

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

DECEMBER 31, 2022, 2021 AND 2020

		Charged to
	Balance at	expense or	Write-offs
	beginning	other	and other	Balance at
(in $ millions)	of year	accounts	adjustments	end of year
Allowance for credit losses
Year ended December 31, 2022	$4	$23	$(4)	$23
Year ended December 31, 2021	$14	$(5)	$(5)	$4
Year ended December 31, 2020	$11	$4	$(1)	$14
Valuation allowance for deferred tax assets
Year ended December 31, 2022	$116	$14	$(6)	$124
Year ended December 31, 2021	$119	$(1)	$(2)	$116
Year ended December 31, 2020	$88	$31	$—	$119

GLOBAL BUSINESS TRAVEL GROUP, INC.

ISSUANCE OF UP TO 21,402,684 SHARES OF CLASS A COMMON STOCK

AND

RESALE OF UP TO 466,649,054 SHARES OF CLASS A COMMON STOCK

BY THE SELLING SECURITYHOLDERS

PROSPECTUS

, 2023

You should rely only on the information contained in this prospectus or any supplement or amendment hereto. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus or any supplement or amendment hereto is accurate as of any date other than the date of this prospectus or any such supplement or amendment. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by us in connection with the issuance and distribution of the shares of Class A Common Stock being registered by this registration statement. All amounts shown are estimates except for the SEC registration fee.

We will bear all costs, expenses and fees in connection with the registration of the securities. Selling Securityholders, however, will bear all brokers and underwriting commissions and discounts, if any, attributable to their sale of the securities.

Amount Paid or to Be Paid
SEC registration fee		$583,685.35
Legal fees and expenses		*
Accounting fees and expenses		*
Financial printing and miscellaneous expenses		*
Total	$	*
*	Estimates not presently known

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”), provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s certificate of incorporation provides for indemnification by the Registrant of members of its board of directors, members of committees of its board of directors and of other committees of the Registrant, and its executive officers, and allows the Registrant to provide indemnification for its other officers and its agents and employees, and those serving another corporation, partnership, joint venture, trust or other enterprise at the request of the Registrant, in each case to the maximum extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides for such limitation of liability.

Additionally, our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into separate indemnification agreements with our directors and executive officers. These agreements, among other things, require us to indemnify our directors and executive officers for certain liabilities and expenses, reasonable attorneys’ fees and all other direct or indirect costs, expenses and obligations, including judgments, fines, penalties, interest, appeal bonds, amounts paid in settlement with the approval of the Company, counsel fees and disbursements (including, without limitation, experts’ fees, court costs, retainers, appeal bond premiums, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) and other fees (including, among others, witness fees, travel expenses and fees of private investigators and professional advisors, actually paid or incurred in connection with investigating, prosecuting, defending, being a witness in or participating in any Claim relating to any Indemnifiable Event (as such terms are defined in each indemnification agreement)) incurred by a director or executive officer in any action or proceeding related to the fact that such person is or was a director, officer or fiduciary of the Company, or is or was serving on behalf of the Company or at the request of the Company as a director, officer or fiduciary or similar capacity, of another company The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third- party claims against us and may reduce the amount of money available to us.

Item 15. Recent Sales of Unregistered Securities

Egencia Equity Contribution Agreement

On April 19, 2023, GBTG issued 413,668 shares of Class A Common Stock to Expedia in satisfaction of certain obligations owed by GBT JerseyCo to Expedia under the Egencia Equity Contribution Agreement. A maximum of $15 million (based on a volume-weighted average price over a period prior to issuance) of Class A Common Stock (including the April 19, 2023 issuance) may be issued to Expedia from time to time in satisfaction of such obligations. The issuance was made in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Such securities constitute registrable securities under the Registration Rights Agreement.

PIPE Investment

As disclosed above, in connection with the Transactions and immediately prior to the Closing, a total of 32,350,000 shares of Class A Common Stock were issued for $323,500,000 in cash pursuant to the PIPE Subscription Agreements in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act.

Pursuant to the PIPE Subscription Agreements, GBTG is required to submit or file with the SEC, within (i) 30 calendar days after the Closing or (ii) 90 calendar days following GBTG’s most recent fiscal year end if audited financials for the year ended December 31, 2021 are required to be included, a registration statement on Form S-1 or Form S-3, as applicable (“Shelf”), covering the resale of the Class A Common Stock issued pursuant to the PIPE Subscription Agreements and to use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) 60 calendar days (or 90 calendar days if the SEC notifies us that it will “review” the Shelf) after the filing thereof and (ii) the 10th business day after the date we are notified (orally or in writing, whichever is earlier) by the SEC that the Shelf will not be “reviewed” or will not be subject to further review.

Other Subscriptions and Distributions

The information set forth in “Certain Relationships and Related Party Transactions — GBT Related Party Transactions — Subscriptions and Distribution Agreements” is incorporated herein by reference. In connection with the Closing, the Company issued 394,448,481 shares of Class B Common Stock to the Continuing JerseyCo Owners.

GBT JerseyCo B Ordinary Share Exchange

The information set forth in “Certain Relationships and Related Party Transactions — GBT Related Party Transactions — Exchange Agreement” is incorporated herein by reference.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit No.	Description
2.1

Business Combination Agreement, dated as of December 2, 2021, by and between Apollo Strategic Growth Capital and GBT JerseyCo Limited (incorporated by reference to Exhibit 2.1 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-261820), filed with the SEC on December 21, 2021).

3.1

Certificate of Incorporation of Global Business Travel Group, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-265748), filed with the SEC on June 21, 2022).

3.2	Bylaws of Global Business Travel Group, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-1 (Reg. No. 333-265748), filed with the SEC on June 21, 2022).

Exhibit No.	Description
10.1

Form of PubCo Subscribed Ordinary Shares Subscription Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-261820), filed with the SEC on December 21, 2021).

10.2

Form of PubCo Class B Common Stock Subscription Agreement (incorporated by reference to Exhibit 10.2 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-261820), filed with the SEC on December 21, 2021).

10.3

Form of PubCo Class B Common Stock Distribution Agreement, by and among GBT JerseyCo Limited, American Express Travel Holdings Netherlands Coöperatief U.A., Juweel Investors (SPC) Limited and EG Corporate Travel Holdings LLC (incorporated by reference to Exhibit 10.11 of the Company’s Registration Statement on Form S-4 (Reg. No. 333- 261820), filed with the SEC on December 21, 2021).

10.4

Form of PIPE Subscription Agreement, dated December 2, 2021, by and between Apollo Strategic Growth Capital and certain institutional and accredited investors (incorporated by reference to Exhibit 10.3 of the Company’s Registration Statement on Form S-4 (Reg. No. 333- 261820), filed with the SEC on December 21, 2021).

10.5

Form of Amended & Restated Registration Rights Agreement entered into by and among Global Business Travel Group, Inc., APSG Sponsor, L.P. and the other parties thereto (incorporated by reference to Exhibit 10.10 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-261820), filed with the SEC on December 21, 2021).

10.6

Sponsor Support Agreement, dated as of December 2, 2021, by and among APSG Sponsor, L.P., certain directors and officers of Apollo Strategic Growth Capital and GBT JerseyCo Limited (incorporated by reference to Exhibit 10.5 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-261820), filed with the SEC on December 21, 2021).

10.7

Form of Exchange Agreement, by and among Global Business Travel Group, Inc., GBT JerseyCo Limited and equityholders of GBT JerseyCo Limited (incorporated by reference to Exhibit 10.7 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-261820), filed with the SEC on December 21, 2021).

10.7.1

Letter Agreement (Exchange Agreement), dated November 9, 2022, by and among Global Business Travel Group, Inc., GBT JerseyCo Limited, American Express Travel Holdings Netherlands Coöperatief U.A., Juweel Investors (SPC) Limited and EG Corporate Travel Holdings LLC (incorporated by reference to Exhibit (d)(10) of the Company’s Tender Offer Statement on Schedule TO-I, filed with the SEC on December 13, 2022).

10.8∧

Form of Shareholders Agreement by and among by and among Global Business Travel Group, Inc., GBT JerseyCo Limited, American Express Travel Holdings Netherlands Coöperatief U.A., Juweel Investors (SPC) Limited and EG Corporate Travel Holdings LLC (incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-261820), filed with the SEC on December 21, 2021).

10.8.1

Letter Agreement (Shareholders Agreement), dated November 17, 2022, by and among Global Business Travel Group, Inc., GBT JerseyCo Limited, American Express Travel Holdings Netherlands Coöperatief U.A., Juweel Investors (SPC) Limited and EG Corporate Travel Holdings LLC (incorporated by reference to Exhibit (d)(12) of the Company’s Tender Offer Statement on Schedule TO-I, filed with the SEC on December 13, 2022).

10.9†

Credit Agreement, dated as of August 13, 2018, by and among GBT Group Services B.V., as borrower, GBT III B.V., as a loan party, Morgan Stanley Senior Funding, Inc., as administrative agent and as collateral agent, and the lenders and L/C issuers from time to time party thereto (incorporated by reference to Exhibit 10.12 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-261820), filed with the SEC on December 21, 2021).

10.9.1

Amendment, Consent and Waiver Agreement, dated as of December 5, 2019, among GBT Group Services B.V., as borrower, its affiliates party thereto as guarantors, Morgan Stanley Senior Funding, Inc., as administrative agent and as collateral agent, and the lenders party thereto (incorporated by reference to Exhibit 10.13 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-261820), filed with the SEC on December 21, 2021).

10.9.2

Joinder Agreement, dated as of December 9, 2019, among GBT Group Services B.V., as borrower, GBT III B.V., as a loan party, GBT UK TopCo Limited, as the joining loan party, and Morgan Stanley Senior Funding, Inc., as administrative agent and as collateral agent (incorporated by reference to Exhibit 10.14 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-261820), filed with the SEC on December 21, 2021).

10.9.3

Incremental Agreement and Reaffirmation, dated as of September 4, 2020, among GBT Group Services B.V., as borrower, its affiliates party thereto as guarantors, Morgan Stanley Senior Funding, Inc., as administrative agent and as collateral agent, and the lenders party thereto (incorporated by reference to Exhibit 10.15 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-261820), filed with the SEC on December 21, 2021).

10.9.4

Amendment Agreement, dated as of September 4, 2020, among GBT Group Services B.V., as borrower, its affiliates party thereto as guarantors, Morgan Stanley Senior Funding, Inc., as administrative agent and as collateral agent, and the lenders party thereto (incorporated by reference to Exhibit 10.16 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-261820), filed with the SEC on December 21, 2021).

Exhibit No.	Description
10.9.5†

Amendment, Incremental Agreement and Reaffirmation, dated as of January 20, 2021, among GBT Group Services B.V., as borrower, its affiliates party thereto as guarantors, Morgan Stanley Senior Funding, Inc., as administrative agent and as collateral agent, and the lenders party thereto (incorporated by reference to Exhibit 10.17 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-261820), filed with the SEC on December 21, 2021).

10.9.6

Refinancing Amendment No. 1, dated as of December 2, 2021, among GBT Group Services B.V., as borrower, its affiliates party thereto as guarantors, Morgan Stanley Senior Funding, Inc., as administrative agent and as collateral agent, and the lenders party thereto (incorporated by reference to Exhibit 10.18 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-261820), filed with the SEC on December 21, 2021).

10.9.7†

Amendment, Incremental Agreement and Reaffirmation, dated as of December 2, 2021, among GBT Group Services B.V., as borrower, its affiliates party thereto as guarantors, Morgan Stanley Senior Funding, Inc., as administrative agent and as collateral agent, and the lenders party thereto (incorporated by reference to Exhibit 10.19 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-261820), filed with the SEC on December 21, 2021).

10.9.8

Amendment, Incremental Agreement and Reaffirmation, dated as of January 25, 2023, among GBT Group Services B.V., as the borrower, the other loan parties and lenders party thereto, and Morgan Stanley Senior Funding, Inc., as administrative agent and as collateral agent (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the SEC on January 25, 2023).

10.10

Sponsor Side Letter, dated as of December 2, 2021, by and among Apollo Strategic Growth Capital, APSG Sponsor, L.P., certain directors and officers of Apollo Strategic Growth Capital and GBT JerseyCo Limited (incorporated by reference to Exhibit 10.6 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-261820), filed with the SEC on December 21, 2021).

10.10.1

Sponsor Side Letter Amendment, dated May 27, 2022, by and among Apollo Strategic Growth Capital, APSG Sponsor, L.P., certain directors and officers of Apollo Strategic Growth Capital and GBT JerseyCo Limited (incorporated by reference to Exhibit 10.7 of the Company’s Current Report on Form 8-K, filed with the SEC on June 3, 2022).

10.11+	Global Business Travel Group, Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.8 of the Company’s Current Report on Form 8-K, filed with the SEC on June 3, 2022).
10.12	Global Business Travel Group, Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.9 of the Company’s Current Report on Form 8-K, filed with the SEC on June 3, 2022).
10.13+

Global Business Travel Group, Inc. Management Incentive Plan, amended and restated as of May 27, 2022 (incorporated by reference to Exhibit 10.16 of the Company’s Current Report on Form 8-K, filed with the SEC on June 3, 2022).

10.14+	Global Business Travel Group, Inc. Annual Incentive Award Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the SEC on June 27, 2022).
10.15∧†

Form of Amended and Restated Trademark License Agreement, dated May 27, 2022, by and between American Express Travel Related Services Company, Inc. and GBT Travel Services UK Limited and, solely for the purposes of specified sections therein, GBT JerseyCo Limited, GBT US LLC, GBT III B.V. and Global Business Travel Group, Inc. (incorporated by reference to Exhibit 10.26 of the Company’s Registration Statement on Form S-4/A (Reg. No. 333-261820) filed with the SEC on April 18, 2022).

10.16∧†

Consumer Services Operating Agreement, dated as of June 30, 2014, by and between American Express Travel Related Services Company, Inc. and GBT Travel Services UK Limited (as assignee of GBT III B.V.), as amended (incorporated by reference to Exhibit 10.27 of the Company’s Registration Statement on Form S-4/A (Reg. No. 333-261820) filed with the SEC on April 18, 2022).

10.16.1∧†

First Amendment to Consumer Services Operating Agreement, dated as of December 31, 2015, by and between American Express Travel Related Services Company, Inc. and GBT III B.V. (incorporated by reference to Exhibit 10.27.1 of the Company’s Registration Statement on Form S-4/A (Reg. No. 333-261820) filed with the SEC on April 18, 2022).

10.16.2∧†

Second Amendment to Consumer Services Operating Agreement, dated as of July 24, 2017, by and between American Express Travel Related Services Company, Inc. and GBT III B.V. (incorporated by reference to Exhibit 10.27.2 of the Company’s Registration Statement on Form S-4/A (Reg. No. 333-261820) filed with the SEC on April 18, 2022).

10.16.3

Third Amendment to Consumer Services Operating Agreement, dated as of November 19, 2019, by and between American Express Travel Related Services Company, Inc. and GBT III B.V. (incorporated by reference to Exhibit 10.27.3 of the Company’s Registration Statement on Form S-4/A (Reg. No. 333-261820) filed with the SEC on April 18, 2022).

Exhibit No.	Description
10.16.4∧†

Form of Fourth Amendment to Consumer Services Operating Agreement, by and between American Express Travel Related Services Company, BT Inc. and G Travel Services UK Limited (as assignee of GBT III B.V.) (incorporated by reference to Exhibit 10.27.4 of the Company’s Registration Statement on Form S-4/A (Reg. No. 333-261820) filed with the SEC on March 22, 2022).

10.17∧†

Global Corporate Payments Operating Agreement, dated as of June 30, 2014, by and between American Express Travel Related Services Company, Inc., and GBT III B.V. (incorporated by reference to Exhibit 10.28 of the Company’s Registration Statement on Form S-4/A (Reg. No. 333-261820) filed with the SEC on April 18, 2022).

10.17.1∧†

Form of First Amendment to Global Commercial Services Operating Agreement, by and between American Express Travel Related Services Company, Inc., GBT III B.V. and GBT Travel Services UK Limited (incorporated by reference to Exhibit 10.28.1 of the Company’s Registration Statement on Form S-4/A (Reg. No. 333-261820) filed with the SEC on April 18, 2022).

10.18∧†

Travel & Lifestyle Services Operating Agreement, dated as of June 30, 2014, by and between American Express Travel Related Services Company, Inc. and GBT Travel Services UK Limited (as assignee of GBT III B.V.), as amended (incorporated by reference to Exhibit 10.29 of the Company’s Registration Statement on Form S-4/A (Reg. No. 333-261820), filed with the SEC on April 18, 2022).

10.18.1∧

First Amendment to the Travel & Lifestyle Services Operating Agreement, dated as of January 1, 2015, by and between American Express Travel Related Services Company, Inc. and GBT III B.V. (incorporated by reference to Exhibit 10.29.1 of the Company’s Registration Statement on Form S-4/A (Reg. No. 333-261820), filed with the SEC on April 18, 2022).

10.18.2

Second Amendment to the Travel & Lifestyle Services Operating Agreement, dated as of December 31, 2018, by and between American Express Travel Related Services Company, Inc. and GBT III B.V. (incorporated by reference to Exhibit 10.29.2 of the Company’s Registration Statement on Form S-4/A (Reg. No. 333-261820), filed with the SEC on April 18, 2022).

10.18.3

Third Amendment to the Travel & Lifestyle Services Operating Agreement, dated as of March 29, 2019, by and between American Express Travel Related Services Company, Inc. and GBT III B.V. (incorporated by reference to Exhibit 10.29.3 of the Company’s Registration Statement on Form S-4/A (Reg. No. 333-261820), filed with the SEC on April 18, 2022).

10.18.4

Fourth Amendment to the Travel & Lifestyle Services Operating Agreement, dated as of April 29, 2019, by and between American Express Travel Related Services Company, Inc. and GBT III B.V. (incorporated by reference to Exhibit 10.29.4 of the Company’s Registration Statement on Form S-4/A (Reg. No. 333-261820), filed with the SEC on April 18, 2022).

10.18.5∧†

Fifth Amendment to the Travel & Lifestyle Services Operating Agreement, dated as of January 1, 2020, by and between American Express Travel Related Services Company, Inc. and GBT III B.V. (incorporated by reference to Exhibit 10.29.5 of the Company’s Registration Statement on Form S-4/A (Reg. No. 333-261820), filed with the SEC on April 18, 2022).

10.18.6∧†

Sixth Amendment to the Travel & Lifestyle Services Operating Agreement, dated as of March 21, 2020, by and between American Express Travel Related Services Company, Inc. and GBT III B.V. (incorporated by reference to Exhibit 10.29.6 of the Company’s Registration Statement on Form S-4/A (Reg. No. 333-261820), filed with the SEC on April 18, 2022).

10.18.7∧†

Form of Seventh Amendment to Travel & Lifestyle Services Operating Agreement, dated as of May 27, 2022, by and between American Express Travel Related Services Company, Inc. and GBT Travel Services UK Limited (as assignee of GBT III B.V.) (incorporated by reference to Exhibit 10.29.7 of the Company’s Registration Statement on Form S-4/A (Reg. No. 333-261820), filed with the SEC on April 18, 2022).

10.19+

Employment Agreement, dated April 1, 2019, by and between GBT US LLC and Michael Qualantone (incorporated by reference to Exhibit 10.20 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-261820), filed with the SEC on March 22, 2022).

10.20+

Employment Contract, dated November 26, 2019, by and between GBT Travel Services UK Limited and Andrew Crawley (incorporated by reference to Exhibit 10.21 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-261820), filed with the SEC on December 21, 2021).

10.21+

Service Agreement, dated June 5, 2020, by and between GBT Travel Services UK Limited and Paul Abbott (incorporated by reference to Exhibit 10.22 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-261820), filed with the SEC on December 21, 2021).

Exhibit No.	Description
10.22+

Supplemental Severance Agreement, dated November 29, 2021, by and between GBT US LLC and Michael Qualantone (incorporated by reference to Exhibit 10.23 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-261820), filed with the SEC on March 22, 2022).

10.23+

Supplemental Severance Agreement, dated December 2, 2021, by and between GBT Travel Services UK Limited and Andrew Crawley (incorporated by reference to Exhibit 10.24 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-261820), filed with the SEC on December 21, 2021).

10.24+

Supplemental Severance Agreement, dated December 2, 2021, by and between GBT Travel Services UK Limited and Paul Abbott (incorporated by reference to Exhibit 10.25 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-261820), filed with the SEC on December 21, 2021).

10.25+

Form of Time-Based Option Award Agreement under the Global Business Travel Group, Inc., Management Incentive Plan (incorporated by reference to Exhibit 10.17 of the Company’s Current Report on Form 8-K, filed with the SEC on June 3, 2022).

10.26+

Form of Time-Based Option Grant Agreement (United Kingdom) under the GBT JerseyCo Limited Amended and Restated Management Incentive Plan (incorporated by reference to Exhibit 10.34 of the Company’s Registration Statement on Form S-4/A (Reg. No. 333-261820) filed with the SEC on March 22, 2022).

10.27+

Form of Time-Based Option Grant Agreement (United States) under the GBT JerseyCo Limited Amended and Restated Management Incentive Plan (incorporated by reference to Exhibit 10.35 of the Company’s Registration Statement on Form S-4/A (Reg. No. 333-261820) filed with the SEC on March 22, 2022).

10.28+

Form of Time-Based Option Grant Agreement under the GBT JerseyCo Limited Management Incentive Plan (incorporated by reference to Exhibit 10.36 of the Company’s Registration Statement on Form S-4/A (Reg. No. 333-261820) filed with the SEC on March 22, 2022).

10.29+

Form of Time-Based Restricted Stock Unit Award Agreement (Executive Leadership Team) under the Global Business Travel Group, Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.9 of the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 11, 2022).

10.30+

GBT JerseyCo Limited 2021 Executive Long-Term Cash Incentive Award Plan, effective as of November 5, 2021 (incorporated by reference to Exhibit 10.37 of the Company’s Registration Statement on Form S-4/A (Reg. No. 333-261820) filed with the SEC on March 22, 2022).

10.31+

Form of Award Agreement (United Kingdom) under the GBT JerseyCo Limited 2021 Executive Long-Term Cash Incentive Award Plan (incorporated by reference to Exhibit 10.38 of the Company’s Registration Statement on Form S-4/A (Reg. No. 333-261820) filed with the SEC on March 22, 2022).

10.32+

Form of Award Agreement (United States) under the GBT JerseyCo Limited 2021 Executive Long-Term Cash Incentive Award Plan (incorporated by reference to Exhibit 10.39 of the Company’s Registration Statement on Form S-4/A (Reg. No. 333-261820) filed with the SEC on March 22, 2022).

10.33+

GBT JerseyCo Limited 2020 Executive Long-Term Cash Incentive Award Plan, effective as of November 5, 2020 (incorporated by reference to Exhibit 10.40 of the Company’s Registration Statement on Form S-4/A (Reg. No. 333-261820) filed with the SEC on March 22, 2022).

10.34+

Form of Award Agreement (United Kingdom) under the GBT JerseyCo Limited 2020 Executive Long-Term Cash Incentive Award Plan (incorporated by reference to Exhibit 10.41 of the Company’s Registration Statement on Form S-4/A (Reg. No. 333-261820) filed with the SEC on March 22, 2022).

10.35+

Form of Award Agreement (United States) under the GBT JerseyCo Limited 2020 Executive Long-Term Cash Incentive Award Plan (incorporated by reference to Exhibit 10.42 of the Company’s Registration Statement on Form S-4/A (Reg. No. 333-261820) filed with the SEC on March 22, 2022).

10.36

Put Option Letter, dated as of May 4, 2021, among GBT JerseyCo Limited, Expedia, Inc. and Juweel Investors Limited (incorporated by reference to Exhibit 10.30 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-261820), filed with the SEC on December 21, 2021).

10.37

Equity Contribution Agreement, dated as of August 11, 2021, among GBT JerseyCo Limited, Expedia, Inc. and Juweel Investors Limited (incorporated by reference to Exhibit 10.31 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-261820), filed with the SEC on December 21, 2021).

10.38

Company Holders Support Agreement, dated as of December 2, 2021, by and among Apollo Strategic Growth Capital and the parties set forth on Schedule I thereto (incorporated by reference to Exhibit 10.32 of the Company’s Registration Statement on Form S-4/A (Reg. No. 333-261820) filed with the SEC on February 4, 2022).

10.39

Promissory Note, dated April 1, 2022, by and between the Company as the maker and the Sponsor as the payee (incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q, filed with the SEC on May 9, 2022).

Exhibit No.	Description
10.40	Form of Dealer Manager Agreement (incorporated by reference to Exhibit 10.32 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-267339), filed with the SEC on September 9, 2022).
10.41

Tender and Support Agreement, dated as of September 8, 2022, by and between the Company and Supporting Holders (incorporated by reference to Exhibit 10.33 of the Company’s Registration Statement on Form S-4 (Reg. No. 333-267339), filed with the SEC on September 9, 2022).

10.42

Amendment to the Warrant Agreement, dated October 12, 2022, by and between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the SEC on October 12, 2022).

10.43+

Form of New RSU Award Agreement (Executive Leadership Team) under the Global Business Travel Group, Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit (a)(1)(K) of the Company’s Tender Offer Statement on Schedule TO-I, filed with the SEC on December 13, 2022).

10.44+

Form of New RSU Award Agreement (Non-Executive Leadership Team) under the Global Business Travel Group, Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit (a)(1)(L) of the Company’s Tender Offer Statement on Schedule TO-I, filed with the SEC on December 13, 2022).

10.45+

Form of New RSU Award Agreement (Michael Qualantone) under the Global Business Travel Group, Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit (a)(1)(M) of the Company’s Tender Offer Statement on Schedule TO-I, filed with the SEC on December 13, 2022).

10.46+

Employment Transition and Separation Agreement by and between Michael Qualantone and GBT US LLC, dated December 9, 2022 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the SEC on December 13, 2022).

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 of the Company’s Annual Report on Form 10-K, filed with the SEC on March 21, 2023).
23.1*	Consent of KPMG LLP, independent registered public accounting firm of Global Business Travel Group, Inc.
24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 of the Company’s Registration Statement on Form S-1/A (Reg. No. 333-265748), filed with the SEC on July 19, 2022).
107	Filing Fee Table**
†	Certain of the exhibits and schedule to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5).
∧	Certain portions of these Exhibits have been omitted in accordance with Regulation S-K Item 601.
+	Management contract or compensatory plan or arrangement.
*	Filed herewith.
**	Previously filed.
(b)	Financial Statement Schedules

Reference is made to Schedule II—Valuation and Qualifying Accounts on Page F-58 hereof. All other financial statement schedules are omitted because they are not applicable or the amounts are immaterial and not required, or the required information is presented in the consolidated financial statements and notes thereto beginning on Page F-1 hereof.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(i)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to

Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;
(ii)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(iii)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(iv)	that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and
(v)	that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
1.	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
2.	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
3.	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on April 25, 2023.

GLOBAL BUSINESS TRAVEL GROUP, INC.

By:	/s/ Eric J. Bock
Eric J. Bock
Chief Legal Officer, Global Head of M&A and
Compliance and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Paul Abbott	Chief Executive Officer and Director	April 25, 2023
Paul Abbott	(Principal Executive Officer)
/s/ Martine Gerow	Chief Financial Officer (Principal	April 25, 2023
Martine Gerow	Financial Officer)
/s/ Chris Van Vliet	Controller	April 25, 2023
Chris Van Vliet	(Principal Accounting Officer)
*	Director	April 25, 2023
James Bush
*	Director	April 25, 2023
Gloria Guevara Manzo
*	Director	April 25, 2023
Eric Hart
*	Director	April 25, 2023
Raymond Donald Joabar
*	Director	April 25, 2023
Michael Gregory (Greg) O’Hara
*	Director	April 25, 2023
Richard Petrino

	Signature	Title	Date
	*	Director	April 25, 2023
Mohammed Saif S.S. Al-Sowaidi
	*	Director	April 25, 2023
Itai Wallach
	*	Director	April 25, 2023
Susan Ward
	*	Director	April 25, 2023
Kathleen Winters
*By:	/s/ Eric J. Bock
Eric J. Bock
Attorney-in-fact